UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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CUMULUS MEDIA INC.

(Name of Registrant as Specified In Its Charter)
N/A

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CUMULUS MEDIA INC.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 29, 2011

To the Stockholders of Cumulus Media Inc.:

The 2011 Annual Meeting of Stockholders of Cumulus Media Inc., a Delaware corporation (“Cumulus Media” or the “Company”), will be held at the Company’s offices, 3280 Peachtree Road, N.W., Atlanta, Georgia 30305, in the Boardroom located on the 23rd floor, on July 29, 2011 at 9:00 a.m., local time, for the following purposes:

(1) to approve an amendment and restatement of our Amended and Restated Certificate of Incorporation to, among other things, increase the total number of shares of authorized capital stock from 270,262,000 to 300,000,000, create a new class of non-voting common stock to be designated as the Class D common stock and eliminate certain rights applicable to our existing non-voting Class B common stock (the “Charter Amendment”);

(2) to approve the issuance of shares of our common stock pursuant to, and as contemplated by, the Exchange Agreement (defined herein) relating to Cumulus Media Partners, LLC (“CMP”), and the transactions contemplated thereby (collectively, the “CMP Transaction”), pursuant to which we will issue (a) shares of our Class A common stock and Class D common stock in exchange for all of the outstanding equity interests of CMP that we do not currently own (the “CMP Acquisition”), (b) shares of our Class D common stock upon the exercise of certain warrants (the “Warrant Exercise”) and (c) shares of our Class A common stock upon conversion of the shares of Class D common stock issued upon exercise of those warrants (the “Class D Conversions”);

(3) to elect Lewis W. Dickey, Jr., Ralph B. Everett, Eric P. Robison and David M. Tolley as directors for a one-year term;

(4) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011; and

(5) to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only holders of record of shares of the Company’s Class A common stock or Class C common stock at the close of business on June 17, 2011, are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof. A list of such stockholders will be open for examination by any stockholder at the time and place of the meeting.

Holders of a majority of the outstanding voting power represented by the shares of the Company’s Class A common stock and Class C common stock, voting together as a single class, must be present in person or by proxy in order for the meeting to be held. Our Board of Directors recommends that you vote FOR Items 1, 2, 3 and 4. Therefore, we urge you to date, sign and return the accompanying proxy card in the enclosed envelope whether or not you expect to attend the annual meeting in person. If you attend the meeting and wish to vote your shares personally, you may do so by validly revoking your proxy at any time prior to the voting thereof.

This notice, the proxy statement and the accompanying proxy card are being distributed to stockholders commencing on or about June 27, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 29, 2011

The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at www.cumulus.com/investors.aspx.

Lewis W. Dickey, Jr.
Chairman, President and Chief Executive Officer

June 27, 2011

i

INFORMATION REGARDING THE ANNUAL MEETING

Date, Time and Place of Annual Meeting

We are furnishing this proxy statement to the holders of our Class A common stock and our Class C common stock who held their shares at the close of business on June 17, 2011 (the “Record Date”), in connection with the solicitation of proxies by our Board of Directors for the annual meeting of stockholders to be held on July 29, 2011, at 9:00 a.m., local time, at our offices, 3280 Peachtree Road, N.W., Atlanta, Georgia 30305, in the Boardroom located on the 23rd floor, or at any adjournment or postponement of that meeting. A proxy statement is a document that regulations of the Securities and Exchange Commission (the “SEC”) require us to give you when we ask you to vote your shares of stock by proxy. At the meeting, stockholders will be asked to consider and vote on the items of business listed and described in this proxy statement. This proxy statement and the accompanying proxy card are being distributed to our stockholders commencing on or about June 27, 2011.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote

All holders of record of our Class A common stock and our Class C common stock as of the Record Date are entitled to receive notice of, and to vote at, the annual meeting. The presence, in person or by proxy, of holders of a majority of the voting power represented by outstanding shares of our Class A common stock and our Class C common stock, voting together as a single class, is required to constitute a quorum for the transaction of business.

Abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a bank, broker or other nominee) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Banks, brokers or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf on the proposals to approve the Charter Amendment, the issuance of shares of our common stock in connection with the CMP Transaction or the election of directors, but may vote their clients’ shares on the proposal to ratify the appointment of our independent registered public accounting firm.

A complete list of stockholders of record will be available for examination during the ten (10) day period prior to the annual meeting as well as at the annual meeting. As of the Record Date, there were 36,103,867 shares of our Class A common stock outstanding and 644,871 shares of our Class C common stock outstanding representing an aggregate of 42,552,577 votes.

Voting Rights; Vote Required for Approval

Holders of our Class A common stock are entitled to one vote for each share of Class A common stock held as of the Record Date. Holders of our Class C common stock are entitled to ten votes for each share of Class C common stock held as of the Record Date. Holders of shares of our Class A common stock and our Class C common stock will vote together as a single class on the matters to be voted upon at the annual meeting.

The approval of the Charter Amendment requires the affirmative vote of the holders of a majority of the votes of the issued and outstanding common stock entitled to vote on the proposal. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal.

The affirmative vote of a majority of the votes cast at the annual meeting is required (i) to approve the issuance of shares of our Class A common stock and Class D common stock in connection with the CMP Transaction, (ii) to elect the directors nominated to serve for a one-year term, and (iii) to ratify the appointment of our independent registered public accounting firm for 2011. Abstentions will have the same effect as a vote against these proposals, but broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters.

Voting and Revocation of Proxies

A proxy card for you to use in voting at the annual meeting accompanies this proxy statement. All properly executed proxies that are received prior to, or at, the annual meeting and not revoked will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR approval of the Charter Amendment, FOR approval of the issuance of shares of our Class A common stock and Class D common stock in connection with the CMP Transaction, FOR each of the director nominees for a one-year term, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by attending the annual meeting and voting in person. In addition, you may revoke any proxy you give at any time before the annual meeting by delivering a written statement revoking the proxy, or by delivering a duly executed proxy bearing a later date to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, so that it is received prior to the annual meeting, or at the annual meeting itself. If you have executed and delivered a proxy to us, your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy.

Solicitation of Proxies and Householding

We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

If you hold your shares in street name, your bank, broker or other nominee may participate in the practice of “householding” proxy soliciting material. This means that if you reside in the same household as other stockholders of record or beneficial owners of our common stock, you may not receive your own copy of our proxy materials, even though each stockholder received his or her own proxy card. If your household received one set of proxy materials and you are a stockholder of record who would like to receive additional copies of our proxy materials, you may request a duplicate set or single copy by contacting our Corporate Secretary at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. If you hold your shares in street name, please contact your bank, broker or other nominee directly to request a duplicate set of our proxy materials or to reduce the number of copies of our proxy materials that will be sent to your household.

Other Matters

Except for the votes on the proposals described in this proxy statement, no other matter is expected to come before the annual meeting. If any other business properly comes before the annual meeting, the persons named in the proxy will vote in their discretion to the extent permitted by law.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS REGARDING THE CHARTER AMENDMENT AND THE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK

Q.	Why is the Company seeking to issue additional shares of common stock?

A.	On January 31, 2011, we entered into an Exchange Agreement (the “Exchange Agreement”) with affiliates of Bain Capital Partners LLC (“Bain”), The Blackstone Group L.P. (“Blackstone”) and Thomas H. Lee Partners (“THL” and, together with Bain and Blackstone, the “CMP Sellers”). Pursuant to the Exchange Agreement, we agreed to (i) acquire all of the outstanding equity interests of CMP that we currently do not own in exchange for 3,315,238 shares of our Class A common stock and 6,630,476 shares of our Class D common stock and (ii) enter into an agreement with the holders of currently outstanding warrants (the “Radio Holdings Warrants”) to purchase 3,740,893 shares of common stock of CMP Susquehanna Radio Holdings Corp., an indirect wholly-owned subsidiary of CMP (“Radio Holdings”), which would amend the Radio Holdings Warrants to provide that, upon the closing of the CMP Acquisition, in lieu of being exercisable for shares of common stock of Radio Holdings, the Radio Holdings Warrants would instead be exercisable for an aggregate of 8,267,968 shares (subject to adjustment for rounding due to any fractional shares) of our Class D common stock. As a result of the transactions contemplated by the Exchange Agreement, CMP will become our wholly-owned subsidiary, the CMP Sellers will acquire shares of our common stock that are, or are convertible into shares that are, publicly tradeable rather than holding equity interests in a private company, and holders of the Radio Holdings Warrants will be entitled to acquire shares of our publicly-traded common stock rather than shares of our privately-owned subsidiary.

In accordance with the Exchange Agreement, on June 21, 2011, Radio Holdings, CMP Susquehanna Holdings Corp., a wholly-owned subsidiary of CMP and the parent company of Radio Holdings (“Radio Holdco”), Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”), and the holders of the requisite majority of the outstanding Radio Holdings Warrants entered into a written consent to an amendment and restatement of the existing warrant agreement governing the Radio Holdings Warrants (the “Radio Holdings Warrant Agreement”), dated as of March 26, 2009, among Radio Holdings, Radio Holdco and the Warrant Agent (as so amended and restated, the “Restated Warrant Agreement”). Pursuant to the Restated Warrant Agreement, which will be entered into and take effect on the date of closing of the CMP Acquisition, the outstanding Radio Holdings Warrants, which were originally exercisable for an aggregate of 3,740,893 shares of common stock of Radio Holdings, will instead become exercisable, commencing on the day following the date that is nine months after the closing of the CMP Acquisition (the “CMI Delivery Date”), for an aggregate of 8,267,968 shares (subject to adjustment for rounding due to any fractional shares) of our Class D common stock on the terms and subject to the conditions set forth in the Restated Warrant Agreement. The Radio Holdings Warrants, as amended and restated pursuant to the Restated Warrant Agreement, are referred to herein as the “CMP Warrants.”

Following the issuance of shares of our Class D common stock pursuant to the CMP Acquisition or upon a Warrant Exercise, such shares of Class D common stock will be convertible by their terms into shares of our Class A common stock at the times and in the manner described in this proxy statement under the heading “Proposal No. 1 — Description of Class D Common Stock — Convertibility of Class D Common Stock into Class A Common Stock.”

Q.	Where can I find more information about the CMP Transaction?

A.	We are including in this proxy statement a discussion of the material terms of the CMP Transaction, including the business and operations of CMP, because the issuance of our shares of common stock in connection therewith requires the approval of our stockholders. There are no “dissenters” or “appraisal” rights available to our stockholders in connection with CMP Acquisition or the issuance of the shares of our common stock in connection with the CMP Transaction.

Q.	Why is the Company seeking stockholder approval to issue shares of our common stock in connection with the CMP Transaction?

A.	Because our Class A common stock is listed on the NASDAQ Global Market, we are subject to the rules of the NASDAQ Stock Market LLC (the “NASDAQ Marketplace Rules”). Rule 5635 of the NASDAQ Marketplace Rules requires stockholder approval if a listed company issues common stock or securities convertible into or exercisable for common stock in connection with the acquisition of the stock or assets of another company that exceed 20% of the voting power or of the total shares outstanding on a pre-transaction basis. Rule 5635 also requires stockholder approval if a listed company issues common stock or securities convertible into, or exercisable for, common stock equal to 20% or more of the common stock or voting power outstanding before the issuance for less than the greater of book or market value of the stock.

In the CMP Transaction, we are proposing to issue 3,315,238 shares of our Class A common stock and 6,630,476 shares of our Class D common stock in connection with the CMP Acquisition, and up to 8,267,968 shares (subject to adjustment for rounding due to any fractional shares) of our Class D common stock upon the Warrant Exercise. Following the issuance of shares of Class D common stock in connection with the CMP Acquisition or upon the Warrant Exercise, we would issue shares of our Class A common stock upon any Class D Conversions. The aggregate amount of our common stock that we are proposing to issue in the CMP Transaction exceeds 20% of the number of shares of our common stock currently outstanding. Accordingly, we are asking the holders of shares of our common stock to consider and vote on approval of the issuance of shares of common stock in these transactions.

Q.	What will happen if stockholder approval is not obtained to issue the shares of common stock in connection with the CMP Transaction?

A.	Under the Exchange Agreement, receipt of stockholder approval of the issuance of the shares of common stock to the CMP Sellers pursuant to the CMP Acquisition is a condition to its consummation. If such approval is not obtained, we will not be able to consummate the CMP Acquisition. In addition, if such approval is not obtained, the Restated Warrant Agreement will not become effective, the Radio Holdings Warrants will remain outstanding and the amendments to the Radio Holdings Warrants pursuant to the Restated Warrant Agreement will not occur.

Q.	What will happen if the Company issues the shares of common stock in connection with the CMP Transaction?

A.	If our stockholders approve the issuance of shares of our common stock and the CMP Acquisition is consummated, Blackstone will receive 3,315,238 million shares of our Class A common stock and, in order to ensure compliance with broadcast ownership rules of the U.S. Federal Communications Commission (the “FCC”), Bain and THL will each receive 3,315,238 million shares of Class D common stock, which are non-voting shares. In exchange, each of Blackstone, Bain and THL will transfer to us their equity interests in CMP and CMP will become our wholly-owned subsidiary. In addition, upon the Warrant Exercise and assuming the Restated Warrant Agreement becomes effective, we will issue an aggregate of 8,267,968 shares of our Class D common stock (assuming all CMP Warrants are exercised). Each holder of shares of Class D common stock will be entitled at any time, or from time to time, to convert its shares into shares of Class A common stock on a share-for-share basis so long as at the time of conversion it is not a Disqualified Person (defined herein under “Proposal No. 1 — Description of Class D Common Stock — Convertibility of Class D Common Stock into Class A Common Stock”) and any required consent of any governmental authority has been obtained. As a result of the CMP Acquisition, Warrant Exercise and Class D Conversions (and assuming all CMP Warrants are exercised and shares of Class D common stock are converted in full), we would issue up to a total of 18,213,682 new shares of our Class A common stock, representing approximately 53.1% of the number of shares of our Class A common stock outstanding as of March 31, 2011.

Q.	Why is the Company creating the Class D common stock pursuant to the Charter Amendment?

A.	Certain of the CMP Sellers desired, for FCC regulatory reasons, to receive non-voting shares of our common stock pursuant to the CMP Acquisition. Prior to the Charter Amendment, we have authorized only one class of non-voting common stock, our Class B common stock. The Class B common stock has certain consent and approval rights set forth in our currently effective Amended and Restated Certificate of

Incorporation (the “Charter”) that we did not wish to extend to the CMP Sellers. As a result, we agreed instead to authorize and create the Class D common stock, which is generally non-voting and does not have voting rights except as provided under Delaware law.

Q.	Under what circumstances will the Company issue shares of Class D common stock?

A.	If our stockholders approve the Charter Amendment and the Charter as so amended and restated is filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and takes effect, the new Class D common stock will be created. If our stockholders approve the issuance of our common stock and the CMP Acquisition is consummated, we will issue a total of 6,630,476 shares of Class D common stock to Bain and THL. In addition, we may issue a total of 8,267,968 shares (subject to adjustment for rounding due to any fractional shares) of Class D common stock upon the Warrant Exercise. Shares of Class D common stock are convertible at any time, or from time to time, at the option of and without cost to the holder, into shares of Class A common stock on a share-for-share basis so long as the holder is not at the time of conversion a Disqualified Person, which is defined in the Charter as a person that would cause the Company to violate the rules of, or adversely affect the Company’s licenses from, the FCC, and any required consent of any applicable governmental authority has been obtained.

Q.	What will happen if stockholder approval is not obtained for the Charter Amendment?

A.	Pursuant to the Exchange Agreement, receipt of stockholder approval of the Charter Amendment, which is required under Delaware law, is a condition to the consummation of the CMP Acquisition. If such approval is not obtained, we will not be able to consummate the CMP Acquisition, the Restated Warrant Agreement will not become effective, the Radio Holdings Warrants will remain outstanding and the amendments to the Radio Holdings Warrants pursuant to the Restated Warrant Agreement will not occur.

Q.	How does the Board of Directors of Company recommend that I vote on the proposals to approve the Charter Amendment and the issuance of shares of common stock in connection with the CMP Transaction?

A.	Your Board of Directors recommends a vote FOR approval of the Charter Amendment and FOR approval of the issuance of shares of Class A common stock and Class D common stock in connection with the CMP Transaction.

SUMMARY OF THE CMP TRANSACTION

This summary, together with the question and answer section, highlight some of the information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information that is important to you, and we urge you to read carefully the entire proxy statement, including the appendices, and the other documents we refer you to, in order to fully understand the transactions. You can also refer to “Where You Can Find More Information” on page 95 for additional information about Cumulus Media Inc.

The Parties

Cumulus Media Inc.

Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
Telephone: (404) 949-0700
http://www.cumulus.com

We are currently the second largest radio broadcasting company in the United States based on the number of stations owned or managed. As of March 31, 2011, we owned or managed 312 radio stations (including under local marketing agreements (“LMAs”)) in 60 mid-sized United States media markets and operated 34 radio stations in eight markets, including San Francisco, Dallas, Houston and Atlanta, that are owned by CMP. We also provide sales and marketing services to 12 radio stations in the United States under LMAs. We own and manage, directly or through our investment in CMP, a total of 346 FM and AM radio stations in 68 markets throughout the United States.

Upon consummation of the CMP Acquisition and the pending acquisition (the “Citadel Acquisition”) of Citadel Broadcasting Corporation (“Citadel”) as described under “Overview of Cumulus Media and CMP,” we expect to be the largest pure-play radio broadcasting company in the United States based on number of stations and revenue.

We are a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997.

Cumulus Media Partners, LLC

Cumulus Media Partners, LLC
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305

CMP, through Radio Holdings, owns 30 radio stations in eight markets, including San Francisco, Dallas, Houston, Atlanta, Cincinnati, Indianapolis, and Kansas City. Separately, through its indirectly wholly-owned subsidiary KC LLC, CMP owns two stations in the Kansas City market and two stations in the Houston market. CMP has entered into an agreement to dispose of KC LLC, although we expect to continue to manage those four stations pursuant to a management agreement.

Cumulus Media currently owns 25% of the equity interests of CMP, and the CMP Sellers collectively own 75% of the equity interests of CMP.

Cumulus Media has managed CMP’s business pursuant to a management agreement that was entered into with a subsidiary of CMP in May 2006. See “The CMP Transaction — Management Agreement.”

Date, Time And Place Of Annual Meeting

The annual meeting will be held on July 29, 2011, at 9:00 a.m., local time, at the Company’s offices, 3280 Peachtree Road, N.W., Atlanta, Georgia 30305.

Record Date

The Record Date for determining the holders of shares of our outstanding common stock entitled to vote at the annual meeting is June 17, 2011. As of the Record Date, there were 36,103,867 shares of our Class A common stock outstanding and 644,871 shares of our Class C common stock outstanding representing an aggregate of 42,552,577 votes.

Vote Required

The affirmative vote of a majority of the votes cast at the annual meeting is required to approve the issuance of shares of our Class A common stock and Class D common stock pursuant to Proposal No. 2.

The Exchange Agreement

In the CMP Acquisition, we have agreed with the CMP Sellers to acquire all of the outstanding equity interests of CMP not already owned by us. Pursuant to the terms of the Exchange Agreement, at the consummation of the CMP Acquisition, we expect to issue 3,315,238 shares of our Class A common stock to Blackstone and 3,315,238 shares of Class D common stock, which would be a new class of non-voting common stock created pursuant to the Charter Amendment, to each of Bain and THL. The shares of Class D common stock may be converted on a share-for-share basis into shares of Class A common stock at the option of the holder (subject to applicable regulatory requirements), and otherwise are treated equally with our Class A common stock.

We have entered into the Exchange Agreement with each of the CMP Sellers. A copy of that agreement is attached to this proxy statement as Appendix A. We urge you to read the Exchange Agreement carefully, as it is the legal document that governs the CMP Acquisition.

The Exchange Agreement may be terminated under the following circumstances:

•	by the mutual written consent of us and the specified representative of the CMP Sellers;

•	by either of us or the representative of the CMP Sellers, if:

•	stockholder approval of the issuance of shares of common stock in connection with the CMP Acquisition or the Charter Amendments is not obtained at this annual meeting;

•	the CMP Acquisition is not consummated by December 31, 2011; or

•	any governmental authority has enacted or issued any final and non-appealable law or order enjoining or otherwise prohibiting the consummation of the CMP Acquisition or transactions related thereto;

•	by us, upon a breach of any covenant, agreement, representation or warranty by any of the CMP Sellers that is incapable of being cured or, if capable of being cured, has not been cured within thirty days following receipt by the representatives of the CMP Sellers of notice of such breach; and

•	by the representative of the CMP Sellers, upon a breach of any covenant, agreement, representation or warranty by us that is incapable of being cured or, if capable of being cured, has not been cured within thirty days following receipt by us from the representative of the CMP Sellers of notice of such breach.

The Registration Rights Agreement

We have agreed to enter into a registration rights agreement at the closing of the CMP Acquisition in which we will grant specified registration rights to the CMP Sellers with respect to the shares of our common stock being issued in connection with the CMP Transaction.

The Voting Agreements

In connection with our entry into the Exchange Agreement, each of Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer, John W. Dickey, our Executive Vice President and Co-Chief Operating

Officer and the brother of Lewis W. Dickey, Jr., their brothers David W. Dickey and Michael W. Dickey, and their father, Lewis W. Dickey, Sr. (collectively, the “Dickeys”) executed a voting agreement (the “Dickey Voting Agreement”) pursuant to which the Dickeys agreed to vote the shares of our common stock beneficially owned by them in favor of the Charter Amendment and the issuance of shares of our common stock in connection with the CMP Transaction at any meeting of stockholders called on which such matters are presented for approval. The Dickeys also agreed in the Dickey Voting Agreement to vote all of their shares of our common stock in favor of a director nominee designated by Blackstone pursuant to the Exchange Agreement. The shares of our common stock beneficially owned by the Dickeys represent in the aggregate approximately 50% of the outstanding voting power of our common stock.

In connection with our entry into the Exchange Agreement, each of Banc of America Capital Investors SBIC, L.P. and BA Capital Company, LP (collectively, the “BofA Entities”), which currently hold shares of our common stock representing approximately 4% of the outstanding voting power of our common stock, executed a voting agreement (the “BofA Voting Agreement” and, together with the Dickey Voting Agreement, the “Voting Agreements”) that is substantially similar to the Dickey Voting Agreement. Pursuant to the BofA Voting Agreement, the BofA Entities also agreed to vote the shares of our common stock beneficially owned by them in favor of the Charter Amendment and the issuance of shares of our common stock in connection with the CMP Transaction at any meeting of stockholders called on which such matters are presented for approval, and to vote in favor of the director nominee designated by Blackstone.

The Restated Warrant Agreement

In connection with the CMP Acquisition, on June 21, 2011, holders of the requisite majority of the outstanding Radio Holdings Warrants entered into a written consent to the Radio Holdings Warrant Agreement pursuant to which the Radio Holdings Warrant Agreement would be amended and restated in its entirety on the closing date of the CMP Acquisition and the Restated Warrant Agreement would thereafter set forth the terms pertaining to the CMP Warrants. Pursuant to the Restated Warrant Agreement, the outstanding CMP Warrants will become exercisable, commencing on the CMI Delivery Date, for an aggregate of 8,267,968 (subject to adjustment for rounding due to any fractional shares) shares of our Class D common stock on the terms and subject to the conditions set forth in the Restated Warrant Agreement. Following the issuance of shares of our Class D common stock upon a Warrant Exercise, such shares of Class D common stock will be convertible by their terms into shares of our Class A common stock at the times and in the manner discussed under the heading “Proposal No. 1 — Description of Class D Common Stock — Convertibility of Class D Common Stock into Class A Common Stock.”

The Restated Warrant Agreement will be entered into and take effect on the date of the closing of the CMP Acquisition. The Class D common stock issuable upon exercise of the CMP Warrants will be created pursuant to the Charter Amendment. Receipt of stockholder approval of the Charter Amendment is a condition to the consummation of the CMP Acquisition and, thus, the effectiveness of the Restated Warrant Agreement. Consummation of the CMP Acquisition is also a condition to the effectiveness of the Restated Warrant Agreement. If such approval is not obtained or the CMP Acquisition is not consummated, the Restated Warrant Agreement will not become effective, the Radio Holdings Warrants will remain outstanding and the amendments to the Radio Holdings Warrants pursuant to the Restated Warrant Agreement will not occur.

Reasons for CMP Transaction

Our Board of Directors has determined that the CMP Transaction is in the best interests of our stockholders and has recommended that our stockholders approve the issuance of shares of our common stock in connection with the CMP Transaction. The decision of our Board of Directors was based upon a number of potential benefits of the CMP Transaction and other factors that it believes could contribute to the success of our company, and thus inure to the benefit of our stockholders, including the following, which are described further under “The CMP Transaction — Reasons for CMP Transaction”:

•	A more diversified and strategic national platform;

•	Anticipated accretion to earnings;

•	Increased size and scale of operations;

•	Increased equity market capitalization and liquidity; and

•	Strengthened capital base to position us for strategic acquisitions.

After considering all of the relevant positive and negative factors, as well as the form and amount of consideration to be paid, our Board of Directors concluded that, on balance, the potential benefits of the CMP Transaction to us and our stockholders outweighed the associated risks.

Opinion of Cumulus Media’s Financial Advisor

On January 31, 2011, at a meeting of our Board of Directors held to evaluate the CMP Transaction, Moelis & Company (“Moelis”) delivered its oral opinion, which was later confirmed in writing, that based upon and subject to the conditions and limitations and qualifications set forth in its written opinion, as of January 31, 2011, the exchange ratio in the CMP Acquisition was fair, from a financial point of view, to Cumulus Media. A copy of the opinion is attached as Appendix B to this proxy statement. You are urged to read the opinion in its entirety.

Interests of Principal Officers and Directors in the CMP Acquisition

Pursuant to the Exchange Agreement, we agreed to appoint to our Board of Directors, within three business days of signing the Exchange Agreement, an individual designated by Blackstone (the “Blackstone Designee”) and to nominate the Blackstone Designee for election to our Board of Directors at each of the next three successive annual meetings of our stockholders following the date of the Exchange Agreement. On January 31, 2010, Mr. David M. Tolley, a Senior Managing Director of Blackstone and a director of CMP, was appointed as the Blackstone Designee to our Board of Directors pursuant to the terms of the Exchange Agreement. Mr. Tolley has agreed to promptly resign from our Board of Directors if the Exchange Agreement is terminated prior to completing the CMP Acquisition. Pursuant to the Voting Agreements, the Dickeys and the BofA Entities have agreed to vote in favor of Mr. Tolley’s election at the annual meeting.

In accordance with the Exchange Agreement, Mr. Tolley is entitled to the same compensation, if any, the same indemnification in connection with his role as a director and the same reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors (or any committee thereof) as is received by the other members of our Board of Directors.

A limited partnership in which Mr. L. Dickey, Jr., Mr. J. Dickey and other members of the Dickey family indirectly own a 1/3 equity interest, but that is not otherwise affiliated with us or CMP, is the beneficial holder of Radio Holdings Warrants exercisable for 1,350,707 shares of Radio Holdings common stock. Upon effectiveness of the Restated Warrant Agreement, these Radio Holdings Warrants will initially be exercisable on the day following the CMI Delivery Date for a total of 2,985,278 shares of our Class D common stock. In connection with and as a result of the effectiveness of the Restated Warrant Agreement, these members of the Dickey family may be deemed to beneficially own 995,092 additional shares of our common stock beginning on the date that is 60 days prior to the date on which the CMP Warrants become exercisable.

Recommendation of the Board of Directors

Your Board of Directors recommends that you vote FOR the approval of the issuance of shares of our Class A common stock and Class D common stock pursuant to Proposal No. 2.

OVERVIEW OF CUMULUS MEDIA AND CMP

Cumulus Media Inc.

Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
Telephone: (404) 949-0700
http://www.cumulus.com

Company Overview

We are currently the second largest radio broadcasting company in the United States based on the number of stations owned or managed. As of March 31, 2011, we owned or managed 312 radio stations (including under LMAs) in 60 mid-sized United States media markets and operated 34 radio stations in eight markets, including San Francisco, Dallas, Houston and Atlanta, that are owned by CMP. We also provide sales and marketing services to 12 radio stations in the United States under LMAs. We own and manage, directly or through our investment in CMP, a total of 346 FM and AM radio stations in 68 markets throughout the United States. For the year ended December 31, 2010 and the three months ended March 31, 2011, we had net revenues of $263.3 million and $57.9 million, respectively.

Upon consummation of the CMP Acquisition and the Citadel Acquisition, as described below, we expect to be the largest pure-play radio broadcasting company in the United States based on number of stations and revenue. On a pro forma basis as adjusted to reflect the CMP Acquisition and the Citadel Acquisition, we expect to own or manage 567 stations in 120 United States markets and we would have had net revenues of approximately $1.181 billion and $253.2 million for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively.

We are a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997.

Recent Issuance of Senior Notes

On May 13, 2011, we issued $610.0 million of 7.75% senior notes due 2019 (the “2019 Notes”) in a private placement not subject to the registration requirements of the Securities Act of 1933 (the “Securities Act”). The 2019 Notes are our senior unsecured obligations and are guaranteed by our subsidiaries. We used the proceeds from the sale of the 2019 Notes to repay all amounts outstanding under the term loan facility of our credit agreement, dated as of June 7, 2006 (the “Existing Credit Agreement”), among Cumulus Media, the lenders party thereto and the administrative agent thereunder.

Pending Transactions

Our recently announced pending transactions in connection with the proposed expansion of our broadcasting operations include:

•	the CMP Transaction, pursuant to which we have agreed to acquire the remaining equity interests of CMP that we do not currently own in exchange for the issuance of shares of, or warrants exercisable for, our common stock;

•	the Citadel Acquisition, pursuant to which we have agreed to acquire Citadel for an aggregate purchase price of approximately $2.4 billion, payable in a combination of cash and shares of our common stock, and the assumption of outstanding debt, which will be refinanced as part of the Global Refinancing (defined herein);

•	an equity investment (the “Equity Investment”), pursuant to which affiliates of Crestview Partners (“Crestview”), Macquarie Capital (USA) Inc. (“Macquarie”) and UBS Securities LLC (“UBS

Securities”) have agreed to invest up to an aggregate of $500.0 million in our equity securities, the proceeds of which would be used to pay a part of the cash portion of the purchase price for the Citadel Acquisition; and

•	the financing transaction necessary to complete the Citadel Acquisition, which we refer to herein as the “Global Refinancing,” pursuant to which we intend to refinance an aggregate of $1.4 billion (as of December 31, 2010, and after giving effect to the issuance of the 2019 Notes and the use of proceeds thereof (the “2019 Notes Offering”)) in outstanding senior and subordinated indebtedness of each of (i) us (other than the 2019 Notes), (ii) CMP Susquehanna Corporation, an indirectly wholly-owned subsidiary of CMP (“CMPSC”), and (iii) Citadel, as well as preferred stock of Radio Holdings having an aggregate redemption value of $38.0 million (as of December 31, 2010), all pursuant to a debt commitment letter (the “Debt Commitment”) that provides for up to $2.525 billion in senior secured financing pursuant to the Acquisition Credit Facility (defined herein).

The Citadel Acquisition

On March 9, 2011, we entered into an Agreement and Plan of Merger (the “Citadel Merger Agreement”) with Citadel, Cumulus Media Holdings Inc. (f/k/a Cadet Holding Corporation), a direct wholly-owned subsidiary of the Company (“Holdco”), and Cadet Merger Corporation, an indirect, wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the Citadel Merger Agreement, at the closing, Merger Sub will merge with and into Citadel, with Citadel surviving the merger as an indirect, wholly-owned subsidiary of the Company (the “Merger”). At the effective time of the Merger, each outstanding share of common stock and warrant of Citadel will be converted automatically into the right to receive, at the election of the holder (subject to certain limitations set forth in the Citadel Merger Agreement), (i) $37.00 in cash, (ii) 8.525 shares of our Class A common stock (or in certain instances, an equivalent number of shares of our Class B common stock or warrants to purchase an equivalent number of shares of our Class A common stock or Class B common stock), or (iii) a combination thereof (collectively, the “Citadel Acquisition Consideration”). Additionally, in connection with and prior to the Merger, (a) each outstanding unvested option to acquire shares of Citadel common stock issued under Citadel’s equity incentive plan will automatically vest, and all outstanding options at the effective time of the Merger will be deemed exercised pursuant to a cashless exercise, with the resulting net number of Citadel shares to be converted into the right to receive the Citadel Acquisition Consideration, and (b) each outstanding warrant to purchase Citadel common stock will be adjusted to become exercisable for the Citadel Acquisition Consideration, subject to any applicable FCC limitations. Holders of unvested restricted shares of Citadel common stock will be eligible to receive the Citadel Acquisition Consideration for their shares pursuant to the original vesting schedule of such shares. Elections by Citadel stockholders are subject to adjustment so that the maximum number of shares of our Class A common stock that may be issued in the Merger is 151,485,282 (excluding any shares of common stock that may be issued upon the exercise of stock options to purchase shares of Citadel common stock prior to the closing date of the Citadel Acquisition) (the “Maximum Stock Cap”) and the maximum amount of cash payable by us in the Merger is $1,408,728,600 (assuming no shares of common stock are issued upon the exercise of stock options to purchase shares of Citadel common stock prior to the closing of the Citadel Acquisition) (the “Maximum Cash Cap”). If all 151,485,282 shares of Class A common stock had been issued in the Merger as of March 31, 2011, the number of shares of Class A common stock outstanding on that date assuming the issuance of shares of Class A common stock pursuant to the CMP Acquisition, Warrant Exercise and Class D Conversions (and assuming all CMP Warrants are exercised and shares of Class D common stock are converted in full), would have been 205,767,262.

Citadel is the third largest radio broadcasting company in the United States based on net radio revenue. Citadel’s primary business segment is the ownership and operation of radio stations, which, as of December 31, 2010, consisted of 225 radio stations located in over 50 markets across the United States. In addition, Citadel owns and operates Citadel Media, one of the largest radio networks in the country, which produces and distributes a variety of radio programming and formats that are syndicated across approximately 4,000 station affiliates and 9,000 program affiliations, including ABC Radio News.

You are not being asked to approve the Citadel Acquisition or the issuance of shares of our common stock in connection therewith, or the related amendment to our Charter. On March 9, 2011, concurrent with the execution of the Citadel Merger Agreement, stockholders holding approximately 54% of the voting power of our outstanding common stock executed written consents approving the issuance of our securities pursuant to the Citadel Acquisition, as well as related amendments to our certificate of incorporation. No further action by our stockholders is required to complete the Citadel Acquisition.

The Equity Investment

Concurrently with the execution of the Citadel Merger Agreement, we entered into an Investment Agreement (the “Investment Agreement”) with Crestview Radio Investors, LLC, an affiliate of Crestview, MIHI LLC, an affiliate of Macquarie (“MIHI”) and, pursuant to an amendment thereto, UBS Securities (such investors, collectively, the “Investors”), providing for the Equity Investment. Pursuant to the Investment Agreement, the Investors have committed to purchase for cash up to an aggregate of $500.0 million in shares of our stock, or warrants to purchase stock, at a purchase price per share of $4.34. Specifically, Crestview has agreed to purchase up to $250.0 million in shares of our Class A common stock and MIHI and UBS Securities have each agreed to purchase up to $125.0 million in shares of common stock, or warrants that would be immediately exercisable, at an exercise price of $0.01 per share, for shares of a newly created class of our non-voting common stock. MIHI may, at its option, elect to instead receive shares of a newly created class of perpetual redeemable non-convertible preferred stock. MIHI and UBS Securities will also be permitted to syndicate up to $45.0 million and $125.0 million, respectively, of their respective commitments to one or more third party investors, subject to certain limitations set forth in the Investment Agreement. If the Citadel Acquisition Consideration is not paid at the Maximum Cash Cap, the Investors’ commitments will be reduced, subject to a minimum investment of $395.0 million. In connection with the Equity Investment, the Investors will be entitled to receive certain fees from us.

You are not being asked to approve the Equity Investment or the issuance of shares of our common stock in connection therewith.

The Global Refinancing

In connection with the Citadel Merger Agreement and the Investment Agreement, we obtained the Debt Commitment from a group of banks, pursuant to which they have committed to provide financing for us to complete the Citadel Acquisition and the Global Refinancing. In accordance with the Debt Commitment, we expect to enter into the Acquisition Credit Facility with a syndicate of lenders, agents and arrangers, including JPMorgan Chase Bank, N.A. (“JPMCB”), UBS Loan Finance LLC (“UBS Finance”), MIHI, Royal Bank of Canada (“RBC”) and ING Capital LLC (“ING Capital”) as lenders and agents, and J.P. Morgan Securities LLC (“JPMorgan”), UBS Securities, Macquarie and RBC Capital Markets, LLC (“RBC Capital Markets”) as joint lead arrangers and joint book-runners, and ING Capital as co-syndication agent.

We expect that the Acquisition Credit Facility will provide senior secured financing of $2.525 billion, consisting of:

•	a $2.150 billion term loan facility, with a maturity date that is seven years from the closing of the Citadel Acquisition; and

•	a $375.0 million revolving credit facility, with a maturity date that is five years from the closing of the Citadel Acquisition.

Our expected borrowings under each of the term loan facility and the revolving credit facility at the closing of the Citadel Acquisition will depend upon the aggregate amount of cash the Citadel stockholders elect to receive pursuant to the Citadel Merger Agreement and the amount of indebtedness of CMP and its subsidiaries that will be refinanced at that time, assuming that CMP and its subsidiaries are then designated as a “restricted subsidiaries” under, and become subject to, the documents governing our indebtedness.

The Debt Commitment also included commitments from the lenders for $500.0 million in senior unsecured bridge financing (the “Acquisition Bridge Facility”). As a result of the 2019 Notes Offering, we have eliminated the need to borrow under the Acquisition Bridge Facility, and the lenders’ commitments thereunder have been reduced. The Debt Commitment does, however, provide the lenders with the right to reallocate a portion of the amount expected to be borrowed as part of the term loan under the Acquisition Credit Facility to the Acquisition Bridge Facility.

We currently anticipate that, in connection with the consummation of the Citadel Acquisition and the Global Refinancing, and as a result of our use of the proceeds of the 2019 Notes Offering to repay the $575.8 million outstanding as of March 31, 2011, under the term loan facility of our Existing Credit Agreement, and assuming that we complete the CMP Acquisition as planned prior to the Citadel Acquisition, we will utilize proceeds from the Equity Investment and the Global Refinancing as follows:

•	approximately $1.256 billion to fund the cash portion of the purchase price in the Citadel Acquisition (assuming the payment of the Maximum Cash Cap);

•	approximately $659.8 million (based on amounts outstanding at March 31, 2011) to repay all amounts outstanding under CMPSC’s credit facility and its two series of subordinated notes, and to redeem in accordance with their terms all outstanding shares of preferred stock of Radio Holdings, with an aggregate redemption value of $38.0 million (collectively, the “CMP Refinancing”);

•	approximately $787.2 million (based on amounts outstanding at March 31, 2011) to repay all amounts outstanding, including any accrued interest and the premiums thereon, under Citadel’s existing credit agreement and its senior notes due 2018; and

•	approximately $114.9 million to pay estimated fees and expenses related to the Citadel Acquisition, the Equity Investment and the Acquisition Credit Facility.

We expect that upon completion of the CMP Refinancing, CMP and its subsidiaries will become restricted subsidiaries and guarantors of our obligations, under the agreements governing the new indebtedness.

Consummation of each of the pending transactions, including the CMP Acquisition, the Citadel Acquisition and the Equity Investment, is subject to various customary closing conditions. See “The CMP Transaction” for a description of the material terms and conditions, including closing conditions, relating to the CMP Acquisition. For the Citadel Acquisition, the closing conditions include, but are not limited to (i) regulatory approval by the FCC; (ii) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (“HSR Act”); and (iii) the absence of any material adverse effect on Citadel or us, as the case may be. The consummation of the Equity Investment is also subject to regulatory approval by the FCC and the expiration or early termination of any waiting period under the HSR Act, as well as our completion of the Citadel Acquisition. Our ability to borrow under the Acquisition Credit Facility and the Acquisition Bridge Facility will be subject to various conditions, including, among others (i) the consummation of the Citadel Acquisition in accordance with the terms of the Citadel Merger Agreement; (ii) the receipt of the net cash proceeds from the Equity Investment; and (iii) the absence of any material adverse effect on our business. We currently anticipate that the CMP Acquisition will be completed in the third quarter of 2011 and the Citadel Acquisition and the related Global Refinancing, including the Equity Investment, will be completed prior to the end of 2011.

The actual timing of each of these proposed and pending transactions will depend upon a number of factors, including the various conditions set forth in the respective transaction agreements. There can be no assurance that any of such pending or proposed transactions will be consummated or that, if any of such transactions is consummated, the timing or terms thereof will be as described herein and as presently contemplated.

Cumulus Media Partners, LLC

Cumulus Media Partners, LLC
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305

CMP, through Radio Holdings, owns 30 radio stations in eight markets, including San Francisco, Dallas, Houston, Atlanta, Cincinnati, Indianapolis, and Kansas City. Separately, through its indirectly wholly-owned subsidiary KC LLC, CMP owns two stations in the Kansas City market and two stations in the Houston market. CMP has entered into an agreement to dispose of KC LLC, although we expect to continue to manage those four stations pursuant to a management agreement.

Cumulus Media currently owns 25% of the equity interests of CMP, and the CMP Sellers collectively own 75% of the equity interests of CMP.

Cumulus Media has managed CMP’s business pursuant to a management agreement that was entered into with a subsidiary of CMP in May 2006. See “The CMP Transaction — Management Agreement.”

THE CMP TRANSACTION

The CMP Acquisition

In the CMP Acquisition, we have agreed with the CMP Sellers to acquire all of the outstanding equity interests of CMP not already owned by us. Pursuant to the terms of the Exchange Agreement, at the consummation of the CMP Acquisition, we expect to issue 3,315,238 shares of our Class A common stock to Blackstone and 3,315,238 shares of Class D common stock, which would be a new class of non-voting common stock created pursuant to the Charter Amendment, to each of Bain and THL. The shares of Class D common stock may be converted on a share-for-share basis into shares of Class A common stock at the option of the holder (subject to applicable regulatory requirements), and otherwise are treated equally with our Class A common stock.

We have entered into the Exchange Agreement with each of the CMP Sellers. The following description of the Exchange Agreement is only a summary of its material terms and is qualified by reference to the actual text of the Exchange Agreement, a copy of which is attached to this proxy statement as Appendix A. We urge you to read the Exchange Agreement carefully, as it is the legal document that governs the CMP Transaction.

Conditions to the Completion of the CMP Acquisition

The CMP Acquisition will not occur unless the FCC approves the transfer of control of the licenses held by CMP’s subsidiaries to us. We have filed, jointly with CMP and its subsidiaries, applications with the FCC for the transfer of control of CMP’s subsidiaries holding the licenses, permits and authorizations used by CMP’s radio stations. The filing fees and other costs relating to these applications will be shared equally by us and CMP. We have also agreed in the Exchange Agreement to sell any media interest we acquire after the date of the Exchange Agreement if such sale is necessary to obtain FCC approval.

The Exchange Agreement provides that the CMP Acquisition cannot be completed unless and until an FCC order approving the transfer of control of the licenses, permits and authorizations used by CMP’s subsidiaries becomes a “final order.” If the FCC has not approved such transfer by issuing a final order by December 31, 2011, either we or the CMP Sellers may terminate the Exchange Agreement. Under applicable law and FCC rules, a preliminary order will become “final” if it has not been challenged by third parties or changed by the FCC itself within certain prescribed time limits. On February 23 and April 26, 2011, we received initial orders from the FCC approving the transfer of control of licenses, permits and authorizations used by CMP’s subsidiaries to us, and by June 6, 2011, all initial orders became final.

In addition to receipt of the final FCC order described above and other customary closing conditions, the respective obligations of each party to consummate the CMP Acquisition are subject to:

•	the approval by our stockholders of the Charter Amendment and the issuance of shares of our common stock pursuant to the CMP Acquisition;

•	the approval for listing on the NASDAQ Global Market of the shares of Class A common stock to be issued in connection with the CMP Acquisition;

•	the filing of and acceptance by the Delaware Secretary of State of the Charter Amendment; and

•	the expiration or early termination of any waiting period (and any extension thereof) applicable to the consummation of the CMP Acquisition under the HSR Act.

The Exchange Agreement

Representations and Warranties

We have made representations and warranties in the Exchange Agreement about us, our material subsidiaries and respective businesses, which representations and warranties are customary for a transaction of this nature. These representations and warranties relate to:

•	our and our subsidiaries’ corporate existence, power and qualification to do business;

•	our capital structure;

•	the necessary corporate authorization and governmental approvals for us and our subsidiaries to enter into the Exchange Agreement and the applicable transaction documents and to carry out the transactions contemplated thereby;

•	the absence of a breach of our or our subsidiaries’ articles of incorporation, bylaws, or material agreements, or any violation of laws to which we or our subsidiaries are subject, as a result of entering into the Exchange Agreement and the CMP Acquisition;

•	our SEC reports and the compliance of our financial statements with applicable accounting requirements;

•	the conduct of our and our subsidiaries’ respective businesses;

•	outstanding or threatened litigation against or affecting us or our subsidiaries;

•	compliance by us and our subsidiaries with applicable laws and orders;

•	the validity of our and our subsidiaries’ interest in real property, other tangible assets and intellectual property;

•	certain material contracts of us and our subsidiaries;

•	insurance policies maintained by or on behalf of us and our subsidiaries;

•	environmental matters relating to us and our subsidiaries;

•	employee benefit plans of us and our subsidiaries;

•	labor matters relating to us and our subsidiaries;

•	the absence of any undisclosed liabilities of us and our subsidiaries;

•	taxes and tax returns of us and our subsidiaries;

•	related-party relationships of our and our subsidiaries’ controlled affiliates, officers or directors;

•	brokers’ or finders’ fees and expenses related to the Exchange Agreement and transactions contemplated thereby;

•	the vote required in connection with the Exchange Agreement and transactions contemplated thereby;

•	the recommendation of our Board of Directors in connection with the Exchange Agreement and transactions contemplated thereby;

•	the information to be contained in the proxy statement supplied in connection with the Exchange Agreement and transactions contemplated thereby; and

•	our knowledge of breaches or inaccuracies of any of the representations and warranties made by the CMP Sellers regarding CMP or its subsidiaries contained in the Exchange Agreement.

The CMP Sellers, severally and not jointly, have made representations and warranties in the Exchange Agreement about CMP, its material subsidiaries and their respective businesses, which representations and warranties are customary for a transaction of this nature. These representations and warranties relate to:

•	CMP’s and its subsidiaries’ corporate existence, power and qualification to do business;

•	the CMP Sellers’ ownership interest in CMP and CMP’s capital structure;

•	the necessary corporate authorization and governmental approvals for CMP and its subsidiaries to enter into the Exchange Agreement and the applicable transaction documents and carry out the transactions contemplated thereby;

•	the absence of a breach of CMP or its subsidiaries’ articles of incorporation, bylaws, or material agreements, or any violation of laws to which CMP or its subsidiaries are subject, as a result of entering into the Exchange Agreement and the CMP Acquisition;

•	compliance of CMP’s financial statements with generally accepted accounting principles;

•	the conduct of CMP and its subsidiaries’ respective businesses;

•	outstanding or threatened litigation against or affecting CMP or its subsidiaries;

•	compliance by CMP and its subsidiaries with applicable laws and orders;

•	the validity of CMP and its subsidiaries’ interest in real property, other tangible assets and intellectual property;

•	certain material contracts of CMP and its subsidiaries;

•	insurance policies maintained by or on behalf of CMP and its subsidiaries;

•	environmental matters relating to CMP and its subsidiaries;

•	employee benefit plans of CMP and its subsidiaries;

•	labor matters relating to CMP and its subsidiaries;

•	the absence of any undisclosed liabilities of CMP and its subsidiaries;

•	taxes and tax returns of CMP and its subsidiaries;

•	related-party relationships of controlled affiliates, officers or directors of CMP and its subsidiaries; and

•	brokers’ or finders’ fees and expenses related to the Exchange Agreement and transactions contemplated thereby.

Covenants

From the date of the Exchange Agreement to the effective date of the CMP Acquisition, we have agreed to conduct our and CMP’s business in all material respects in the ordinary course of business, consistent with past practices and in accordance with the management agreement (described herein) pursuant to which we currently manage the business of CMP. Specifically, we have agreed that we will use commercially reasonable efforts to:

•	keep and maintain our and CMP’s respective assets, rights and properties in substantially the same operating condition and repair (normal wear and tear excepted) as currently maintained;

•	maintain and preserve intact our and CMP’s respective business organization and permits, and maintain and preserve our and CMP’s respective relationships with the suppliers, licensors, licensees, franchisees, distributors, officers, employees, customers and others having business relations with us and CMP, respectively;

•	continue all existing insurance policies in full force and effect and at least at such levels as are in effect on the date of the Exchange Agreement, or to replace any such policies with equivalent replacements; and

•	comply with all applicable laws, orders and collective bargaining agreements.

In addition, we have made the following covenants:

•	to undertake a fair market valuation (a “FMV”) of the equity interests of CMP and to file a Notification and Report Form pursuant to the HSR Act within specified periods;

•	to undertake a new FMV every thirty days until the consummation of the CMP Acquisition (with certain exceptions) and to file a Notification and Report Form pursuant to the HSR Act within specified periods;

•	to make certain other filings pursuant to applicable antitrust laws and to furnish promptly any additional information that may be requested pursuant to the HSR Act or any other antitrust law;

•	to take certain actions to effect the sale, divestiture, license or other disposition of such assets or businesses of us or our subsidiaries or, effective as of the closing of the CMP Acquisition, CMP or any of its subsidiaries, as may be required in order to avoid the commencement of any action, suit or proceeding to prohibit the transactions pursuant to the Exchange Agreement, subject to certain limitations and conditions;

•	to file jointly with CMP applications with the FCC requesting its consent to transfer control of CMP (the “Transfer of Control Applications”) and use commercially reasonable efforts to obtain the grant of the Transfer of Control Applications;

•	to prepare and file with the SEC a proxy statement to be sent to our stockholders in connection with a stockholders’ meeting at which the issuance of shares in connection with the Charter Amendment and the issuance of shares of our common stock pursuant to the CMP Acquisition would be proposed and to take certain other actions in connection therewith;

•	to cause CMP’s federal, state and local tax returns for the taxable years or periods that end on or prior to the closing date of the CMP Acquisition to be prepared and timely filed consistent with past practice, except as may be required by law;

•	to use our reasonable best efforts to cause the shares of Class A common stock to be issued to the CMP Sellers in connection with the CMP Acquisition and the Class D Conversion of shares of Class D common stock issued pursuant to the CMP Acquisition to be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, as promptly as practicable, and in any event before the closing of the CMP Acquisition;

•	prior to the closing of the CMP Acquisition, to obtain a “tail” insurance policy with respect to directors’ and officers’ liability insurance and fiduciary liability insurance for all past and present directors, officers and employees of CMP and its subsidiaries (in all of their capacities) and all fiduciaries under any of CMP’s benefit plans;

•	to nominate a representative designated by Blackstone for election to our Board of Directors for the next three successive annual meetings of our stockholders, until such time that Blackstone (together with its affiliates) ceases to beneficially own our common stock representing at least one-half of the aggregate amount of stock consideration Blackstone will receive upon consummation of the CMP Acquisition;

•	to terminate certain existing agreements between us and CMP; and

•	to take certain actions relating to the exchange of new shares of Class A common stock for an equal number of shares of Class D common stock, subject to receipt by us from the applicable CMP Seller of such reasonable assurances as to ownership of the applicable shares and such other documentation (which shall be in customary form) as we may reasonably request.

Finally, we and the CMP Sellers mutually agreed, among other things, to:

•	consult and cooperate with one another, and take certain other actions, to obtain required consents, clearances or approvals under applicable antitrust laws to enable all waiting periods thereunder to expire;

•	take certain actions with respect to the Transfer of Control Applications; and

•	assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Exchange Agreement.

Termination

The Exchange Agreement may be terminated under the following circumstances:

•	by the mutual written consent of us and the specified representative of the CMP Sellers;

•	by either of us or the representative of the CMP Sellers, if:

•	stockholder approval of the issuance of shares of common stock in connection with the CMP Acquisition or the Charter Amendment is not obtained at this annual meeting;

•	the CMP Acquisition is not consummated by December 31, 2011; or

•	any governmental authority has enacted or issued any final and non-appealable law or order enjoining or otherwise prohibiting the consummation of the CMP Acquisition or transactions related thereto;

•	by us, upon a breach of any covenant, agreement representation or warranty by any of the CMP Sellers that is incapable of being cured or, if capable of being cured, has not been cured within thirty days following receipt by the representatives of the CMP Sellers of notice of such breach; and

•	by the representative of the CMP Sellers, upon a breach of any covenant, agreement representation or warranty by us that is incapable of being cured or, if capable of being cured, has not been cured within thirty days following receipt by us from the representative of the CMP Sellers of notice of such breach.

Indemnification

We have agreed to indemnify the CMP Sellers (in accordance with their proportionate pro-forma ownership percentage of Cumulus Media determined as set forth in the Exchange Agreement) for losses resulting from a breach or inaccuracy of any representation or warranty we gave or a failure to fulfill any post-closing covenant or agreement that we are obligated to fulfill under the Exchange Agreement.

The CMP Sellers have, severally and not jointly, agreed to indemnify us and our subsidiaries for losses resulting from a breach or inaccuracy of a representation or warranty they gave or a failure to fulfill any covenant or agreement that they are obligated to fulfill under the Exchange Agreement.

In addition, in the Exchange Agreement we agreed to pay to the CMP Sellers an additional indemnity amount if the fees and other costs incurred in connection with any amendment or waiver to our Existing Credit Agreement in respect of any failure during 2011 to comply with the leverage ratio thereunder were to exceed one percent (1%) of the outstanding principal balance and unpaid interest owed thereunder. In conjunction with the retirement of the term debt under the Existing Credit Agreement with the proceeds from the offering of the 2019 Notes, such agreement was amended to remove the leverage ratio. No fee was paid with respect of this amendment.

Generally, each representation, warranty, indemnification, covenant and agreement by the parties to the Exchange Agreement will survive the effective date of the CMP Acquisition and will terminate nine (9) months after such date. However, the representations of us and the CMP Sellers with respect to organization, capitalization, brokers or finders, title to units, authorization and validity of agreement (each, a “Fundamental Representation”) will survive indefinitely, all covenants required to be performed in whole or in part prior to closing will terminate at closing and all covenants required to be performed in whole or in part following the closing will survive for a period of 90 days following the date on which the performance of such covenants is required to be completed. Any party seeking indemnification must deliver to the applicable indemnifying party a claim notice in writing within the applicable survival period.

Claims for indemnification (other than in connection with a breach or inaccuracy of a Fundamental Representation) are subject to a cap of 994,572 shares of our common stock (the “Indemnification Cap”). In addition, we are not subject to any liability arising from or in connection with the Exchange Agreement or transactions contemplated therein which would result in payment to the CMP Sellers a number of shares of our common stock in excess of the number of shares of our common stock issued to the CMP Sellers at the closing of CMP Acquisition. Claims for indemnification (other than in connection with a breach or inaccuracy of a Fundamental Representation) are also subject to a threshold of 99,457 shares of our common stock (the “Indemnification Threshold”), and no party will have any liability arising from or in connection with any breach or inaccuracy of their respective representations and warranties (other than in connection with a breach or inaccuracy of a Fundamental Representation) until the aggregate of all losses for such breaches or inaccuracies exceeds the Indemnification Threshold. After that, the party must reimburse for all amounts in excess of the Indemnification Threshold but only up to the Indemnification Cap.

Registration Rights Agreements

We have agreed to enter into a registration rights agreement at the closing of the CMP Acquisition in which we will grant specified registration rights to the CMP Sellers with respect to the shares of our common stock being issued in connection with the CMP Transaction.

Pursuant to the registration rights agreement, we will agree to prepare and file with the SEC one or more registration statements that will cover the resale, on a continuous basis, of all of the shares of Class A common stock issued in connection with the CMP Acquisition or upon the Class D Conversions. With respect to the shares of our Class A common stock held by the CMP Sellers, we will be required to file the registration statements and to use our reasonable best efforts to cause the registration statements to be declared effective by the SEC within nine months after the closing date of the CMP Acquisition. The registration rights agreement will also provide both the CMP Sellers and the holders of the CMP Warrants with certain demand and piggyback registration rights.

Voting Agreements

In connection with our entry into the Exchange Agreement, each of the Dickeys executed the Dickey Voting Agreement pursuant to which the Dickeys agreed to vote the shares of our common stock beneficially owned by them in favor of the Charter Amendment and the issuance of shares of our common stock in connection with the CMP Transaction at any meeting of stockholders called on which such matters are presented for approval. The shares of our common stock beneficially owned by the Dickeys represent in the aggregate approximately 50% of the outstanding voting power of our common stock. The Dickeys also agreed in the Dickey Voting Agreement to vote all of their shares in favor of the director nominee designated by Blackstone in accordance with the terms of the Exchange Agreement.

In connection with our entry into the Exchange Agreement, each of the BofA Entities, which currently hold shares of our common stock representing approximately 4% of the outstanding voting power of our common stock, executed the BofA Voting Agreement, which is substantially similar to the Dickey Voting Agreement. Pursuant to the BofA Voting Agreement, the BofA Entities also agreed to vote the shares of our common stock beneficially owned by them in favor of the Charter Amendment and the issuance of shares of our common stock in connection with the CMP Transaction at any meeting of stockholders called on which such matters are presented for approval. The BofA Entities also agreed in the BofA Voting Agreement to vote all of their shares in favor of the director nominee designated by Blackstone.

Accordingly, pursuant to the Voting Agreements, we have received commitments from holders of approximately 54% of the outstanding voting power of our common stock to vote in favor of Proposal Nos. 1 and 2 and for the election of Mr. David M. Tolley as a director pursuant to Proposal No. 3, and we expect such proposals to be approved.

Management Agreement

In connection with the formation of CMP in 2006, we entered into a management agreement with a subsidiary of CMP pursuant to which our personnel manage the operations of CMP’s subsidiaries. The agreement provides for us to receive, on a quarterly basis, a management fee equal to the greater of (i) $4.0 million per annum or (ii) 4.0% of the CMP subsidiaries’ annual Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization on a consolidated basis, calculated before deduction of the management fee and a monitoring fee payable to the other members of CMP). We recorded as net revenues approximately $4.0 million in management fees from CMP for each of the years ended December 31, 2010, 2009 and 2008. The management agreement remains in effect, and will be terminated on the earlier of (i) the completion of the CMP Acquisition or (ii) May 3, 2012.

The Restated Warrant Agreement

Background

In March 2009, Radio Holdings, pursuant to an exchange offer made to the holders of the outstanding 9.875% Senior Subordinated Notes due 2014 of CMPSC (the “CMP 9.875% Notes”), issued, among other consideration, the Radio Holdings Warrants, which allow the holders thereof to purchase up to an aggregate of 3,740,893 shares of Radio Holdings’ common stock at a per share purchase price of $0.01 per share, all on the terms and conditions and pursuant to the provisions set forth in the Radio Holdings Warrant Agreement. In connection with the CMP Acquisition, on June 21, 2011, holders of the requisite majority of the outstanding Radio Holdings Warrants entered into a written consent to the Radio Holdings Warrant Agreement pursuant to which the Radio Holdings Warrant Agreement would be amended and restated in its entirety on the closing date of the CMP Acquisition and the Restated Warrant Agreement would thereafter set forth the terms pertaining to the CMP Warrants.

Pursuant to the Restated Warrant Agreement, the outstanding CMP Warrants will become exercisable, commencing on the CMI Delivery Date, for an aggregate of 8,267,968 shares of our Class D common stock (subject to adjustments for rounding for fractional shares in respect of warrant holders) on the terms and subject to the conditions set forth in the Restated Warrant Agreement. Following the issuance of shares of our Class D common stock upon a Warrant Exercise, such shares of Class D common stock will be convertible by their terms into shares of our Class A common stock at the times and in the manner discussed under the heading “Proposal No. 1 — Description of Class D Common Stock.”

The Restated Warrant Agreement will provide that the CMP Warrants will expire on the earlier to occur of (i) March 26, 2019, and (ii) the later of (A) the 30th day succeeding the redemption in full of all of Radio Holding’s outstanding Series A Preferred Stock, par value $0.01 per share and (B) the 90th day succeeding the CMI Delivery Date. The Restated Warrant Agreement will also remove the pre-emptive and tag-along rights previously included in the Radio Holdings Warrant Agreement, and holders of CMP Warrants will not be entitled to such rights.

In connection with their consent to the Restated Warrant Agreement, the holders of the Radio Holdings Warrants have agreed to terminate the existing registration rights agreement covering the resale of shares of Radio Holdings common stock issuable upon exercise of the Radio Holdings Warrants and will enter into a new registration rights agreement that will cover the resale, on a continuous basis, of all of the shares of Class A common stock issuable upon conversion of the Class D common stock received upon exercise of the CMP Warrants. See “— Registration Rights Agreements”

Conditions to the Effectiveness of the Restated Warrant Agreement

The Restated Warrant Agreement will be entered into on the date of the closing of the CMP Acquisition. The Class D common stock issuable upon exercise of the CMP Warrants will be authorized pursuant to the

Charter Amendment. Receipt of stockholder approval of the Charter Amendment is a condition to the consummation of the CMP Acquisition and, thus, the effectiveness of the Restated Warrant Agreement. Consummation of the CMP Acquisition is also a condition to the effectiveness of the Restated Warrant Agreement. If such approval is not obtained or the CMP Acquisition is not consummated, the Restated Warrant Agreement will not become effective, the Radio Holdings Warrants will remain outstanding and the amendments to the Radio Holdings Warrants pursuant to the Restated Warrant Agreement will not occur.

Number of Shares of Class D Common Stock for Which CMP Warrants Will Be Exercisable

Subject to adjustments described below, the CMP Warrants will initially be exercisable upon and after the day following the CMI Delivery Date for an aggregate of 8,267,968 shares of our Class D common stock (subject to adjustments for rounding for fractional shares in respect of warrant holders).

As described below, holders of CMP Warrants and the CMP Sellers will share proportionately, based on the number of shares of our common stock to be received by each, in the benefits and burdens of the indemnity provided for in the Exchange Agreement, with the number of shares of Class D common stock into which CMP Warrants will be exercisable subject to:

•	decrease in connection with the resolution of claims by us for indemnification related to specified breaches or inaccuracies of representations or warranties regarding CMP set forth in the Exchange Agreement (a “Seller Indemnity Claim”); and

•	increase in connection with the resolution of claims by or on behalf of the CMP Sellers for indemnification related to specified breaches or inaccuracies of our representations or warranties set forth in Exchange Agreement or in connection with any amendment or waiver to our senior credit facility the costs of which exceeds an amount specified in the Exchange Agreement (a “CMI Indemnity Claim”).

On the CMI Delivery Date, the number of shares of Class D common stock for which the CMP Warrants will be then exercisable will be reduced as described in the following paragraph, or reduced by a number of shares relating to then pending indemnification claims under the Exchange Agreement which may result in a reduction of the number of shares issuable pursuant to the exercise of the CMP Warrants pursuant to the following paragraph, with such shares for which the CMP Warrants may become exercisable relating to such pending claims to become so exercisable, or the reduction in this regard completed, at the time such pending claims are finally determined under the Exchange Agreement.

If the CMP Sellers are determined to be required to indemnify us for a Seller Indemnity Claim, then the number of shares of Class D common stock for which the CMP Warrants held by each holder are otherwise exercisable will be reduced by a number of shares (if including a fraction of a share, rounded down to the closest whole share number) equal to the Holders’ Share Indemnity Total (defined herein) in respect of such Seller Indemnity Claim multiplied by the Holder’s Proportionate Share (defined herein) of such holder.

On the CMI Delivery Date (if any CMI Indemnity Claim has been finally determined prior to such date), and upon the final determination of any CMI Indemnity Claim after such date, the number of shares of Class D common stock for which CMP Warrants held by each holder are then exercisable will be increased by a number of shares (if including a fraction of a share, rounded up to the closest whole share number) equal to the Holders’ Share Indemnity Total in respect of such CMI Indemnity Claim multiplied by the Holder’s Proportionate Share of such holder. Should such final determination occur subsequent to the CMI Delivery Date, Radio Holdings will cause us to deliver additional shares of Class D common stock, and the number of shares for which the CMP Warrants are then exercisable will be increased, each to give effect to the foregoing adjustments.

For purposes of the adjustments described above:

•	“Holders’ Share Indemnity Total” means, as to any Seller Indemnity Claim or CMI Indemnity Claim, as the case may be, the number of shares of our common stock constituting the Sellers’ Share

Indemnity Total or the CMI Share Indemnity Total, as the case may be, multiplied by a fraction, the numerator of which is 8,267,968 and the denominator is 9,945,714.

•	“Holder’s Proportionate Share” means, with respect to any holder of CMP Warrants, (i) the number of shares of Class D common stock for which such holder may initially exercise its CMP Warrant under the Restated Warrant Agreement divided by (B) the number of all shares of Class D common stock for which all holders of CMP Warrants may initially exercise CMP Warrants under the Restated Warrant Agreement.

•	“Sellers’ Share Indemnity Total” means, as to any Seller Indemnity Claim, the total number of shares of our common stock payable by the CMP Sellers to us required to satisfy such claim.

•	“CMI Share Indemnity Total” means, as to any CMI Indemnity Claim, the total number of shares of our common stock payable by us to the CMP Sellers required to satisfy such claim.

Radio Holdings will promptly notify each holder and the Warrant Agent of any adjustment in the number of shares of Class D common stock for which such holder’s CMP Warrant is exercisable.

Warrant Share Exchange Agreement

In connection with the closing of the CMP Transaction, we will enter into an agreement (the “Warrant Share Exchange Agreement”) with Radio Holdings pursuant to which we will agree to issue as directed by Radio Holdings the shares of Class D common stock that Radio Holdings will be required to deliver to holders of the CMP Warrants upon their exercise pursuant to the Restated Warrant Agreement. Pursuant to the Restated Warrant Agreement, Radio Holdings has agreed that it will at all times obtain pursuant to the Warrant Share Exchange Agreement, and keep available for issuance upon the exercise of CMP Warrants, a number of shares of Class D common stock sufficient to permit the exercise in full of all CMP Warrants.

Background of the CMP Transaction

We regularly review and evaluate our business strategy and strategic options in an effort to enhance stockholder value. As a part of those efforts, in October 2005 we announced the formation of CMP, a private partnership that we formed with affiliates of the CMP Sellers, and in May 2006 CMP completed the acquisition of the radio broadcasting business of Susquehanna Pfaltzgraff Corp. (“Susquehanna”) for approximately $1.2 billion. At the time of its acquisition by CMP, Susquehanna was the largest privately owned radio broadcasting company in the United States and the 11th largest radio station operator in terms of revenue. While our historical focus had been on mid-sized radio markets in the United States, we recognized that large-sized radio markets provided an attractive combination of scale, diversification, and content and distribution opportunities for future growth.

In connection with the capitalization of CMP and the consummation of the acquisition of Susquehanna, we and the CMP Sellers, as the equityholders of CMP, entered into an equityholders’ agreement (the “Equityholders Agreement”), which set forth certain transfer restrictions, voting rights and powers of the equityholders of CMP with respect to CMP and its subsidiaries. The Equityholders Agreement provides, among other things, that (i) any significant action taken by CMP or its subsidiaries during the initial three years required the approval of Cumulus Media and the approval of a majority of the CMP Sellers and, thereafter, simply the approval of holders of a majority of the membership interests in CMP, (ii) Cumulus Media and the CMP Sellers have preemptive rights with respect to any new issuance of securities by CMP or its subsidiaries, and (iii) the parties may not transfer their equity interests in CMP, except under certain circumstances. The Equityholders Agreement also sets forth certain rights of first offer, “tag-along” rights and “drag-along” rights in the event of proposed transfers of equity interests in CMP. As part of those rights, in the event that any CMP Seller holding a majority of the voting interests of CMP intended to initiate a sale of CMP, such CMP Seller must first give notice to Cumulus Media and Cumulus Media would be entitled, within 20 business days after receiving that notice, to inform the CMP Seller of the price that Cumulus Media is willing to pay to acquire all equity interests of CMP held by the CMP Sellers, and the CMP Sellers would then have 30 days to accept or reject any such offer by Cumulus Media.

In connection with the formation of CMP, CMPSC entered into a $700.0 million senior secured term loan agreement and a $100.0 million revolving credit agreement (together, the “CMPSC Credit Facilities”) and issued $250.0 million in aggregate principal amount of the CMP 9.875% Notes, which are guaranteed by CMPSC’s sole stockholder, Radio Holdings, and by each of CMPSC’s subsidiaries.

Also in connection with the completion of the Susquehanna acquisition, we entered into a management agreement with a subsidiary of CMP under which, subject to oversight by the board of directors of CMP, we would manage CMP’s radio broadcasting operations and corporate development, including management at the corporate level of sales, programming, marketing, technical, finance, accounting, legal, human resources, risk management and information technology, as well as evaluation and consummation of divestitures, acquisitions, swaps, signal upgrades, move-ins, and high definition build-out and development. Pursuant to the management agreement, our senior management has served as senior management of the CMP entities owning or operating the managed assets, although Cumulus Media maintained responsibility for all salary, benefits and related employment compensation expenses of Cumulus Media employees providing those management services. In exchange for the management services we provide under the management agreement, we receive an annual management fee equal to the greater of $4.0 million or 4% of CMP’s adjusted earnings, payable on a quarterly basis. During each of 2009 and 2010, we received management fees of $4.0 million.

In July 2008, two of the CMP Sellers, Bain and THL, elected to assume non-attributable ownership status for their interests in CMP for regulatory purposes, and therefore waived their rights to designate board members of CMP and its subsidiaries and agreed that their respective board designees to such entities would resign. Consequently, Cumulus Media and Blackstone, as the remaining members of CMP that did not assume non-attributable ownership status of CMP, each have the right to appoint one-half of the number of directors on the boards of CMP and its subsidiaries, and agreed that any significant action taken by the boards of directors of CMP, or its subsidiary Radio Holdco, must be approved by a majority of the directors present at the board meeting and by a majority of the directors designated by Blackstone. In addition, in connection therewith the Equityholders Agreement was amended to provide that Blackstone would have the power and authority to initiate a sale of CMP, and to exercise the rights of the CMP Sellers under the Equityholders Agreement with respect thereto. Consequently, any significant transactions involving CMP, including any sale of CMP or the CMP Sellers’ interests therein, require the approval of Blackstone.

In late 2008 and early 2009, as the capital and credit markets, and the economic and business environment generally, worsened, CMP forecasted that its 2009 revenues would decline further and that it would likely face covenant compliance issues under the agreement governing the CMPSC Credit Facilities (the “CMPSC Credit Agreement”) and the CMP 9.875% Notes. Following that assessment, and in an effort to significantly reduce its long-term debt, in March 2009, CMPSC and Radio Holdings completed an exchange offer (the “CMP 2009 Exchange Offer”) pursuant to which approximately $175.5 million of the then-outstanding CMP 9.875% Notes were exchanged for an aggregate of (i) $14.0 million in aggregate principal amount of Variable Rate Senior Secured Notes due 2014 of CMPSC (the “CMP 2014 Notes”), (ii) an aggregate of 3,273,633 shares of preferred stock with a stated value of $10.00 per share of Radio Holdings (the “Radio Holdings Preferred Stock”), and (iii) the Radio Holdings Warrants permitting the holders thereof to purchase an aggregate of 3,740,893 shares, representing approximately 38.1% of the common stock of Radio Holdings and having an exercise price of $0.01 per share. As a result of the successful completion of the exchange offer on March 26, 2009, CMPSC was able to remain in compliance with applicable financial covenants under its credit facility.

As the economy in general, and the radio broadcasting industry in particular, began to recover in late 2009 and 2010, consistent with our Board’s regular consideration of strategic actions that could enhance long-term stockholder value, our management and Board of Directors periodically evaluated the potential to combine CMP and Cumulus Media, and the circumstances where such a strategic combination might make sense.

At a regularly scheduled meeting of our Board of Directors on July 28, 2010, there was a discussion of the potential benefits of combining CMP with Cumulus Media, and the operational, financial and strategic objectives that could be achieved from such a combination, as well as the impact of such a combination on each company’s existing credit arrangements.

Also in July 2010, we entered into an amendment to our Existing Credit Agreement, which amendment, among other things, provided that we could acquire up to 100% of the equity interests of CMP (or two of its subsidiaries, Radio Holdings or Radio Holdco).

At a meeting of our Board of Directors on August 18, 2010, management provided the Board of Directors with a detailed analysis of a potential combination with CMP, and there was extensive discussion regarding whether to commence a dialogue with the CMP Sellers about a possible purchase of their interests in CMP. The Board, together with members of our management, considered various possible advantages and disadvantages of such a transaction, and then determined that Mr. L. Dickey should commence exploratory discussions with representatives of the CMP Sellers.

With the continued improvements in the economy, and particularly in advertising spending in the radio broadcasting industry, during 2010, commencing in September 2010, Mr. L. Dickey engaged in various discussions with David M. Tolley, as a representative of Blackstone, which, as described above, was vested with the authority to determine whether to engage in a sale of the CMP Sellers’ interests in CMP under the Equityholders Agreement regarding the possibility of combining CMP with Cumulus Media. In connection with those discussions, UBS Securities was engaged to assist us in evaluating and analyzing such a proposed transaction. In addition, Citadel Securities LLC (“Citadel Securities”) was engaged by CMP to assist it in evaluating such a possible transaction.

During October and November 2010, Cumulus Media, with the assistance of UBS Securities, and Blackstone, with the assistance of Citadel Securities, engaged in various financial analyses of a possible combination, and conducted financial due diligence with respect to one another.

On October 27, 2010, at a regularly scheduled meeting of our Board of Directors, our management reported to the Board of Directors on the ongoing discussions with representatives of Blackstone, and on the related financial analyses that we were preparing and the impact of such a combination on overall leverage and liquidity for the combined company.

On November 10, 2010, Mr. L. Dickey met with Mr. Tolley, on behalf of Blackstone, and with representatives of Citadel Securities, to discuss the possible structure and valuation issues for a potential combination. Following that meeting, there were a series of discussions among representatives of Cumulus Media and Blackstone, and their respective financial advisors, regarding financial and valuation issues, tax issues, operational issues, and structure, pricing and timing considerations.

On December 9, 2010, Mr. L. Dickey, Mr. Tolley, and Mr. Robert H. Sheridan III, who is chairman of our Audit Committee and who serves on our Board of Directors as the designee of the BofA Entities, which hold approximately 18% of our outstanding common stock, met to discuss structure, pricing and valuation issues with respect to a possible combination.

On December 15, 2010, Blackstone sent to Cumulus Media a Right Of First Offer Notice (the “Offer Notice”), pursuant to the terms of the Equityholders Agreement, in which Blackstone stated its intention to initiate a sale of CMP in accordance with the terms thereof. Pursuant to the terms of the Equityholders Agreement, following receipt of such a notice, Cumulus Media was entitled, no later than 20 business days thereafter, to specify to Blackstone the price that Cumulus Media would pay for all, but not less than all, of the equity interests held by the CMP Sellers, and the material terms of such a transaction upon which Cumulus Media would agree to acquire those equity interests.

Based upon the various discussions regarding structure and valuation that had occurred over the prior two months, on December 17, 2010, Cumulus Media, through its legal counsel, Jones Day, submitted a term sheet to Blackstone’s legal counsel, Simpson Thacher & Bartlett LLP, setting forth the principal terms on which Cumulus Media was prepared to acquire the remaining equity interests in CMP, including the proposed issuance of an aggregate of 18,325,000 shares of our common stock in exchange for all of the interests in CMP held by the CMP Sellers, with each CMP Seller receiving 3,762,489 shares, and the conversion of the

Radio Holdings Warrants into warrants to purchase an aggregate of 7,037,533 shares of our common stock, at a nominal exercise price.

During the remainder of December and the first two weeks of January, there were various discussions among Cumulus Media, Blackstone, and their respective legal and financial advisors, in which the principal provisions of the term sheet were negotiated, and financial due diligence and valuation issues were discussed. Based upon those discussions, the number of shares of our common stock issuable to each CMP Seller was reduced to 3,315,238, and the number of shares of our common stock issuable upon exercise of the Radio Holdings Warrants reduced to 8,267,968 (subject to adjustments for rounding for fractional shares in respect of the warrant holders), for a total consideration of 18,213,682 shares of our common stock.

On January 14, 2011, Jones Day, on behalf of Cumulus Media, distributed a draft of the proposed exchange agreement. Between January 15 and January 28, 2011, our legal advisors and Blackstone’s legal advisors negotiated the terms of the exchange agreement, as well as various related agreements, including the voting agreements, the registration rights agreement and the Charter Amendment, and the financial advisors for each side conducted financial due diligence.

On January 28, 2011, our Board of Directors met and reviewed the terms and conditions of the proposed exchange agreement and the transactions contemplated thereby. At that meeting, representatives of Jones Day reviewed the status of the transaction agreements, and the pending legal issues, and our management summarized the pending business issues. Then, representatives of Moelis, which we engaged on January 14, 2011, to render a fairness opinion regarding the CMP Transaction, presented its preliminary financial analysis of the proposed exchange, described the bases on which they would be prepared to render an opinion regarding the fairness of the resulting pro forma ownership of our common stock by the CMP Sellers implied by the shares and warrants of Cumulus Media issued or issuable to the CMP Sellers in the CMP Transaction in exchange for all of their respective outstanding equity interests in CMP (including the Radio Holdings Warrants) contemplated by the Exchange Agreement (referred to as the “exchange ratio”) is fair from a financial point of view to Cumulus Media, and addressed various questions from our Board of Directors.

From January 29 through 31, 2011, representatives of Cumulus Media and Blackstone, and their respective legal and financial advisors, continued to negotiate the remaining terms of the agreements related to the exchange. Concurrently, representatives of Blackstone engaged in various discussions and negotiations with representatives of the BofA Entities with respect to terminating certain of the governance rights that the BofA Entities had pursuant to the terms of our Class B common stock.

On January 31, 2011, our Board of Directors held another meeting, at which representatives of Jones Day reviewed the final agreed upon terms of the Exchange Agreement, and the principal agreements contemplated thereby, as well as the shares of stock to be issued in the transaction and the proposed changes to the terms of the Class B common stock, which had been agreed to by the BofA Entities. Representatives of Moelis then provided an update of its financial analysis for the benefit of the Board of Directors, taking into account changes in the trading prices of our common stock since their last report and the final terms of the transaction agreements. The representatives of Moelis then reviewed their financial analysis for the Board of Directors and delivered their oral opinion, which was subsequently confirmed in writing, that, based upon the terms and conditions set forth therein, the exchange ratio is fair, from a financial point of view, to Cumulus Media.

The Board of Directors then voted unanimously to approve the Exchange Agreement and the transactions contemplated thereby, and the agreement was thereafter executed and delivered. On January 31, 2011, after the closing of trading on the Nasdaq Global Select Market, we issued a press release announcing the CMP Transaction.

Between April and June, 2011, we and our legal counsel prepared the form of Restated Warrant Agreement and engaged in discussions with representatives of the holders of the Radio Holdings Warrants. On June 21, 2011, the holders of more than a majority of the outstanding Radio Holdings Warrants consented in writing to the Restated Warrant Agreement, which by its terms will take effect subject to, and conditioned upon, the closing of the CMP Acquisition.

Reasons for the CMP Transaction

Our Board of Directors has determined that the CMP Transaction is in the best interests of our stockholders and has recommended that our stockholders approve the issuance of our shares of common stock in connection with the CMP Transaction. In making this determination, our Board of Directors consulted with our management and with our financial and legal advisors, and considered a number of factors in determining that the consideration to be paid in exchange for the equity interests in CMP (including the Radio Holdings Warrants) is fair to, and in the best interests of, our stockholders. The decision of our Board of Directors was based upon a number of potential benefits of the CMP Transaction and other factors that it believes could contribute to the success of our company, and thus inure to the benefit of our stockholders, including the following, the order of which does not necessarily reflect their relative significance:

•	A more diversified and strategic national platform. CMP currently owns 30 radio stations in eight markets, including San Francisco, Dallas, Houston, Atlanta, Cincinnati, Indianapolis and Kansas City. The addition of these radio stations to our company will add these large-sized markets to our portfolio of radio markets. It will also further our geographic diversity by establishing a greater presence in large-sized markets and provide us with a greater national media platform.

•	Anticipated accretion to earnings. The combined company should have increased broadcast cash flow and free cash flow, increased earnings before interest, taxes, depreciation and amortization, station operating margins, and increased after-tax cash flow, on a per share basis, when compared to Cumulus Media on our own.

•	Increased size and scale of operations. The addition of CMP helps to solidify our position as the second largest radio station company in the United States based on the number of stations owned, and increases our total revenues.

•	Increase our equity market capitalization and liquidity. The issuance of additional shares of our common stock in the CMP Transaction increases the total equity market capitalization of Cumulus Media, which we expect will also increase the trading volume, and therefore the liquidity, of our common stock.

•	Strengthen our capital base to position Cumulus Media for strategic acquisitions. The larger capital structure that will result from a combination of Cumulus Media and CMP strengthens the position of the combined company to pursue and finance strategic acquisitions, such as the subsequently announced Citadel Acquisition.

•	Fairness opinion. Our Board of Directors received the opinion of Moelis that, subject to the limitations and qualifications set forth therein, as of January 31, 2011, the exchange ratio in the CMP Transaction is fair, from a financial point of view, to Cumulus Media.

In addition, our Board of Directors identified and considered several potentially negative factors to be balanced against the positive factors listed above, including that the trading price of our common stock could be negatively impacted by market overhang relating to the shares of common stock that will be available for resale by the CMP Sellers following the completion of the CMP Acquisition and upon the Warrant Exercise. They also considered the effects of the potential dilution to our equity due to the substantial number of shares of common stock and warrants issuable pursuant to the CMP Transaction.

After considering all of the relevant factors, as well as the form and amount of consideration to be paid, our Board of Directors concluded that, on balance, the potential benefits of the CMP Transaction to us and our stockholders outweighed the associated risks.

This discussion of the factors considered by our Board of Directors is not intended to be exhaustive. In light of the variety of material factors considered in connection with its evaluation of the CMP Transaction, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, our Board of Directors conducted an overall analysis of the factors described above and, in considering these factors, individual members of our Board of Directors may have given different weights to different factors. Our Board of Directors considered all of these factors as a whole, and ultimately considered the factors to be favorable to, and to support, its determination.

Opinion of Cumulus Media’s Financial Advisor

On January 31, 2011, at a meeting of the Board of Directors of Cumulus Media held to evaluate the CMP Transaction, Moelis delivered its oral opinion, which was later confirmed in writing, that based upon and subject to the conditions and limitations and qualifications set forth in its written opinion, as of January 31, 2011, the exchange ratio is fair, from a financial point of view, to Cumulus Media.

The full text of Moelis’ written opinion dated January 31, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Appendix B to this proxy statement and is incorporated herein by reference. Stockholders are encouraged to read Moelis’ written opinion carefully and in its entirety. The following summary describes the material analyses underlying Moelis’ opinion, but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion. Moelis’ opinion is limited solely to the fairness of the exchange ratio from a financial point of view as of the date of the opinion and does not address Cumulus Media’s underlying business decision to effect the CMP Transaction or the relative merits of the CMP Transaction as compared to any alternative business strategies or transactions that might be available to Cumulus Media. Moelis’ opinion does not constitute a recommendation to any stockholder of Cumulus Media as to how such stockholder should vote with respect to the CMP Transaction or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at the conclusions reached in its opinion, Moelis has, among other things:

•	reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of CMP, furnished to Moelis by Cumulus Media;

•	reviewed certain publicly available business and financial information relating to Cumulus Media that Moelis deemed relevant;

•	reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of Cumulus Media, furnished to Moelis by Cumulus Media;

•	conducted discussions with members of senior management and representatives of Cumulus Media, who manage both Cumulus Media and CMP, concerning the matters described in the foregoing bullets as well as the respective businesses and prospects of Cumulus Media and CMP before and after giving effect to the CMP Transaction;

•	reviewed publicly available financial and stock market data, including valuation multiples, for Cumulus Media and compared them with those of certain other companies in lines of business that Moelis deemed relevant;

•	compared the proposed financial terms of the CMP Transaction with the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed drafts of the Exchange Agreement and related agreements contemplated thereby; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Board of Directors of Cumulus Media, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Board of Directors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of CMP, nor was Moelis furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, Moelis assumed, at the direction of the Board of Directors, that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Cumulus Media as to the future performance of CMP and Cumulus Media and that such future financial results will be achieved at the times and in the amounts projected by management. Moelis was not requested to, and did not, express any opinion regarding any legal, regulatory, tax, accounting or financial reporting matters, including the tax effect of the CMP Transaction on Cumulus Media or its stockholders.

Moelis’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of Moelis’ opinion. Subsequent developments may affect Moelis’ opinion and Moelis does not have any obligation to update, revise or reaffirm its opinion. Moelis assumed, with the consent of the Board of Directors, that all governmental, regulatory or other consents and approvals necessary for the consummation of the CMP Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have any adverse effect on CMP or Cumulus Media or on the expected benefits of the CMP Transaction.

Financial Analysis

The following is a summary of the material financial analyses presented by Moelis to the Board of Directors at its meeting held on January 31, 2011 in connection with the delivery of the oral opinion of Moelis at such meeting and its subsequent written opinion.

Some of the summaries of the financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses performed by Moelis. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Transaction Overview/Implied Valuations

As described above, for purposes of Moelis’ opinion and the financial analyses described below, the pro forma ownership of Cumulus Media by current CMP stockholders and warrant holders implied by the shares and warrants of Cumulus Media issued or issuable to current CMP stock and warrant holders in the CMP Transaction in exchange for all of the outstanding interests of CMP is referred to as the “exchange ratio.” Specifically, the proposed transaction results in a pro forma equity split of 67.6% and 32.4% to Cumulus Media and CMP (including Cumulus Media’s ownership stake in CMP), respectively.

Based on Cumulus Media’s closing share price of $3.80 on January 28, 2011, Moelis calculated that the equity value of Cumulus Media as of such date was $170.3 million, resulting in an implied CMP equity value of $81.8 million based on the exchange ratio. Moelis also calculated Cumulus Media’s enterprise value, adding Cumulus Media’s $581 million of net debt to the $170.3 million of equity value, resulting in a total Cumulus Media enterprise value of $751.4 million. Moelis further calculated an implied enterprise value of $738.8 million for CMP (consisting of CMP’s implied equity value of $81.8 million (including Cumulus Media’s ownership stake in CMP), plus net debt of $619.1 million and preferred stock of $37.9 million). The $751.4 million enterprise value of Cumulus Media implies that Cumulus Media is valued at 8.5x its 2010 estimated EBITDA of $88.2 million and 7.6x its 2011 estimated EBITDA of $99.5 million. The $738.8 million implied enterprise value of CMP implies that CMP is valued at 9.5x CMP’s 2010 estimated EBITDA of $78 million and 8.3x its 2011 estimated EBITDA of $89.5 million.

Selected Public Companies Analysis

Moelis compared certain financial information of Cumulus Media and CMP with corresponding financial information of certain selected publicly traded companies. Moelis selected publicly traded companies that shared similar characteristics with the business of Cumulus Media and CMP, operations and size, and for which relevant financial information was publicly available. The list of selected companies is set forth below:

•	Citadel Broadcasting Corporation;

•	Entercom Communications Corp.;

•	Radio One Inc.; and

•	Beasley Broadcast Group Inc. (the “Selected Companies”).

Moelis also considered and analyzed CBS Corporation, CC Media Holdings, Inc., Emmis Communications Corp., Salem Communications Corp., Westwood One Inc. and Saga Communications Inc., but the table below does not include these companies.

As part of its selected public companies analysis, Moelis calculated and analyzed for each company referred to above the company’s ratio of its enterprise value (calculated as fully diluted equity value based on closing stock prices as of January 28, 2011 plus debt, minority interests and preferred stock) to EBITDA and broadcast cash flow (“BCF”) for the most recent reported latest twelve months ending September 30, 2010 (“LTM”) and estimated calendar years 2010 and 2011, each of which is referred to in this section as “E2010” and “E2011.” LTM data was based on public filings and “E2010” and “E2011” estimates were based on consensus public company analyst estimates, except that E2010 and E2011 for Cumulus Media and CMP were provided by Cumulus Media management. The following summarizes the results of these calculations for the Selected Companies and the implied multiples for each of Cumulus Media and CMP based on the exchange ratio:

									Cumulus
	Low		High		Mean		Median		Media		CMP

Total Enterprise Value/EBITDA
LTM	9.1	x	10.6	x	9.6	x	9.3	x	9.2	x	10.0	x
E2010	8.1	x	9.5	x	8.9	x	9.0	x	8.5	x	9.5	x
E2011	6.9	x	9.3	x	8.4	x	8.8	x	7.6	x	8.3	x
Total Enterprise Value/BCF
LTM	6.2	x	8.5	x	7.8	x	8.3	x	7.6	x	8.8	x
E2010	6.0	x	8.8	x	7.5	x	7.8	x	7.3	x	8.7	x
E2011	5.4	x	8.6	x	7.2	x	7.7	x	6.5	x	7.7	x

Moelis then applied a range of selected multiples of 7.5x to 8.5x to E2011 EBITDA for Cumulus Media and 8.0x to 9.0x for CMP, respectively, to derive an implied equity value of $165.1 million to $264.5 million for Cumulus Media and $59.3 million to $148.8 million for CMP. This analysis indicated an implied range of ownership to CMP of 18.3% to 47.4% compared to the 32.4% contemplated by the exchange ratio.

Moelis further applied a range of selected multiples of 6.5x to 8.0x to E2011 BCF for Cumulus Media and 7.5x to 8.5x for CMP, respectively, to derive an implied equity value of $174.1 million to $348.3 million for Cumulus Media and $63.1 million to $159.1 million for CMP. This analysis indicated an implied range of Cumulus Media ownership to CMP of 15.3% to 47.7% compared to the 32.4% contemplated by the exchange ratio.

Selected Transactions Analysis

Moelis considered recent transactions in the radio broadcasting sector and ultimately concluded that there were no precedent transactions that were relevant as part of its analysis.

Discounted Cash Flow Analysis

Moelis conducted a discounted cash flow, or DCF, analysis of Cumulus Media to calculate a range of implied equity values for Cumulus Media. A DCF analysis is a method of evaluating a business using estimates of the future unlevered free cash flows generated by the business and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments for the business, which Moelis refers to as that business’ free cash flows, and is obtained by discounting those free cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity costs of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the value of all free cash flows from an asset for periods beyond the final forecast period.

Using projections provided by Cumulus Media management, Moelis performed a DCF analysis of Cumulus Media utilizing the after-tax unlevered free cash flows for the calendar years 2011 to 2014, using discount rates ranging from 9.0% to 11.0%, which was based upon a number of factors, including the weighted average cost of capital of Cumulus Media. The terminal value was then calculated using a terminal EBITDA multiple range of 7.50x to 8.50x.

Based on the foregoing, Moelis derived for Cumulus Media an implied equity value range of $359 million to $495 million and an implied enterprise value range of $940 million to $1,076 million.

Using projections provided by Cumulus Media’s management, Moelis performed a DCF analysis for CMP utilizing the after-tax unlevered free cash flows for the calendar years 2011 to 2014, using discount rates ranging from 9.0% to 11.0%, which was based upon a number of factors, including the weighted average cost of capital of CMP. The terminal value was then calculated using a terminal EBITDA multiple range of 8.0x to 9.0x.

Based on the foregoing, Moelis derived for CMP an implied equity value range of $103 million to $227 million and an implied enterprise value range of $760 million to $884 million.

This analysis indicated an implied range of ownership to CMP of 17.3% to 38.8% compared to the 32.4% contemplated by the exchange ratio.

Other Analysis

Relative Contribution Analysis

Moelis calculated the relative contributions of Cumulus Media and CMP to the combined company of projected BCF and EBITDA for the years 2010 through 2014, and net income for the years 2011 through 2014, based on the Cumulus Media and CMP projections provided by Cumulus Media’s management. Moelis also calculated the relative contribution based on a transaction enterprise value, using Cumulus Media’s share price of $3.80 as of January 28, 2011. This analysis indicated the following relative contribution of Cumulus Media and CMP following the exchange.

		Cumulus
		Media	CMP

BCF	2010E	55.1%	44.9%
	2011E	54.8%	45.2%
	2012E	55.3%	44.7%
	2013E	55.3%	44.7%
	2014E	55.4%	44.6%
EBITDA	2010E	53.1%	46.9%
	2011E	52.6%	47.4%
	2012E	53.3%	46.7%
	2013E	53.2%	46.8%
	2014E	53.3%	46.7%
Transaction EV Splits		50.4%	49.6%
Net Income	2011E	61.7%	38.3%
	2012E	64.4%	35.6%
	2013E	63.8%	36.2%
	2014E	64.0%	36.0%
Exchange Agreement Equity Splits		67.6%	32.4%

Pro Forma Financial Analysis

Moelis reviewed the potential pro forma financial effect of the CMP Transaction on Cumulus Media’s fiscal years 2011 through 2014 projected earnings per share. Cumulus Media and CMP financial data was based on the Cumulus Media and CMP projections provided by Cumulus Media’s management. This analysis indicated that the transaction could be accretive to Cumulus Media’s projected earnings per share for fiscal years 2011 through 2014. The actual results achieved by Cumulus Media after the completion of the transactions may vary from projected results and the variations may be material.

General

The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above for purposes of comparison is directly comparable to Cumulus Media, CMP or the CMP Transaction. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Cumulus Media, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through negotiations among Cumulus Media and its representatives, on the one hand, and the CMP Sellers and their representatives, on the other hand, and the decision by the Board of Directors to approve, adopt and authorize the Exchange Agreement was solely that of the Board of Directors. Moelis did not recommend any specific exchange ratio to the Board of Directors or suggest that any specific consideration constituted the only appropriate consideration for the CMP Transaction.

Moelis’ opinion was prepared for the use and benefit of the Board of Directors in its evaluation of the CMP Transaction. Moelis was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Cumulus Media. In addition, Moelis’ opinion does not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of Cumulus Media’s officers, directors or employees, or any class of such persons, relative to the exchange ratio. At the direction of the Board of Directors of Cumulus Media, Moelis was not asked to, nor did it, offer any opinion as to the material terms of the Exchange Agreement, the Restated Warrant Agreement or the form of the CMP Transaction. Moelis also expressed no opinion as to what the value of the Cumulus Media common stock will be when issued pursuant to the Exchange Agreement or the prices at which it will trade in the future. In rendering its opinion, Moelis assumed, with the consent of the Board of Directors, that the final executed form of the Exchange Agreement and the Restated Warrant Agreement would not differ in any material respect from the drafts that Moelis examined, and that CMP and Cumulus Media would comply with all the material terms of such agreements.

Pursuant to the terms of Moelis’ engagement, Cumulus Media agreed to pay Moelis a fee of $500,000, payable upon delivery of Moelis’ opinion, regardless of the conclusion reached in such opinion. In addition, Cumulus Media has agreed to indemnify Moelis for certain liabilities arising out of its engagement. In the past, Moelis has provided investment banking and other services to affiliates of the CMP Sellers and received compensation for the rendering of such services. In the ordinary course of business, Moelis, its successors and its affiliates may trade securities of Cumulus Media and CMP for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

The Board of Directors retained Moelis because Moelis has substantial experience in similar transactions. Moelis is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Interests of Principal Officers/Directors in the CMP Transaction

Pursuant to the Exchange Agreement, we agreed to appoint the Blackstone Designee to our Board of Directors, within three business days of signing the Exchange Agreement, and to nominate the Blackstone Designee for election to our Board at each of the next three successive annual meetings of our stockholders following the date of the Exchange Agreement. On January 31, 2011, Mr. David M. Tolley, a Senior Managing Director of Blackstone and a director of CMP, was appointed as the Blackstone Designee to our Board of Directors pursuant to the terms of the Exchange Agreement. Mr. Tolley has agreed to promptly resign from our Board of Directors if the Exchange Agreement is terminated prior to completing the CMP Acquisition. Pursuant to the Exchange Agreement and the Voting Agreements, for each of our next three successive annual meetings of stockholders, including the annual meeting to which this proxy statement relates, our Board of Directors is obligated to nominate Mr. Tolley, or his designated successor, for election as a director unless affiliates of Blackstone as a group cease to beneficially own at least one-half of the aggregate amount of our common stock that they will receive upon consummation of the CMP Acquisition. The Dickeys and the BofA Entities have agreed to vote their shares in favor of the election of Mr. Tolley. Mr. Tolley has served as a member of the board of directors of CMP since 2006.

In accordance with the Exchange Agreement, Mr. Tolley is entitled to the same compensation, if any, the same indemnification in connection with his role as a director and the same reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors (or any committee thereof) as is received by the other non-management members of our Board of Directors.

A limited partnership in which Mr. L. Dickey, Jr., Mr. J. Dickey and certain other members of the Dickey family indirectly own a 1/3 equity interest, but that is not otherwise affiliated with us or CMP, is the beneficial holder of Radio Holdings Warrants exercisable for 1,350,707 shares of Radio Holdings common stock. Upon effectiveness of the Restated Warrant Agreement, these Radio Holdings Warrants will initially be exercisable on the day following the CMI Delivery Date for a total of 2,985,278 shares of our Class D common stock. In connection with and as a result of the effectiveness of the Restated Warrant Agreement, these members of the Dickey family may be deemed to beneficially own 995,092 additional shares of our common stock beginning on the date that is 60 days prior to the date on which such CMP Warrants become exercisable.

Accounting Treatment of the CMP Transaction

We will account for the CMP Transaction using the acquisition method of accounting for a business combination. Under this method of accounting, the assets and liabilities of CMP, including intangible assets, will be recorded at their fair market values and the results of operations and cash flows of CMP will be included in our financial statements in each case, prospectively from the completion of the acquisition.

Absence of Appraisal Rights

Under Delaware law, our stockholders will not have appraisal or dissenters’ rights in connection with the CMP Transaction or the issuance of shares of our common stock in connection with the CMP Transaction.

CMP BUSINESS

Overview

CMP commenced operations in 2006 and holds its radio broadcasting assets through two indirect wholly-owned subsidiaries, CMPSC and CMP KC LLC (“KC LLC”), both of which CMP owns indirectly through its direct wholly-owned subsidiary, Radio Holdco. On May 5, 2006, CMPSC acquired the radio broadcasting businesses of Susquehanna for approximately $1.2 billion and commenced operations (the “Susquehanna Acquisition”). Following completion of the Susquehanna Acquisition, those radio broadcasting businesses were operated by various subsidiaries of an indirect, wholly-owned subsidiary of CMP, Radio Holdings. In connection with the formation of CMP and the Susquehanna Acquisition, CMP formed KC LLC, a separate indirect wholly-owned subsidiary of CMP that is not a subsidiary of Radio Holdings, and Cumulus Media contributed to KC LLC four radio stations, with two in each of the Kansas City and Houston markets. KC LLC also entered into senior secured credit facilities under which it made term loan borrowings, the proceeds of which were used in part to finance the Susquehanna Acquisition. The radio stations owned by KC LLC are separate from the broadcasting businesses owned by Radio Holdings. KC LLC and its subsidiaries are not borrowers, or guarantors of the obligations, under the bank borrowings or outstanding notes of CMPSC, nor, assuming consummation of the CMP Acquisition, the Citadel Acquisition or the Global Refinancing, the indebtedness incurred in connection therewith. The businesses of both CMPSC and KC LLC are managed by Cumulus Media pursuant to a management agreement with CMP that was entered into in May 2006.

For the three months ended March 31, 2011, the Susquehanna and KC LLC businesses had net revenues of $37.4 million and $1.7 million, respectively, and CMP Station Operating Income of $15.1 million and $0.2 million, respectively. In 2010, the Susquehanna and KC LLC businesses had net revenues of $181.7 million and $7.0 million, respectively, and CMP Station Operating Income of $84.7 million and $0.9 million, respectively. For discussion of CMP Station Operating Income, including a reconciliation to operating income (loss), the most directly comparable measure calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), see footnote 1 to CMP’s selected historical financial data under “Selected Historical Consolidated Financial Information.” CMP has entered into an agreement to dispose of KC LLC, as further described herein, although it is intended that Cumulus Media will continue to operate the business of KC LLC subsequent to such disposal.

In connection with the formation of CMP, CMPSC entered into the CMPSC Credit Facilities and issued the CMP 9.875% Notes. In March 2009, CMPSC and its sole stockholder, Radio Holdings, completed the CMP 2009 Exchange Offer pursuant to which approximately $175.5 million of the then-outstanding CMP 9.875% Notes were exchanged for an aggregate of (i) $14.0 million in aggregate principal amount of the CMP 2014 Notes, (ii) the Radio Holdings Preferred Stock, and (iii) the Radio Holdings Warrants permitting the holders thereof to purchase an aggregate of 3,740,893 shares, representing approximately 38.1% of the common stock of Radio Holdings and having an exercise price of $0.01 per share. As of March 31, 2011, CMPSC had outstanding approximately (i) $594.8 million in term loans and no revolving loans under the CMPSC Credit Facilities, (ii) $12.1 million in principal amount of the CMP 9.875% Notes, and (iii) $14.0 million in principal amount of the CMP 2014 Notes, and Radio Holdings had outstanding of Radio Holdings Preferred Stock with a redemption value of approximately $38.0 million.

Also in connection with the formation of CMP, KC LLC entered into a senior secured credit facility (the “CMP KC Credit Facility”) and pledged the assets of the KC LLC businesses to secure its obligations thereunder. As of March 31, 2011, approximately $86.2 million was outstanding under the CMP KC Credit Facility. As of March 31, 2011, KC LLC was in default under the CMP KC Credit Facility. CMP has entered into a restructuring agreement with the lenders under the CMP KC Credit Facility with respect to that facility, pursuant to which CMP will dispose of its equity interests in KC LLC. See “Item 7. Management’s Discussion of Financial Condition and Results of Operations” of Cumulus Media’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference in this proxy statement, for additional detail about this agreement.

CMP, through Radio Holdings, owns 30 radio stations in eight markets including San Francisco, Dallas, Atlanta, Houston, Cincinnati, Indianapolis and Kansas City. Separately, through its indirectly wholly-owned subsidiary KC LLC, CMP owns two stations in the Kansas City market and two in the Houston market.

CMP has followed a focused strategy of assembling and operating clusters of stations in some of the nation’s largest markets. According to BIA Financial Network, Inc. (“BIA”), CMP’s cluster rank by revenue is in the top ten in four of the eight markets in which CMP operates. According to the Arbitron Market Report (“Arbitron”), 35 of CMP’s stations have ratings ranking them in the top three within their formats of their targeted demographic in their respective markets, including 20 stations that rank first within their formats and 13 stations that rank second within their formats. The majority of CMP’s stations enjoy strong ratings in their target demographics, reflecting loyal listener bases, which CMP believes are driven by these stations’ long-standing community presences and established brands. In addition, CMP believes its markets have attractive demographics. According to BIA, most of CMP’s markets have per capita and household after-tax disposable income, expected household after-tax disposable income growth and expected population growth in excess of the national average, which CMP believes makes CMP’s stations attractive to a broad base of radio advertisers and reduces its dependence on any one economic sector or specific advertiser.

CMP’s stations offer a broad range of programming formats including country, contemporary hit radio/top 40, adult contemporary, oldies, rock and sports and talk radio, each targeted to a specific demographic audience within CMP’s markets. In addition, CMP has affiliations with ten professional sports teams across several of its markets, increasing CMP’s attractiveness to national and local advertisers. CMP believes that its presence in large metropolitan markets, clustering strategy and variety of programming formats make CMP attractive to a diverse base of local and national advertisers, which, together with CMP’s strong ratings, provide CMP the opportunity to generate higher market revenue share.

CMP Station Portfolio

The following table sets forth the market, call letters, frequency and license expiration date of all CMP owned and/or operated stations as of April 8, 2011.

Frequency
		(fm-Mhz)	License
Market and Stations	City of License	(am-Khz)	Expiration Date

Atlanta, GA
WNNX — FM	College Park	100.5 Mhz	April 1, 2012
WWWQ — FM	Atlanta	99.7 Mhz	April 1, 2012
Cincinnati, OH
WFTK — FM	Lebanon	96.5 Mhz	October 1, 2012
WGRR — FM	Hamilton	103.5 Mhz	October 1, 2012
WRRM — FM	Cincinnati	98.5 Mhz	October 1, 2012
Dallas, TX
KLIF — FM	Haltom City	93.3 Mhz	August 1, 2013
KKLF — AM	Richardson	1700 Mhz	August 1, 2013
KLIF — AM	Dallas	570 Mhz	August 1, 2013
KPLX — FM	Ft. Worth	99.5 Mhz	August 1, 2013
KTCK — AM	Dallas	1310 Mhz	August 1, 2013
KTDK — FM	Sanger	104.1 Mhz	August 1, 2013
Houston, TX
KRBE — FM	Houston	104.1 Mhz	August 1, 2013
KFNC — FM(1)	Beaumont	97.5 Mhz	August 1, 2013
KHJK — FM(1)	La Porte	103.7 Mhz	August 1, 2013
Indianapolis, IN
WFMS — FM	Fishers	95.5 Mhz	August 1, 2012
WJJK — FM	Noblesville	104.5 Mhz	August 1, 2012
WRWM — FM	Lawrence	93.9 Mhz	August 1, 2012

Frequency
		(fm-Mhz)	License
Market and Stations	City of License	(am-Khz)	Expiration Date

Kansas City, MO
KCFX — FM	Harrisonville	101.1 Mhz	February 1, 2013
KCJK — FM	Garden City	105.1 Mhz	February 1, 2013
KCMO — AM	Kansas City	710 Khz	February 1, 2013
KCMO — FM	Shawnee	94.9 Mhz	February 1, 2013
KMJK — FM(1)	North Kansas City	107.3 Mhz	February 1, 2013
KCHZ — FM(1)	Ottawa	95.7 Mhz	June 1, 2013
Louisville, KY
WAYI — FM	Sellersburg	93.9 Mhz	August 1, 2012
WQKC — AM	Jeffersonville	1450 Khz	August 1, 2012
San Francisco, CA
KFFG — FM	Los Altos	97.7 Mhz	December 1, 2013
KFOG — FM	San Francisco	104.5 Mhz	December 1, 2013
KNBR — AM	San Francisco	680 Khz	December 1, 2013
KSAN — FM	San Mateo	107.7 Mhz	December 1, 2013
KTCT — AM	San Mateo	1050 Khz	December 1, 2013
York, PA
WARM — FM	York	103.3 Mhz	August 1, 2014
WGLD — AM	Manchester Township	1440 Khz	August 1, 2014
WSBA — AM	York	910 Khz	August 1, 2014
WSOX — FM	Red Lion	96.1 Mhz	August 1, 2014

(1)	Operated by KC LLC.

Employees

As of March 31, 2011, CMP had approximately 694 full- and part-time employees, of which approximately 632 were employed by Susquehanna with the remainder by KC LLC. None of CMP’s employees are covered by collective bargaining agreements, and CMP believes its relations with its employees are satisfactory.

CMP employs several on-air personalities with large audiences in their respective markets. On occasion, CMP enters into employment agreements with these personalities to protect CMP’s interests in those relationships that they believe to be valuable. The loss of one or more of these personalities could result in a loss of audience share, but CMP does not believe that any such loss would have a material adverse effect on CMP’s financial condition or results of operations, taken as a whole.

Intellectual Property

CMP owns numerous domestic trademark registrations related to the business of CMP’s stations. CMP also licenses certain trademarks related to the business of CMP’s stations, including the license of the “Cumulus” trademark from Cumulus Media. CMP owns no material patents or patent applications. CMP does not believe that any of CMP’s trademarks are material to CMP’s business or operations.

Properties

CMP leases seven studio facilities for its radio operations. CMP owns broadcast towers for 12 of its radio stations, of which ten are owned by Susquehanna with the remainder owned by KC LLC. CMP leases 31 other main broadcast towers, of which 29 are leased by Susquehanna with the remainder leased by KC LLC. CMP owns the real property under ten of its main broadcast towers and leases the land under its other three main broadcast towers.

Legal Proceedings

On March 4, 2011, CMP was substituted for Cumulus Media as named defendant in a purported class action lawsuit filed by Brian Mas, a former employee of a subsidiary of CMP. The lawsuit claims (i) unlawful failure to pay required overtime wages, (ii) late pay and waiting time penalties, (iii) failure to provide accurate itemized wage statements, (iv) failure to indemnify for necessary expenses and losses and (v) unfair trade practices under California’s Unfair Competition Act. The plaintiff is requesting restitution, penalties and injunctive relief, and seeks to represent other California employees fulfilling the same job during the immediately preceding four-year period. CMP is vigorously defending this lawsuit and has not yet determined what effect the lawsuit will have, if any, on its financial position, results of operations or cash flows.

CMP currently and from time to time is involved in litigation incidental to the conduct of its business, but CMP is currently not a party to any other lawsuit or proceeding that, in its opinion, is likely to have a material adverse effect on CMP.

CMP MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following CMP management’s discussion and analysis of financial condition and results of operations is intended to provide the reader with an overall understanding of CMP’s financial condition, changes in financial condition, results of operations, cash flows, sources and uses of cash, contractual obligations and financial position. This CMP management’s discussion and analysis is presented solely on a historical basis for CMP, and does not give effect to the CMP Transaction or the other pending transactions discussed elsewhere in this proxy statement.

The following information should be read in conjunction with CMP’s audited consolidated financial statements and accompanying notes and unaudited consolidated interim financial statements and the accompanying notes included elsewhere in this proxy statement.

2010 and First Quarter 2011 Operating Overview and Highlights

Throughout 2010, the disruption in CMP’s advertisers’ buying patterns and turbulence in the overall advertising industry caused by the economic recession in 2008 and 2009 generally subsided. By the second half of 2010, CMP began to see what it believed to be a much more historically normalized operating cycle, and CMP began to experience improvements in certain key operating and liquidity metrics. As further described below, this more stabilized operating environment continued into the three months ended March 31, 2011.

•	CMP Station Operating Income grew by 14.2% during 2010 compared to 2009, as a result of successfully growing revenues while containing operating costs across its station platform, and this trend continued with modest CMP Station Operating Income growth of 1.1% during the three months ended March 31, 2011 compared to the prior year period;

•	improved CMP Station Operating Income enabled CMPSC to pay down approximately $99.0 million and $18.3 million of debt under the CMPSC Credit Facilities during 2010 and the three months ended March 2011, respectively, which reduced CMP’s overall net debt level (total debt less available cash) to $703.6 million at December 31, 2010 and $694.5 million at March 31, 2011, from $744.9 million at December 31, 2009; and

•	the combination of these improved operating results and significant reduction in CMP’s debt load enabled CMP to reduce its “Total Leverage Ratio” as defined in the CMPSC Credit Agreement.

Advertising Revenue

CMP’s primary source of revenue is the sale of advertising time on its radio stations. CMP’s sales of advertising time are primarily affected by the demand for advertising time from local, regional and national advertisers and the advertising rates charged by CMP’s radio stations. Advertising demand and rates are based primarily on a station’s ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by Arbitron on a periodic basis, generally two or four times per year. CMP endeavors to develop strong listener loyalty. CMP believes that the diversification of formats on its stations helps to insulate it from the effects of changes in the musical tastes of the public with respect to any particular format.

CMP believes the number of advertisements that can be broadcast without jeopardizing listening levels and the resulting ratings is limited in part by the format of a particular station. CMP’s stations strive to maximize revenues by managing their on-air inventory of advertising time and adjusting prices based upon local market conditions. CMP’s advertising contracts are generally short-term. CMP generates most of its revenue from local and regional advertising, which is sold primarily by a station’s sales staff. Local and regional advertising represented approximately 79.3% of CMP’s total revenues in the three months ended March 31, 2011, 77.2% of CMP’s total revenues in 2010, 79.4% of CMP’s total revenues in 2009 and 80.0% of CMP’s total revenue in 2008.

Results of Operations

Analysis of Consolidated Statements of Operations

The following analysis of selected data from CMP’s consolidated statements of operations should be referred to while reading the results of operations discussion that follows:

	Three Months Ended		2011 v 2010					2010 vs 2009		2009 vs 2008
	March 31,		$	%	Year Ended December 31,			$	%	$	%
	2011	2010	Change	Change	2010	2009	2008	Change	Change	Change	Change
	(Dollars in thousands)

Net revenues	$39,143	$37,917	$1,226	3.2%	$188,718	$175,896	$212,429	$12,822	7.3%	$(36,533)	(17.2)%
Operating expenses:
Station operating expenses (excluding depreciation and amortization and including LMA fees)	23,757	22,736	1,021	4.5%	103,103	100,952	128,670	2,151	2.1%	(27,718)	(21.5)%
Depreciation and amortization	2,116	2,134	(18)	(0.8)%	8,576	8,232	9,015	344	4.2%	(783)	(8.7)%
Corporate general and administrative expenses	2,482	1,770	712	40.2%	8,397	10,701	7,465	(2,304)	(21.5)%	3,236	43.3%
Loss (gain) on disposals of assets or stations	(6)	1	(7)	N/A	29	68	(660)	(39)	(57.4)%	728	(110.3)%
Impairment of long-term investments	—	—	—	**	—	—	3,011	—	**	(3,011)	**
Impairment of intangible assets and goodwill	—	—	—	**	3,296	209,939	687,849	(206,642)	(98.4)%	(477,911)	(69.5)%

Total operating expenses	28,349	26,641	1,708	6.4%	123,401	329,892	835,350	(206,490)	(62.6)%	(505,459)	(60.5)%

Operating income (loss)	10,794	11,276	(482)	(4.3)%	65,317	(153,996)	(622,921)	219,312	(142.4)%	468,926	(75.3)%
Non-operating (expense) income:
Interest expense, net	(6,219)	(7,750)	1,531	(19.8)%	(28,171)	(34,473)	(71,308)	6,302	(18.3)%	36,835	(51.7)%
Gain on early extinguishment of debt	—	—	—	**	—	86,958	20,935	(86,958)	**	66,023	**
Other income (expense), net	—	—	—	**	349	753	258	(403)	(53.6)%	494	191.5%

Income (loss) before income taxes	4,575	3,526	1,049	29.8%	37,495	(100,758)	(673,036)	138,253	(137.2)%	572,278	(85.0)%
Income tax (expense) benefit	(2,479)	(2,113)	(366)	17.3%	(18,210)	51,507	127,519	(69,717)	(135.4)%	(76,012)	(59.6)%

Net income (loss)	$2,096	$1,413	$683	48.3%	$19,285	$(49,251)	$(545,517)	$68,536	(139.2)%	$496,266	(91.0)%

**	Calculation is not meaningful.

Three Months Ended March 31, 2011 Compared to the Three Months Ended March 31, 2010

Net Revenues

Net revenues for the three months ended March 31, 2011 increased $1.2 million, or 3.2%, to $39.1 million compared to $37.9 million for the three months ended March 31, 2010, primarily due to increases of $1.6 million in local and regional revenue and $0.5 million in network advertising contracts, offset by a $0.9 million decrease in national revenue.

Station Operating Expenses (Excluding Depreciation and Amortization and including LMA Fees)

Station operating expenses for the three months ended March 31, 2011 increased $1.0 million, or 4.5%, to $23.7 million compared to $22.7 million for the three months ended March 31, 2010. This increase is primarily due to a $1.0 million increase in legal fees, which includes $0.5 million of out of period costs.

Depreciation and Amortization

Depreciation and amortization was $2.1 million for each of the three months ended March 31, 2011 and 2010.

Corporate General and Administrative Expenses

Corporate general and administrative expenses for the three months ended March 31, 2011, increased $0.7 million, or 40.2%, to $2.5 million compared to $1.8 million for the three months ended March 31, 2010, primarily due to increases of $0.4 million in costs related to the pending acquisition by Cumulus and $0.3 million in professional fees.

Interest Expense, net

Interest expense, net for the three months ended March 31, 2011 decreased $1.5 million, or 19.8%, to $6.2 million compared to $7.8 million for the three months ended March 31, 2010. Interest expense associated with outstanding debt decreased by $0.3 million to $5.1 million as compared to $5.4 million in the prior year’s period. This decrease was primarily due to a decrease in the borrowing base due to the pay-down of approximately $115.6 million of outstanding debt. Additionally, interest expense decreased by $1.3 million related to the change in fair value of CMP’s interest rate swap (the “2008 Swap”). The following summary details the components of CMP’s interest expense, net of interest income:

	Three Months
	Ended
	March 31,
	2011	2010	$ Change
	(Dollars in thousands)

Bank borrowings — term loan and revolving credit facilities	$5,152	$5,429	$(277)
Senior notes(1)	300	300	—
Bank borrowings yield adjustment — interest rate swap	1,662	1,622	40
Change in the fair value of interest rate swap agreement	(1,587)	(250)	(1,337)
Other interest expense	696	663	33
Interest income	(4)	(14)	10

Interest expense, net	$6,219	$7,750	$(1,531)

(1)	Includes interest on CMP 2014 Notes and CMP 9.875% Notes.

Income Tax Expense

CMP recorded income tax expense of $2.5 million for the three months ended March 31, 2011 and $2.1 million for the three months ended March 31, 2010. The change was primarily due to the increase in pre-tax income of $1.0 million during the three months ended March 31, 2011 as compared to the prior period.

CMP Station Operating Income

As a result of the factors described above, CMP Station Operating Income for the three months ended March 31, 2011 increased $0.1 million, or 1.1%, to $15.3 million compared to $15.2 million for the three months ended March 31, 2010.

For discussion of CMP Station Operating Income, including reconciliation to operating income (loss), the most directly comparable measure calculated in accordance with GAAP, see footnote 1 to CMP’s selected historical financial data under “Selected Historical Consolidated Financial Information” included elsewhere in this proxy statement.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Net Revenues

Net revenues for the year ended December 31, 2010 increased $12.8 million, or 7.3%, to $188.7 million compared to $175.9 million for the year ended December 31, 2009, primarily due to increases of $4.8 million in national revenue, $2.1 million in political revenue and $5.9 million in local revenue.

Station Operating Expenses (Excluding Depreciation and Amortization and Including LMA Fees)

Station operating expenses for the year ended December 31, 2010 increased $2.1 million, or 2.1%, to $103.1 million compared to $101.0 million for the year ended December 31, 2009. This increase is primarily due to a $2.3 million increase in sales commission expense associated with an increase in revenues, offset by a $0.2 million decrease in expenses generally.

Depreciation and Amortization

Depreciation and amortization for the year ended December 31, 2010 increased $0.3 million, or 4.2%, to $8.5 million compared to $8.2 million for the year ended December 31, 2009, as a result of capital expenditures of $0.8 million and $1.4 million in 2010 and 2009, respectively.

Corporate General and Administrative Expenses

Corporate general and administrative expenses for the year ended December 31, 2010 decreased $2.3 million, or 21.5%, to $8.4 million compared to $10.7 million for the year ended December 31, 2009, primarily due to a decrease of $3.0 million in franchise tax expense offset by a $0.6 million increase in professional fees and a $0.1 million increase attributable to miscellaneous expenses.

Impairment of Intangible Assets and Goodwill

CMP recorded approximately $3.3 million and $210.0 million of charges related to the impairment of intangible assets and goodwill for the years ended December 31, 2010 and 2009, respectively. The impairment loss is related to the impairment of broadcast licenses in 2010 and 2009, recorded in conjunction with CMP’s annual and interim impairment testing. See “Critical Accounting Policies and Estimates” and “— Intangible Assets (Including Goodwill)” below, as well as Note 4, “Intangible Assets and Goodwill,” in the notes to CMP’s audited consolidated financial statements included elsewhere in this proxy statement.

Interest Expense, Net

Interest expense, net for the year ended December 31, 2010 decreased $6.3 million, or 18.3%, to $28.2 million compared to $34.5 million for the year ended December 31, 2009. Interest expense associated with outstanding debt decreased by $0.5 million to $23.2 million as compared to $23.7 million in the prior year’s period. This decrease was primarily due to a decrease in the borrowing base due to the pay-down of approximately $99.0 million of outstanding debt compared to the prior year. Additionally, interest expense decreased by $5.7 million related to the fair value of CMP’s interest rate swap agreement (the “2008 Swap”).

These decreases were offset by a $0.3 million increase in the yield adjustment on the 2008 Swap. The following summary details the components of CMP’s interest expense, net of interest income:

	Year Ended December 31,
	2010	2009	$ Change
	(Dollars in thousands)

Bank borrowings — term loan and revolving credit facilities	$21,962	$22,475	$(513)
Senior notes(1)	1,198	1,200	(2)
Bank borrowings yield adjustment — interest rate swap	6,628	6,339	289
Change in the fair value of interest rate swap agreement	(4,213)	1,522	(5,735)
Other interest expense	2,726	3,052	(326)
Interest income	(130)	(115)	(15)

Interest expense, net	$28,171	$34,473	$(6,302)

(1)	Includes interest on CMP 2014 Notes and CMP 9.875% Notes.

CMP Station Operating Income

As a result of increased revenue, partially offset by an increase in station operating expense, both as described above, CMP Station Operating Income for the year ended December 31, 2010 increased $10.6 million, or 14.2%, to $85.6 million compared to $74.9 million for the year ended December 31, 2009.

Intangible Assets (Including Goodwill)

Intangible assets, net of amortization, were $322.9 million and $326.7 million as of December 31, 2010 and 2009, respectively. The intangible asset balances primarily consist of broadcast licenses and goodwill. Intangible assets, net, decreased in 2010 from the prior year primarily due to a $3.3 million impairment charge taken on broadcast licenses during the year ended December 31, 2010, in connection with CMP’s impairment evaluations in the fourth quarter of 2010 and a $0.5 million increase in the amortization of definite-lived assets in 2010.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Net Revenues

Net revenues for the year ended December 31, 2009 decreased $36.5 million, or 17.2%, to $175.9 million compared to $212.4 million for the year ended December 31, 2008, primarily due to the impact of the economic recession during that period which led to decreases of $29.1 million in local revenue, $4.8 million in national revenue and $2.6 million in political revenue.

Station Operating Expenses (Excluding Depreciation and Amortization and Including LMA Fees)

Station operating expenses for the year ended December 31, 2009 decreased $27.7 million, or 21.5%, to $101.0 million compared to $128.7 million for the year ended December 31, 2008, primarily due to the impact of CMP’s cost containment initiatives in 2009, including but not limited to, a $17.1 million decrease in salaries and related expenses, a $4.3 million decrease in advertising and promotions, and a reduction of $3.8 million related to broadcast rights, with the remaining $2.5 million attributable to a reduction in other general expenses.

Depreciation and Amortization

Depreciation and amortization for the year ended December 31, 2009 decreased $0.8 million, or 8.7%, to $8.2 million compared to $9.0 million for the year ended December 31, 2008. This decrease was related to a decrease in the depreciable asset base due to certain assets becoming fully depreciated in 2008.

Corporate General and Administrative Expenses

Corporate general and administrative expenses for the year ended December 31, 2009 increased $3.2 million, or 43.3%, to $10.7 million compared to $7.5 million for the year ended December 31, 2008, primarily due to an increase of $3.3 million in franchise tax expense, partially offset by a decrease of $0.1 million attributable to miscellaneous expenses.

Gain on Disposals of Assets or Stations

During the year ended December 31, 2008, CMP recognized a gain of approximately $0.7 million related to the gain on casualty loss and insurance recoveries from losses associated with Hurricane Ike, which in September 2008 caused damage to certain of CMP’s towers located in Houston, Texas.

Impairment of Long-Term Investments

During the year ended December 31, 2008, CMP recorded impairment charges of approximately $3.0 million associated with long-term investments that were written off. There were no similar charges incurred in 2009.

Impairment of Intangible Assets and Goodwill

CMP recorded approximately $209.9 million and $687.8 million of charges related to the impairment of intangible assets and goodwill for the years ended December 31, 2009 and 2008, respectively. The charges are related to the impairment of broadcast licenses in both 2009 and 2008 and the impairment of goodwill in 2008, recorded in conjunction with CMP’s annual and interim impairment testing. See “Critical Accounting Policies and Estimates” and “— Intangible Assets (Including Goodwill)” below, as well as Note 4, “Intangible Assets and Goodwill,” in the notes to CMP’s audited consolidated financial statements included elsewhere in this proxy statement.

Interest Expense, Net

Interest expense, net for the year ended December 31, 2009 decreased $36.8 million, or 51.7%, to $34.5 million compared to $71.3 million for the year ended December 31, 2008. Interest expense associated with outstanding debt decreased by $36.7 million to $23.7 million as compared to $60.4 million in 2008. This decrease was primarily due to a $161.5 million net decrease in the borrowing base due to the CMP 2009 Exchange Offer and the pay-down of approximately $42.5 million of outstanding debt. See “— CMP 9.875% Notes — Troubled Debt Restructuring — 2009” below, as well as Note 8, “Long-Term Debt,” in the notes to CMP’s audited consolidated financial statements included elsewhere in this proxy statement.

The following summary details the components of CMP’s interest expense, net of interest income:

	Year Ended December 31,
	2009	2008	$ Change
	(Dollars in thousands)

Bank borrowings — term loan and revolving credit facilities	$22,475	$39,977	$(17,502)
Senior notes(1)	1,200	20,408	(19,208)
Bank borrowings yield adjustment — interest rate swap	6,339	912	5,427
Change in the fair value of interest rate swap agreement	1,522	5,944	(4,422)
Other interest expense	3,052	4,287	(1,235)
Interest income	(115)	(220)	105

Interest expense, net	$34,473	$71,308	$(36,835)

(1)	Includes interest on CMP 2014 Notes and CMP 9.875% Notes.

CMP Station Operating Income

As a result of decreased revenue, partially offset by a decrease in station operating expense, both as described above, CMP Station Operating Income for the year ended December 31, 2009 decreased $8.8 million, or 10.5%, to $74.9 million compared to $83.7 million for the year ended December 31, 2008.

Intangible Assets (Including Goodwill)

Intangible assets, net of amortization, were $326.7 million and $537.1 million as of December 31, 2009 and 2008, respectively. The intangible asset balances primarily consist of broadcast licenses and goodwill. Intangible assets, net, decreased from 2008 primarily due to a $209.9 million impairment charge taken on broadcast licenses for the year ended December 31, 2009, based on the results of CMP’s impairment evaluations in the third and fourth quarters of 2009 and a $0.7 million increase in the amortization of definite-lived intangible assets, partially offset by the purchase of $0.2 million in intangible assets.

Seasonality

CMP’s operations and revenues are seasonal in nature, with generally lower revenue generated in the first quarter of the year and generally higher revenue generated in the second and fourth quarters of the year. The seasonality of CMP’s business reflects the adult orientation of CMP’s formats and relationship between advertising purchases on these formats with the retail cycle. This seasonality causes, and will likely continue to cause, a variation in CMP’s quarterly operating results. Such variations could have an effect on the timing of CMP’s cash flows. Historical results of any interim or annual period are not necessarily indicative of results to be expected in any future interim or annual period.

Liquidity and Capital Resources

Historically, CMP’s principal needs for liquidity have been to fund expenses associated with station and corporate operations, capital expenditures, payment of the management fee and expenses under the Cumulus Media management agreement, interest and debt service payments, as well as acquisitions of radio stations.

The following table summarizes CMP’s historical funding needs for the years ended December 31, 2010, 2009 and 2008:

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)

Repayments of bank borrowings	$99,049	$42,543	$22,724
Interest payments	24,371	29,686	65,110
Capital expenditures	801	1,375	2,700
Acquisitions and purchase of tangible assets	—	174	9

CMP’s principal sources of funds for these requirements have been, and are expected to continue to be, cash flows from operations and cash flows from financing activities, such as borrowings under the CMPSC Credit Facilities. CMP’s cash flows from operations are subject to such factors as shifts in population, station listenership, demographics, audience tastes and fluctuations in preferred advertising media. In addition, borrowings under financing arrangements are subject to compliance with financial and operational covenants that can restrict our financial flexibility. Further, CMP’s ability to obtain additional equity or debt financing is also subject to market conditions and operating performance. CMP has assessed the implications of these factors on its current business and based on its financial condition as of March 31, 2011 (and after giving effect to the matters described below under “— KC LLC”), CMP determined that cash on hand and cash expected to be generated from operating activities and if necessary, further financing activities should be sufficient to satisfy its anticipated financing needs for working capital, capital expenditures, interest and debt service payments and repurchases of debt obligations through March 31, 2012. However, given the uncertainty of CMP’s markets’ cash flows, there can be no assurance that cash generated from operations will be sufficient or financing will be available at terms, and on the timetable, that may be necessary to meet its future capital needs.

If CMP’s revenues were to be significantly less than planned due to difficult market conditions or for other reasons, CMP’s ability to maintain compliance with the financial covenants in the CMPSC Credit Agreement would become increasingly difficult without remedial measures, such as the implementation of further cost abatement initiatives. If CMP’s remedial measures were not successful in maintaining covenant compliance, then CMP would need to negotiate with its lenders for relief, which could divert management time and attention, result in higher interest expense or other fees or costs, or could result in a default under any applicable agreements. No assurances can be provided that any necessary amendment or waiver could be obtained in a timely manner, or at all, or the costs thereof.

Cash Flows Provided by Operating Activities

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2009	2008	2008
	(Dollars in thousands)

Net cash provided by operating activities	$9,317	$4,082	$41,830	$36,569	$21,011

For the three months ended March 31, 2011, net cash provided by operating activities increased $5.2 million as compared to the three months ended March 31, 2010. The increase was primarily due to an increase of $6.8 million in accounts payable due to the timing of certain payments partially offset by a $0.4 million decrease in accounts receivable and prepaid expenses. For the year ended December 31, 2010, net cash provided by operating activities increased $5.3 million as compared to the year ended December 31, 2009. The increase was primarily due to a $68.5 million increase in net income, an $86.9 million increase in non-cash gain on extinguishment of debt in 2009 which did not recur and a $67.8 million change in deferred taxes resulting from the impact of then-current and prior period impairment charges and the use of deferred tax assets in 2010. These increases were partially offset by a $206.6 million decline in impairment charges and $11.4 million related to the impact of the change in fair value of the 2008 Swap and other changes in working capital. For the year ended December 31, 2009, net cash provided by operating activities increased $15.6 million as compared to the year ended December 31, 2008. The increase was due to a $496.2 million increase in net income and a $75.4 million change in deferred taxes resulting from the impact of then-current and prior period impairment charges. These increases were partially offset by a $477.9 million decline in impairment charges, a $66.0 million increase in gain on extinguishment of debt and $12.1 million related to the impact of the change in fair value of the 2008 Swap and other changes in working capital.

Cash Flows (Used in) Provided by Investing Activities

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Dollars in thousands)

Net cash (used in) provided by investing activities	$(245)	$(304)	$(451)	$(1,549)	$751

For the three months ended March 31, 2011, net cash used in investing activities remained flat at $0.3 million and was for capital expenditures. For the year ended December 31, 2010, net cash used in investing activities decreased $1.1 million, primarily due to a $0.6 million decrease in capital expenditures and $0.4 million in insurance recoveries from losses associated with Hurricane Ike. Net cash used in investing activities increased $2.3 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The decrease is primarily due to a $1.0 million decrease in insurance recoveries from losses associated with Hurricane Ike and a $2.5 million decrease in proceeds from the sale of assets, partially offset by a $1.3 million decrease in capital expenditures year over year.

Cash Flows (Used in) Provided by Financing Activities

	Three Months
	Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Dollars in thousands)

Net cash (used in) provided by financing activities	$(18,308)	$(1,750)	$(99,049)	$(39,680)	$59,920

For the three months ended March 31, 2011, net cash used in financing activities increased $16.6 million as compared to the three months ended March 31, 2010, primarily due to the increased levels of repayment of debt in the three months ended March 31, 2011 as compared to the same period in 2010. For the year ended December 31, 2010, net cash used in financing activities increased $59.4 million, primarily due to repaying an additional $56.5 million of debt in 2010 as compared to 2009 and a decrease of $5.5 million in bank borrowings, partially offset by $2.6 million in costs related to the CMP 2009 Exchange Offer, which did not recur in 2010. For the year ended December 31, 2009, net cash used in financing activities increased $99.6 million compared to the year ended December 31, 2008, primarily due to repayment of borrowings under the senior secured credit facilities of CMPSC and KC LLC in 2009 and proceeds from borrowings received in 2008.

CMPSC Credit Facilities and Senior Notes

In May 2006, CMPSC entered into a $700.0 million term loan facility and a $100.0 million revolving credit facility, which together comprise the CMPSC Credit Facilities, and issued $250.0 million in CMP 9.875% Notes, as described below. At the closing of these transactions, CMPSC drew on only the $700.0 million term loan, plus $3.3 million in letters of credit to cover workers’ compensation claims from a predecessor entity, reducing availability on the revolving bank facility to $96.7 million. CMPSC is charged a commitment fee of 0.5% on the unused portion of the revolving credit facility. As of March 31, 2011, CMPSC had approximately $95.4 million of remaining availability under its revolving credit facility.

Obligations under the CMPSC Credit Agreement are collateralized on a first-priority lien basis by substantially all of CMPSC’s assets in which a security interest may lawfully be granted (including FCC licenses held by its subsidiaries) including, without limitation, intellectual property and all of the capital stock of CMPSC’s direct and indirect subsidiaries. In addition, CMPSC’s obligations under the CMPSC Credit Facilities are guaranteed by its subsidiaries.

The term loan has a repayment schedule that has required quarterly principal payments of 0.25% of the original loan since September 30, 2006. Any unpaid balance on the revolving credit facility is due May 2012 and the term loan is due May 2013.

The representations, covenants and events of default in the CMPSC Credit Agreement are customary for financing transactions of this nature. Events of default in the CMPSC Credit Agreement include, among others, (i) the failure to pay when due the obligations owing under the CMPSC Credit Facilities; (ii) the failure to comply with (and not timely remedy, if applicable) certain covenants; (iii) cross-defaults and cross-accelerations; (iv) the occurrence of bankruptcy or insolvency events; (v) certain judgments against CMPSC or any of its subsidiaries; (vi) the loss, revocation or suspension of, or any material impairment in the ability to use, any of CMPSC’s material FCC licenses; (vii) any representation or warranty made, or report, certificate or financial statement delivered, to the lenders subsequently proven to have been incorrect in any material respect; (viii) the occurrence of a Change in Control (as defined in the CMPSC Credit Agreement); and (ix) violation of certain financial covenants. Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all outstanding loans and exercise any of their rights under the CMPSC Credit Agreement and the ancillary loan documents as a secured party.

As mentioned above, the CMPSC Credit Agreement contains certain customary financial covenants, including:

•	a maximum total leverage ratio;

•	a minimum interest coverage ratio; and

•	a limit on annual capital expenditures.

The maximum total leverage ratio in the CMPSC Credit Agreement becomes more restrictive over the remaining term of the CMPSC Credit Agreement.

Management of CMP believes CMP will continue to be in compliance with all of the CMPSC Credit Agreement debt covenants through at least March 31, 2012.

In accordance with the terms of the CMPSC Credit Agreement, an excess cash flows payment of $16.6 million was made in the first quarter of 2011.

2008 Swap

On June 12, 2008, CMP entered into the 2008 Swap which effectively fixed the interest rate, based on LIBOR, on $200.0 million of CMPSC’s floating rate borrowings for a three-year period. For further discussion, see Note 3, “Derivative Financial Instruments,” in the notes to CMP’s unaudited consolidated financial statements included elsewhere in this proxy statement.

The interest rate for the term loan is 2.0% above LIBOR or 1.0% above the alternate base rate. The effective interest rate exclusive of the impact of the 2008 Swap on the loan amount outstanding under the CMPSC Credit Facilities was 2.4% as of March 31, 2011 and 2.3% as of December 31, 2010 and 2009. The effective interest rate as of March 31, 2011 and December 31, 2010 and 2009, inclusive of the 2008 Swap, was 3.5%, 3.4% and 3.3%, respectively. The revolving credit facility rate is variable based on the levels of leverage of CMPSC, and ranges from 1.8% to 2.3% above LIBOR and from 0.8% to 1.3% above the alternate base rate.

Amendment to CMPSC Credit Agreement

On May 11, 2009, in connection with the CMP 2009 Exchange Offer described below, CMPSC entered into an amendment to the CMPSC Credit Agreement. This amendment maintained the preexisting term loan facility under the CMPSC Credit Facilities, but reduced availability under the revolving credit facility thereunder from $100.0 million to $95.4 million (after giving effect to a repayment and permanent reduction in available credit of approximately $4.6 million).

The amendment also increased certain pre-existing restrictions, including with respect to acquisitions, which per the amendment are limited to an aggregate of $20.0 million unless such acquired entities are added as loan parties, and the ability to undertake certain corporate transactions.

CMP 9.875% Notes

In May 2006, CMPSC issued $250.0 million in CMP 9.875% Notes. The CMP 9.875% Notes have an interest rate of 9.875% and mature in May 2014. Radio Holdings and certain of its subsidiaries are guarantors under the CMP 9.875% Notes.

Troubled Debt Restructuring — 2009

The severe recession experienced in 2008 and 2009, plus a material decline in automotive advertising, had adverse effects on CMPSC’s ability to generate revenues and remain in compliance with its debt covenants. On March 26, 2009, CMPSC completed the CMP 2009 Exchange Offer for $175.5 million aggregate principal amount of CMP 9.875% Notes, which represented 93.5% of the total principal amount outstanding, for $14.0 million aggregate principal amount of CMP 2014 Notes, 3,273,633 shares of Radio Holdings Preferred Stock and 3,740,893 Radio Holdings Warrants.

In conjunction with the CMP 2009 Exchange Offer, Radio Holdings and the subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as trustee, entered into a supplemental indenture to amend the indenture governing the CMP 9.875% Notes, with the requisite consents from eligible holders of the CMP 9.875% Notes. The amendments to the indenture eliminated substantially all of the restrictive covenants (other than, among other covenants, the covenant to pay interest and premium, if any, on, and principal of, the CMP 9.875% Notes when due), certain events of default and other related provisions in the indenture.

Early Extinguishment of Debt — 2008

In 2008, CMP repurchased and canceled $55.1 million of the CMP 9.875% Notes in open market transactions. The purchase price was $22.6 million less than the face value of the repurchased CMP 9.875% Notes and CMP recognized the $1.7 million charge for unamortized deferred financing costs as a net gain on early extinguishment of debt in 2008.

CMP 2014 Notes

Interest on the CMP 2014 Notes accrues at a floating rate equal to LIBOR plus 3.0% and is payable semiannually on May 15 and November 15 of each year, beginning on May 15, 2009. The CMP 2014 Notes will mature on May 15, 2014.

The CMP 2014 Notes are secured by second-priority liens on tangible and intangible assets of CMPSC and its subsidiaries to the extent they can be perfected by the filing of financing statements or other similar registrations and are permitted under agreements governing CMPSC’s other indebtedness, including the CMPSC Credit Agreement. Pledged assets do not include shares of capital stock of CMPSC or any of its subsidiaries or debt securities held by CMPSC or any of its subsidiaries.

The CMP 2014 Notes are (i) general obligations of CMPSC; (ii) secured on a second-priority basis by a security interest in substantially all of CMPSC’s existing and future assets to the extent pledged and assigned to the CMP 2014 Notes trustee pursuant to the security agreement in favor of the holders of the CMP 2014 Notes, subject and subordinate to certain permitted priority liens; (iii) subordinated to all first-priority senior secured indebtedness of CMPSC (including the CMPSC Credit Facilities); (iv) effectively senior to all unsecured indebtedness of CMPSC; and (v) initially guaranteed on a second-priority senior secured subordinated basis by CMPSC’s direct parent Radio Holdings and each subsidiary of CMPSC that guarantees the senior secured credit facilities. Each guarantee of the CMP 2014 Notes is a second-priority senior subordinated secured obligation of the guarantor and is subordinated in right of payment to all existing and future first-priority senior indebtedness of such guarantor, including each guarantor’s guarantee of CMPSC’s obligations under the CMPSC Credit Facilities and structurally subordinated to all existing and future indebtedness of non-guarantor subsidiaries of CMPSC.

The indenture governing the CMP 2014 Notes (the “CMP 2014 Notes Indenture”) contains covenants that limit CMPSC’s ability and the ability of its restricted subsidiaries to, among other things, (i) incur additional indebtedness or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of CMPSC’s capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of CMPSC’s assets; and (vii) designate CMPSC’s subsidiaries as unrestricted subsidiaries. The CMP 2014 Notes Indenture also contains a covenant providing that, to the extent required to permit holders of CMP 2014 Notes (other than affiliates of CMPSC) to sell their CMP 2014 Notes without registration under the Securities Act, CMPSC or Radio Holdings will make publicly available the information concerning CMPSC or Radio Holdings as specified in Rule 144(c)(2) under the Securities Act.

CMPSC may redeem some or all of the CMP 2014 Notes at any time after the issue date at redemption price equal to 100% of their principal amount, plus any accrued and unpaid interest through the redemption date.

Upon the occurrence of a “Change of Control” (as defined in the CMP 2014 Notes Indenture), each holder of the CMP 2014 Notes will have the right to require CMPSC to repurchase all of such holder’s CMP

2014 Notes at a repurchase price equal to 101% of the aggregate principal amount, plus any accrued and unpaid interest through the repurchase date.

The CMP 2014 Notes Indenture contains events of default that are customary for agreements of this type, including failure to make required payments, failure to comply with certain agreements or covenants, failure to pay certain other indebtedness and the occurrence of certain events of bankruptcy and insolvency and certain judgment defaults.

KC LLC

In May 2006, KC LLC entered into a $72.4 million term loan facility and a $26.0 million revolving credit facility under the CMP KC Credit Facility. At the closing of the transactions by which CMP was formed, KC LLC drew on the $72.4 million term loan, plus $5.0 million in letters of credit, reducing availability on the revolving credit facility to $21.0 million. KC LLC is charged a commitment fee of 0.5% on the unused portion of the revolving credit facility.

The interest rate on KC LLC’s term loan is 4.0% above LIBOR or 3.0% above the alternate base rate. The revolving credit facility rate was variable based on the levels of leverage of KC LLC, and ranged from 1.75% to 2.25% above LIBOR and from 0.75% to 1.25% above the alternate base rate for all relevant periods.

The term loan has a repayment schedule that requires quarterly principal payments payable at the end of each quarter equal to 0.25% of the original loan. The unpaid balance on the revolving credit facility became due in March 2010 and the term loan became due in May 2011.

Obligations under the CMP KC Credit Facility are collateralized by substantially all of KC LLC’s assets in which a security interest may lawfully be granted (including FCC licenses held by its subsidiaries), including, without limitation, intellectual property and all of the capital stock of KC LLC’s direct and indirect subsidiaries.

The representations, covenants and events of default in the credit agreement governing the CMP KC Credit Facility (the “KC LLC Credit Agreement”) are customary for financing transactions of this nature.

On January 21, 2010, KC LLC received a notice of default pertaining to the KC LLC Credit Agreement from the administrative agent thereunder (the “Agent”). The notice of default referenced the failure of KC LLC to make the scheduled principal and interest payments that were due and payable under the KC LLC Credit Agreement on December 31, 2009. Under the notice of default and pursuant to the KC LLC Credit Agreement, the Agent accelerated all obligations under the KC LLC Credit Agreement, declaring the unpaid principal amount of all outstanding loans, accrued and unpaid interest, and all amounts due under the KC LLC Credit Agreement to be immediately due and payable.

Accordingly, CMP classified all amounts due under the KC LLC Credit Agreement as current or approximately $85.5 million of debt outstanding thereunder was classified as current on its consolidated balance sheets as of March 31, 2011, and CMP had an approximately $64.4 million working capital deficit as of March 31, 2011. If the KC Restructuring (defined herein) is completed in accordance with the terms and conditions of the KC Restructuring Agreement (as defined in this section below), CMP expects that such outstanding debt will be eliminated from its consolidated balance sheets.

Furthermore, under the terms of the KC LLC Credit Agreement, interest on the outstanding loans thereunder, all accrued interest and any other amounts due began to accrue interest on December 31, 2009 at a default rate. Such default rate provides for interest at 2.0% per year in excess of the rate of interest generally provided for in the KC LLC Credit Agreement. Under the terms of the KC LLC Credit Agreement the Agent may, and at the request of a majority of the lenders thereunder shall, exercise all rights and remedies available to the Agent and the lenders under law. These remedies include but are not limited to seeking a judgment from KC LLC for the monies owed and enforcing the liens granted to the lenders, commencing foreclosure proceedings relative to the assets of KC LLC. CMP has held preliminary discussions with the Agent and certain of the lenders, who to date have not commenced any remedial actions.

Neither the default under the KC LLC Credit Agreement, the acceleration of all sums due thereunder, nor the exercise of any of the remedies in respect thereof by the Agent or the lenders, constitute a default under the CMPSC Credit Agreement, nor provide the lenders thereunder any contractual right or remedy. Further, neither CMPSC nor any of its subsidiaries has provided any guarantee with respect to the KC LLC Credit Facilities.

On February 4, 2011, CMP entered into a restructuring support agreement (the “KC Restructuring Agreement”) along with Radio Holdco and KC LLC regarding the restructuring of KC LLC’s debt with the lenders under the CMP KC Credit Facility (the “KC Restructuring”). The KC Restructuring is expected to be implemented through a pre-packaged plan of reorganization filed with the United States Bankruptcy Court for the District of Delaware (the “Pre-packaged Bankruptcy Proceeding”). CMP expects that the Pre-packaged Bankruptcy Proceeding will occur, and the KC Restructuring will be completed during the third quarter of 2011. If the KC Restructuring is completed in accordance with the terms and conditions of the KC Restructuring Agreement, among other things: (i) Radio Holdco will distribute all of the outstanding common stock of Radio Holdco to CMP; (ii) KC LLC’s outstanding debt and interest of $94.8 million at March 31, 2011 will be reduced to $20.0 million; (iii) all of the equity of Radio Holdco will be transferred to the lenders under the CMP KC Credit Facility or their nominee; and (iv) Cumulus Media will continue to manage the radio stations of KC LLC in 2011, subject to annual renewal of the management arrangement thereafter. As a result, CMP will no longer have an ownership interest in KC LLC.

Critical Accounting Policies and Estimates

CMP believes the critical accounting policies and estimates described in “Item 7. Management’s Discussion of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” in Cumulus Media’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference in this proxy statement, are the critical accounting policies that affect its more significant judgments, with any differences described below.

Intangible Assets and Goodwill

In conducting the annual impairment test of indefinite-lived intangibles and goodwill, CMP generally used the same approaches and considerations as Cumulus Media, and as described in “Item 7. Management’s Discussion of Financial Condition and Results of Operations — Intangible Assets and Goodwill” in Cumulus Media’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference in this proxy statement. For the years ended December 31, 2010, 2009 and 2008, CMP recorded aggregate impairment charges of $3.3 million, $209.9 million and $687.8 million, respectively, to reduce the carrying value of certain broadcast licenses and goodwill to their respective fair market values. As of March 31, 2011, no impairment indicators existed and CMP determined intangible assets and goodwill were appropriately stated. As of March 31, 2011, CMP had $322.7 million in intangible assets and goodwill, which represented approximately 79.1% of its total assets.

Indefinite-Lived Intangibles (FCC Licenses)

In conducting the annual impairment test of indefinite-lived intangibles (FCC licenses), CMP generally used the same approaches and considerations as Cumulus Media, and as described in “Item 7. Management’s Discussion of Financial Condition and Results of Operations — Indefinite Lived Intangibles (FCC Licenses)” in Cumulus Media’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference in this proxy statement. Based on the results of the annual impairment test, CMP determined that the carrying value of certain reporting units’ FCC licenses exceeded its fair values as of December 31, 2010. Accordingly, CMP recorded impairment charges of $3.3 million based on the results of this test to reduce the carrying value of these assets as of such date. Additionally the table below contains

CMP’s reporting units which were not impaired but whose estimated values were close to the carrying value as of December 31, 2010:

	Reporting Unit
	E	F	I
	(Dollars in thousands)

Reporting unit fair value	$16,102	$75,240	$2,776
Broadcast license carrying value	14,759	73,754	2,146

Cushion (before impairment charge)	$1,343	1,486	630

Trade Agreements

CMP provides certain of its commercial airtime in exchange for certain goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair market value of the goods or services received. Trade revenue is recorded and the liability is relieved when commercials are broadcast. Trade expense is recorded and the asset relieved when goods or services are consumed.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, CMP evaluates its estimates, including those related to bad debts, intangible assets, derivative financial instruments, income taxes, and contingencies and litigation. CMP bases its estimates on historical experience and on various assumptions that are believed to be reasonable and appropriate under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Summary Disclosures About Contractual Obligations and Commercial Commitments

The following table reflects a summary of CMP’s contractual cash obligations and other commercial commitments as of December 31, 2010:

	Payments Due by Period
		Less Than	1 to 3	3 to 5	More Than
Contractual Cash Obligations	Total	1 Year	Years	Years	5 Years
	(Dollars in thousands)

Long-term debt obligations(1)(2)(3)	$831,682	$155,669	$649,851	$26,161	$—
Operating lease obligations	25,104	4,472	7,849	6,249	6,534
Other operating contracts and obligations(4)	21,054	8,838	12,216	—	—

Total contractual cash obligations	$877,839	$168,979	$669,916	$32,410	$6,534

(1)	Long-term debt obligations represent principal and interest cash payments over the life of CMP’s long-term debt obligations, including anticipated interest payments. See Note 8, “Long-Term Debt,” in the notes to CMP’s audited consolidated financial statements included elsewhere in this proxy statement.

(2)	Under the CMPSC Credit Agreement, the maturity of any outstanding debt could be accelerated if CMPSC does not comply with certain financial and operating covenants. CMP has included interest on borrowings through April 2013 that CMPSC would be obligated to pay based on its long-term debt outstanding at December 31, 2010, scheduled annual principal amortization, and the current effective interest rate on such outstanding long-term debt. See Note 8, “Long-Term Debt,” in the notes to CMP’s audited consolidated financial statements included elsewhere in this proxy statement.

(3)	On December 31, 2010, all of the outstanding loans, accrued and unpaid interest and all amounts outstanding under the KC LLC Credit Agreement became immediately due and payable. Accordingly,

CMP has classified all amounts due under the KC LLC Credit Agreement as current on its consolidated balance sheets as of the years ended December 31, 2010 and 2009. See Note 8, “Long-Term Debt,” in the notes to CMP’s audited consolidated financial statements included elsewhere in this proxy statement.

(4)	Contractual obligations for services generally include agreements that are enforceable and legally binding and that specify all significant terms. As of December 31, 2010, CMP had entered into certain agreements to broadcast sporting events on certain of its radio stations and a ratings service agreement with Arbitron to receive programming ratings materials. See Note 12, “Commitments and Contingencies,” in the notes to CMP’s audited consolidated financial statements included elsewhere in this proxy statement.

Off-Balance Sheet Arrangements

CMP did not have any off-balance sheet arrangements as of March 31, 2011.

Recent Accounting Pronouncements

For a discussion of certain recent accounting pronouncements applicable to CMP, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting Pronouncements” in Cumulus Media’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference in this proxy statement. None of such pronouncements had a material impact on CMP’s financial position, results of operations or cash flows, although some of those accounting pronouncements did require CMP to make additional disclosures.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As March 31, 2011, there were no changes in or disagreements with CMP’s accountants on accounting and financial disclosure.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk

At March 31, 2011, 67.8% of CMP’s long-term debt was bearing interest at variable rates. Accordingly, CMP’s earnings and after-tax cash flow are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a one percentage point change in the average interest rate under these borrowings for the three months ended March 31, 2011, it is estimated that CMP’s interest expense and net income would have changed by $1.1 million during the three months ended March 31, 2011. In the event of an adverse change in interest rates, CMP’s management would likely take actions, in addition to the interest rate swap agreement discussed above, to mitigate CMP’s exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, additional analysis is not possible at this time. Further, such analysis would not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables present selected historical consolidated financial information for each of Cumulus Media and CMP as of and for the three months ended March 31, 2011 and March 31, 2010 and the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006. This information should be read in conjunction with our audited consolidated financial statements and the related notes thereto and “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations” set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, each incorporated by reference herein and “CMP Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes of CMP, each of which is included or incorporated by reference in this proxy statement.

	Three Months Ended
	March 31,		Year Ended December 31,
Cumulus Media:	2011	2010	2010	2009	2008	2007	2006(4)
	(Dollars in thousands, except per share data)

Statement of Operations Data:
Net revenues	$57,858	$56,358	$263,333	$256,048	$311,538	$328,327	$334,321
Station operating expenses (excluding depreciation, amortization and LMA fees)	37,555	39,926	159,807	165,676	203,222	210,640	214,089
Depreciation and amortization	2,123	2,517	9,098	11,136	12,512	14,567	17,420
LMA fees	581	529	2,054	2,332	631	755	963
Corporate general and administrative (including non-cash stock compensation expense)	8,129	4,066	18,519	20,699	19,325	26,057	41,012
Gain on exchange of assets or stations	(15,158)	—	—	(7,204)	—	(5,862)	(2,548)
Realized loss on derivative instrument	40	584	1,957	3,640	—	—	—
Impairment of intangible assets and goodwill(1)	—	—	671	174,950	498,897	230,609	63,424
Other operating expense	—	—	—	—	2,041	2,639	—

Operating income (loss)	24,588	8,736	71,227	(115,181)	(425,090)	(151,078)	(39)
Interest expense, net	(6,318)	(8,829)	(30,307)	(33,989)	(47,262)	(60,425)	(42,360)
Terminated transaction (expense) income	—	—	(7,847)	—	15,000	—	—
Losses on early extinguishment of debt	—	—	—	—	—	(986)	(2,284)
Other (expense) income, net	(2)	(53)	108	(136)	(10)	117	(98)
Income tax (expense) benefit	(2,149)	2	(3,779)	22,604	117,945	38,000	5,800
Equity losses in affiliate	—	—	—	—	(22,252)	(49,432)	(5,200)

Net income (loss)	$16,119	$(144)	$29,402	$(126,702)	$(361,669)	$(223,804)	$(44,181)

Basic income (loss) per common share	$0.38	$(0.01)	$0.70	$(3.13)	$(8.55)	$(5.18)	$(0.87)
Diluted income (loss) per common share	$0.37	$(0.01)	$0.69	$(3.13)	$(8.55)	$(5.18)	$(0.87)
Other Data:
Station Operating Income(2)	$20,303	$16,432	$103,526	$90,372	$108,316	$117,687	$120,232
Station Operating Income margin(3)	35.1%	29.2%	39.3%	35.3%	34.8%	35.8%	36.0%
Cash flows related to:
Operating activities	$10,026	$12,095	$42,738	$28,691	$76,654	$46,057	$65,322
Investing activities	(1,786)	(451)	(2,425)	(3,060)	(6,754)	(29)	(19,217)
Financing activities	(18,619)	(12,918)	(43,723)	(62,410)	(49,183)	(16,134)	(48,834)
Capital expenditures	(502)	(431)	(2,353)	(3,110)	(6,069)	(4,789)	(9,211)
Balance Sheet Data (at period end):
Total assets	$318,876		$319,636	$334,064	$543,519	$1,060,542	$1,333,147
Long-term debt (including current portion)	573,269		591,008	633,508	696,000	736,300	731,250
Total stockholders’ (deficit) equity	$(324,403)		$(341,309)	$(372,512)	$(248,147)	$119,278	$337,007

(1)	Impairment charge recorded in connection with our interim and annual impairment testing under ASC 350. See Note 4, “Intangible Assets and Goodwill,” in the notes to our audited consolidated financial statements incorporated by reference in this proxy statement for further discussion.

(2)	Station Operating Income consists of operating income before depreciation and amortization, LMA fees, non-cash stock compensation, other corporate general and administrative expenses excluding non-cash stock compensation expense, any gain on exchange of assets or stations, any realized loss on derivative instrument, impairment of intangible assets and goodwill, costs associated with our terminated attempt to purchase radio station WTKE-FM in Holt, Florida (in 2008 and 2007). Station Operating Income should not be considered in isolation or as a substitute for net (loss) income, operating (loss) income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. We exclude depreciation and amortization due to the insignificant investment in tangible assets required to operate our stations and the relatively insignificant amount of intangible assets subject to amortization. We exclude LMA fees from this measure, even though they require a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of our stations exclusive of the corporate resources employed. We exclude terminated transaction costs due to the temporary nature of such costs. Finally, we exclude non-cash stock compensation, any gain or loss on exchange of assets or stations, any realized gain or loss on derivative instrument, and impairment of intangible assets and goodwill from the measure as they do not represent cash payments for activities related to the operation of the stations. We believe that this is important to investors because it highlights the gross margin generated by our station portfolio.

We believe that Station Operating Income is the most frequently used financial measure in determining the market value of a radio station or group of stations and to compare the performance of radio station operators. We have observed that Station Operating Income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in connection with our acquisitions, we have used Station Operating Income as our primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, we believe, and our experience indicates, that investors consider the measure to be extremely useful in order to determine the value of our portfolio of stations. Additionally, Station Operating Income is one of the measures that our management uses to evaluate the performance and results of our stations. Our management uses the measure to assess the performance of our station managers and our board of directors uses it to determine the relative performance of our executive management. As a result, in disclosing Station Operating Income, we are providing investors with an analysis of our performance that is consistent with that which is utilized by our management and our Board of Directors.

Station Operating Income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Station Operating Income is not intended to be a measure of free cash flow available for dividends, reinvestment in our business or other company discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station Operating Income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. We compensate for the limitations of using Station Operating Income by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business than GAAP results alone. Station Operating Income has its limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Moreover, because not all companies use identical calculations, these presentations of Station Operating Income may not be comparable to other similarly titled measures of other companies.

A reconciliation of Station Operating Income to operating income (loss), net (the most closely comparable measure prepared in accordance with GAAP) is presented below.

	Three Months Ended March 31		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Operating income (loss)	$24,588	$8,736	$71,227	$(115,181)	$(425,090)	$(151,078)	$(39)
Depreciation and amortization	2,123	2,517	9,098	11,136	12,512	14,567	17,420
LMA fees	581	529	2,054	2,332	631	755	963
Non-cash stock compensation	589	(101)	2,451	2,879	4,663	9,212	24,447
Corporate general and administrative	7,540	4,167	16,068	17,820	14,662	16,845	16,565
Gain on exchange of assets or stations	(15,158)	—	—	(7,204)	—	(5,862)	(2,548)
Realized loss on derivative instrument	40	584	1,957	3,640	—	—	—
Impairment of intangible assets and goodwill	—	—	671	174,950	498,897	230,609	63,424
Other operating expense	—	—	—	—	2,041	2,639	—

Station Operating Income	$20,303	$16,432	$103,526	$90,372	$108,316	$117,687	$120,232

(3)	Station Operating Income margin is defined as Station Operating Income as a percentage of net revenues.

(4)	We recorded certain immaterial adjustments to the 2006 consolidated financial data.

	Three Months Ended
	March 31,		Year Ended December 31,
CMP:	2011	2010	2010	2009	2008	2007	2006(3)
	(Dollars in thousands)

Statement of Operations Data:
Net revenues	$39,143	$37,917	$188,718	$175,896	$212,429	$234,544	$163,602
Station operating expenses (excluding depreciation and amortization)	23,757	22,736	103,103	100,952	128,670	133,150	97,901
Depreciation and amortization	2,116	2,134	8,576	8,232	9,015	12,141	32,862
Corporate general and administrative expenses	2,482	1,770	8,397	10,701	7,465	7,795	4,353
(Gain) loss on disposal of assets or stations	(6)	1	29	68	(660)	131	—
Impairment of long-term investment	—	—	—	—	3,011	5,509	—
Impairment of goodwill and intangible assets	—	—	3,296	209,938	687,849	188,019	—

Operating income (loss), net	10,794	11,276	65,317	(153,995)	(622,921)	(112,201)	28,486
Interest expense (income), net	(6,219)	(7,750)	(28,171)	(34,473)	(71,308)	(85,724)	(57,122)
Gain (loss) on early extinguishment of debt	—	—	—	86,958	20,935	1,258	(1,675)
Other income (expense), net	—	—	349	753	258	(262)	(1,698)
Income tax (expense) benefit	(2,479)	(2,113)	(18,210)	51,507	127,519	(892)	9,830

Net income (loss)	$2,096	$1,413	$19,285	$(49,251)	$(545,517)	$(197,821)	$(22,178)

Other Data:
CMP Station Operating Income(1)	$15,341	$15,177	$85,605	$74,936	$83,759	$101,394	$65,701
CMP Station Operating Income margin(2)	39.2%	40.0%	45.4%	42.6%	39.4%	43.2%	40.2%
Net cash provided by (used in):
Operating activities	$9,317	$4,082	$41,830	$36,569	$21,011	$9,363	$24,114
Investing activities	(245)	(304)	(451)	(1,548)	751	(2,159)	(1,227,311)
Financing activities	(18,308)	(1,750)	(99,049)	(39,680)	59,920	(15,523)	1,211,126
Capital expenditures	(251)	(304)	(801)	(1,375)	(2,700)	(2,673)	(668)
Balance Sheet Data (at period end):
Total assets	$407,833		$424,793	$495,683	$722,866	$1,354,579	$1,832,575
Long-term debt (including current portion)	707,212		725,520	824,569	1,023,045	985,704	1,002,718
Total Members’ (deficit) equity	$(414,945)		$(417,041)	$(436,326)	$(454,552)	$90,965	$288,996

(1)	CMP Station Operating Income consists of operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, any (gain) loss on disposals of fixed assets, impairment of long-term investment, and impairment of goodwill and intangible assets. CMP Station Operating Income should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining CMP’s operating performance or liquidity that is calculated in accordance with GAAP. CMP excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and the relatively insignificant amount of intangible assets subject to amortization. CMP excludes corporate general and administrative expenses (including LMA fees), despite representing an additional significant cash commitment, in an effort to present the operating performance of CMP’s stations exclusive of the corporate resources employed. CMP believes this is important because it highlights the gross margin generated by CMP’s station portfolio. Finally, CMP excludes any (gain) loss on disposals of fixed assets and impairment of goodwill and intangible assets from the measure as they do not represent cash payments for activities related to the operation of the stations.

For a statement of the reasons why CMP believes that presenting CMP Station Operating Income provides useful information to investors, the purposes for which CMP’s management uses CMP Station Operating Income and the material limitations of CMP Station Operating Income, see footnote 3 to Cumulus Media’s selected historical financial data above, as such is also applicable to CMP and its business.

The following table provides an unaudited reconciliation of CMP’s operating income (loss), net to CMP Station Operating Income:

	Three Months Ended March 31		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Operating income (loss), net	$10,794	$11,276	$65,317	$(153,995)	$(622,921)	$(112,201)	$28,486
Depreciation and amortization	2,116	2,134	8,576	8,232	9,015	12,141	32,862
LMA Fees	(45)	(6)	(10)	(8)	—	—	—
Corporate general and administrative	2,482	1,770	8,397	10,701	7,465	7,795	4,353
(Gain) loss on disposal of assets or stations	(6)	1	29	68	(660)	131	—
Impairment of long-term investment	—	—	—	—	3,011	5,509	—
Impairment of intangible assets and goodwill	—	—	3,296	209,938	687,849	188,019	—

CMP Station Operating Income	$15,341	$15,177	$85,605	$74,936	$83,759	$101,394	$65,701

(2)	CMP Station Operating Income margin is defined as CMP Station Operating Income as a percentage of net revenues.

(3)	Reflects period from inception (May 5, 2006) to December 31, 2006. Predecessor period from January 1, 2006 to May 4, 2006 not shown as such information is not meaningful.

UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited selected pro forma condensed consolidated financial information is based on our historical consolidated financial statements, which are incorporated by reference in this proxy statement, and the historical consolidated financial statements of each of CMP and Citadel, which are included elsewhere in this proxy statement.

The following unaudited selected pro forma condensed consolidated financial information is intended to provide you with information about how each of the CMP Acquisition and the Citadel Acquisition, and the related refinancing transactions, might have affected our historical consolidated financial statements if such transactions had closed as of January 1, 2010, in the case of the statements of operations and as of March 31, 2011, in the case of the balance sheet information.

The unaudited selected pro forma condensed consolidated financial information is presented on:

•	a CMP Pro Forma Basis, giving effect to the 2019 Notes Offering and the CMP Acquisition (including certain developments in CMP’s business); and

•	an Overall Pro Forma Basis, giving effect to the 2019 Notes Offering, the CMP Acquisition (including certain developments in CMP’s business), the Citadel Acquisition and the Global Refinancing.

Pursuant to the Citadel Merger Agreement, we have agreed to issue to holders of Citadel common stock (including holders of warrants to acquire Citadel common stock) up to 151,485,282 shares of our common stock (plus an additional number of shares based upon the number of shares of common stock that are issued upon the exercise of stock options to purchase shares of Citadel common stock prior to the closing date of the Citadel Acquisition) (the “Maximum Stock Scenario”) and have agreed to pay to holders of Citadel common stock (including holders of warrants to acquire Citadel common stock) up to $1,408.7 million in cash (plus an additional amount based upon the number of shares of common stock that are issued upon the exercise of stock options to purchase shares of Citadel common stock prior to the closing of the Citadel Acquisition, less the cash value of any dissenting shares) (the “Maximum Cash Scenario”), with the actual number of shares to be issued, and amount of cash to be paid, dependent upon elections to be made by Citadel stockholders prior to the completion of the Citadel Acquisition. For purposes of this unaudited selected pro forma condensed consolidated financial information, we have assumed that the Citadel Acquisition consideration will consist of $1,261.9 million in cash and the issuance of 115,210,000 shares of our common stock (which represents the arithmetic mean, or “midpoint,” of the amount of cash which would be payable, and the number of shares of our common stock which would be issuable to holders of Citadel common stock in each of the Maximum Cash Scenario and Maximum Stock Scenario), which shares have an assumed aggregate value of $483.9 million (based on an assumed price per share of our common stock of $4.20, the closing price of such common stock on the Nasdaq Global Market on May 20, 2011, the most recent practicable date).

Each of the CMP Acquisition and Citadel Acquisition will be accounted for as a business combination using the purchase method of accounting and, accordingly, is expected to result in the recognition of assets acquired and liabilities assumed at fair value. However, as of the date of this proxy statement, we have not performed the valuation studies necessary to estimate the fair values of the assets we expect to acquire and the liabilities we expect to assume to reflect the allocation of purchase price to the fair values of such amounts.

For purposes of preparing the pro forma adjustments to reflect the CMP Acquisition, we have estimated the fair values of the indefinite-lived intangible assets based on information available as of December 31, 2010. For purposes of preparing the pro forma adjustments to reflect the Citadel Acquisition, we have carried forward the net book value of the indefinite-lived and definite-lived intangible assets from those appearing in Citadel’s consolidated financial statements as of December 31, 2010, which are included elsewhere in this proxy statement, as we do not have any independent third-party valuations or other valuation studies estimating the value of these intangible assets. However, due to Citadel’s application of fresh-start accounting upon its emergence from bankruptcy on June 3, 2010, Citadel’s intangible assets were adjusted to fair value during 2010. For each of the CMP Acquisition and the Citadel Acquisition, the excess of the consideration expected to be transferred over the fair value of the net assets expected to be acquired has been presented as an adjustment to goodwill. We have not estimated the fair value of other assets expected to be acquired or liabilities expected to be assumed, including, but not limited to, current assets, property and equipment, current liabilities, other miscellaneous liabilities and other finite-lived intangible assets and related deferred tax liabilities. A final determination of these fair values will be based upon appraisals prepared by independent third parties and on the actual tangible and identifiable intangible assets and liabilities that exist as of the closing date of each respective acquisition. The actual allocations of the consideration transferred may differ materially from the allocations assumed in this unaudited selected pro forma condensed consolidated financial information.

The presentation of financial information on an Overall Pro Forma Basis for the year ended December 31, 2010 includes the combined results of operations of Citadel for its predecessor and successor periods. In connection with its emergence from bankruptcy on June 3, 2010 and in accordance with accounting guidance on reorganizations, Citadel adopted fresh-start reporting as of May 31, 2010. See the footnotes to Citadel’s audited historical financial statements, which are included elsewhere in this proxy statement for more information. Historical financial results of Citadel are presented for the “Predecessor” entity for periods prior to Citadel’s emergence from bankruptcy and for the “Successor” entity for periods after Citadel’s emergence from bankruptcy. As a result, financial results of periods prior to Citadel’s adoption of fresh-start reporting are not comparable to financial results of periods after that date. The combined operating results of Citadel including the Successor and Predecessor periods in 2010 are not necessarily indicative of the results that may be expected for a full fiscal year. Presentation of the combined financial information of the Predecessor and Successor for the twelve months ended December 31, 2010 is not in accordance with GAAP. However, we believe that the combined financial results are useful for management and investors to assess Citadel’s ongoing financial and operational performance and trends.

	Three Months Ended		Year Ended
	March 31, 2011		December 31, 2010
	CMP Pro	Overall Pro	CMP Pro	Overall Pro
	Forma Basis	Forma Basis	Forma Basis	Forma Basis
	(Dollars in thousands)

Statement of Operations Data:
Net revenues	$94,222	$254,244	$441,008	$1,180,574
Station operating expenses (excluding depreciation, amortization and LMA fees)	59,748	174,462	256,824	729,740
Depreciation and amortization	3,796	26,839	15,894	106,027
LMA fees	581	680	2,054	2,888
Corporate general and administrative (including non-cash stock compensation expense)	9,150	23,602	21,778	63,601
Gain on exchange of assets or stations	(15,158)	(14,992)	29	1,159
Realized loss on derivative instrument	40	40	1,957	1,957
Impairment of intangible assets and goodwill(1)	—	—	671	671
Other operating expense	(6)	7,112	—	7,210

Operating income	36,071	36,501	141,801	267,321
Interest expense, net	(16,839)	(38,754)	(70,835)	(154,947)
Terminated transaction expense	—	—	(7,847)	(7,847)
Other (expense) income, net	—	—	107	107
Income tax (expense) benefit	(2,384)	6,570	(14,153)	(17,668)

Net income (loss)	$16,848	$4,317	$49,073	$86,966

	As of March 31, 2011
	CMP Pro	Overall Pro
	Forma Basis	Forma Basis

Balance Sheet Data:
Total assets	$1,207,223	$4,042,266
Long-term debt (including current portion)	1,230,984	2,908,145
Total stockholders’ equity (deficit)	(203,287)	582,519

(1)	Impairment charge recorded in connection with our interim and annual impairment testing under ASC 350. See Note 4, “Intangible Assets and Goodwill,” in the notes to our audited consolidated financial statements incorporated by reference in this proxy statement for further discussion.

COMPARATIVE PER SHARE DATA

We have summarized below specified (1) comparative per share data of Cumulus Media on a historical basis and (2) combined per share data on an unaudited pro forma basis after giving effect to the CMP Transaction using the purchase method of accounting as if the CMP Transaction occurred on January 1, 2010 and assuming that 3,315,238 shares of our Class A common stock and 6,630,456 shares of our Class D common stock were issued as consideration in the CMP Acquisition and 8,267,969 shares of our Class D common stock were issued upon the Warrant Exercise:

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2011	2010

Cumulus Media’s Historical Per Share Data(1):
Basic net income per share from continuing operations:	$0.38	$0.70
Book value per share at period end	$(8.99)	$(9.60)
Cash dividends declared per share at period end	—	—
Pro Forma Per Share Data(2):
Pro forma combined basic net income per share from continuing operations	$0.28	$0.82
Pro forma combined book value per share at period end	$(3.75)	$(4.02)
Pro forma cash dividends per share at period end	—	—

(1)	Historical book value per share is computed by dividing stockholders’ deficit by the number of shares of common stock outstanding at the end of each period.

(2)	Pro forma book value per share is computed by dividing pro forma stockholders’ deficit by the sum of: (a) the number of shares of our common stock outstanding at the end of each period, and (b) the number of shares of common stock to be issued in connection with the CMP Acquisition and upon the Warrant Exercise.

You should read this data along with our historical consolidated financial statements, including the related notes, incorporated by reference into this proxy statement, and the historical financial statements of CMP, including the related notes, and the unaudited pro forma combined financial statements included in this proxy statement. We have presented the pro forma per share data for illustrative purposes only. The unaudited pro forma per share data is presented for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the CMP Transaction and the other pending transactions described in this proxy statement occurred on the dates indicated.

PROPOSAL NO. 1: TO APPROVE THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Background

We are submitting this proposal to amend and restate our Charter. The approval of this proposal will satisfy a necessary condition to the consummation of the CMP Transaction. Although the proposal to approve the Charter Amendment is related to the CMP Transaction, you will not be voting to approve the CMP Acquisition or the Restated Warrant Agreement. An understanding of the CMP Transaction is necessary, however, in order to make an informed voting decision with respect to this proposal. See “The CMP Transaction” included in this proxy statement.

Our Board of Directors has approved resolutions to amend our Charter to, among other things, increase the total number of shares of authorized capital stock from 270,262,000 to 300,000,000, create a new class of non-voting common stock to be designed “Class D Common Stock, par value $0.01 per share,” and eliminate certain rights applicable to our existing non-voting Class B common stock.

The summary of the Charter Amendment set forth below should be read in conjunction with, and is qualified in its entirety by, the full text of the Charter, as it will be amended and restated pursuant to the Charter Amendment. We have attached a marked copy showing the proposed changes to the Charter as Appendix C to this proxy statement.

Purpose of the Charter Amendment

The purpose of the Charter Amendment is (i) to increase the number of authorized shares to provide for sufficient authorized shares to complete the CMP Transaction and to provide greater flexibility in our capital structure following the closing of the CMP Transaction; (ii) to create a new class of non-voting common stock which will be issued to certain of the CMP Sellers in connection with the CMP Acquisition and to holders of the CMP Warrants upon the exercise of the CMP Warrants following effectiveness of the Restated Warrant Agreement and (iii) to eliminate the requirement that we obtain the consent of holders of shares of Class B common stock to any (x) proposed merger, consolidation or other business combination involving the Company, or sale, transfer or other disposition of all or substantially all of our assets, or (y) any proposed transaction that would result in a change of control.

Description of Class D Common Stock

The terms of the Class D common stock are summarized below.

Voting Rights

Except as may be required by law, the holders of shares of Class D common stock will not be entitled to vote on any matter submitted to a vote of our stockholders.

Dividends and Other Distributions

Each share of Class A common stock, Class B common stock, Class C common stock and Class D common stock will share equally in dividends and other distributions in cash, stock or property (including distributions upon our liquidation and consideration to be received upon a sale or conveyance of all or substantially all of our assets), except that in the case of dividends or other distributions payable on the Class A common stock, Class B common stock, Class C common stock or Class D common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to Class A common stock, only Class B common stock will be distributed with respect to Class B common stock, only Class C common stock will be distributed with respect to Class C common stock and only Class D common stock will be distributed with respect to Class D common stock. In no event will any of the Class A common stock, Class B common stock, Class C common stock or Class D common stock be split, divided or combined unless each other class is proportionately split, divided or combined.

Convertibility of Class D Common Stock into Class A Common Stock

The Class D common stock is convertible at any time, or from time to time, at the option of the holder (provided that the prior consent of any governmental authority required under any applicable law, rule, regulation or other governmental requirement to make such conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A common stock on a share-for-share basis; provided such holder is not at the time of such conversion a Disqualified Person (defined herein).

A record or beneficial owner of shares of Class D common stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee; provided that the prior consent of any governmental authority required to make such transfer lawful must have first been obtained and the transferee is not a Disqualified Person. Concurrently with any such transfer, each such transferred share of Class D common stock will automatically be converted into one share of Class A common stock.

As a condition to any proposed conversion or transfer, the person who intends to hold the transferred or converted shares will provide us with any information we reasonably request to enable us to determine whether such a person is a Disqualified Person.

A person will be deemed to be a “Disqualified Person” if (and with respect to any proposed conversion or transfer, after giving effect to such proposed conversion or transfer) our Board of Directors in good faith determines a person is (or would be after giving effect to such conversion or transfer), or a person becomes aware that he or she is (or would be after giving effect to such conversion or transfer), or the FCC determines by a final order that such person is (or would be after giving effect to such conversion or transfer), a person that, directly or indirectly, as a result of ownership of common stock or our other capital stock or otherwise (i) causes (or would cause) us or any of our subsidiaries to violate the multiple, cross-ownership, cross-interest or other rules, regulations, policies or orders of the FCC, (ii) would result in our disqualification or the disqualification of any of our subsidiaries as a licensee of the FCC or (iii) would cause us to violate the provisions with respect to foreign ownership or voting of our company or any of our subsidiaries as set forth in Section 310(b)(3) or (4), as applicable, of the Communications Act of 1934, as amended. Notwithstanding the foregoing, if a person objects in good faith, within ten days of notice from us that our Board of Directors has determined that such person is a Disqualified Person, we or such person will, when appropriate, apply for a determination by the FCC with respect thereto within ten days of notice of such objection. If no determination is made by the FCC within 90 days from the date of such application or if we and such holder determine that it is inappropriate to make any application to the FCC, we and such holder agree that such determination will be made by an arbitrator, mutually agreed upon by us and such holder. Until a determination is made by the FCC (and such determination is a final order) or by the arbitrator, such person will not be deemed a Disqualified Person.

In the event the FCC determines by a final order that a person is, a person obtains knowledge that he is, or, subject to the above, our Board of Directors in good faith determines that a person is, a Disqualified Person, such person must promptly take any and all actions necessary or required by the FCC to cause him to cease being a Disqualified Person, including, without limitation:

•	divesting all or a portion of his interest in us;

•	making an application to or requesting a ruling from, or cooperating with us in any application to or request for a ruling from, the FCC, seeking a waiver for or an approval of such ownership;

•	divesting itself of any ownership interest in any entity which together with its interest in us makes it a Disqualified Person;

•	entering into a voting trust whereby its interest in us will not make it a Disqualified Person; or

•	exchanging its shares of common stock for Class B common stock (subject to specified approvals); or

•	exchanging its shares of common stock for Class D common stock.

Our Charter will provide that all shares of Class D common stock will bear a legend regarding restrictions on transfer and ownership.

Preemptive Rights

Neither the Class D common stock nor any other class of our common stock carry any preemptive rights enabling the holder thereof to subscribe for or receive shares of our stock of any class or any other securities convertible into shares of our stock.

Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of our company, whether voluntarily or involuntarily, after payment or provision for payment of our debts and other liabilities, and the preferential amounts that the holders of any stock ranking prior to our common stock in the distribution of assets are entitled upon liquidation, the holders of each of our classes of common stock will be entitled to share in our remaining assets in proportion to the respective number of shares of common stock held by such holder compared to the aggregate number of shares of common stock outstanding.

Description of Increase in Authorized Shares

Our authorized capital stock currently consists of 270,262,000 shares divided into four classes. If the stockholders approve and adopt the Charter Amendment, then our Charter will be amended to authorize 300,000,000 shares divided into five classes.

Effects of the Authorization of Additional Shares

The increase in authorized shares will not have any immediate effect on the rights of existing stockholders, although the issuance of shares of common stock in connection with the CMP Transaction will have an immediate and substantive dilutive impact on our stockholders. In addition, our Board of Directors will have the authority to issue authorized shares without requiring future stockholder approval of such issuances, except as may be required by applicable law or requirements of the NASDAQ Marketplace Rules or the rules of any other stock exchange on which our shares are listed. To the extent that additional authorized shares are issued in the future, they may further decrease the existing stockholder’s percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

Although the proposal is made in response to the need to increase the number of our authorized shares in order to have sufficient authorized but unissued shares to complete the CMP Transaction, authorized but unissued shares could, within the limits imposed by applicable law, be issued subsequent to the shares of common stock proposed to be issued in connection with the CMP Transaction, in one or more transactions which would make a change in control of us more difficult, and therefore less likely. Any such issuance of additional shares could have the effect of diluting the earnings per share and book value per share of outstanding shares and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us.

Required Vote; Filing of Charter

Under General Corporation Law of the State of Delaware, the approval of the Charter Amendment requires the affirmative vote of a majority of the votes of the issued and outstanding shares of common stock entitled to vote on the proposal. Pursuant to the Voting Agreements, we have received commitments from holders of approximately 54% of the outstanding voting power of our common stock to vote in favor of approval of the Charter Amendment. As a result, we expect such proposal to be approved at the annual meeting.

If approved by the required vote of the stockholders, we intend to file the revised Charter that reflects the Charter Amendment with the Delaware Secretary of State, which will give effect to the Charter Amendment. The revised Charter will be effective immediately upon acceptance of filing by the Delaware Secretary of

State. The filing of the revised Charter with the Delaware Secretary of State is expected to occur at or shortly prior to the closing of the CMP Acquisition. Our Board of Directors reserves the right to abandon or delay the filing of the revised Charter even if it is approved by the stockholders.

Consequences of Failure to Approve the Charter Amendment

Pursuant to the Exchange Agreement, receipt of stockholder approval of the Charter Amendment is a condition to the consummation of the CMP Acquisition. If such approval is not obtained, we will not be able to consummate the CMP Acquisition, the Restated Warrant Agreement will not become effective, the Radio Holdings Warrants will remain outstanding and the amendment to the Radio Holdings Warrants pursuant to the Restated Warrant Agreement will not occur.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR approval of the Charter Amendment.

PROPOSAL NO. 2: TO APPROVE THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE CMP TRANSACTION

Background

On January 31, 2011, we entered into the Exchange Agreement with the CMP Sellers pursuant to which we agreed to (i) acquire all of the outstanding equity interests of CMP that we currently do not own in exchange for 3,315,238 shares of our Class A common stock and 6,630,476 shares of our Class D common stock and (ii) enter into an agreement with the holders of outstanding Radio Holdings Warrants that would amend the Radio Holdings Warrants to provide that, upon the closing of the CMP Acquisition, in lieu of being exercisable for shares of common stock of Radio Holdings, the Radio Holdings Warrants would instead be exercisable for an aggregate of 8,267,968 shares of our Class D common stock (subject to adjustment for rounding due to any fractional shares). As a result of the transactions contemplated by the Exchange Agreement, CMP will become our wholly-owned subsidiary, the CMP Sellers will acquire shares of our common stock that are, or are convertible into shares that are, publicly tradeable rather than holding equity interests in a private company, and holders of the Radio Holdings Warrants will be entitled to acquire shares of our publicly-traded common stock rather than shares of our privately-owned subsidiary.

In accordance with the Exchange Agreement, on June 21, 2011, Radio Holdings, Radio Holdco, the Warrant Agent and holders of the requisite majority of outstanding Radio Holdings Warrants entered into a written consent to the Radio Holdings Warrant Agreement to amend and restate such agreement. Pursuant to the Restated Warrant Agreement, which will be entered into on the date of closing of the CMP Acquisition, the outstanding Radio Holdings Warrants, which were originally exercisable for an aggregate of 3,740,893 shares of common stock of Radio Holdings, will instead become exercisable, commencing on the CMI Delivery Date, into an aggregate of 8,267,968 shares of our Class D common stock (subject to adjustment for rounding due to any fractional shares) on the terms and subject to the conditions set forth in the Restated Warrant Agreement.

Following the issuance of shares of our Class D common stock pursuant to the CMP Acquisition or upon a Warrant Exercise, such shares of Class D common stock will be convertible by their terms into shares of our Class A common stock at the times and in the manner described in this proxy statement under the heading “Proposal No. 1 — Description of Class D Stock — Convertibility of Class D Common Stock into Class A Common Stock.”

NASDAQ Stockholder Approval Requirement

Rule 5635 of the NASDAQ Marketplace Rules requires stockholder approval if a listed company issues common stock or securities convertible into or exercisable for common stock in connection with the acquisition of the stock or assets of another company which exceed 20% of the voting power or the total shares outstanding on a pre-transaction basis. Rule 5635 also requires stockholder approval if a listed company issues common stock or securities convertible into or exercisable for common stock equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than greater of book or market value of the stock.

Consequences of Failure to Approve the Issuance of Shares

Under the Exchange Agreement, receipt of stockholder approval of the issuance of shares of common stock to the CMP Sellers pursuant to the CMP Acquisition is a condition to its consummation. If such approval is not obtained, we will not be able to consummate the CMP Acquisition. In addition, if such approval is not obtained, the Restated Warrant Agreement will not become effective, the Radio Holdings Warrants will remain outstanding and the amendments to the Radio Holdings Warrants pursuant to the Restated Warrant Agreement will not occur.

Effect of the Issuance of Shares

If our stockholders approve this proposal and the CMP Acquisition is consummated, Blackstone will receive 3,315,238 million shares of our Class A common stock and, in order to ensure compliance with broadcast ownership rules of the FCC, Bain and THL will each receive 3,315,238 million shares of Class D common stock. In exchange, each of Blackstone, Bain and THL will transfer to us their equity interests in CMP and CMP will become a wholly-owned subsidiary of the Company. In addition, upon the Warrant Exercise and assuming the Restated Warrant Agreement becomes effective, we will issue an aggregate of 8,267,968 new shares of our Class D common stock (assuming all CMP Warrants are exercised). Each holder of shares of Class D common stock will be entitled at any time, or from time to time, to convert its shares into shares of Class A common stock on a share-for-share basis so long as at the time of conversion it is not a Disqualified Person and any required consent of any governmental authority has been obtained. As a result of the CMP Acquisition, Warrant Exercise and Class D Conversions (and assuming all CMP Warrants are exercised and shares of Class D common stock are converted in full), we would issue up to a total of 18,213,682 new shares of our Class A common stock, representing approximately 53.1% of the number of shares of our Class A common stock outstanding as of March 31, 2011.

Required Vote

In order for the proposal relating to the issuance of shares of Class A common stock and Class D common stock in connection with the CMP Acquisition, the issuance of shares of Class D common stock upon the Warrant Exercise and the issuance of shares of Class A common stock upon any Class D Conversions to be approved, a majority of the votes cast at the annual meeting by holders of our Class A common stock and Class C common stock, voting together as a single class, must be voted FOR the proposal. Pursuant to the Voting Agreements, we have received commitments from holders of approximately 54% of the outstanding voting power of our common stock to vote in favor of approval required by Rule 5635 of the NASDAQ Marketplace Rules for issuance of the shares of common stock to be issued pursuant to the Exchange Agreement. As a result, we expect such proposal to be approved at the annual meeting.

Recommendation of the Board of Directors

Your Board of Directors recommends that you vote FOR the approval of the issuance of shares of our Class A common stock and Class D common stock in connection with the CMP Transaction.

PROPOSAL NO. 3: ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of five members. Pursuant to our Charter and bylaws, at the 2011 annual meeting of stockholders, those directors whose terms expire at that meeting (or such directors’ successors) will be elected to hold office for a one-year term expiring at the 2012 annual meeting of stockholders. All five of our directors are currently in a term of office that will expire at this annual meeting. Except for Mr. David M. Tolley, each director nominee was elected by our stockholders at our 2010 annual meeting of stockholders. In January 2011, Mr. Tolley was appointed as a director after he was designated as the Blackstone Designee pursuant to the Exchange Agreement, as described below.

As described under “Members of the Board of Directors,” pursuant to a voting agreement entered into in 1998 with the holders of our Class C common stock, one of our directors, Robert H. Sheridan, III, has been designated to serve as a director by one of our principal stockholders, BA Capital Company, L.P. (“BA Capital”), which is one of the BofA Entities. The holders of our Class C common stock, voting as a single class, are obligated under that voting agreement to elect Mr. Sheridan to our Board of Directors. Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer and the holder of all outstanding shares of our Class C common stock, has informed us that in accordance with the terms of the Dickey Voting Agreement, he intends to vote all of his shares of Class C common stock to reelect Mr. Sheridan. The holders of our Class A common stock are not entitled to vote for BA Capital’s director designee.

On January 31, 2011, Mr. Tolley, a Senior Managing Director of Blackstone, joined our Board of Directors. Mr. Tolley was appointed to the Board of Directors pursuant to the Exchange Agreement and subject to a written agreement to promptly resign in the event the Exchange Agreement is terminated prior to the consummation of the CMP Acquisition. Mr. Tolley has been designated to serve as the Blackstone Designee pursuant to the Exchange Agreement and the Voting Agreements, and for each of our next three successive annual meetings of stockholders, including the 2011 annual meeting, our Board of Directors is obligated to nominate Mr. Tolley, or his designated successor, for election, until such time as affiliates of Blackstone as a group cease to beneficially own at least one-half of the aggregate amount of the Company’s common stock that they receive upon consummation of the CMP Acquisition. The Dickeys and the BofA Entities have agreed to vote their shares of in favor of the election of Mr. Tolley.

Messrs. Dickey, Everett, Robison and Tolley have been nominated for election by our Board of Directors, upon the recommendation of a majority of our independent directors. Accordingly, our Board of Directors urges you to vote FOR the election of the director nominees. If elected, Messrs. Dickey, Everett, Robison and Tolley would serve until the 2012 annual meeting of stockholders or until each is succeeded by another qualified director who has been elected.

Detailed information about Messrs. Dickey, Everett, Robison, and Tolley is provided in “Members of the Board of Directors” elsewhere in this proxy statement. Our Board of Directors has no reason to believe that these individuals will be unable to serve as directors. If for any reason these individuals become unable to serve before the annual meeting, the persons named in the proxy will vote for the election of such other persons as our Board of Directors may recommend.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR the election of the director nominees for director.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board of Directors is elected by our stockholders to oversee management and to assure that the long-term interests of our stockholders are being served. The primarily role of the Board of Directors is to maximize stockholder value over the long term. Our business is conducted by our employees, managers and officers under the direction of the Chief Executive Officer and the oversight of the Board of Directors.

The Board of Directors held six meetings during 2010. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served. We do not have a formal policy regarding attendance by directors at our annual meetings, but we encourage all incumbent directors, as well as all director nominees, to attend the annual meeting. All director nominees who were then members of our Board of Directors attended last year’s annual meeting of stockholders, either in person or telephonically.

Director Independence

Our Board of Directors has reviewed the standards of independence for directors established by applicable laws and regulations, including the current listing standards of the NASDAQ Marketplace Rules, and has reviewed and evaluated the relationships of the directors with us and our management. Based upon this review and evaluation, our Board of Directors has determined that none of the current non-employee members of the Board of Directors has a relationship with us or our management that would interfere with such director’s exercise of independent judgment, and that each non-employee member of the Board of Directors — Messrs. Everett, Robison, Sheridan and Tolley — is an independent director. The independent directors meet periodically in executive sessions.

Board of Directors Leadership Structure

Lewis W. Dickey, Jr. serves as our Chairman, President and Chief Executive Officer. Our Board of Directors believes that Mr. L. Dickey’s service as both Chairman of the Board and Chief Executive Officer is in our and our stockholders’ best interests. He has extensive experience in radio broadcasting, is viewed as a leader in the industry, and possesses detailed and in-depth knowledge of the issues, opportunities and challenges that we face. Our Board of Directors believes that he is, therefore, best positioned to develop agendas that ensure that our Board of Directors’ time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and suppliers, as well as to the investment community and the capital markets, particularly given the turbulent economic conditions and changes within the industry.

Given its relatively small size, our Board of Directors has not found a need to designate one of the four independent directors as a “lead independent director,” but instead believes that, at this time, each of the four independent directors (two of whom serve as Chairman of the two standing Board of Directors committees and three of whom serve as members of both of such committees) is able to be fully and effectively engaged in all issues relevant to the Board of Directors, and, to date, has viewed the creation of a “lead independent director” as unnecessary. This structure has, in the Board of Directors’ view, provided for a highly conducive atmosphere for directors to exercise their responsibilities and fiduciary duties, and to enjoy adequate opportunities to thoroughly deliberate matters before the Board of Directors and to make informed decisions. Our Board of Directors believes that this approach appropriately and effectively complements the combined Chairman/Chief Executive Officer structure. As a consequence, the Board of Directors has determined that no significant benefit would be realized by separating the roles of Chairman and Chief Executive Officer.

Although our Board of Directors believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, our Board of Directors has not established this approach as policy, and will routinely review its determination as circumstances dictate and from time to time.

Committees of the Board of Directors

The Board of Directors has an Audit Committee and a Compensation Committee. All members of each committee are non-employee, independent directors.

The Audit Committee.

The purpose of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities with respect to: (i) our accounting, reporting and oversight practices; (ii) our compliance with legal and regulatory requirements; (iii) our independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our independent registered public accounting firm, and our own internal, audit function. The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements on behalf of our Board of Directors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (including resolution of any disagreements between our management and independent registered public accounting firm regarding financial reporting), and our independent registered public accounting firm’s report directly to the Audit Committee.

The Audit Committee met four times in 2010. The current members of the Audit Committee are Robert H. Sheridan, III (Chairman), Ralph B. Everett, and Eric P. Robison. Our Board of Directors has determined that each Audit Committee member is “independent,” as such term is defined under the rules of the SEC and the NASDAQ Marketplace Rules applicable to audit committee members, and meets the financial literacy requirements of the NASDAQ Marketplace Rules. None of the aforementioned members has participated in the preparation of the financial statements of Cumulus Media or its subsidiaries at any time during the past three years. Our Board of Directors has determined that Mr. Sheridan (1) is an “audit committee financial expert,” as such term is defined under the rules of the SEC, and (2) meets the NASDAQ Marketplace Rules’ professional experience requirements.

The Audit Committee operates pursuant to a written charter, which is reviewed on an annual basis and complies with the applicable provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC, and the NASDAQ Marketplace Rules. A copy of our Audit Committee charter is available on our corporate website, at www.cumulus.com.

The Compensation Committee.

The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and equity-based compensation for our executive officers. The Compensation Committee met twice in 2010. The current members of the Compensation Committee are Eric P. Robison (Chairman), Ralph B. Everett and Robert H. Sheridan, III, each of whom is “independent,” as such term is defined under the NASDAQ Marketplace Rules.

The Compensation Committee does not have a formal charter. Our Board of Directors has delegated to the Compensation Committee the following areas of responsibilities:

•	performance evaluation, compensation and development of our executive officers;

•	establishment of performance objectives under the Company’s short- and long-term incentive compensation arrangements and determination of the attainment of such performance objectives; and

•	oversight and administration of benefit plans.

The Compensation Committee generally consults with management in addressing executive compensation matters. The parameters for the compensation of our Chief Executive Officer, which were developed in 2006 with the assistance of a compensation consultant, are largely established by his employment agreement, and the compensation of the other executive officers is determined after taking into account compensation recommendations made by the Chief Executive Officer. Our Chief Executive Officer, based on the performance evaluations of the other executive officers, recommends to the Compensation Committee compensation for those executive officers. The executive officers, including our Chief Financial Officer, also provide recommendations to the Compensation Committee from time to time regarding key business drivers included in compensation program designs, especially incentive programs, which may include defining related measures and explaining the mutual influence on or by other business drivers and the accounting and tax treatment relating to certain awards. Our Chief Executive Officer also provides regular updates to the Compensation Committee regarding current and anticipated performance outcomes, including the impact on executive compensation. The Compensation Committee has the authority to retain compensation consultants from time to time as it deems appropriate.

Risk Oversight

Our Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board of Director committees that report on their deliberations to the full Board of Directors, as further described below. Given the small size of the Board, the Board of Directors feels that this structure for risk oversight is appropriate (except for those risks that require risk oversight by independent directors only) and, as only independent directors serve on the Board of Directors’ standing committees, each independent director has full access to all available information for risks that may affect us.

The Audit Committee is specifically charged with discussing risk management (primarily financial and internal control risk), and receives regular reports from management (including legal and financial representatives), independent auditors, internal audit and outside legal counsel on risks related to, among others, our financial controls and reporting, covenant compliance and interest-rate hedging. The Compensation Committee reviews risks related to compensation and makes recommendations to the Board of Directors with respect to whether the Company’s compensation policies are properly aligned to discourage inappropriate risk-taking, and is regularly advised by management (including legal and financial representatives) and outside legal counsel. In addition, the Company’s management, including the Company’s General Counsel, regularly communicates with the Board of Directors to discuss important risks for its review and oversight, including regulatory risk and risks stemming from periodic litigation or other legal matters in which we are involved. Finally, our Board of Directors believes that our Board of Directors leadership structure of a combined Chairman and Chief Executive Officer allows for quick and definitive assessment of issues that should be brought to the Board of Directors’ attention.

Nomination Process

Our Board of Directors does not have a standing nominating committee. Due to the small size of our Board of Directors and the historically low turnover of its members, we do not currently foresee the need to establish a separate nominating committee or to adopt a charter to govern the nomination process. Similarly, we do not have a formal process for identifying and evaluating nominees for director. Generally, director candidates have been first identified by evaluating the current members of our Board of Directors whose term will be expiring at the next annual meeting and who are willing to continue in service. If a member whose term is expiring no longer wishes to continue in service, or if our Board of Directors decides not to re-nominate such member, our Board of Directors would then determine whether to commence a search for qualified individuals meeting the criteria discussed below. To date, we have not engaged third parties to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

In accordance with Board policy and the NASDAQ Marketplace Rules, the director nominees (other than Mr. Tolley, who is nominated pursuant to certain contractual rights held by certain of our stockholders, and Mr. Sheridan, who is elected solely by the holders of our Class C common stock) must either be (1) recommended by a majority of the independent directors for selection by our Board of Directors or (2) discussed by the full Board of Directors and approved for nomination by the affirmative vote of a majority of our Board of Directors, including the affirmative vote of a majority of the independent directors.

Historically, we have not had a formal policy with regard to the consideration of director candidates recommended by our stockholders. To date, our Board of Directors has not received any recommendations from stockholders requesting that it consider a candidate for inclusion among our Board of Directors’ slate of nominees in our proxy statement, other than pursuant to the exercise of the aforementioned contractual rights.

The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received, or will not be considered, if one is received in the future. Our Board of Directors will give consideration to the circumstances in which the adoption of a formal policy would be appropriate.

Our Board of Directors evaluates all candidates based upon, among other factors, a candidate’s financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder, “independence” (for purposes of compliance with the rules of the SEC and the NASDAQ Marketplace Rules), and willingness, ability and availability for service. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Board of Directors may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Board of Directors considers diversity as it deems appropriate in this context (without having a formal diversity policy), given our current needs and the current needs of the Board of Directors to maintain a balance of knowledge, experience and capability. When considering diversity, the Board of Directors considers diversity as one factor, of no greater or lesser importance than other factors and considers diversity in a broad context of race, gender, age, business experience, skills, international experience, education, other board experience and other relevant factors.

Our bylaws provide for stockholder nominations to our Board of Directors, subject to certain procedural requirements. To nominate a director to our Board of Directors, you must give timely notice of your nomination in writing to our Corporate Secretary, not later than 90 days prior to the anniversary date of the annual meeting of stockholders in the preceding year. All such notices must include (1) your name and address, (2) a representation that you are one of our stockholders, and will remain so through the record date for the upcoming annual meeting, (3) the class and number of shares of our common stock that you hold (beneficially and of record), and (4) a representation that you intend to appear in person or by proxy at the upcoming annual meeting to make the nomination. You must also provide information on your prospective nominee, including such person’s name, address and principal occupation or employment, a description of all arrangements or understandings between you, your prospective nominee and any other persons (to be named), the written consent of the prospective nominee, and such other information as would be required to be included in a proxy statement soliciting proxies for the election of your prospective nominee.

MEMBERS OF THE BOARD OF DIRECTORS

Directors Nominated for Election to Serve until the 2012 Annual Meeting

Lewis W. Dickey, Jr., age 49, is our Chairman, President and Chief Executive Officer. Mr. L. Dickey has served as Chairman, President and Chief Executive Officer since December 2000. Mr. Dickey was one of our founders and initial investors, and served as Executive Vice Chairman from March 1998 to December 2000. Mr. L. Dickey is a nationally regarded consultant on radio strategy and the author of The Franchise — Building Radio Brands, published by the National Association of Broadcasters, one of the industry’s leading texts on competition and strategy. Mr. L. Dickey also serves as a member of the National Association of Broadcasters Radio board of directors. Mr. L. Dickey is the brother of John W. Dickey, our Executive Vice President and Co-Chief Operating Officer.

Mr. L. Dickey has over 27 years of experience in the radio broadcasting industry in a variety of strategic, operational and financing areas. As a founder of Cumulus Media, Mr. L. Dickey was instrumental in our development and growth. His service as our Chairman and Chief Executive Officer over the past ten years has resulted in his having a unique level of knowledge of the opportunities and challenges associated with our business. Among other things, he brings to our Board of Directors his extensive background in station acquisition, integration and management. Mr. L. Dickey’s familiarity with us, our industry and various market participants makes him uniquely qualified to lead and advise the Board of Directors as Chairman.

Ralph B. Everett, age 59, has served as one of our directors since July 1998. Since January 2007, Mr. Everett has served as the President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a national, nonprofit research and public policy institution located in Washington, D.C. Prior to 2007, and for more than eighteen years, Mr. Everett had been a partner with the Washington, D.C. office of the law firm of Paul, Hastings, Janofsky & Walker LLP, where he headed the firm’s Federal

Legislative Practice Group. He had previously worked in the U.S. Senate for more than a decade, including serving as a staff director and chief counsel of the Committee on Commerce, Science and Transportation. In 1998, Mr. Everett was appointed by President Clinton as United States Ambassador to the 1998 International Telecommunication Union Plenipotentiary Conference. In the same year, he led the U.S. delegation to the Second World Telecommunication Development Conference in Malta, joining participants from more than 190 nations. He is also a member of the Board of Visitors of Duke University Law School and serves on the boards of Connection Nation and Independent Sector.

Mr. Everett possesses an extensive legal background, particularly in FCC/radio broadcasting matters, as evidenced by his various legal and advisory positions held during his career. In addition, Mr. Everett’s management experience as a chief executive officer of a public policy institution focused on political and economic matters provides a valuable perspective to our Board of Directors and enables Mr. Everett to provide value in the oversight of the Company through his service on the Audit Committee and the Compensation Committee.

Eric P. Robison, age 51, has served as one of our directors since August 1999. Mr. Robison is currently the President and Chief Executive Officer of Lynda.com, an Internet-based software and education training company, which he joined in January 2008. From 2002 to 2008, he was President of IdeaTrek, Inc., a company that provides business consulting services. From 1994 to 2002, Mr. Robison was Vice President, Business Development at Vulcan Inc., the holding company that manages all personal and business interests for investor Paul G. Allen, where Mr. Robison managed various projects and analyzed investment opportunities. He has previously served as a director of several publicly traded companies in various industries.

Mr. Robison brings to our Board of Directors substantial corporate management experience through his high-level positions at technology, business services and training companies, as well as past experience on boards of directors, including CNET Networks. Mr. Robison has particular skill and experience in business development and investments and acquisitions, and particularly in connection with internet initiatives and related ventures, all of which is useful given our business strategy, and provides value in the oversight of the Company through his service on the Audit Committee and as Chairman of the Compensation Committee.

David M. Tolley, age 43, has served as one of our directors since January 31, 2011. Mr. Tolley is currently a Senior Managing Director of Blackstone. Mr. Tolley has been employed by Blackstone since 2000. Prior to joining Blackstone, he held a series of positions at Morgan Stanley & Co. He has served as a director of CMP since 2006, and is the former Chairman of the board of directors of NewSkies Satellites.

Mr. Tolley has over fifteen years of experience in private equity investments and investment banking, with extensive experience in mergers, acquisitions and financings. He has particular experience in the telecommunications and media sectors. His competence in critical financial analysis and strategic planning, and vast experience in both transactions in, and overseeing operations of, numerous companies in the telecommunications and media industries, bring essential skills and a unique perspective to the Board of Directors.

Pursuant to the Voting Agreements, for each of our next three successive annual stockholders’ meetings, beginning with the 2011 annual meeting, our Board of Directors is obligated to nominate the Blackstone Designee for election, until such time as affiliates of Blackstone as a group cease to beneficially own at least one-half of the aggregate amount of the Company’s common stock that they receive upon consummation of the CMP Acquisition. Mr. Tolley has served as the Blackstone Designee since January 31, 2011.

Director Designated by Holders of Class C Common Stock to Serve until 2012 Annual Meeting

Robert H. Sheridan, III, age 48, has served as one of our directors since July 1998. Mr. Sheridan is currently a partner at Ridgemont Equity Partners, a private equity firm that provides buyout and growth capital to closely-held private companies and new business platforms. Prior to joining Ridgemont Equity Partners in

August 2010, Mr. Sheridan served as Managing Director, and Co-Head of the Americas, for BAML Capital Partners (“BAMLCP”), the private equity and mezzanine group within Bank of America Corporation, since January 1998, and was a Senior Vice President and Managing Director of BA Capital, which was formerly known as NationsBanc Capital Corp. Affiliates of Ridgemont Equity Partners are the successor general partners to certain affiliates of BAMLCP, which previously served as general partners of the BofA Entities. Mr. Sheridan has an economic interest in the entities comprising the general partners of the BofA Entities. He was a Director of NationsBank Capital Investors, the predecessor of BAMLCP, from January 1996 to January 1998.

Mr. Sheridan’s expertise in a variety of financial matters, in private equity and in capital markets and acquisition transactions, makes him a valuable member of our Board of Directors, and enhances the value of his service as Chairman of the Audit Committee, and a member of the Compensation Committee. Mr. Sheridan’s significant experience as a senior-level private equity professional provides a solid platform for him to advise and consult with our Board of Directors on financial, strategic and acquisition-related matters.

Pursuant to our Charter and a voting agreement entered into in 1998 by Cumulus Media, BA Capital (through its predecessor entity) and the holders of our Class C common stock, the holders of our Class C common stock (all of which is currently owned by Mr. L. Dickey) have the right, voting as a single class, to elect one director to our Board of Directors (the “Class C Director”), and such stockholders are obligated to elect a person designated by BA Capital to serve as such director. The rights and obligations under the voting agreement shall continue until such time that BA Capital, together with its affiliates, no longer own at least 50% of the number of shares of our common stock as BA Capital held on June 30, 1998. At such time, the term of the Class C Director, and the right of the holders of our Class C common stock to elect the Class C Director, shall terminate. Mr. Sheridan has served as BA Capital’s designee for such position since July 1998.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Any matter intended for our Board of Directors, or for any individual member or members of our Board of Directors, should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, with a request to forward the same to the intended recipient. In the alternative, stockholders may direct correspondence to our Board of Directors to the attention of the chairman of the Audit Committee of the Board, in care of Richard S. Denning, Corporate Secretary, at our principal executive offices. All such communications will be forwarded unopened.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, are required to file initial reports of ownership and reports of changes in ownership with the SEC. Based upon our review of copies of such reports for our 2010 fiscal year and written representations from our directors and executive officers, we believe that our directors and executive officers, and beneficial owners of more than 10% of our common stock, have complied with all applicable filing requirements for our 2010 fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information concerning the beneficial ownership of our common stock as of April 28, 2011 (unless otherwise noted) by (1) each of our directors and each of our named executive officers, (2) all of our directors and executive officers as a group, and (3) each person known to us to own beneficially more than 5% of any class of our common stock.

	Class A Common		Class B Common		Class C Common
	Stock		Stock(1)		Stock(1)(2)		Percentage
	Number of		Number of		Number of		of Voting
Name of Stockholder	Shares	Percentage	Shares	Percentage	Shares	Percentage	Control

Banc of America Capital Investors SBIC, L.P.(3)	821,568	2.3%	4,959,916	85.4%	—	—	1.9%
BA Capital Company, L.P.(3)	849,475	2.4%	849,275	14.6%	—	—	2.0%
Lewis W. Dickey, Sr.(4)	10,490,054	29.0%	—	—	644,871	100%	39.7%
Dimensional Fund Advisors LP(5)	2,751,298	7.6%	—	—	—	—	6.5%
Wallace R. Weitz & Company(6)	1,900,000	5.3%	—	—	—	—	4.5%
Lewis W. Dickey, Jr.(7)	10,490,054	29.0%	—	—	644,871	100%	39.7%
John W. Dickey(8)	2,122,067	5.9%	—	—	—	—	5.0%
Joseph P. Hannan	31,504	*	—	—	—	—	*
Jon G. Pinch(9)	302,123	*	—	—		—	*
Robert H. Sheridan, III(10)	47,223	*	—	—	—	—	*
Ralph B. Everett(11)	52,047	*	—	—	—	—	*
Eric P. Robison(11)	65,077	*	—	—	—	—	*
David M. Tolley	—	—	—	—	—	—	—
All directors and executive officers as a group (9 persons)(12)	13,216,582	36.3%	—	—	644,871	100%	45.9%

*	Indicates less than one percent.

(1)	Except upon the occurrence of certain events, holders of Class B common stock are not entitled to vote, whereas each share of Class A common stock entitles its holder to one vote and, subject to certain exceptions, each share of Class C common stock entitles its holder to ten votes. The Class B common stock is convertible at any time, or from time to time, at the option of the holder of the Class B common stock (provided that the prior consent of any governmental authority required to make the conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A common stock or Class C common stock on a share-for-share basis; provided that our Board of Directors has determined that the holder of Class A common stock at the time of conversion would not disqualify us under, or violate, any rules and regulations of the FCC.

(2)	Subject to certain exceptions, each share of Class C common stock entitles its holder to ten votes. The Class C common stock is convertible at any time, or from time to time, at the option of the holder of the Class C common stock (provided that the prior consent of any governmental authority required to make such conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A common stock on a share-for-share basis; provided that our Board of Directors has determined that the holder of Class A common stock at the time of conversion would not disqualify us under, or violate, any rules and regulations of the FCC. In the event of the death of Mr. L. Dickey or in the event he becomes disabled and, as a result, terminates his employment with us, each share of Class C common stock held by him, or any party related to or affiliated with him, will be automatically be converted into one share of Class A common stock.

(3)	The address of BA Capital Company, L.P. and Banc of America Capital Investors, SBIC, L.P. is 150 North College Street, Suite 2500, Charlotte, North Carolina 28202. This information is based in part on a Schedule 13D/A filed on February 11, 2011.

(4)	Represents (i) direct ownership of 884,000 shares of Class A common stock; (ii) indirect beneficial ownership of 6,215,679 shares of Class A common stock registered in the name of the Lewis W. Dickey, Sr. Revocable Trust, by virtue of his position as trustee; and (iii) in accordance with Regulation 13D of the Exchange Act, indirect beneficial ownership of 3,288,531 shares of Class A common stock, 101,844 shares of Class A common stock underlying options that are presently exercisable and 644,871 shares of Class C common stock beneficially owned by his son, Lewis W. Dickey, Jr. (see footnote 7). Mr. L. Dickey, Sr. disclaims beneficial ownership of all of the shares owned or controlled by Mr. L. Dickey, Jr. The address of Lewis W. Dickey, Sr., and the Lewis W. Dickey, Sr. Revocable Trust is 11304 Old Harbor Road, North Palm Beach, Florida 33408. The information for Mr. L. Dickey, Sr. and the Lewis W. Dickey, Sr. Revocable Trust is based on a Form 4/A filed on January 27, 2009.

(5)	The address of Dimensional Fund Advisors LP is Palisades West Building One 6300 BeeCave Road, Austin, Texas 78746. This information is based on a Schedule 13G/A filed on February 11, 2011.

(6)	The address of Wallace R. Weitz & Company is 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124. This information is based on a Schedule 13G/A filed on January 28, 2011.

(7)	Represents (i) direct ownership by Mr. L. Dickey, Jr. of 3,278,531 shares of Class A common stock and 644,871 shares of Class C common stock; (ii) indirect beneficial ownership of 10,000 shares of Class A common stock registered in the name of DBBC, LLC, by virtue of his controlling interest in that entity; (iii) 101,844 shares of Class A common stock underlying options that are presently exercisable; and (iv) in accordance with Regulation 13D of the Exchange Act, indirect beneficial ownership 7,099,679 shares of Class A common stock beneficially owned by his father, Lewis W. Dickey, Sr. (see footnote 4). Mr. L. Dickey, Jr. disclaims beneficial ownership of all of the shares held by DBBC, LLC except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of all of the shares owned or controlled by Mr. L. Dickey, Sr.

(8)	Represents beneficial ownership attributable to Mr. J. Dickey as a result of his direct ownership of 2,029,298 shares of Class A common stock and 92,769 shares of Class A common stock underlying options that are presently exercisable.

(9)	Represents beneficial ownership attributable to Mr. Pinch as a result of his direct ownership of 270,662 shares of Class A common stock and 31,461 shares of Class A common stock underlying options that are presently exercisable.

(10)	Consists of 26,976 restricted shares of Class A common stock and presently exercisable options to purchase 20,247 shares of such stock, which he holds for the benefit of BA Capital. Does not reflect any shares owned by BACI or by BA Capital. Mr. Sheridan is a partner in Ridgemont Equity Partners, affiliates of which are deemed to have voting and dispositive power with respect to, and have an economic interest in, the shares owned by BACI and BA Capital. As BA Capital’s designee to our Board of Directors, Mr. Sheridan disclaims beneficial ownership of the options except to the extent of his pecuniary interest therein.

(11)	Includes shares of Class A common stock underlying options that are presently exercisable as follows: Mr. Everett (22,725 shares) and Mr. Robison (23,534 shares).

(12)	Includes 304,955 shares of Class A common stock underlying options that are presently exercisable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides an overview of our compensation objectives and policies, the elements of compensation that we provide to our top executive officers, and the material factors that we considered in making the decisions to pay such compensation. Following this analysis, we have provided a series of tables containing specific information about the compensation earned in or paid for 2010 to the following individuals, whom we refer to as our named executive officers:

•	Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer;

•	Joseph P. Hannan, our Senior Vice President, Treasurer and Chief Financial Officer;

•	Jonathan G. (“John”) Pinch, our Executive Vice President and Co-Chief Operating Officer; and

•	John W. Dickey, our Executive Vice President and Co-Chief Operating Officer.

The discussion below is intended to help you understand the information provided in those tables and put that information in context within our overall compensation program.

Executive Compensation Program Objectives

Our compensation program has three primary and related objectives:

•	to provide a total compensation package that allows us to compete effectively in attracting, rewarding and retaining executive leadership talent;

•	to reward executives for meaningful performance that contributes to enhanced long-term stockholder value and our general long-term financial health; and

•	to align the interests of our executives with those of our stockholders.

In accordance with these goals, we provide a material portion of each named executive officer’s compensation in the form of at-risk incentive awards that measure individual performance and our success as a company in achieving our business strategy and objectives. With respect to our performance, we focus primarily on the performance and results of our stations, as measured by Station Operating Income, which is a financial measure that isolates the amount of income generated solely by our stations, and Adjusted EBITDA, another financial measure that isolates the amount of income generated by our stations after the incurrence of corporate general and administrative expenses. These measures assist our management in evaluating the earnings potential of our station portfolio and the cash flow generated by our business.

Our compensation program is implemented by the Compensation Committee of our Board of Directors. Information about the Compensation Committee and its composition, responsibilities and operations can be found in “Information About the Board of Directors — Committees of the Board of Directors — The Compensation Committee.”

Compensation Program Elements and Their Purpose

The compensation program for our named executive officers consists primarily of the following integrated components: base salary, annual incentive awards and long-term incentive opportunities. The program also contains elements relating to retirement, severance and other employee benefits.

Base Salary.  Base salary is the fixed portion of a named executive officer’s annual compensation and is intended to recognize fundamental market value for the skills and experience of the individual relative to the responsibilities of his position with us. Changes to base salary are generally intended to reflect, among other things, the officer’s performance as indicated through functional progress, career and skill development and mastery of position competency requirements. Base salary is the fundamental element of the total compensation package to which most other elements relate.

Annual Incentive.  Unlike base salary, which is fixed, annual incentive compensation is intended to vary as a direct reflection of Company and individual performance over a twelve-month period. The incentive opportunity is typically expressed as a percentage of base salary and is typically paid in the form of a cash bonus, although the Compensation Committee has discretion to grant bonuses, in whole or in part, in the form of equity awards. In addition to amounts that may be awarded pursuant to annual incentive performance awards, the Compensation Committee has the authority to make discretionary bonus awards, including awards based on Company or individual performance.

Long-Term Incentives.  Long-term incentive awards, which have historically been made in the form of grants of options exercisable shares of for our common stock or awards of restricted shares of our common stock, are granted with the intent to reward performance over a multi-year period with clear links to performance criteria, continued service and long-term stockholder value. For Mr. L. Dickey, the incentive opportunity through May 2013 has been set pursuant to the terms of his current employment agreement, which took effect on December 20, 2006, and was designed to maintain a desired balance between short- and long-term compensation over the term of the agreement, as discussed further below. The incentive opportunity for our other named executive officers, which is determined on an annual basis by the Compensation Committee, is designed to maintain a similar balance. The realized compensation from these incentives will vary as a reflection of stock price or other financial performance over time. For 2010, we used awards of restricted stock to deliver long-term incentive opportunity to our named executive officers.

Employee Retirement/Health and Welfare Benefit Plans.  These benefits are intended to provide competitive levels of medical, retirement and income protection, such as life and disability insurance coverage, for the executives and their families. Our named executive officers generally participate in the same programs pertaining to medical coverage (active employee and retiree), life insurance, disability and retirement offered to all of our eligible employees. In addition, our named executive officers participate in an executive life insurance program. We believe that our benefits and retirement programs are comparable to those offered by other companies in our peer group and, as a result, are needed to ensure that compensation for our named executive officers remains competitive.

Severance and Other Termination Payments.  Other than Mr. Hannan, each named executive officer currently employed by us is party to an employment agreement under which he may receive severance benefits upon his termination of employment in various circumstances, including following a change of control. The severance-related agreements available to those named executive officers are described in more detail under “Potential Payments upon Termination or Change of Control.” We believe that our severance arrangements, including the amount of the severance benefit, are comparable to those offered by the companies in our peer group and, as a result, are needed to ensure that compensation for our named executive officers remains competitive.

Executive Perquisites.  We have typically provided a car allowance to each of our named executive officers. We do not provide other perquisites such as financial planning or country club memberships.

Compensation Levels Among Named Executive Officers.  There are no policy differences with respect to the compensation of individual named executive officers even though the level of compensation may differ based on scope of responsibilities and performance. The compensation disparity between our Chief Executive Officer and the other named executive officers is primarily due to the Chief Executive Officer having significantly greater responsibilities for management and oversight of a large enterprise and the corresponding market factors reflecting this difference. From an operations oversight perspective, we have divided responsibility for our radio markets in half, and Mr. J. Dickey and Mr. Pinch, who each serve as Executive Vice President and Co-Chief Operating Officer, are each responsible for one-half of our operating markets. Mr. J. Dickey also has responsibility for overseeing our programming, market promotion and engineering across all markets. Consequently, Mr. J. Dickey’s base salary and incentive awards reflect the multiple categories of responsibilities that he holds. Mr. Hannan was named Senior Vice President, Treasurer and Chief Financial Officer in March 2010, after having served as Interim Chief Financial Officer since July 2009. Mr. Hannan’s base salary was increased in connection with the March 2010 appointment.

Determining the Amount of Each Element

Base Salary.  We are party to employment agreements with each of our current named executive officers, other than Mr. Hannan. Each of these agreements provides for a contractual level of base salary. Mr. L. Dickey’s employment agreement provides for annual increases of $40,000, subject to further merit increases as the Compensation Committee deems appropriate, while the agreements with Messrs. Pinch and J. Dickey provide for discretionary annual increases. The Compensation Committee seeks to set base salaries at levels that it considers fair, after considering a variety of factors, including the scope and complexity of the officer’s position; the officer’s expertise; the officer’s experience relative to his position and responsibilities; the officer’s contributions and importance to us; the officer’s historical compensation; the salary ranges for persons in comparable positions at comparable companies (to the extent available); the competitiveness of the market for the officer’s services; and the recommendations of our Chief Executive Officer (except in the case of his own performance).

Determinations as to appropriate base salaries of our named executive officers (other than Mr. L. Dickey’s, whose salary is generally set pursuant to his employment agreement) historically have not been made by applying a particular formula or the use of designated benchmarks. In March 2010, the Compensation Committee determined to award Messrs. J. Dickey, Pinch and Hannan base salaries of $597,400, $525,300 and $250,000, respectively, which represented 3% increases to each of Messrs. J. Dickey and Pinch, and a 43% increase for Mr. Hannan in recognition of his appointment as Chief Financial Officer and commensurate increased responsibilities. While the Compensation Committee approved the $40,000 increase to base salary mandated by his employment agreement, Mr. L. Dickey, recognizing the uncertain economic conditions, voluntarily elected not to accept the increase in base salary as recommended by the Compensation Committee until these conditions improved or stabilized. As a result, while he was contractually entitled to a base salary of $1,020,000 for 2010, Mr. L. Dickey’s base salary did not increase from $940,000 in 2010.

Annual Incentive.  Like base salary, the parameters of the annual bonus also are set forth in the employment agreements with each of the named executive officers who have such agreements. However, the Compensation Committee maintains a level of discretion and flexibility, including the ability to make annual bonus awards to executives even in circumstances where pre-established performance targets have not been established or are not satisfied, and to make bonus awards in stock in lieu of cash. The decision to increase or decrease annual bonuses from year to year is generally based on a variety of factors the Compensation Committee deems appropriate, including our overall performance, the executive’s individual performance, the business environment over the course of the prior year, and any extraordinary accomplishments by the Company or the individual during the prior year, as further described below. The Compensation Committee believes this flexibility, coupled with a history of appropriately rewarding performance, provide an effective incentive for the continued superior performance of our executives.

With regard to the annual bonus paid to Mr. L. Dickey in 2011, awarded for performance in 2010, in March 2010 the Compensation Committee reviewed management’s 2010 operating budget, including budgeted Adjusted EBITDA of $84.117 million and approved the following targets for his annual incentive bonus for 2010:

•	If Adjusted EBITDA was 90% of the budgeted Adjusted EBITDA, then Mr. L. Dickey would have been eligible for a bonus of 50% of his 2010 base salary, or $470,000;

•	If Adjusted EBITDA was 100% of the budgeted Adjusted EBITDA, then Mr. L. Dickey would have been eligible for a bonus of 75% of his 2010 base salary, or $705,000; and

•	If Adjusted EBITDA was 105% of the budgeted Adjusted EBITDA, then Mr. L. Dickey would have been eligible for a bonus of 100% of his 2010 base salary, or $940,000.

To the extent that Adjusted EBITDA was between the targeted amounts, the bonus would be adjusted on a sliding scale between 50% and 100% of base salary to include an amount proportionate to the amount achieved in excess of the 90% and 110% target amounts.

For fiscal year 2010, Adjusted EBITDA was $87.5 million, or 104% of the budgeted Adjusted EBITDA amount. In February 2011, the Compensation Committee reviewed the short-term annual bonus targets and recognized that despite the adverse business cycle, Mr. L. Dickey had nevertheless made significant contributions to the Company in 2010, including providing strategic leadership for our operations in an extremely challenging business environment, implementing significant cost-cutting initiatives to meet the realities of our business operations while preserving our quality and efficiency of operations and maintaining cash flow, and providing strategic negotiations for the Company’s purchase of all of the outstanding maximum equity interests of CMP that are not currently owned by us. The Compensation Committee determined that, while we had not achieved the maximum Adjusted EBITDA threshold for Mr. L. Dickey to be entitled to the maximum annual cash bonus payment, based upon the significant contributions that Mr. L. Dickey had made to the Company in 2010 by exceeding the budgeted Adjusted EBITDA amount as well as the other operational and strategic leadership Mr. L. Dickey provided, he was deserving of the maximum bonus amount in recognition of those contributions. The bonus awarded to Mr. L. Dickey for 2010 represents 100% of the maximum bonus amount that he would have been eligible to receive under his employment agreement for that year.

With regard to annual bonuses paid to Messrs. J. Dickey, Pinch and Hannan in 2011, awarded for performance in 2010, the Compensation Committee had determined in March 2010 not to set any specific award levels or objectives but instead to evaluate bonuses on a discretionary basis after completing an evaluation of both Company and individual performance during 2010 as part of the compensation review process in early 2011. In evaluating potential annual bonuses for the named executive officers, the Compensation Committee considered the following factors:

•	Management’s ability to defend our Adjusted EBITDA, given the difficult economic environment in 2010. Adjusted EBITDA increased 20.5%, to $87.5 million, from $72.6 million in 2009 and the Compensation Committee recognized that on a percentage basis, we outperformed many of our peers.

•	Management’s ability to optimize our capital structure and maintain compliance with the restrictive financial covenants in the credit agreement governing our senior secured credit facilities. During 2010, management successfully achieved levels of Adjusted EBITDA and cash flow that enabled the Company to meet the required principal repayment amounts during 2010 and to accelerate our reduction in outstanding debt under our credit facility.

•	Management’s ability to engage in strategic corporate development activities during the year. In 2010, management continued to make significant progress on efforts to create standardization across our station platform where possible by developing and implementing best-in-class practices and to evaluate effectiveness using real-time reporting enabled by our proprietary technologies; as well as to use our national scale and unique communities of listeners to create new digital media properties and e-commerce opportunities.

After consideration of these factors, the Compensation Committee approved discretionary annual cash bonus awards for Messrs. L. Dickey, J. Dickey, Pinch and Hannan in the aggregate amounts of $939,960, $290,000, $240,000 and $100,000, respectively, all of which paid one-half in cash and one-half in shares of Class A common stock, which were issued in accordance with the terms of the Company’s 2008 Equity Incentive Plan, were freely tradeable and contained no restrictions thereon.

Long-Term Incentives.  In connection with determining the long-term equity incentive compensation for each of our named executive officers for 2010, the Compensation Committee considered a number of factors, including:

•	Annual performance. The Compensation Committee considered our operating performance for 2010 compared to our business plan, and recognized the efforts and success in achieving various plan objectives, even in light of ongoing challenges to business conditions.

•	Performance relative to our peers in the industry. Our 2010 results were higher than our results for 2009. In addition, the Compensation Committee examined our results as compared to similarly situated competitors in our industry, including Saga Communications, Inc., Radio One, Inc. Entercom

Communications Corp. and Emmis Communications Corporation, noting that on a relative basis, our operating performance was stronger than several of our competitors.

•	Cumulus Media Partners. The Compensation Committee gave considerable weight to the additional responsibilities placed on our named executive officers in managing our affiliate, CMP, a private partnership created by Cumulus Media and affiliates of Bain Capital Partners LLC, The Blackstone Group and Thomas H. Lee Partners, L.P., and operating the large-market radio stations owned by CMP. The Compensation Committee recognizes, and in making compensation decisions took into account, the fact that our named executive officers now manage an enterprise that is nearly double the size as a result of the CMP partnership, based on station operating income.

As with determinations of base salary and annual short-term incentives, determinations as to appropriate long-term incentives of our named executive officers (other than Mr. L. Dickey’s, whose incentives are generally set pursuant to his employment agreement) historically have not depended upon the application of a particular formula or the use of designated benchmarks.

For Mr. L. Dickey, in March 2010 the Compensation Committee awarded 320,000 shares of restricted stock, of which 160,000 are time-vested (vesting at a rate of 80,000 shares on the second anniversary of the date of grant, and 40,000 shares on each of the third and fourth anniversary of the date of grant) and 160,000 have performance-based vesting objectives, all in accordance with the terms of Mr. Dickey’s employment agreement. With respect to the performance-based awards, the Compensation Committee considered the various measures discussed above, including our performance relative to budget and to our industry peers, and determined that the performance objective for Mr. L. Dickey’s 2010 equity awards would be met, and the shares would vest in full, on March 31, 2013 if the average annual Adjusted EBITDA over the three-year period ending December 31, 2012 meets a specified threshold, subject to proportionate adjustment for any acquisitions or divestitures during the performance measurement period. For Messrs. Dickey, Pinch and Hannan in March 2010 the Compensation Committee considered the various measures discussed above, including our performance relative to budget and to our industry peers, and determined to award Messrs. Dickey, Pinch and Hannan 70,000, 40,000 and 10,000 restricted shares, respectively. These restricted shares vest at a rate of 50% on the second anniversary of the date of grant and 25% on the third and fourth anniversaries.

In early 2011, the Compensation Committee also reviewed the three-year performance criteria established in February 2008 for the 160,000 performance-based shares of restricted stock awarded to Mr. L. Dickey on February 8, 2008. The vesting conditions for those restricted shares required that the Company achieve an average annual Adjusted EBITDA of $108.0 million (subject to adjustment for acquisitions and dispositions) for the three year period ending December 31, 2010. That threshold was not achieved for that cycle. Nevertheless, the Compensation Committee determined that in light of the unprecedented adverse developments in the economy in general, during a significant amount of that performance period, and the radio industry in particular, it would be appropriate to modify the performance requirements and extend the vesting period so that Mr. L. Dickey would retain the ability to achieve vesting on those shares of restricted stock if the revised performance criteria were achieved. Accordingly, and effective as of February 2011, the terms of Mr. L. Dickey’s 2008 performance-based restricted stock award of 160,000 shares were amended to provide that those shares would vest in full on February 24, 2014 if the Company achieves a specified average annual Adjusted EBITDA for the three-year period ending December 31, 2013.

Compensation of the Chief Executive Officer.  As noted above, Mr. L. Dickey is compensated pursuant to the terms of his Employment Agreement, which was entered into on December 20, 2006. See “Employment Agreements.” The Compensation Committee does retain the ability to subjectively exercise discretion in making compensation decisions and awards, and has exercised that discretion in various circumstances, as described hereinabove.

Allocating Between Long-term and Annual Compensation

We seek to maintain an executive compensation program that is balanced in terms of each element of pay relative to competitive practices, with the incentive emphasis placed on long-term results. The overall program is intended to balance business objectives for executive pay for performance, retention, competitive market practices and stockholder interests. Based on the fair value of equity awards granted to named executive officers in 2010 and the 2010 base salary of the named executive officers, approximately 16% of the annual total direct compensation target opportunity was subject to performance risk for named executive officers through the annual and long-term incentive plans. Annual cash-incentive awards, which constitute short-term incentives, accounted for approximately 15% of annual target compensation for the named executive officers. Long-term incentive awards made up approximately 26% of the annual target compensation mix for the named executive officers. The Compensation Committee allocates total compensation between short- and long-term incentives for 2010 based upon its own analysis of general compensation practices at similar companies and based on its view of how best to maintain key personnel.

When Long-term Grants are Made

The Compensation Committee typically grants long-term incentive awards annually at a regularly-scheduled meeting of our Board of Directors, usually in the first quarter of the fiscal year. The meeting date is scheduled well in advance and without regard to potential stock price movement.

The Role of Executive Officers in Determining Executive Compensation

Our Chief Executive Officer develops recommendations regarding executive compensation, including proposals relative to compensation for individual executive officers, using internal and external resources. These resources may include such things as compensation surveys, external data and reports from consultants and data, reports and recommendations from internal staff. Recommendations from our Chief Executive Officer include and consider all aspects of the compensation program — philosophy, design, compliance and competitive strategy — as well as specific actions regarding individual executive officer compensation. The Compensation Committee reviews and discusses these recommendations, and decides whether to accept, reject, or revise the proposals.

Our Chief Executive Officer and our Chief Financial Officer assist the Compensation Committee in understanding key business drivers included in program designs, especially incentive programs. This may include defining related measures and explaining the mutual influence on or by other business drivers and the accounting and tax treatment relating to certain awards. Our Chief Executive Officer also provides periodic updates to the Compensation Committee regarding current and anticipated performance outcomes and their impact on executive compensation.

Our General Counsel, with the assistance of our outside counsel, ensures that appropriate plan documentation and approvals are received in order to keep executive pay programs in compliance with applicable laws and stock exchange listing requirements. Our General Counsel and outside counsel also advise the Compensation Committee and our Board of Directors regarding compliance with appropriate governance standards and requirements.

Discretion to Modify Awards

As previously noted, annual incentive awards are based on our performance and that of each individual named executive officer over the most recently completed fiscal year. The Compensation Committee reserves the right to adjust individual goals during the course of the year in order to reflect changes in our business.

Under our equity incentive plans, the Compensation Committee has certain discretion to adjust or modify the terms of an award that might otherwise be forfeited. The Compensation Committee generally does not have the authority to unilaterally rescind an award. Each award defines the terms under which it would be forfeited according to the terms of the applicable equity incentive plan.

Impact of Restated Earnings on Previously Paid or Awarded Compensation

We have not had to restate earnings in a manner that would impact incentive award payments. If future restatements are necessary, the Compensation Committee and the Board of Directors will consider the facts and circumstances relating to the cause of the restatement, as well as the requirements under Section 304 of the Sarbanes-Oxley Act of 2002, in determining whether any payments based upon the financial results were made unjustly and the materiality and methods for recovering such payments.

Accounting and Tax Treatment of Direct Compensation

For executives, all compensation is subject to federal, state and local taxes as ordinary income or capital gains as various tax jurisdictions provide. Section 162(m) of the U.S. tax code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our named executive officers, however, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of the compensation program for our named executive officers are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

With the adoption of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Summary of Compensation and Benefit Plan Risk

The Compensation Committee considers potential risks when reviewing and approving compensation programs. After assessing compensation related risks for our employees, the Compensation Committee determined that the Company’s compensation and benefit policies and practices are not likely to have a material adverse effect on the Company and that the plans currently in place or contemplated are appropriately balanced between retention and incentive to enable the Company to retain its management team and provides the Chief Executive Officer and the other executive officers with incentives focused on meeting the objectives, developed by management and the Board of Directors, designed to create long-term stockholder value. Our compensation and benefits policies and practices include a number of features designed to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. These include a balanced mix of compensation components and prudent performance goals discussed above.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of
Directors:

Eric P. Robison, Chairman
Ralph B. Everett
Robert H. Sheridan, III

Summary Compensation Table

We have employment agreements with each of our named executive officers except Mr. Hannan, as described under “— Employment Agreements” below. The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2010, December 31, 2009, and December 31, 2008.

Based on the fair value of equity awards granted to named executive officers in 2010 and the 2010 base salary of the named executive officers, approximately 73% of the annual total direct compensation was base salary. Cash-incentive awards, which constitute short-term incentives, accounted for approximately 15% of annual target compensation and restricted share grants, which constitute long-term incentives, made up approximately 26% of the annual compensation mix for the named executive officers.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred	All
				Stock	Option	Incentive Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)	($)	($)		($)

Lewis W. Dickey, Jr.	2010	$940,000	$939,960	$1,008,000	—	—	—	$17,904	(4)	$2,905,864
Chairman, President	2009	921,884	469,900	547,200	—	—	—	17,115	(5)	1,956,179
and Chief Executive	2008	941,171	500,000	1,942,400	—	—	—	17,310	(6)	3,400,881
Officer
Joseph P. Hannan(3)	2010	250,000	100,000	31,500			—	—		381,500
Senior Vice President,	2009	159,612	17,500	—	—	—	—	—		177,112
Treasurer and Chief
Financial Officer
John Pinch	2010	525,300	240,000	126,000	—	—	—	17,982	(7)	909,282
Executive Vice	2009	500,193	120,000	68,400	—	—	—	17,599	(8)	706,192
President and Co-Chief	2008	510,000	100,000	100,800	—	—	—	17,236	(9)	728,036
Operating Officer
John W. Dickey	2010	597,400	290,000	220,500	—	—	—	17,904	(10)	1,125,804
Executive Vice	2009	568,847	145,000	119,700	—	—	—	17,115	(11)	850,662
President and Co-Chief	2008	580,001	165,000	302,400	—	—	—	17,310	(12)	1,064,711
Operating Officer

(1)	We consider the bonuses paid in a given fiscal year as being earned in the prior fiscal year. Amounts reflect the bonus earned in the year indicated. For 2010, includes the grant date fair value of awards of stock granted in February 2011 in lieu of cash bonuses as follows: Mr. L. Dickey ($469,980), Mr. Hannan ($50,000), Mr. Pinch ($120,000) and Mr. J. Dickey ($145,000).

(2)	Reflects the grant date fair value of awards made pursuant to the 2004 Equity Incentive Plan and 2008 Equity Incentive Plan in accordance with FASB ASC Topic 718. These amounts do not include awards dated December 30, 2008 made pursuant to an exchange offer to our employees and non-employee directors to exchange outstanding options granted after October 2, 2000 for a combination of restricted shares and replacement options. See Note 11, “Stock Options and Restricted Stock,” in the notes to our audited consolidated financial statements incorporated by reference in this proxy statement for certain assumptions underlying the value of the awards.

(3)	Mr. Hannan served as interim Chief Financial Officer from July 1, 2009 through March 3, 2010, on which date he was appointed Senior Vice President, Treasurer and Chief Financial Officer. This table reflects his compensation for 2010 and 2009, the only years covered by the table in which he served as our principal financial officer.

(4)	Reflects an automobile allowance of $12,000, employer-paid health insurance premiums of $2,028, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $2,286.

(5)	Reflects an automobile allowance of $11,500, employer-paid health insurance premiums of $1,739, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $2,286.

(6)	Reflects an automobile allowance of $12,000, employer-paid health insurance premiums of $1,739, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $1,981.

(7)	Reflects an automobile allowance of $8,400, employer-paid health insurance premiums of $5,706, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $2,286.

(8)	Reflects an automobile allowance of $8,050, employer-paid health insurance premiums of $5,673, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $2,286.

(9)	Reflects an automobile allowance of $8,400, employer-paid health insurance premiums of $5,265, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $1,981.

(10)	Reflects an automobile allowance of $12,000, employer-paid health insurance premiums of $2,028, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $2,286.

(11)	Reflects an automobile allowance of $11,500, employer-paid health insurance premiums of $1,739, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $2,286.

(12)	Reflects an automobile allowance of $12,000, employer-paid health insurance premiums of $1,739, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $1,981.

2010 Grants of Plan-Based Awards

The Compensation Committee approved awards of restricted common stock, pursuant to our 2008 Equity Incentive Plan, to each of our executive officers in 2010.

The restricted share grants to Messrs. Hannan, Pinch and J. Dickey on March 26, 2010 were of time-vested shares: One-half of each grant will vest on the second anniversary of the grant date, with the remainder to vest one-quarter at each of the third and fourth anniversaries. The grants are conditioned on the continuous employment of the grant recipients.

With regard to the grant to Mr. L. Dickey on March 26, 2010, half of the grant was of time-vested restricted shares, which will vest according to the same schedule as the grants to the other executive officers, as described above. The remaining portion of the grant was for performance-based restricted stock awards, which will vest upon achievement of a Compensation Committee-approved target average annual Adjusted EBITDA (calculated on a same-station basis) for the three-year period ending December 31, 2012.

The table below summarizes the grants of plan-based awards to each of the named executive officers for the fiscal year ended December 31, 2010.

			Estimated			Estimated
			Future			Future
			Payouts			Payouts
			Under			Under		Grant Date
			Non-Equity			Equity		Fair
			Incentive			Incentive		Value of
			Plan			Plan		Stock
			Awards			Awards		and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Awards(1)

Lewis W. Dickey, Jr.	March 26, 2010	—	—	—	—	320,000	—	$1,008,000
Chairman, President and Chief
Executive Officer
Joseph P. Hannan	March 26, 2010	—	—	—	—	10,000	—	$31,500
Senior Vice President, Treasurer
and Chief Financial Officer
John Pinch	March 26, 2010	—	—	—	—	40,000	—	$126,000
Executive Vice President and
Co-Chief Operating Officer
John W. Dickey	March 26, 2010	—	—	—	—	70,000	—	$220,500
Executive Vice President and
Co-Chief Operating Officer

(1)	Reflects the grant date fair value as calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth the number and value of restricted stock and stock options held by each named executive officer that were outstanding as of December 31, 2010. The value of restricted stock awards was calculated based on a price of $4.31 per share, the closing price of the Company’s common stock on December 31, 2010.

						Equity	Equity
						Incentive Plan	Incentive Plan
	Option Awards*					Awards:	Awards:
			Equity			Number of	Market or
			Incentive Plan			Unearned	Payout Value
	Number of	Number of	Awards:			Shares, Units	of Unearned
	Securities	Securities	Number of			or Other	Shares, Units
	Underlying	Underlying	Securities			Rights That	or Other
	Unexercised	Unexercised	Underlying	Option	Option	Have Not	Rights That
	Options (#)	Options (#)	Unexercised	Exercise Price	Expiration	Vested	Have Not
Name	Exercisable	Unexercisable(1)	Options (#)	($)	Date	(#)	Vested ($)

Lewis W. Dickey, Jr.	—	—	—	—	—	1,114,622 (2)	$4,804,021
Chairman,	33,948	33,948	0	$2.79	12/30/2018	—	—
President and	33,948	33,948	0	2.92	12/30/2018	—	—
Chief Executive Officer	33,948	33,948	0	3.30	12/30/2018	—	—
Joseph P. Hannan Senior Vice President, Treasurer and Chief Financial Officer	—	—	—	—	—	10,000 (3)	43,100
John Pinch	—	—	—	—	—	101,467 (3)	437,323
Executive Vice	10,487	10,488	0	2.54	12/30/2018	—	—
President and Co-Chief	10,487	10,488	0	2.92	12/30/2018	—	—
Operating Officer	10,487	10,488	0	3.30	12/30/2018	—	—
John W. Dickey	—	—	—	—	—	203,243 (3)	875,977
Executive Vice	30,923	30,924	0	2.79	12/30/2018	—	—
President and	30,923	30,924	0	2.92	12/30/2018	—	—
Co-Chief Operating Officer	30,923	30,924	0	3.30	12/30/2018	—	—

*	Includes awards made pursuant to an option exchange offer consummated on December 30, 2008.

(1)	Options become exercisable as to one-half of the shares on December 30, 2011 and as to the remaining shares on December 30, 2012.

(2)	Half of the time-vested restricted shares vest on the second anniversary of the grant date and the remainder vest in equal parts on the third and fourth anniversaries of the grant date. The performance-based restricted shares vest in accordance with the terms of Mr. L. Dickey’s employment agreement.

(3)	Restricted shares vest 50% on the second anniversary of the grant date and 25% on each of the two succeeding anniversaries thereafter.

2010 Option Exercises and Stock Vested

The following table provides the number of shares acquired upon vesting of stock awards in 2010 and the value realized for each named executive officer. No stock options were exercised during 2010.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on	on
	Vesting	Vesting
Name	(#)	($)

Lewis W. Dickey, Jr.	154,622	$463,495
Chairman, President and Chief Executive Officer
Joseph P. Hannan	—	—
Senior Vice President, Treasurer and Chief Financial Officer
John Pinch	26,467	107,131
Executive Vice President and Co-Chief Operating Officer
John W. Dickey	78,243	316,250
Executive Vice President and Co-Chief Operating Officer

(1)	Calculated by multiplying the number of shares acquired by the market value of the shares as of the relevant vesting dates.

Potential Payments upon Termination or Change of Control

The following analyses reflect the amount of compensation payable to each of the named executive officers in the event of termination of employment under the following scenarios: resignation for good reason, termination without cause, termination for cause, resignation without reason (voluntary resignation), termination in connection with a change of control, and termination due to death or disability. The analyses assume that the date of termination was December 31, 2010, and the dollar value of any equity is calculated using a per share price of $4.31, which was the reported closing price of our Class A common stock on that date. In addition, the analyses assume the sale, on that date, of all restricted shares whose vesting is accelerated as a result of termination, and the forfeiture, pursuant to their terms, of all Class A common stock issuable upon exercise of unvested options not granted pursuant to an employment agreement, but not the sale of existing holdings of Class A or Class C common stock or Class A common stock issuable upon exercise of already vested options.

Upon termination or resignation for any reason, the named executive officers are entitled to any earned but unpaid base salary and bonus, as well as reimbursement of any unreimbursed business expenses and payments due under the terms of our benefit plans. Our analyses assume that all such amounts have been paid as of the date of termination and thus are not otherwise reflected.

Unless otherwise specified, all cash payments are lump-sum payments.

Lewis W. Dickey, Jr.  The following analysis describes the potential payments upon termination of employment for Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer. All potential payments to Mr. L. Dickey upon termination of his employment or upon a change of control are governed by his current employment contract, described under “— Employment Agreements.”

According to Mr. L. Dickey’s current employment agreement, he would be entitled to compensation upon resignation for “good reason,” termination without “cause,” or by death or disability. He would be eligible for additional compensation upon termination without cause during the six-month period preceding a change of control. According to his current employment agreement:

•	“good reason” means the assignment of duties inconsistent with Mr. L. Dickey’s position, authority, duties or responsibilities, or any adverse change in reporting responsibilities, other than isolated or insubstantial actions we take not in bad faith and that we correct;

•	“cause” means Mr. L. Dickey’s conviction of a felony, conviction of a crime involving Cumulus Media, willful misconduct or failure to substantially perform his duties in an way that materially adversely affects us, or willful fraud or material dishonesty; and

•	“change of control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets taken as a whole to any “person” or “group” of related persons (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934), (ii) the adoption of a plan relating to our liquidation or dissolution, (iii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any Person or Group becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934) of more than 50% of the aggregate voting power of all classes of our capital stock having the right to elect directors under ordinary circumstances, or (iv) the first day on which a majority of the members of the Board of Directors are not Continuing Directors (as defined in the employment agreement).

Any severance payment payable to Mr. L. Dickey would be payable in four equal consecutive installments, provided that if the payment would constitute a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and Mr. L. Dickey were to be a “specified employee” under Section 409A, then the payment would be payable upon the earlier of 6 months from the date of termination or death. Any bonus payment payable to Mr. L. Dickey would be payable upon the final preparation of audited financial statements for the year of termination.

Mr. L. Dickey’s current employment agreement contains a confidentiality provision, an 18-month non-compete covenant, an 18-month prohibition on the solicitation of employees, customers or suppliers, and a covenant of confidentiality.

Assuming a termination had occurred on December 31, 2010, Mr. L. Dickey would have been entitled to receive:

•	for resignation for good reason or termination without cause (other than during the six-month period preceding a change of control), a total of $4,286,214, which consists of: $1,880,000 (representing a severance payment equal to two years’ base salary), plus, in the case of termination without cause other than during the six-month period preceding a change of control only, $2,402,010 (representing the proceeds from the sale at $4.31 per share of 557,311 shares, or 50%, of his unvested restricted shares as of the date of termination), plus $4,204 (the value of 12 months’ continued coverage under our employee benefit plans);

•	for termination without cause during the six-month period preceding a change of control, a total of $6,688,225, which consists of: $1,880,000 (representing a severance payment of two years’ base salary), plus $4,804,021 (representing the proceeds from the sale at $4.31 per share of 1,114,622 shares, or 100%, of his unvested restricted shares as of the date of termination), plus $4,204 (the value of 12 months’ continued coverage under our employee benefit plans); and

•	for termination upon death or disability, a total of $6,248,225, which consists of: $940,000 (representing one year’s salary continuation), plus $4,804,021 (representing the proceeds from the sale at $4.31 per share of 1,114,622 shares, or 100%, of his unvested restricted shares as of the date of termination), plus $4,204 (the value of 12 months’ continued coverage under our employee benefit plans), plus a benefit of $500,000 under his executive life insurance policy.

Assuming Mr. L. Dickey’s employment was terminated for cause or he resigned without good reason, Mr. L. Dickey would have received no severance payments, forfeited any bonus for 2010, forfeited any unvested restricted shares or options and, pursuant to the terms of his current employment agreement, would have been obligated to promptly pay a $2.5 million retention plan payment to us in cash.

John Pinch and John W. Dickey.  The following analysis describes the potential payments upon termination of employment for John Pinch, our Executive Vice President and Co-Chief Operating Officer, and John W. Dickey, our Executive Vice President and Co-Chief Operating Officer. All potential severance payments are governed by their current employment contracts, described under ‘‘— Employment Agreements.” All potential accelerated vesting of restricted share awards are governed by the applicable award agreements, and provide for full acceleration upon a change of control and an additional 12 months’ vesting upon termination for death or disability.

According to their respective current employment agreements, each of Messrs. Pinch and J. Dickey would be entitled to compensation upon resignation for “good reason,” termination without “cause” or by death or disability. They each would be eligible for additional compensation upon termination in connection with a change of control. According to their current employment agreements:

•	“good reason” means the assignment of duties materially inconsistent with their respective positions (including status, offices, titles or reporting relationships), authority, duties or responsibilities, any material adverse change in their respective reporting responsibilities, or any action by us that results in a material diminution in their respective positions, authority, duties or responsibilities, but excluding an action not taken in bad faith that we correct; (ii) any failure by us to comply in a material respect with the compensation and benefits provisions their respective employment agreements, but excluding a failure or action not taken in bad faith that we correct; or relocation of their respective job locations by more than a specified amount;

•	“cause” means the gross negligence or willful misconduct in the performance of their respective duties; commission of any felony or act of fraud or material dishonesty involving us that is likely to have a material adverse effect upon our business or reputation or their respective abilities to perform their duties for us; material breach of any agreement with us concerning noncompetition or the confidentiality of proprietary information; or any material breach of their respective fiduciary duties; and

•	“change of control” means (a) the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of our assets to any person or group other than Lewis W. Dickey, Jr. or a pre-existing controlling stockholder (or their affiliates); (b) the adoption of a plan relating to our liquidation or dissolution; (c) the consummation of any transaction the result of which is that any person or group becomes the beneficial owner of more than 35% of our voting capital stock; or (d) the first day on which a majority of the members of our Board of Directors are not “continuing directors”. According to the 2004 Equity Incentive Plan, which governs the accelerated vesting of any equity incentives under such plan “change of control” means (e) the acquisition by any person of beneficial ownership of 35% or more of the voting power of our common stock (other than any acquisition directly by or from us or an employee benefit plan or related trust we sponsor or maintain); (f) under certain circumstances, a change in a majority of the members of the Board of Directors; (g) consummation of a business combination transaction, unless, following such transaction, no person beneficially owns, directly or indirectly, 35% or more of the voting power of the entity resulting from such transaction and at least half of the members of the board of directors of the surviving entity were members of our Board of Directors at the time we agreed to the transaction; (h) approval by our stockholders of our complete liquidation or dissolution; or (i) such other event as the Board of Directors may determine by express resolution to constitute a change in control. According to the 2008 Equity Incentive Plan, which governs the accelerated vesting of any equity incentives under such plan, “change of control” means (v) the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of our assets to any person or group of related persons; (w) the adoption of a plan relating to our liquidation or dissolution; (x) the consummation of any transaction the result of which is that any person or group becomes the beneficial owner of more than 50% of the aggregate voting power of all classes of our capital stock having the right to elect directors under ordinary circumstances; (y) the first day on which a majority of the members of our Board of Directors are not “continuing directors”; or (z) such other event as the Board of Directors may determine by express resolution to constitute a change in control.

For Messrs. Pinch or J. Dickey, any such severance payment would be payable in four equal consecutive quarterly installments, with the first such payment to be made within 15 days following the date of termination.

Each of their respective current employment agreements contain a confidentiality provision, a 12-month non-compete covenant, a 12-month prohibition on the solicitation of employees, customers or suppliers, and a covenant of confidentiality.

Assuming a termination had occurred on December 31, 2010, Messrs. Pinch and J. Dickey would each have been entitled to receive:

•	for resignation for good reason or termination without cause, a total of $525,300 and $597,400, respectively (representing a severance payment equal to one year’s base salary);

•	for termination in connection with a change of control, a total of $962,623 and $1,473,377, respectively, which consists of: $525,300 and $597,400, respectively (representing a severance payment of one year’s base salary), plus $437,323 and $875,977, respectively (representing the proceeds from the sale at $4.31 per share of 101,467 and 203,243 shares, respectively, or 100%, of each of their unvested restricted shares as of the date of termination); and

•	for termination upon death or disability, a total of $1,160,453 and $1,392,618, respectively, which consists of: $525,300 and $597,400, respectively, representing one year’s salary continuation, plus $135,153 and $295,218, respectively (representing the proceeds from the sale at $4.31 per share of 31,358 and 68,496 shares, respectively, the number of restricted shares that would have vested during the next 12 months), plus $500,000 and $500,000, respectively (representing proceeds from their respective executive life insurance policies).

Assuming termination of employment for cause or voluntary resignation, Messrs. Pinch and J. Dickey would have received no severance payments and would have forfeited any bonus for 2010. In addition, upon termination for cause due to an intentional act by any of them that was adverse to us, the Board of Directors would have the right to declare all of such executive’s unvested restricted shares forfeited.

In addition to the benefits described above, according to their respective current employment agreements, upon resignation for good reason, termination without cause, death or disability, unvested options that would have vested in the 12 months after the date of termination will immediately vest, and upon termination within one year following a change of control, all unvested options will immediately vest. As of the assumed date of termination, none of Messrs. Pinch or J. Dickey had unvested options granted pursuant to their respective employment agreements.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as directors as well as the expertise and knowledge required. Generally, non-employee directors have received a fee of $7,500 per quarter ($30,000 annually). Additionally, each non-employee director has received an additional $2,500 per quarter ($10,000 annually) for each committee membership he held. Each non-employee director also received a $1,500 fee for each in-person meeting of our Board of Directors (or for each in-person meeting of a committee, if not conducted in connection with a Board of Directors meeting) and $300 for each telephonic meeting of our Board of Directors or a committee thereof. In addition, in May 2010, each non-employee director received a grant of 6,000 shares of restricted stock which vest 50% on the second anniversary of the grant date and 25% on each of the two succeeding anniversaries thereof. Finally, each non-employee director received reimbursement of out-of-pocket expenses incurred in connection with attendance at each such meeting.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name(1)	($)	($)(2)	($)

Ralph B. Everett	$52,200	$28,680	$80,880
Eric P. Robison	54,500	28,680	83,180
Robert H. Sheridan, III	58,400	28,680	87,080
David M. Tolley(3)	—	—	—

(1)	Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his services as a director. The compensation Mr. L. Dickey received as an employee is shown in the Summary Compensation Table elsewhere in this annual report.

(2)	The aggregate number of outstanding stock options held by individual non-employee directors at December 31, 2010 was: Mr. Everett (45,450), Mr. Robison (47,067) and Mr. Sheridan (40,494). At December 31, 2010, Mr. Everett, Mr. Robison and Mr. Sheridan had 20,148, 20,274, and 20,129 shares of restricted stock outstanding, respectively.

(3)	Mr. Tolley was appointed to the Board of Directors on January 31, 2011, and therefore did not receive any compensation in 2010.

Employment Agreements

As discussed more particularly below, we have entered into employment agreements with certain of our named executive officers. Subject to certain exceptions, these employment agreements prohibit the respective executive officer from competing with us for a specified period of time after a termination of employment.

Lewis W. Dickey, Jr., serves as our Chairman, President and Chief Executive Officer. On December 20, 2006, we entered into a Third Amended and Restated Employment agreement with Mr. L. Dickey. The agreement has an initial term through May 31, 2013, and is subject to automatic extensions of one-year terms thereafter unless terminated by advance notice by either party in accordance with the terms of the agreement. Mr. L. Dickey received a base salary of $940,000 in 2010, and is entitled to annual increases of $40,000, subject to further merit increases as the Compensation Committee deems appropriate. Mr. L. Dickey is also eligible for an annual bonus of between 75% and 100% of his base salary.

The agreement also provides for grants of 160,000 shares of time-vested restricted Class A common stock and 160,000 shares of performance restricted Class A common stock in each fiscal year during his employment term. The time-vested restricted shares shall vest in three installments, with one-half vesting on the second anniversary of the date of grant, and one-quarter vesting on each of the third and fourth anniversaries of the date of grant, in each case contingent upon Mr. L. Dickey’s continued employment. Vesting of performance restricted shares is dependent upon achievement of Compensation Committee-approved criteria for the three-year period beginning on January 1 of the fiscal year of the date of grant, in each case contingent upon Mr. L. Dickey’s continued employment. Any performance-restricted shares that do not vest according to this schedule will be forfeited. In the event that we undergo a change of control, as defined in the agreement, then any issued but unvested portion of the restricted stock grants held by Mr. L. Dickey will become immediately and fully vested. In addition, upon such a change of control, we will issue Mr. L. Dickey a predetermined award of shares of Class A common stock, such number of shares decreasing by 70,000 shares upon each of the first five anniversaries of the date of the agreement (currently 220,000 shares). Mr. L. Dickey may not transfer any restricted shares, except to us, until they vest. In addition to the specified grants of restricted stock, Mr. L. Dickey remains eligible for the grant of stock options or other equity incentives as determined by the Compensation Committee.

As an inducement to entering into the agreement, the agreement provided for a signing bonus grant of 685,000 deferred shares of Class A common stock, issued on December 20, 2007. The agreement also provides that, should Mr. L. Dickey resign his employment or we terminate his employment, in each case other than under certain permissible circumstances, Mr. L. Dickey shall pay to the Company, in cash, a predetermined amount (such amount decreasing by $1.0 million on each of the first six anniversaries of the date of the agreement; $2.5 million currently). This payment is automatically waived upon a change of control.

Mr. L. Dickey’s agreement further provides that in the event we terminate his employment without “cause,” or if he terminates his employment for “good reason” (as these terms are defined in the agreement), then we must pay an amount equal to two times his annual base salary then in effect, payable in four equal quarterly installments. We must also pay to Mr. L. Dickey a lump-sum amount equal to the sum of (A) his earned but unpaid base salary through the date of termination, (B) any earned but unpaid annual bonus for any completed fiscal year, and (C) any unreimbursed business expenses or other amounts due from us as of the date of termination. Finally, we must pay to Mr. L. Dickey, upon the final preparation of our audited financial statements for the year of termination, a prorated bonus to reflect the partial year of service.

In the event Mr. L. Dickey voluntarily terminates his employment for good reason, he will forfeit all unvested time-vested restricted shares and performance restricted shares. In the event we terminate Mr. L. Dickey’s employment without cause, 50% of any unvested time-vested restricted shares and performance restricted shares will become immediately and fully vested, and the remaining 50% of any time-vested restricted shares and performance restricted shares will be forfeited. However, if we terminate his employment without cause within six months prior to a change of control, then 100% of any issued but unvested restricted shares will become immediately and fully vested.

In the event Mr. L. Dickey’s employment is terminated with cause, or if he terminates his employment without good reason, then we are obligated to pay him only for compensation, bonus payments or unreimbursed expenses that were accrued but unpaid through the date of termination or resignation. Further, Mr. L. Dickey will forfeit all unvested restricted shares.

John Pinch serves as our Executive Vice President and Co-Chief Operating Officer. Under the terms of his Employment Agreement, dated December 1, 2000, he is entitled to merit increases to his annual based salary, as the Compensation Committee deems appropriate. The agreement provides that Mr. Pinch may receive an annual bonus, based upon the achievement of Board-approved budgeted revenue and cash flow targets as adjusted by our Chief Executive Officer and the Compensation Committee in their collective discretion. Mr. Pinch’s employment agreement had a three-year term, which expired on December 1, 2003, and since that date has automatically renewed for successive one-year terms.

Mr. Pinch’s employment agreement also provides that in the event we terminate his employment without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he shall also receive a severance payment equal to the greater of (1) two-thirds of his aggregate base salary (at the rate in effect at the time of termination), which would remain payable until the expiration of the employment agreement term, or (2) the amount equal to his annual base salary in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination will become exercisable. Finally, in the event that we undergo a change of control, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. Pinch will become immediately exercisable.

John W. Dickey serves as our Executive Vice President and Co-Chief Operating Officer. Under the terms of Mr. J. Dickey’s Employment Agreement, dated January 1, 2001, he receives an annual base salary that is subject to merit increases, as the Compensation Committee has deemed appropriate. The agreement provides that Mr. J. Dickey may receive a bonus of up to 50% of his base salary, half of which is based upon the achievement of Board-approved budgeted revenue and cash flow targets, and half of which is based upon the collective discretion of our Chief Executive Officer and the Compensation Committee. The initial term of Mr. J. Dickey’s employment agreement expired on January 1, 2003, and since that date has automatically renewed for successive one-year terms.

Mr. J. Dickey’s agreement also provides that in the event we terminate his employment without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he shall also receive a severance payment equal to the greater of (1) two-thirds of the aggregate base salary payments (at the rate in effect at the time of termination) that would remain payable until the expiration of the employment agreement term, or (2) the amount equal to his annual base salary in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination will become exercisable. Finally, in the event we undergo a change of control, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. J. Dickey will become immediately exercisable.

On December 31, 2008, we entered into amendments to the above-described employment agreements for the purpose of ensuring the compliance of such employment agreements with section 409A of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

During 2010, Eric P. Robison (Chairman), Ralph B. Everett, Robert H. Sheridan, III, none of whom is one of our officers or employees, were members of the Compensation Committee of our Board of Directors, which determines, or makes recommendations with respect to, compensation matters for our executive officers. None of the Compensation Committee members serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors offers this report regarding the Company’s audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and regarding certain matters with respect to PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010. This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the SEC by the Company, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC.

The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP, its independent registered public accounting firm for the fiscal year ended December 31, 2010, the Company’s audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee has also considered whether the provision of certain non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors:

Robert H. Sheridan, III, Chairman
Ralph B. Everett
Eric P. Robison

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest. The Audit Committee has been delegated the authority to review and approve all related party transactions involving directors or executive officers of the Company. Generally, a “related person transaction” is a transaction in which we are a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. “Related persons” include (a) our executive officers, directors, and holders of more than 5% of our common stock, and any of their immediate family members.

Under the policy, when management becomes aware of a related person transaction, management reports the transaction to the Audit Committee and requests approval or ratification of the transaction. Generally, the Audit Committee will approve only related party transactions that are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person. The Audit Committee will report to the full Board of Directors all related person transactions presented to it.

DM Luxury Agreement

During the third quarter of 2010, we entered into a management agreement (the “DM Luxury Agreement”) with DM Luxury, LLC (“DM Luxury”). DM Luxury is 50% owned by Dickey Publishing, Inc. and Dickey Media Investments, LLC, each of which is partially owned by Lewis W. Dickey, Jr., our Chief Executive Officer. The remaining interest in DM Luxury is held by Macquarie. Pursuant to the DM Luxury Agreement, we have agreed to provide certain back office shared services, including finance, accounting, use of corporate headquarters, legal, human resources and other services, for an annual management fee equal to the greater of $0.5 million and 5.0% of DM Luxury’s adjusted EBITDA on an annual basis. The Company recorded $0.1 million of revenues from the DM Luxury Agreement during the year ended December 31, 2010. The DM Luxury Agreement will expire on September 15, 2013.

Translator Sale

During the fourth quarter of 2010, we entered into an agreement to sell a translator to Dickey Broadcasting Company, Inc. (“DBC”), which is partially owned by Mr. Lewis W. Dickey, Jr., our Chief Executive Officer, and Mr. John W. Dickey, our Co-Chief Operating Officer, for a purchase price of $597,000. This transaction closed on May 18, 2011.

Other Relationships

DBC has entered into an agreement with Atlanta National League Baseball Club, Inc. (the “Atlanta Braves”) relating to the 2010 through 2014 major league baseball seasons (the “Braves Agreement”). The Braves Agreement sets out certain rights and obligations of DBC with respect to the production and broadcast of Atlanta Braves baseball games and related programming. Pursuant to the Braves Agreement, DBC is entitled to share in the related net revenues from, among other things, the sale of programming, advertising inventory, sponsorships and entitlements relating thereto. Pursuant to the terms of the Braves Agreement, DBC is obligated to cause Cumulus Media and CMP to perform certain of its broadcasting obligations thereunder. In exchange for the assumption of these obligations, CMP received revenues under the Braves Agreement of less than $100,000 in 2010.

DBC, CMP and Atlanta Hawks, L.P. (the “Atlanta Hawks”), among others, are party to a Radio License Agreement relating to the 2010 through the 2013 national basketball association seasons (the “Hawks Agreement”). The Hawks Agreement sets out certain rights and obligations of DBC and CMP with respect to the promotion, production and broadcast of Atlanta Hawks basketball games and related programming. Pursuant to the Hawks Agreement, each of DBC and CMP is entitled to a portion of the related net revenues from, among other things, the sale of programming, advertising inventory, sponsorships and entitlements. Pursuant to the Hawks Agreement, CMP received revenues of less than $100,000 in 2010.

DBC and Susquehanna are parties to a sublease agreement (the “Sublease”), pursuant to which Susquehanna subleases certain office space to DBC. The Sublease commenced on September 24, 2010 and expires on March 31, 2016. Under the Sublease, DBC pays annual base rent of approximately $52,000 (subject to annual increases), plus a pro rata share of all property taxes, insurance and utilities. DBC accrued approximately $13,000 to be paid to Susquehanna for 2010 pursuant to the terms of the Sublease.

In January 2009, CMP and Cumulus Broadcasting LLC (“CBL”), an indirect wholly-owned subsidiary of Cumulus Media, entered into a Facilities and Services Agreement (the “F&S Agreement”), pursuant to which CMP provides CBL access to certain radio studios (the “Stations”) and services, including maintenance, administrative and management services, in connection with CBL’s provision of programming and broadcast services on the Stations. In consideration for the facilities and services provided, CBL pays CMP a monthly fee based on average of the percentage of revenue and EBITDA (as defined in the F&S Agreement) that the Stations represent at the combined group of Cumulus Media and CMP stations, respectively. CBL paid CMP approximately $100,000 under the F&S Agreement in 2010. This agreement expires in January 2012.

In March 2009, CMP and CBL entered into a Translator Agreement (the “Translator Agreement”), relating to the operation of a translator station in Riverdale, Georgia (the “Translator Station”). Pursuant to the Translator Agreement, CBL permits CMP to broadcast certain programming on the Translator Station. In exchange therefor, CMP pays CBL one-half of all net revenues generated by CMP’s use of the Translator Station. CMP received revenues of approximately $146,000 under this agreement in 2010. This agreement expires in March 2012.

PROPOSAL NO. 4: RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the appointment, compensation, and retention of our independent registered public accounting firm.

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and urges you to vote FOR ratification of the appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since June 17, 2008. While stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement on behalf of the firm if they desire to do so, and to respond to appropriate questions from stockholders.

Auditor Fees and Services

Audit Fees

PricewaterhouseCoopers LLP billed us $533,085, in the aggregate, for professional services rendered to audit our annual financial statements for the fiscal year ended December 31, 2010, to evaluate the effectiveness of our internal control over financial reporting as of December 31, 2010, and to review the interim financial statements included in our quarterly reports on Form 10-Q filed in 2010. PricewaterhouseCoopers LLP billed us $571,025, in the aggregate, for audit services rendered in 2009.

Audit Related Fees

PricewaterhouseCoopers LLP billed us $47,500, in the aggregate, for professional services rendered related to SEC comment letters in the fiscal year ended December 31, 2010. PricewaterhouseCoopers LLP did not render audit related services in 2009.

Tax Fees

PricewaterhouseCoopers LLP billed us $180,000, in the aggregate, for tax consulting and tax return preparation services during 2010. PricewaterhouseCoopers LLP billed us $150,000, in the aggregate, for tax consulting and tax return preparation services during 2009.

All Other Fees

PricewaterhouseCoopers LLP billed us $2,400 for access to its on-line research library during each of 2010 and 2009.

Policy on Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The policy of the Audit Committee is to require pre-approval of all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the fiscal year. The Audit Committee regularly considers all non-audit fees when reviewing the independence of our independent registered public accounting firm.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics, referred to as our Code of Ethics, that applies to all of our employees, executive officers and directors and meets the requirements of the rules of the SEC and the NASDAQ Marketplace Rules. The Code of Ethics is available on our website, www.cumulus.com, or can be obtained without charge by written request to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. If we make any substantive amendments to this Code of Ethics, or if our Board of Directors grants any waiver, including any implicit waiver, from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person to whom the waiver was granted and the date of the waiver in a current report on Form 8-K.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

In accordance with the rules of the Securities and Exchange Commission, if you wish to submit a proposal to be brought before the 2012 annual meeting of stockholders, we must receive your proposal a reasonable period of time before we begin to print and mail our proxy materials for the 2012 annual meeting, in order to be included in our proxy materials relating to that meeting. Stockholder proposals must be accompanied by certain information concerning the proposal and the stockholder submitting it. We currently expect to begin printing and mailing our proxy materials for the 2012 annual meeting in early April 2012, and will include stockholder proposals that are properly submitted by January 6, 2012 in our proxy statement and form of proxy for that annual meeting. Stockholder proposals submitted after that date will be excluded, unless otherwise required to be included pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the rules and regulations of the SEC or other applicable law. Proposals should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

In addition, in accordance with our bylaws, for any proposal to be submitted by a stockholder for a vote at the 2012 annual meeting of stockholders, whether or not submitted for inclusion in our proxy statement, we must receive advance notice of such proposal not later than February 3, 2011. The proxy to be solicited on behalf of our Board of Directors for the 2012 annual meeting of stockholders may confer discretionary authority to vote on any such proposal received after that date.

ANNUAL REPORT

A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as required to be filed with the SEC has been provided concurrently with this proxy statement to all stockholders entitled to notice of, and to vote at, the annual meeting. Stockholders may also obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 without charge upon written request to: Corporate Secretary, Cumulus Media, Inc., 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at www.cumulus.com/investors.aspx.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.cumulus.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

As permitted by Item 13(b) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), we are “incorporating by reference” into this proxy statement specific documents that we filed with the SEC, which means that we may disclose important information to you by referring you to those documents that are considered part of this proxy statement. Information that we file subsequently with the SEC will automatically update and supersede this information.

We incorporate by reference into this proxy statement the following documents filed with the SEC , and any future documents that we file with the SEC prior to our special meeting, excluding any reports or portions thereof that have been “furnished” but not “filed” for purposes of the Exchange Act):

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and filed on March 14, 2011 (as amended by our Annual Report on Form 10-K/A filed on May 2, 2011);

2. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 and filed on May 16, 2011;

3. Our Current Reports on Form 8-K filed with the SEC on February 2, 2011, February 18, 2011, March 2, 2011, March 10, 2011, March 14, 2011, April 25, 2011, and May 16, 2011; and

4. The description of the Class A common stock, $0.01 par value, contained in Post-Effective Amendment No. 1 to the Registration Statement on Form 8-A, filed on August 2, 2002, and any amendment or report filed for the purpose of updating such description, including any amendments or reports filed for the purpose of updating such description, which is also incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom a proxy statement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number: Cumulus Media Inc., 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305; (404) 949-0700.

This proxy statement or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the transactions discussed in this proxy statement. The descriptions of these agreements contained in this proxy statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Unaudited pro forma condensed consolidated financial information of Cumulus Media Inc.

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information is based on our historical consolidated financial statements, which are incorporated by reference in this proxy statement, and the historical consolidated financial statements of each of CMP and Citadel, which are included elsewhere in this proxy statement.

The following unaudited pro forma condensed consolidated financial information is intended to provide information about how each of the CMP Acquisition and the Citadel Acquisition, and the related refinancing transactions, might have affected our historical consolidated financial statements if such transactions had closed as of January 1, 2010, in the case of the statements of operations and, as of March 31, 2011, in the case of the balance sheet information.

The unaudited pro forma condensed consolidated financial information is presented on:

•	a CMP Pro Forma Basis, giving effect to the 2019 Notes Offering and the CMP Acquisition (including certain developments in its business); and

•	an Overall Pro Forma Basis, giving effect to the 2019 Notes Offering, the CMP Acquisition (including certain developments in its business), the Citadel Acquisition and the Global Refinancing.

Pursuant to the Citadel Merger Agreement, Cumulus Media has agreed to issue to holders of Citadel common stock (including holders of warrants to acquire Citadel common stock) up to 151,485,282 shares of Cumulus Media common stock (plus an additional number of shares based upon the number of shares of common stock that are issued upon the exercise of stock options to purchase shares of Citadel common stock prior to the closing date of the Citadel Acquisition) (the “Maximum Stock Scenario”) and has agreed to pay to holders of Citadel common stock (including holders of warrants to acquire Citadel common stock) up to $1,408.7 million in cash (plus an additional amount based on the number of shares of common stock that are issued upon the exercise of stock options to purchase shares of Citadel common stock prior to the closing of the Citadel Acquisition, less the cash value of any dissenting shares) (the “Maximum Cash Scenario”), with the actual number of shares to be issued, and amount of cash to be paid, dependent upon elections to be made by Citadel Stockholders prior to the completion of the Citadel Acquisition. For purposes of this unaudited pro forma condensed consolidated financial information, Cumulus Media has assumed that the Citadel Acquisition Consideration will consist of $1,261.9 million in cash and the issuance of 115,210,000 shares of Cumulus Media common stock (which represents the arithmetic mean, or “midpoint” of the amount of cash which would be payable, and the number of shares of Cumulus Media common stock which would be issuable, to holders of Citadel common stock in each of the Maximum Cash Scenario and Maximum Stock Scenario), which shares have an assumed aggregate value of $483.9 million (based on an assumed price per share of Cumulus Media common stock of $4.20, the closing price of such common stock on the Nasdaq Global Market on May 20, 2011, the most recent practicable date). If investors elect the Maximum Cash Scenario, Cumulus Media would potentially draw an additional $70.0 million on the revolving credit facility from what is borrowed under the mid-point model presented which would result in incremental interest expense of $0.6 million for the three months ended March 31, 2011 and $2.6 million for the twelve months ended December 31, 2010 in the following Overall Pro Forma Basis Condensed Consolidated Statements of Operations.

Each of the CMP Acquisition and Citadel Acquisition will be accounted for as a business combination using the purchase method of accounting and, accordingly, is expected to result in the recognition of assets acquired and liabilities assumed at fair value. However, as of the date of this proxy statement, we have not performed the valuation studies necessary to estimate the fair values of the assets we expect to acquire and the liabilities we expect to assume to reflect the allocation of purchase price to the fair values of such amounts.

For purposes of preparing the following pro forma adjustments to reflect the CMP Acquisition, we have estimated the fair values of the indefinite-lived intangible assets based on information available as of December 31, 2010. For purposes of preparing the pro forma adjustments to reflect the Citadel Acquisition, we have carried forward the net book value of the indefinite-lived and definite-lived intangible assets from those appearing in Citadel’s consolidated financial statements as of December 31, 2010, which are included elsewhere in this proxy statement, as we do not have any independent third-party valuations or other valuation studies estimating the value of these intangible assets. However, due to Citadel’s application of fresh-start accounting upon its emergence from bankruptcy on June 3, 2010, Citadel’s intangible assets were adjusted to fair value during 2010. For each of the CMP Acquisition and the Citadel Acquisition, the excess of the consideration expected to be transferred over the fair value of the net assets expected to be acquired has been presented as an adjustment to goodwill. We have not estimated the fair value of other assets expected to be acquired or liabilities expected to be assumed, including, but not limited to, current assets, property and equipment, current liabilities, other miscellaneous liabilities and other finite-lived intangible assets and related deferred tax liabilities. A final determination of these fair values will be based upon appraisals prepared by independent third parties and on the actual tangible and identifiable intangible assets and liabilities that exist as of the closing date of each respective acquisition. The actual allocations of the consideration transferred may differ materially from the allocations assumed in this unaudited pro forma condensed consolidated financial information.

The presentation of financial information on an Overall Pro Forma Basis for the year ended December 31, 2010 includes the combined results of operations of Citadel for its predecessor and successor periods. In connection with its emergence from bankruptcy on June 3, 2010 and in accordance with accounting guidance on reorganizations, Citadel adopted fresh-start reporting as of May 31, 2010. See the footnotes to Citadel’s audited historical financial statements, which are included elsewhere in this Proxy statement for more information. Historical financial results of Citadel are presented for the “Predecessor” entity for periods prior to Citadel’s emergence from bankruptcy and for the “Successor” entity for periods after Citadel’s emergence from bankruptcy. As a result, financial results of periods prior to Citadel’s adoption of fresh-start reporting are not comparable to financial results of periods after that date. The combined operating results of Citadel including the Successor and Predecessor periods in 2010 are not necessarily indicative of the results that may be expected for a full fiscal year. Presentation of the combined financial information of the Predecessor and Successor for the twelve months ended December 31, 2010 is not in accordance with GAAP. However, we believe that the combined financial results are useful for management and investors to assess Citadel’s ongoing financial and operational performance and trends.

The unaudited pro forma condensed consolidated financial information below is based upon currently available information and estimates and assumptions that we believe are reasonable as of the date hereof. These estimates and assumptions relate to matters including, but not limited to, Cumulus Media’s stock price at the date of closing of each of the CMP Acquisition and the Citadel Acquisition (assumed to be $4.20 per share, the closing price of Cumulus Media’s common stock on the Nasdaq Global Market on May 20, 2011, the most recent practicable date), which will be used to determine a portion of the final purchase price consideration, the LIBOR rate in effect for borrowings at the date of closing of the Global Refinancing, which will be used to determine the interest rate on borrowings under the Acquisition Credit Facility, and the form of the investment in our equity securities made by MIHI pursuant to the Investment Agreement, which is assumed to be common stock, all of which will impact, among other things, our available cash, interest expense and stockholders’ equity. We have also assumed that, in connection with obtaining FCC or other federal regulatory approval required to complete the Citadel Acquisition, any radio stations that we may be required to divest would not be material to our consolidated financial position or results of operations and, as a result, we have not made provision in this unaudited pro forma condensed consolidated financial information for any such divestitures.

Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of either the CMP Acquisition or the Citadel Acquisition. The unaudited pro forma condensed consolidated financial information is presented for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions described above occurred on or as of the dates indicated. The unaudited pro forma condensed consolidated financial information also should not be considered representative of our future financial condition or results of operations. In addition to the pro forma adjustments to our historical consolidated financial statements, various other factors are expected to have an effect on our financial condition and results of operations, both before and after the closing of each of the Acquisitions and related financing transactions.

You should read the unaudited pro forma condensed consolidated financial information in conjunction with the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Cumulus Media’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the three months ended March 31, 2011, each of which is incorporated by reference in this proxy statement, and the information under the heading “CMP Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is included elsewhere in this proxy statement. You should also read this information in conjunction with our consolidated financial statements and the related notes, which are incorporated by reference in this proxy statement, and the consolidated financial statements and the related notes of each of CMP and Citadel, which are included elsewhere in this proxy statement.

Unaudited CMP Pro Forma Basis Condensed Consolidated Statement of Operations
for the Three Months Ended March 31, 2011

				CMP
				Pro Forma		CMP
	CMI	CMP	KC LLC	Basis		Pro Forma
	Historical	Historical	Historical(A)	Adjustments		Basis
	(Dollars in thousands)

Broadcast revenues	$56,733	$39,143	$(1,779)	$—		$94,097
Management fees	1,125	—	—	(1,000	)(B)	125

Net revenues	57,858	39,143	(1,779)	(1,000)		94,222
Operating expenses
Station operating expenses (excluding depreciation, amortization and LMA fees)	37,555	23,757	(1,564)	—		59,748
Depreciation and amortization	2,123	2,116	(443)	—		3,796
LMA fees	581	—	—	—		581
Corporate general and administrative expenses	8,129	2,482	(461)	(1,000	)(B)	9,150
Gain on exchange of assets or stations	(15,158)	—	—	—		(15,158)
Realized loss on derivative instrument	40	—	—	—		40
Other operating expenses	—	(6)	—	—		(6)

Total operating expenses	33,270	28,349	(2,468)	(1,000)		58,151
Operating income	24,588	10,794	689	—		36,071

Non-operating (expense) income:
Interest expense, net	(6,318)	(6,219)	1,559	(5,861	)(C)	(16,839)

Total non-operating expense, net	(6,318)	(6,219)	1,559	(5,861)		(16,839)

Income (loss) before income taxes and equity in net losses of affiliate	18,270	4,575	2,248	(5,861)		19,232
Income tax (expense) benefit	(2,149)	(2,479)	17	2,227	(D)	(2,384)

Net income (loss)	$16,121	$2,096	$2,265	$(3,634)		$16,848

Unaudited CMP Pro Forma Basis Condensed Consolidated Statement of Operations
for the Year Ended December 31, 2010

				CMP
				Pro Forma		CMP
	CMI	CMP	KC LLC	Basis		Pro Forma
	Historical	Historical	Historical(A)	Adjustments		Basis
	(Dollars in thousands)

Broadcast revenues	$259,187	$188,718	$(7,043)	$—		$440,862
Management fees	4,146	—	—	(4,000	)(B)	146

Net revenues	263,333	188,718	(7,043)	(4,000)		441,008
Operating expenses:
Station operating expenses (excluding depreciation, amortization and LMA fees)	159,807	103,103	(6,086)	—		256,824
Depreciation and amortization	9,098	8,576	(1,780)	—		15,894
LMA fees	2,054	—	—	—		2,054
Corporate general and administrative expenses	18,519	8,397	(1,138)	(4,000	)(B)	21,778
Loss on sale of assets	—	29	—	—		29
Realized loss on derivative instrument	1,957	—	—	—		1,957
Impairment of intangible assets and goodwill	671	3,296	(3,296)	—		671

Total operating expenses	192,106	123,401	(12,300)	(4,000)		299,207

Operating income	71,227	65,317	5,257	—		141,801

Non-operating income (expense):
Interest expense, net	(30,307)	(28,171)	6,034	(18,391	)(C)	(70,835)
Terminated transaction expense	(7,847)	—	—	—		(7,847)
Other income (expense), net	108	349	(350)	—		107

Total non-operating expense, net	(38,046)	(27,822)	5,684	(18,391)		(78,575)

Income (loss) before income taxes and equity in net losses of affiliate	33,181	37,495	10,941	(18,391)		63,226
Income tax (expense) benefit	(3,779)	(18,210)	847	6,989	(D)	(14,153)

Net income (loss)	$29,402	$19,285	$11,788	$(11,402)		$49,073

Unaudited CMP Pro Forma Basis Condensed Consolidated Balance Sheet as of March 31, 2011

				CMP
				Pro Forma		CMP
	CMI	CMP	KC LLC	Basis		Pro Forma
	Historical	Historical	Historical(A)	Adjustments		Basis
	(Dollars in thousands)

Assets
Current assets:
Cash and cash equivalents	$2,435	$12,717	$(1,920)	$20,507	(C)	$33,739
Restricted cash	604	601	—	—		1,205
Accounts receivable, less allowance for doubtful accounts	33,377	29,009	(1,199)	—		61,187
Trade receivable	2,977	1,078	—	—		4,055
Prepaid expenses and other current assets	4,996	8,494	41	(1,000	)(B)	12,531

Total current assets	44,389	51,899	(3,078)	19,507		112,717
Property and equipment, net	38,927	24,362	(5,385)	—		57,904
Intangible assets, net	171,214	243,027	(15,233)	19,037	(E)	418,045
Goodwill	60,422	79,700	—	450,559	(E)	590,681	(J)
Deferred financing costs	818	4,512	(152)	12,907	(C)	18,085
Long-term investments	—	4,000	—	2,400	(E)	6,400
Other assets	3,106	333	(48)	—		3,391

Total assets	$318,876	$407,833	$(23,896)	$504,409		$1,207,223

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$22,929	$20,626	$(9,288)	$(2,260	)(B)	$32,007
Trade payable	3,094	802	—	—		3,896
Derivative instrument	—	1,666	—	—		1,666
Current portion of long-term debt	5,982	93,228	(86,228)	(5,982	)(C)	7,000

Total current liabilities	32,005	116,322	(95,516)	(8,242)		44,569
Long-term debt	567,287	613,984	—	42,713	(C)	1,223,984
Other liabilities	17,223	8,157	(21)	(1,715	)(E)	23,644
Deferred income taxes	26,764	84,315	—	7,234	(E)	118,313

Total liabilities	643,279	822,778	(95,537)	39,990		1,410,510

Stockholders’ (deficit) equity:
Preferred stock	—	—	—	—		—
Class A common stock	596	—	—	116	(L)	712
Class B common stock	58	—	—	—		58
Class C common stock	6	—	—	—		6
Class D common stock	—	—	—	66	(L)	66
Treasury stock, at cost	(251,360)	—	—	—		(251,360)
Additional paid-in-capital	959,512	310,850	(367)	(225,493	)(E)	1,044,502
Accumulated deficit	(1,033,215)	(793,272)	72,008	733,131	(B,C,E)	(1,021,348)
Noncontrolling interest	—	67,477	—	(43,400	)(E)	24,077

Total stockholders’ (deficit) equity	(324,403)	(414,945)	71,641	464,420		(203,287)

Total liabilities and stockholders’ (deficit) equity	$318,876	$407,833	$(23,896)	$504,410		$1,207,223

Unaudited Overall Pro Forma Basis Condensed Consolidated Statement of Operations
for the Three Months Ended March 31, 2011

							Citadel
							Pro Forma
			CMP				and Global
			Pro Forma		CMP		Refinancing		Overall
	CMI	CMP	Basis		Pro Forma	Citadel	Basis		Pro Forma
	Historical	Historical	Adjustments		Basis	Historical(M)	Adjustments		Basis
	(Dollars in thousands)

Broadcast revenues	$56,733	$39,143	$(1,779	)(A)	$94,097	$160,022	$—		$254,119
Management fees	1,125	—	(1,000	)(B)	125	—	—		125

Net revenues	57,858	39,143	(2,779)		94,222	160,022			254,244
Operating expenses
Station operating expenses (excluding depreciation, amortization and LMA fees)	37,555	23,757	(1,564	)(A)	59,748	114,714	—		174,462
Depreciation and amortization	2,123	2,116	(443	)(A)	3,796	23,043	—		26,839
LMA fees	581	—	—		581	99	—		680
Corporate general and administrative expenses	8,129	2,482	(1,461	)(A,B)	9,150	14,452	—		23,602
Gain on exchange of assets or stations	(15,158)	—	—		(15,158)	166	—		(14,992)
Realized loss on derivative instrument	40	—	—		40	—	—		40
Other operating expenses	—	(6)	—		(6)	7,118			7,112

Total operating expenses	33,270	28,349	(3,468)		58,151	159,592			217,743

Operating income	24,588	10,794	689		36,071	430	—		36,501

Non-operating expense:
Interest expense, net	(6,318)	(6,219)	(4,302	)(A,C)	(16,839)	(12,411)	(9,504	)(I)	(38,754)

Total non-operating expense, net	(6,318)	(6,219)	(4,302)		(16,839)	(12,411)	(9,504)		(38,754)

Income (loss) before income taxes and equity in net losses of affiliate	18,270	4,575	(3,613)		19,232	(11,981)	(9,504)		(2,253)
Income tax (expense) benefit	(2,149)	(2,479)	2,244	(A,D)	(2,384)	5,343	3,611	(D)	6,570

Net income (loss)	$16,121	$2,096	$(1,369)		$16,848	$(6,638)	$(5,893)		$4,317

Unaudited Overall Pro Forma Basis Condensed Consolidated Statement of Operations
for the Year Ended December 31, 2010

									Citadel
									Pro Forma
			CMP						and Global
			Pro Forma		CMP	Predecessor	Successor	Combined	Refinancing		Overall
	CMI	CMP	Basis		Pro Forma	Citadel	Citadel	Citadel	Basis		Pro Forma
	Historical	Historical	Adjustments		Basis	Historical(M)	Historical(M)	Historical(M)	Adjustments		Basis
	(Dollars in thousands)
Broadcast revenues	$259,187	$188,718	$(7,043	)(A)	$440,862	$295,424	$444,142	$739,566	$—		$1,180,428
Management fees	4,146	—	(4,000	)(B)	146	—	—	—	—		146

Net revenues	263,333	188,718	(11,043)		441,008	295,424	444,142	739,566	—		1,180,574
Operating expenses:
Station operating expenses (excluding depreciation, amortization and LMA fees)	159,807	103,103	(6,086	)(A)	256,824	194,685	278,231	472,916	—		729,740
Depreciation and amortization	9,098	8,576	(1,780	)(A)	15,894	11,365	58,564	69,929	20,204	(K)	106,027
LMA fees	2,054	—	—		2,054	455	379	834	—		2,888
Corporate general and administrative expenses	18,519	8,397	(5,138	)(A,B)	21,778	8,929	26,394	35,323	6,500	(G)	63,601
Loss on sale of assets	—	29	—		29	859	271	1,130	—		1,159
Realized loss on derivative instrument	1,957	—	—		1,957	—	—	—	—		1,957
Impairment of intangible assets and goodwill	671	3,296	(3,296	)(A)	671	—	—	—	—		671
Other operating expenses	—	—	—		—	(5)	7,215	7,210	—		7,210

Total operating expenses	192,106	123,401	(16,300)		299,207	216,288	371,054	587,342	26,704		913,253

Operating income (loss)	71,227	65,317	5,257		141,801	79,136	73,088	152,224	(26,704)		267,321

Non-operating income (expense):
Interest expense, net	(30,307)	(28,171)	(12,357	)(A,C)	(70,835)	(17,771)	(46,349)	(64,120)	(19,992	)(I)	(154,947)
Terminated transaction expense	(7,847)	—	—		(7,847)	—	—	—	—		(7,847)
Other income (expense), net	108	349	(350	)(A)	107	1,014,077	(20,969)	993,108	(993,108	)(K)	107

Total non-operating income (expense), net	(38,046)	(27,822)	(12,707)		(78,575)	996,306	(67,318)	928,988	(1,013,100)		(162,687)

Income (loss) before income taxes and equity in net losses of affiliate	33,181	37,495	(7,450)		63,226	1,075,442	5,770	1,081,212	(1,039,804)		104,634
Income tax (expense) benefit	(3,779)	(18,210)	7,836	(A,D)	(14,153)	(5,737)	(7,553)	(13,290)	9,775	(D)	(17,668)

Net income (loss)	$29,402	$19,285	$386		$49,073	$1,069,705	$(1,783)	$1,067,922	$(1,030,029)		$86,966

Unaudited Overall Pro Forma Basis Condensed Consolidated Balance Sheet
as of March 31, 2011

							Citadel
							Pro Forma
			CMP				and Global
			Pro Forma		CMP		Refinancing		Overall
	CMI	CMP	Basis		Pro Forma	Citadel	Basis		Pro Forma
	Historical	Historical	Adjustments		Basis	Historical(M)	Adjustments		Basis
	(Dollars in thousands)

Assets
Current assets:
Cash and cash equivalents	$2,435	$12,717	$18,587	(A,C)	$33,739	$145,257	$(74,665	)(I)	$104,331
Restricted cash	604	601	—		1,205	3,846	—		5,051
Accounts receivable, less allowance for doubtful accounts	33,377	29,009	(1,199	)(A)	61,187	122,611	(1,077	)(F)	182,721
Trade receivable	2,977	1,078	—		4,055	1,848	—		5,903
Deferred tax asset	—	—	—		—	23,023	—		23,023
Prepaid expenses and other current assets	4,996	8,494	(959	)(A,B)	12,531	15,072	—		27,603

Total current assets	44,389	51,899	16,429		112,717	311,657	(75,742)		348,632
Property and equipment, net	38,927	24,362	(5,385	)(A)	57,904	197,667	—		255,571
Intangible assets, net	171,214	243,027	3,804	(A,E)	418,045	1,094,833	—		1,512,878
Goodwill	60,422	79,700	465,288	(E,J)	605,410	763,849	465,686	(F)	1,834,945
Deferred financing costs	818	4,512	12,755	(A,C)	18,085	19,978	22,924	(I)	60,987
Long-term investments	—	4,000	2,400	(E)	6,400	—	—		6,400
Other assets	3,106	333	(48	)(A)	3,391	19,461	—		22,852

Total assets	$318,876	$407,833	$495,243		$1,221,952	$2,407,445	$412,868		$4,042,266

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$22,929	$20,626	$(11,548	)(A,B)	$32,007	$60,440	$(7,103	)(F,G)	$85,344
Trade payable	3,094	802	—		3,896	1,176	—		5,072
Derivative instrument	—	1,666	—		1,666	—	—		1,666
Current portion of long-term debt	5,982	93,228	(92,210	)(A,C)	7,000	875	(7,875	)(A,I)	—

Total current liabilities	32,005	116,322	(103,758)		44,569	62,491	(14,978)		92,082
Long-term debt	567,287	613,984	42,713	(C)	1,223,984	745,625	938,536	(I)	2,908,145
Other liabilities	17,223	8,157	(1,736	)(A)	23,644	56,440	(1,716	)(I)	78,369
Deferred income taxes	26,764	84,315	7,233	(E)	118,312	262,839	—		381,152

Total liabilities	643,279	822,778	(55,548)		1,410,509	1,127,395	921,842		3,459,747

Stockholders’ (deficit) equity:
Preferred stock	—	—	—		—	—	—		—
Class A common stock	596	—	116	(L)	712	5	2,140	(L)	2,857
Class B common stock	58	—	—		58	18	(18	)(F)	58
Class C common stock	6	—	—		6	—	—		6
Class D common stock	—	—	66	(L)	66	—	—		66
Successor equity held in reserve	—	—	—		—	12,883	(12,883	)(F)	—
Treasury stock, at cost	(251,360)	—	—		(251,360)	—	—		(251,360)
Additional paid-in-capital	959,512	310,850	(225,860	)(A,E)	1,044,502	1,275,565	(420,230	)(F,H,L)	1,899,837
Accumulated deficit	(1,033,215)	(793,272)	805,139	(C,E)	(1,021,348)	(8,421)	(39,176	)(F,G,I)	(1,068,945)
Noncontrolling interest	—	67,477	(28,670	)(J)	38,807	—	(38,807	)(J)	—	(J)

Total stockholders’ (deficit) equity	(324,403)	(414,945)	550,791		(188,557)	1,280,050	(508,974)		582,519

Total liabilities and stockholders’ equity	$318,876	$407,833	$495,243		$1,221,952	$2,407,445	$412,868		$4,042,266

Pro Forma Adjustments
Footnotes

A.	Adjustments to reflect the KC Restructuring. As described in more detail under “CMP Management’s Discussion and Analysis of Financial Condition and Results of Operations,” on February 4, 2011, CMP, Radio Holdco and KC LLC entered into the KC Restructuring Agreement with the lenders under the CMP KC Credit Facility (as defined under “CMP Management’s Discussion and Analysis of Financial Condition and Results of Operations”) regarding the KC Restructuring. The KC Restructuring is expected to be implemented through a pre-packaged plan of reorganization filed with the United States Bankruptcy Court for the District of Delaware (the “Pre-packaged Bankruptcy Proceeding”). CMP expects that the Pre-packaged Bankruptcy Proceeding will occur, and the KC Restructuring is contemplated to be completed, during the third quarter of 2011. If the KC Restructuring is completed in accordance with the terms and conditions of the KC Restructuring Agreement, among other things: (1) Radio Holdco will distribute all of the outstanding common stock of Radio Holdings to CMP; (2) KC LLC’s outstanding debt and owners’ interest of $92.6 million at March 31, 2010 will be reduced to $20 million; (3) all of the equity of Radio Holdco will be transferred to the lenders under the CMP KC Credit Facility or their nominee; and (4) Cumulus Media will continue to manage the radio stations of KC LLC in 2011, which will be subject to annual renewal of the management arrangement thereafter. As a result, CMP does not expect that it will thereafter have an ownership interest in KC LLC.

Because CMP does not expect that it will have a continuing ownership interest in KC LLC upon consummation of the KC Restructuring, pro forma adjustments are being made to exclude KC LLC’s financial condition and results of operations as of and for the three months ended March 31, 2011 and as of and for the year ended December 31, 2010 from CMP’s corresponding historical results of operations and financial condition in the accompanying unaudited pro forma condensed consolidated financial information, and these related footnotes.

B.	Adjustments to reflect the termination of the CMP Management Agreement and write off of deferred financing fees, net of tax. Cumulus Media recorded approximately $1.3 million in deferred income taxes associated with the write off of $3.3 million in deferred financing fees related to the CMP Management Agreement. Under the terms of the CMP Management Agreement, CMP is required to pay to Cumulus Media the greater of $4.0 million or 4% of Radio Holdco’s adjusted EBITDA on an annual basis. At March 31, 2011, Cumulus Media had deferred revenue of $1.0 million and CMP had prepaid expenses of $1.0 million related to this agreement. Upon the closing of the CMP Acquisition, the CMP Management Agreement will no longer be in effect.

(Dollars in thousands)

Pro Forma Balance Sheet as of March 31, 2011 Adjustment:
Elimination of prepaid management fee and deferred revenue:
Pro forma adjustment to line item, “Prepaid expenses and other current assets”	$1,000
Pro forma adjustment to line item, “Accounts payable and accrued expenses”	$1,000
Accrual of tax benefit from write off of Cumulus Media deferred financing fees and debt discount:
Cumulus Media deferred financing fees	$3,317
Combined federal and state statutory rate	38%

Tax benefit from the write off of deferred financing costs and debt discount	$1,260

Elimination of deferred revenue	$1,000
Accrual of tax benefit from write off of Cumulus Media deferred financing fees and debt discount	1,260

Pro forma adjustment to line item “Accounts payable and accrued expenses”	$2,260
Pro Forma Statement Of Operations for the three months ended March 31, 2011 Adjustment:
Elimination of management fee income and expense:
Pro forma adjustment to line item, “Management fees”	$1,000
Pro forma adjustment to line item, “Corporate general and administrative expenses”	$1,000
Pro Forma Statement of Operations for the year ended December 31, 2010 adjustment:
Elimination of 2011 management fee income and expense:
Pro forma adjustment to line item, “Management fees”	$4,000
Pro forma adjustment to line item, “Corporate general and administrative expenses”	$4,000

C.	Adjustments to reflect issuance of the 2019 Notes. In connection with the repayment of the term loan under the Existing Credit Agreement using proceeds from the issuance of the 2019 Notes on April 29, 2011, the current portion, ($6.0 million) of Cumulus Media’s existing debt was eliminated. Adjustments also reflect the elimination of deferred financing costs and related amortization associated with the term loan under the Existing Credit Agreement and the recordation of deferred financing costs of $13.7 million and related amortization of $0.4 million associated with the issuance of the 2019 Notes. Deferred financing fees will be amortized through interest expense using the effective interest method. As a result, interest expense on a CMP Pro Forma Basis was $16.8 million and $70.8 million for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively.

Pro Forma Balance Sheet Adjustments	Amounts
(Dollars in thousands)

Change In Long-Term Debt at March 31, 2011:
Issuance of 2019 Notes	$610,000
Non-cash debt discount	2,499
Repayment of term loan under Existing Credit Agreement (excluding $6.0 million of short-term debt)	(569,786)

$42,713

Change In Deferred Financing Costs at March 31, 2011:
Reclassification of deferred financing costs under Existing Credit Agreement	$(818)
Deferred financing costs associated with 2019 Notes	13,725

Pro forma adjustment to line item “Deferred financing costs”	$12,907

Change In Cash And Cash Equivalents at March 31, 2011:
Proceeds from issuance of 2019 Notes	$610,000
Repayment of term loan under Existing Credit Agreement	(575,768)
Deferred financing costs	(13,725)

CMP Pro Forma Basis cash adjustment	$20,507

		For the
		Three Months		For the
		Ended		Year Ended
		March 31,		December 31,
Pro Forma Statement Of Operations Adjustments	Interest Rate	2011		2010
		(Dollars in thousands)

Pro Forma Interest Expense:
2019 Notes	7.75%	$11,819		$47,275
CMP (excluding KC LLC) debt interest expense	n/a	4,660		22,137
Amortization of deferred financing fees and related amortization	n/a	360		1,423

		$16,839	[a]	$70,835	[a]

(a)	Represents pro forma interest expense for the respective periods presented, which is equal to the historical interest expense for CMI and CMP plus the additional interest expense pro forma adjustment as set out below:

	For the
	Three Months	For the
	Ended	Year Ended
	March 31,	December 31,
	2011	2010
	(Dollars in thousands)

Historical CMI interest expense	$6,318	$30,307
Historical CMP interest expense (excluding KC LLC)	4,660	22,137

Combined historical CMI and CMP (excluding KC LLC) interest expense	$10,978	$52,444

Interest expense on a CMP Pro Forma Basis	16,839	70,835

Interest expense adjustment on a CMP Pro Forma Basis	$5,861	$18,391

D.	Adjustments to reflect income tax benefit. Adjustment to reflect the income tax benefit resulting from pro forma adjustments to the condensed consolidated statements of operations based on an estimated combined federal and state statutory tax rate of 38.0%.

	For the
	Three Months	For the
	Ended	Year Ended
	March 31,	December 31,
	2011	2010
	(Dollars in thousands)

Pro Forma Income Tax (Expense) Benefit:
Pro forma interest expense adjustment (CMP Pro Forma Basis) (see note C)	$5,861	$18,391
Combined federal and state statutory rate	38%	38%

Pro forma adjustment to line item, “Income tax (expense) benefit”	$2,227	$6,989

Pro Forma Income Tax (Expense) Benefit:
Pro forma interest expense adjustments (Overall Pro Forma Basis) (see note J)	$9,504	$19,992
Pro forma corporate general and administrative adjustment (see note G)	—	6,500
Pro forma depreciation and amortization adjustments (Citadel Pro Forma Basis) (see note K)	—	20,204
Pro forma net debt extinguishment adjustment (see note K)	—	(20,969)

	$9,504	$25,727

Combined federal and state statutory rate	38%	38%

Pro forma adjustment to line item, “Income tax (expense) benefit”	$3,611	$9,775

E.	Adjustments to reflect the CMP Acquisition. The CMP Acquisition will result in the issuance by Cumulus Media of 9,945,714 shares of its common stock and the elimination of CMP and KC LLC’s historical members’ equity. The amount reflected in retained earnings (accumulated deficit) in the accompanying unaudited pro forma condensed consolidated balance sheet includes the gain recognized on Cumulus Media’s existing equity interest in CMP. The gain of $13.9 million is the difference between the estimated fair value of Cumulus Media’s existing investment in CMP and the book value of such investment, which had been reduced to zero in Cumulus Media’s historical consolidated financial statements as a result of CMP’s accumulated historical losses.

The following table sets forth a preliminary purchase price allocation for the CMP Acquisition as of March 31, 2011 (dollars in thousands):

Equity consideration to CMP Sellers	$85,172	[a]
Fair value of non-controlling interests—preferred stock	24,077	[b]
Assumption of debt	620,984	[c]

Total purchase price	$730,233

Fair value of Cumulus Media’s existing equity interest in CMP	13,924	[e]

Total fair value for allocation	$744,157
Current assets	47,821	[d]
Intangible assets	246,832	[f]
Plant, property and equipment, net	18,977	[d]
Other assets	11,045	[d]
Current liabilities	(12,806)[d]
Other long-term liabilities	(6,421)[d]
Deferred income tax liabilities	(91,550)[g]
Allocation to goodwill	530,259	[h]

Total purchase price allocation	$744,157

(a)	Represents the estimated fair value (at $4.20 per share) of 9,945,714 shares of Cumulus Media common stock to be issued to the CMP Sellers. In addition, includes $43.4 million of Cumulus Media Class A common stock warrant in exchange for a warrant in CMPSC.

(b)	Represents the estimated fair value of the non-controlling interest of preferred stock, and warrants to purchase common stock of Radio Holdings held by persons other than the CMP Sellers.

(c)	Consists of $7.0 million of short-term debt under the CMPSC Credit Agreement, $587.9 million of long-term debt pursuant to the CMPSC Credit Agreement and an aggregate amount of $26.1 million related to the CMP 9.875% Notes and CMP 2014 Notes.

(d)	Represents the book value of CMP, adjusted as follows:

CMP historical current assets	$51,899
Exclusion of KC LLC (see note A)	(3,078)
Elimination of amounts related to CMP Management Agreement (see note B)	(1,000)

Current assets for CMP Acquisition purchase price allocation	$47,821

CMP historical plant property and equipment	$24,362
Exclusion of KC LLC (see note A)	(5,385)

Plant property and equipment for CMP Acquisition purchase price allocation	$18,977

Deferred financing costs and other assets	$4,845
Long-term investments	4,000
Exclusion of KC LLC (see note A)	(200)
Fair value adjustment to CMP’s investment in San Francisco Giants	2,400

Other assets for CMP Acquisition purchase price allocation	$11,045

CMP historical current liabilities, excluding short-term debt	$23,094
Exclusion of KC LLC (see note A)	(9,288)
Elimination of amounts related to management services agreement (see note B)	(1,000)

Current liabilities for CMP Acquisition purchase price allocation	$12,806

CMP historical other long-term liabilities	$8,157
Exclusion of KC LLC (see note A)	(21)
Elimination of accrued bond interest	(1,715)

Other long-term liabilities for CMP Acquisition purchase price allocation	$6,421

(e)	Represents the estimated fair value of Cumulus Media existing equity interest in CMP, which is not being acquired in the CMP Acquisition.

(f)	Includes an adjustment of $19.0 million to fair value of CMP’s FCC license intangible assets. The adjustment is based upon fair value information as of March 31, 2011.

(g)	The deferred income tax assets of CMP were adjusted by the FCC license intangible assets’ fair value adjustment of $19.0 million multiplied by an estimated combined federal and state statutory tax rate of 38%:

Pro forma adjustment to fair value the FCC license intangible assets	$19,037
Combined federal and state statutory rate	38%

Pro forma adjustment to line item “Deferred income taxes‘‘	$7,233

(h)	Represents allocation to goodwill resulting from the CMP Acquisition. Below is a reconciliation of CMP historical goodwill as of March 31, 2011 and the CMP Pro Forma Basis goodwill adjustment resulting from the CMP Acquisition:

CMP Preliminary purchase price allocation to goodwill as of March 31, 2011	$530,259
Less: Existing CMP goodwill balance at March 31, 2011	(79,700)

CMP Pro Forma Basis goodwill adjustment	$450,559

F.	Adjustments to reflect the Citadel Acquisition. For purposes of this unaudited pro forma condensed consolidated financial information, Cumulus Media has assumed that the Citadel Acquisition consideration will consist of a payment of $1,261.9 million in cash (which represents the arithmetic mean, or “midpoint,” of the amount of cash which would be payable to holders of Citadel common stock in each of the Maximum Stock Scenario and the Maximum Cash Scenario), and the issuance of 115,210,000 shares of Cumulus common stock, (which represents the arithmetic mean, or “midpoint,” of the number of shares of

Cumulus Media common stock that would be issued to Citadel stockholders in each of the Maximum Stock Scenario and the Maximum Cash Scenario). Because applicable accounting guidance prohibits the inclusion in this unaudited condensed consolidated pro forma financial information of the impact of any cash flow from operations expected to be generated by each of CMP and Citadel prior to the closing date of each respective acquisition, and also prohibits the inclusion of any expected cost synergies related thereto, in the event of the Maximum Cash Scenario, an additional $70.6 million of borrowings under the revolving credit facility under the Acquisition Credit Facility and a corresponding increase of $0.6 million in interest expense would be required to fund such payments, and would also be included in the presentation on an Overall Pro Forma Basis.

The final adjustment to reflect the issuance of Cumulus Media common stock in the Citadel Acquisition will depend upon the actual number of shares of Cumulus Media stock issued and the market price thereof on the closing date, and could be materially different from that presented herein. The Citadel Acquisition will also result in the elimination of Citadel’s historical equity, including $12.9 million of successor equity held in reserve. We also eliminated $1.1 million of intercompany receivables and payables.

The cash portion of the purchase price in the Citadel Acquisition is expected to be funded pursuant to the Global Refinancing. The Overall Pro Forma Basis adjustments include the $25.3 million in payments pursuant to the acceleration and cashless exercise provisions relating to options to purchase Citadel common stock (and unvested restricted common stock) pursuant to the Citadel Merger Agreement. Additional information is set forth below:

(Dollars in thousands)

Cash consideration to Citadel stockholders	$1,261,857	[a]
Equity consideration to Citadel stockholders	483,880	[a]
Assumption of debt	746,500	[b]

Total purchase price	$2,492,237

Current assets	$311,657
Intangible assets	1,094,833
Plant, property and equipment, net	197,667
Other assets	39,439
Current liabilities	(61,616)[c]
Other long-term liabilities	(56,440)
Deferred tax liabilities	(262,839)
Allocation to goodwill	1,229,536	[d]

Total purchase price allocation	$2,492,237

(a)	In accordance with the terms of the Citadel Merger Agreement, the amount of cash and Cumulus Media common stock to be issued may vary depending upon certain elections by the Citadel stockholders, subject to certain maximum amounts.

(b)	Represents short-term debt of $0.9 million and long-term debt of $745.6 million.

(c)	Represents current liabilities of $62.5 million less $0.9 million of short-term debt included in the assumption of debt.

(d)	Represents additional goodwill generated by the Citadel Acquisition at March 31, 2011 as follows:

Overall Pro Forma Basis goodwill	$1,834,945
Less: Existing Citadel goodwill balance	763,849
Less: CMP Pro Forma Basis goodwill	605,410

Overall Pro Forma Basis goodwill adjustment	$465,686

G.	Adjustment to recognize additional severance and retention bonuses to be paid to Citadel employees and executives in connection with the Citadel Acquisition. Severance amounts of $17.7 million and retention bonuses of $13.0 million were negotiated as a part of the Citadel Merger Agreement or will otherwise be due under preexisting agreements, and will be accounted for in accordance with ASC 805, Business

Combinations. Retention bonuses of $6.5 million for pre-acquisition services are payable as of the date of the closing of the Citadel acquisition and are reflected in the Overall Condensed Consolidated Balance Sheet. The remaining $6.5 million in retention bonuses for post-acquisition services are payable subsequent to the closing of the Citadel acquisition and are reflected in the Overall Pro Forma Basis Condensed Consolidated Statement of Operations.

H.	Adjustments to reflect Equity Investment. Pursuant to the terms of the Investment Agreement, Cumulus Media has agreed to sell up to $500.0 million, in the aggregate, of its equity securities to the Investors, net of fees of $21.4 million. To the extent that the Citadel Acquisition Consideration requires the payment of cash in an amount payable less than the Maximum Cash Scenario, the Investors’ commitments will be reduced, subject to a minimum investment of $395.0 million. Based on the assumed cash consideration to Citadel stockholders of $1,256.7 million, the value of the equity securities to be sold pursuant to the Investment Agreement is $373.6 million, net of fees of $21.4 million.

This Investment Agreement provides that Macquarie may, at its option, elect to receive up to its full $125.0 million commitment amount in shares of a newly created class of perpetual redeemable, non-convertible preferred stock. This preferred stock would pay dividends at a rate of 10% per annum for the first six months from issuance, 14% per annum through the second anniversary of issuance, 17% per annum plus the LIBOR Increase Amount through the fourth anniversary of issuance, and 20% per annum plus the LIBOR Increase Amount thereafter. Dividends would be payable in cash but, at the option of Cumulus Media, up to 50% of the dividends could be paid-in-kind. Assuming Macquarie elected to receive $125.0 million of its investment in preferred stock and Cumulus Media paid cash dividends thereon, the Overall Pro Forma Basis financial information would have reflected dividends paid of $10.6 million. This redeemable preferred stock would be classified as a liability and any related dividend would be recorded in the statement of operations.

I.	Adjustments to reflect the debt to be incurred pursuant to the Global Refinancing, assuming the CMP Acquisition occurs and CMP is designated as a “restricted subsidiary” under Cumulus Media’s financing documents. In connection with the repayment of the outstanding indebtedness of each of Cumulus Media, CMP (excluding KC LLC) and Citadel contemplated by the Global Refinancing, the current portion of debt of Cumulus Media, CMP and Citadel will be eliminated. Additionally, $1.7 million of non-cash accrued interest on exchanged notes related to the CMPSC Credit Agreement has been eliminated in the accompanying unaudited pro forma condensed consolidated financial information. As a result, interest expense on an Overall Pro Forma Basis is $38.8 million and $154.9 million for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively. Cumulus Media expects to record deferred financing fees of $61.0 million and related amortization of $1.6 million and $6.3 million for the three month period ended March 31, 2011 and for the year ended December 31, 2010, respectively, in connection with the Global Refinancing.

Overall Pro Forma Balance Sheet Adjustments	Amounts
(Dollars in thousands)

Change in Long-Term Debt:
2019 Notes	$610,000
Acquisition Credit Facility
Term loan	2,040,000
Revolving credit facility	258,145

Total Acquisition Credit Facility	2,908,145
Repayment of existing long-term Cumulus debt, net	(567,287)
Repayment of outstanding amounts under CMPSC Credit Agreement	(587,823)
Repayment of CMP 9.875% Notes and CMP 2014 Notes	(26,161)
Repayment of Citadel Credit Facilities	(345,625)
Repayment of Citadel Senior Notes	(400,000)
CMP Pro Forma Basis adjustment to line item “Long-term debt”	(42,713)

Overall Pro Forma Basis long-term debt adjustment	$938,536

Change in Deferred Financing Costs:
Deferred financing costs under Existing Credit Agreement	$(818)
Deferred financing costs under CMPSC Credit Agreement	(4,512)
Deferred financing costs under Citadel Credit Facility	(19,978)
Deferred financing costs associated with 2019 Notes and Acquisition Credit Facility	60,987 (a)
CMP Pro Forma Basis adjustment to line item “Deferred financing costs”	(12,907)
Exclusion of KC LLC deferred financing costs	152

Overall Pro Forma Basis adjustment to line item “Deferred financing costs”	$22,924

Change in Cash And Cash Equivalents:
Proceeds of borrowings under Acquisition Credit Facility	$2,908,145
Proceeds from Equity Investment, net	373,600
Redemption of Radio Holdco preferred stock	(38,807)
Repayment of existing Cumulus Media, CMP and Citadel debt at March 31, 2011	(1,943,252)
Cash payments to Citadel stockholders	(1,261,857)
Make whole provision payment pursuant to Citadel Senior Notes	(31,000)
Deferred financing fees	(60,987)
CMP Pro Forma Basis cash adjustment related to 2019 Notes (See note c)	(20,507)

Overall Pro Forma Basis adjustment to line item, “Cash and cash equivalents”	$(74,665)

(a)	Represents debt issuance costs to be incurred related to the Global Refinancing as set forth below:

Acquisition Credit Facility fee of 1.75% of total commitment	$42,262
2019 Notes fee	13,725
Bridge facility commitment fee of 1.25%	3,125
Revolving credit facility upfront fee of 0.5%	1,875

$60,987

		For the
		Three Months		For the
		Ended		Year Ended
	Pro Forma	March 31,		December 31,
Overall Pro Forma Basis Statement Of Operations Adjustments	Interest Rate	2011		2010
	(Dollars in thousands)

Pro forma interest expense:
2019 Notes	7.75%[a]	$11,819		$47,275
Term loan under Acquisition Credit Facility	4.50%[b]	22,950		91,800
Revolving credit facility under Acquisition Credit Facility	3.70%[c]	2,388		9,551
Amortization of deferred financing fees	n/a	1,597		6,321

		$38,754	[d]	$154,947	[d]

(a)	Actual interest rate on 2019 Notes.

(b)	In accordance with the term loan agreement there is a 1% LIBOR floor. Due to the 30 day LIBOR rate being below 1% at May 20, 2011, for purposes of this unaudited condensed consolidated financial information, Cumulus Media used the floor plus a spread of 350 bps for the Overall Pro Forma Basis interest rate.

(c)	Assumed interest rate has been determined in accordance with the terms contained in the Debt Commitment and calculated based on the 30 day LIBOR in effect on May 20, 2011 plus a spread of 350 bps.

(d)	Represents interest expense on an Overall Pro Forma Basis for the periods presented, respectively, which is equal to the historical interest expense for Cumulus Media, CMP and Citadel for the periods presented, plus the additional interest expense pro forma adjustment as set forth below:

	For the
	Three Months		For the
	Ended		Year Ended
	March 31,		December 31,
	2011		2010

Interest expense on each of a CMP and Overall Pro Forma Basis	$38,754		$154,947
Historical Cumulus Media interest expense	6,318		30,307
Historical CMP interest expense	6,219		28,171
Historical Citadel interest expense	12,411		64,120

Less: Combined historical Cumulus Media, CMP and Citadel interest expense	24,948		122,598

Interest expense adjustment on an Overall Pro Forma Basis	$13,806	[e]	$32,349	[f]

(e)	Consists of $4.3 million and $9.5 million of pro forma interest expense adjustments on a CMP Pro Forma Basis and Overall Pro Forma Basis, respectively, for the three months ended March 31, 2011.

(f)	Consists of $12.4 million and $19.9 million of pro forma interest expense adjustments on the CMP Pro Forma Basis and Overall Pro Forma Basis, respectively, for the year ended December 31, 2010.

Interest rate sensitivity analysis

The accompanying unaudited pro forma condensed consolidated financial information includes certain adjustments for pro forma interest expense, which are reflected in the accompanying unaudited pro forma condensed consolidated statements of operations. These pro forma adjustments are based upon certain assumptions contained in these notes to unaudited pro forma condensed consolidated financial information. Assuming a pro forma 1/8% positive or negative change in the interest rate on borrowings under the Acquisition Credit Facility, it is estimated that the interest expense on borrowings under the Acquisition Credit Facility would have changed by $0.7 million on an Overall Pro Forma Basis for the three months ended March 31, 2011 and $2.9 million for the year ended December 31, 2010 in each case assuming the Maximum Cash Scenario (refer to note (I)).

J.	Accrual and payment of CMP Preferred Stock and related dividends. Pursuant to the terms of the CMP Merger Agreement upon the closing of the Citadel Acquisition Cumulus Media will redeem the outstanding CMP preferred stock at par value plus accrued dividends. On a CMP Pro Forma Basis, Cumulus Media does not contemplate the acquisition of Citadel and as such, does not include the redemption of the CMP preferred stock, nor the accrual of dividends on said stock. On a Overall Pro Forma Basis, Cumulus Media includes the assumption that the acquisition of Citadel will be completed and as such, recognizes a contingent liability for the redemption of the CMP preferred stock in the amount of $14.7 million, which is included in $38.8 million of preferred stock within noncontrolling interest. Additionally, Cumulus Media assumes the redemption of the $38.8 million of CMP preferred stock resulting in $0.0 million of noncontrolling interest on an Overall Pro Forma Basis.

K.	Adjustments to increase pro forma depreciation and amortization expense to reflect the impact of the increase in estimated fair value of tangible assets and amortizable intangible assets due to Citadel’s application of Fresh Start Accounting. Net fresh start valuation adjustments in connection with Citadel’s application of fresh start accounting increased the book value of Citadel’s assets, excluding goodwill, by $543.8 million. In addition to revaluing existing assets, Citadel recorded certain previously unrecognized assets, including customer and affiliate relationships and income contracts.

The following table summarizes the adjustments described above:

			Twelve Months
			Ended
	Fair	Estimated	December 31,
(Dollars in millions)	Value	Useful Life	2010

Historical amortization and depreciation			$69.9
Intangible assets:
Customer and affiliate relationships	$238.9	4 to 6 years	$66.0
Other intangibles	36.7	4 to 6 years	10.0

	275.6		76.0
Property and Equipment:
Land and improvements	89.3	3 to 25 years	0.4
Buildings and improvements	34.1	3 to 25 years	3.3
Towers	54.7	5 to 10 years	5.5
Equipment and vehicles	24.8	2 to 12 years	4.9

	202.9		14.1

Total	$478.5		90.1

Overall Pro Forma Basis depreciation and amortization expense adjustment			$20.2

Adjustment for reorganization items, as shown below, which were a direct result of Citadel’s Chapter 11 Proceedings.

Gain on extinguishment of debt	$(139,813)
Revaluation of assets and liabilities	(921,801)
Supplemental executive retirement plan	10,510
Professional fees	31,666
Rejected executory contracts	5,361
Net debt extinguishment loss	20,969 (a)

Overall Pro Forma Basis adjustment to line item, “Other income (expense), net”	$(993,108)

(a)	On the Citadel Emergence Date, debt outstanding under the Predecessor Senior Credit and Term Facility was converted into the Emergence Term Loan Facility. A valuation adjustment of $19.1 million was recorded to reflect the Emergence Term Loan Facility at its estimated fair value upon issuance. This valuation adjustment was being amortized as a reduction of interest expense, net, over the contractual term of the Emergence Term Loan Facility.

Pursuant to the terms of the Emergence Term Loan Facility, a prepayment penalty of $38.0 million was incurred; this was netted against the write off of the unamortized balance of the valuation adjustment of $17.1 million, which resulted in Citadel incurring a loss on the extinguishment of debt of $21.0 million in the year ended December 31, 2010 as follows:

Citadel Financial Statement Line Item	(Dollars in thousands)

Early termination penalty	$38,030
Write-off of fair value valuation adjustment at December 31, 2010	(17,061)

Net debt extinguishment loss	$20,969

L.	Adjustments to reflect the issuance of shares. On each of a CMP Pro Forma Basis and an Overall Pro Forma Basis, Cumulus Media will issue shares of its Class A and Class D common stock, each with a par value of $0.01 per share, in order to effect each respective transaction. Resulting changes to the par value are illustrated below (dollars in thousands):

			Elimination of
	Number of		Historical	Pro Forma
	Shares	Par Value	Par Value	Adjustment

CMP Pro Forma Basis:
Issuance of Class A common stock	11,583,206	$116	$—	$116
Issuance of Class D common stock	6,630,476	66	—	66
Citadel Pro Forma Basis:
Issuance of Class A common stock	214,499,947	$2,145	$(5)	$2,140

M.	To reconcile Citadel financial statement line items per the Unaudited Pro Forma Condensed Consolidated Financial Information to the amounts reported in Citadel’s March 31, 2011 Form 10-Q and their December 31, 2010 Form 10-K. Included below is a reconciliation between line items reported in the Unaudited Pro Forma Condensed Consolidated Financial Information and amounts reported in Citadel’s March 31, 2011 Form 10-Q and its December 31, 2010 Form 10-K, as appropriate.

To reconcile items included in the Unaudited Overall Pro Forma Basis Condensed Consolidated Statement of Operations (dollars in thousands):

	For the	For The
	Three Months	Year Ended
	Ended	December 31,
	March 31,	2010
	2011	Predecessor	Successor

To reconcile station operating expenses (excluding depreciation, amortization and LMA fees) with the Pro Forma Financial Information:
Unaudited Pro Forma Condensed Consolidated Financial Information:
Station operating expenses (excluding depreciation, amortization and LMA fees)	$114,714	$194,685	$278,231
As depicted in Citadel’s Financial Statements:
Cost of revenue, exclusive of depreciation and amortization and including non-cash compensation expense of $643, $526, and $954, respectively	$68,522	$116,103	$164,594
Selling, general and administrative, including non-cash compensation expense of $2,164, $785, and $3,244, respectively	46,192	78,582	113,637

	$114,714	$194,685	$278,231

To reconcile gain on exchange of assets or stations and other operating expenses with the Pro Forma Financial Information:
Unaudited Pro Forma Condensed Consolidated Financial Information:
(Loss) Gain on exchange of assets or stations	$166	$859	$271
Other operating expenses	7,118	(5)	7,215

	$7,284	854	7,486

As depicted in Citadel’s Financial Statements, to conform to Cumulus Media’s presentation:
Other, net	$7,284	$854	$7,486
To reconcile interest expense, net with the Pro Forma Financial Information:
Unaudited Pro Forma Condensed Consolidated Financial Information:
Interest expense, net	$12,411	$17,771	$46,349
As depicted in Citadel’s Financial Statements:
Interest expense, net	$12,411	$17,771	$45,365
Write-off of deferred financing costs and debt discount upon extinguishment of debt and other debt-related fees	—	—	984

	$12,411	$17,771	$46,349

To reconcile items included in the Unaudited Overall Pro Forma Basis Condensed Consolidated Balance Sheet (dollars in thousands):

As of
March 31,
2011

To reconcile restricted cash, deferred tax asset, and prepaid expenses and other current assets with the Pro Forma Financial Information:
Unaudited Pro Forma Condensed Consolidated Financial Information:
Restricted cash	$3,846
Deferred tax asset	23,023
Prepaid expenses and other current assets	15,072

$41,941

As depicted in Citadel’s Financial Statements:
Prepaid expenses and other current assets	$41,941
To reconcile accounts receivable with the Pro Forma Financial Information:
Unaudited Pro Forma Condensed Consolidated Financial Information:
Accounts receivable, less allowance for doubtful accounts	$122,611
Trade receivable	1,848

$124,459

As depicted in Citadel’s Financial Statements, to conform to Cumulus Media’s presentation:
Accounts receivable, net	$124,459
To reconcile Intangible assets, net, deferred financing costs, and other assets with the Pro Forma Financial Information:
Unaudited Pro Forma Condensed Consolidated Financial Information:
Intangible assets, net	$1,094,833
Deferred Financing costs	19,978
Other assets	19,461

$1,134,272

As depicted in Citadel’s Financial Statements:
FCC licenses	$887,910
Customer and affiliate relationships, net	178,583
Other assets, net	67,779

$1,134,272

To reconcile accounts payable and accrued expenses and trade accounts payable with the Pro Forma Financial Information:
Unaudited Pro Forma Condensed Consolidated Financial Information:
Accounts payable and accrued expenses	$60,440
Trade payable	1,176

$61,616

As depicted in Citadel’s Financial Statements, to conform to Cumulus Media’s presentation:
Accounts payable, accrued liabilities and other liabilities	$61,616
To reconcile long-term debt with the Pro Forma Financial Information:
Unaudited Pro Forma Condensed Consolidated Financial Information:
Long-term debt	$745,625
As depicted in Citadel’s Financial Statements:
Senior debt, less current portion	$345,625
Senior notes	400,000

$745,625

Appendix to Pro Forma Adjustments

The following tables have been prepared to assist the reader in reconciling line items in the accompanying unaudited pro forma condensed consolidated financial information that have multiple footnote references so that the reader can better understand the nature of each pro forma adjustment being made to the respective line item, with the exception of those line items in the Overall Pro Forma Basis balance sheet and income statement under “CMP Pro Forma Basis adjustments” that reflect only the addition of the KC LLC, and CMP Pro Forma Basis adjustments shown in the CMP Pro Forma Basis balance sheet and income statement.

Reconciliation of line items in the CMP Pro Forma Basis condensed consolidated balance sheet that have multiple footnote references:

(Dollars in thousands)

Accumulated deficit:
CMP historical accumulated deficit	$793,272	E
KC LLC historical accumulated deficit	(72,008	)E
Elimination of Cumulus Media ownership interest in CMP	13,924	E
Write off of deferred financing costs and debt discount	(3,317	)C
Tax benefit from the write off of deferred financing costs and debt discount	1,260	B

CMP Pro Forma Basis adjustment	$733,131

Reconciliation of line items in the Overall Pro Forma Basis condensed consolidated statement of operations that have multiple footnote references:

	For the
	Three Months		For the
	Ended		Year Ended
	March 31,		December 31,
(Dollars in thousands)	2011		2010

Corporate general and administrative expenses:
Exclusion of KC LLC historical results of operations	$(461	)A	$(1,138	)A
Elimination of CMP historical expense incurred in conjunction with CMP Management Agreement	(1,000	)B	(4,000	)B

CMP Pro Forma Basis adjustment	$(1,461)		$(5,138)

Interest expense, net:
Exclusion of KC LLC historical results of operations	$1,559	A	$6,034	A
Elimination of CMP historical interest expense, net	(5,861	)C	(18,391	)C

CMP Pro Forma Basis adjustment	$(4,302)		$(12,357)

Income tax (expense) benefit:
Exclusion of KC LLC historical results of operations	$17	A	$847	A
Elimination of CMP historical income tax expense	2,227	D	6,989	D

CMP Pro Forma Basis adjustment	$2,244		$7,836

Reconciliation of line items in the Overall Pro Forma Basis consolidated condensed balance sheet that have multiple footnote references:

(Dollars in thousands)

Cash and cash equivalents:
Exclusion of KC LLC historical financial condition	$(1,920	)A
CMP Pro Forma Basis cash and cash equivalents adjustment	20,507	C

CMP Pro Forma Basis adjustment	$18,587

Prepaid expenses and other current assets:
Exclusion of KC LLC historical financial condition	$41	A
CMP prepaid expense specific to CMP Management Agreement	(1,000	)B

CMP Pro Forma Basis adjustment	$(959)

Intangible assets, net:
Exclusion of KC LLC historical financial condition	$(15,233	)A

(Dollars in thousands)

Adjustment to fair value of CMP’s FCC license intangible assets	19,037	E

CMP Pro Forma Basis adjustment	$3,804

Goodwill:
CMP Pro Forma Basis adjustment to Goodwill	$450,559	E
Dividend related to the CMP Preferred Stock	14,730	J

CMP Pro Forma Basis adjustment	$465,289

Deferred financing costs:
Exclusion of KC LLC historical financial condition	$(152	)A
Deferred financing costs and related amortization of term loan under Existing Credit Agreement	(818	)C
Deferred financing costs and related amortization	13,725	C

CMP Pro Forma Basis adjustment	$12,755

Accounts payable and accrued expenses:
Exclusion of KC LLC historical financial condition	$(9,288	)A
CMI deferred revenue specific to CMP Management Agreement	(1,000	)B
Tax benefit from the write off of deferred financing costs	(1,260	)B

CMP Pro Forma Basis adjustment	$(11,548)

Current portion of long-term debt:
Exclusion of KC LLC historical financial condition	$(86,228	)A
Elimination of current portion of debt related to term loan under Existing Credit Agreement	(5,982	)C

CMP Pro Forma Basis adjustment	$(92,210)

Additional paid-in-capital:
Exclusion of KC LLC historical financial condition	$(367	)A
Exclusion of CMP historical financial condition (less KC LLC)	(310,483	)E
Equity consideration to CMP Sellers	84,990	E

CMP Pro Forma Basis adjustment	$(225,860)

Accumulated deficit:
CMP historical accumulated deficit	$793,272	E
Removal of historical CMI ownership interest in CMP	13,924	E
Write off of deferred financing costs and debt discount	(3,317	)C
Tax benefit from the write off of deferred financing costs	1,260	B

CMP Pro Forma Basis adjustment	$805,139

Accounts payable and accrued expenses:
Severance and retention bonuses to be paid to Citadel employees and executives in connection with Citadel Acquisition	$24,200	G
Elimination of intercompany accounts payable from Citadel	(1,077	)F
Tax benefit from severance to be paid to Citadel payment of make whole provision related to redemption of Citadel Senior Notes, and CMI Deferred Financing Fees	(30,226)

Citadel Pro Forma and Global Refinancing Basis adjustment	$(7,103)

Current portion of long-term debt:
Elimination of CMP current portion of debt related to term loan under CMP Existing Credit Agreement	$(93,228	)I
Exclusion of KC LLC historical financial condition	86,228	A
Elimination of Citadel current portion of debt related to term loan under Existing Credit Agreement	(875	)I

Citadel Pro Forma and Global Refinancing Basis adjustment	$(7,875)

Additional paid-in-capital:
$373.6 million of Cumulus Media equity securities to be sold to the Investors, net of fees of $21.4 million	$373,600	H
Elimination of Citadel historical additional paid-in-capital	(1,275,565	)F
Recognition of $0.01 par value of class A common stock to be issued	(2,145	)L
Equity consideration to Citadel stockholders	483,880	F

Citadel Pro Forma and Global Refinancing Basis adjustment	$(420,230)

Accumulated deficit:
Citadel historical accumulated deficit	$8,421	F
Severance to be paid to Citadel employees and executives in connection with Citadel Acquisition	(24,200	)G
Payment of make whole provision related to redemption of Citadel Senior Notes	(31,000	)I
Write-off Historical Citadel deferred financing costs	(19,978	)I
Write off of Historical CMP deferred financing costs	(4,360	)I
Write off of liability related to future interest payments recorded resultant from 2009 CMP Exchange Offer and debt issuance costs	1,715	I
Tax benefit from the write off of Historical Citadel and CMP deferred financing costs, exclusion of KC LLC historical financial condition, severance to be paid to Citadel employees and executives, and payment of make whole provision related to redemption of Citadel Senior Notes	30,226

Citadel Pro Forma and Global Refinancing Basis adjustment	$(39,176)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited consolidated financial Statements of Cumulus Media Partners, LLC
Consolidated balance sheets as of March 31, 2011 and December 31, 2010	F-2
Condensed Consolidated statements of operations for the three months ended March 31, 2011 and 2010	F-3
Consolidated statements of cash flows for the three months ended March 31, 2011 and 2010	F-4
Notes to condensed consolidated financial statements	F-5
Audited consolidated financial Statements of Cumulus Media Partners, LLC
Report of Independent Registered Public Accounting Firm	F-16
Consolidated balance sheets as of December 31, 2010 and 2009	F-17
Consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008	F-18
Consolidated statements of members’ equity (deficit) and comprehensive (loss) income for the years ended December 31, 2010, 2009 and 2008	F-19
Consolidated statements of cash flows for the years ended December 31, 2010, 2009 and 2008	F-20
Notes to consolidated financial statements	F-21
Unaudited consolidated financial Statements of Citadel Broadcasting Corporation and subsidiaries
Consolidated condensed balance sheets as of March 31, 2011 and December 31, 2010	F-45
Consolidated condensed statements of operations for the three months ended March 31, 2011 (Successor) and 2010 (Predecessor)	F-46
Consolidated condensed statements of cash flows for the three months ended March 31, 2011 (Successor) and 2010 (Predecessor)	F-47
Notes to consolidated condensed financial statements	F-49
Audited consolidated financial Statements of Citadel Broadcasting Corporation and subsidiaries
Report of independent registered public accounting firm	F-71
Consolidated balance sheets as of December 31, 2010 (Successor) and 2009 (Predecessor)	F-72
Consolidated statements of operations for the period from June 1, 2010 to December 31, 2010 (Successor), the period from January 1, 2010 to May 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor)
F-73
Consolidated statements of stockholders’ equity (deficit) for the period from January 1, 2010 to May 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor)	F-74
Consolidated statements of cash flows for the period from June 1, 2010 to December 31, 2010 (Successor), the period from January 1, 2010 to May 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor)
F-77
Notes to consolidated financial statements	F-80

CUMULUS MEDIA PARTNERS, LLC

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$12,717	$21,953
Restricted cash	601	601
Accounts receivable, less allowance for doubtful accounts
of $367 and $449 in 2011 and 2010, respectively	30,087	35,846
Prepaid expenses and other current assets	8,494	7,002
Deferred tax asset	—	807

Total current assets	51,899	66,209
Property and equipment, net	24,362	26,538
Intangible assets, net	243,027	243,144
Goodwill	79,700	79,700
Deferred financing costs, net (including accumulated amortization
of $13,399 and $12,709 in 2011 and 2010, respectively)	4,512	5,202
Other assets	333	—
Long-term investment	4,000	4,000

Total assets	$407,833	$424,793

Liabilities and Members’ Deficit
Current liabilities:
Accounts payable	$1,435	$130
Accrued interest	9,216	7,363
Accrued state income taxes	1,021	1,118
Derivative instrument	1,666	3,252
Current portion of long-term debt	93,228	109,786
Other current liabilities	9,756	12,355

Total current liabilities	116,322	134,004
Long-term debt	613,984	615,734
Other liabilities	8,157	8,476
Deferred income taxes	84,315	83,620

Total liabilities	822,778	841,834
Members’ deficit
Additional paid-in capital	310,850	310,850
Accumulated deficit	(793,272)	(795,368)

Total Cumulus Media Partners, LLC members’ deficit	(482,422)	(484,518)

Non-controlling interest	67,477	67,477

Total members’ deficit	(414,945)	(417,041)

Total liabilities and members’ deficit	$407,833	$424,793

See accompanying notes to the unaudited consolidated financial statements.

CUMULUS MEDIA PARTNERS, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Net revenues	$39,143	$37,917
Operating expenses:
Station operating expenses (excluding depreciation and amortization
and including LMA fees)	23,757	22,736
Depreciation and amortization	2,116	2,134
Corporate general and administrative expenses	2,482	1,770
(Gain) loss on disposals of assets or stations	(6)	1

Total operating expenses	28,349	26,641

Operating income	10,794	11,276

Non-operating (expense) income:
Interest expense, net	(6,219)	(7,750)

Total non-operating expense, net	(6,219)	(7,750)

Income before income taxes	4,575	3,526
Income tax expense	(2,479)	(2,113)

Net income	$2,096	$1,413

See accompanying notes to the unaudited consolidated financial statements.

CUMULUS MEDIA PARTNERS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Cash flows from operating activities:
Net income	$2,096	$1,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,116	2,134
Amortization of debt issuance costs	691	663
Provision for doubtful accounts	(41)	42
Loss (gain) on disposals of assets or stations	(6)	1
Fair value adjustment of derivative instruments	(1,587)	(250)
Deferred income taxes	1,502	2,107
Changes in assets and liabilities:
Restricted cash	—	57
Accounts receivable	5,801	6,334
Prepaid expenses and other current assets	(1,492)	(1,621)
Other assets	94	—
Accounts payable and accrued expenses	462	(6,414)
Other liabilities	(319)	(384)

Net cash provided by operating activities	9,317	4,082
Cash flows from investing activities:
Capital expenditures	(245)	(304)
Net cash used in investing activities	(245)	(304)

Cash flows from financing activities:
Repayments of borrowings from bank credit facilities	(18,308)	(1,750)
Net cash used in financing activities	(18,308)	(1,750)

(Decrease) increase in cash and cash equivalents	(9,236)	2,028
Cash and cash equivalents at beginning of period	21,953	80,223

Cash and cash equivalents at end of period	$12,717	$82,251

Supplemental disclosures of cash flow information:
Interest paid	$5,259	$5,750
Income taxes paid	3,632	4,446
Trade revenue	899	1,070
Trade expense	835	1,124

See accompanying notes to the unaudited consolidated financial statements.

CUMULUS MEDIA PARTNERS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Interim Financial Data and Basis of Presentation:

Interim Financial Data

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of Cumulus Media Partners, LLC and subsidiaries (“CMP”) and accompanying notes included in CMP’s annual audited financial statements for the year ended December 31, 2010. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments necessary for a fair statement of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 2011 are not necessarily indicative of the results of operations or cash flows that can be expected for any other interim period or for the fiscal year ending December 31, 2011.

The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, intangible assets, derivative financial instruments, income taxes, and contingencies and litigation. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable and appropriate under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Recent Accounting Pronouncements

ASU 2010-28.  In December 2010, the Financial Accounting Standards Board (“FASB”) provided additional guidance for performing Step 1 of the test for goodwill impairment when an entity has reporting units with zero or negative carrying values. This Accounting Standards Update (“ASU”) updates Accounting Standards Codification (“ASC”) 350, Intangibles — Goodwill and Other, to amend the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The Company adopted this guidance effective on January 1, 2011. The update did not have a material impact on the Company’s consolidated financial statements.

ASU 2010-29.  In December 2010, the FASB issued clarification of the accounting guidance related to disclosure of pro forma information for business combinations that occur in the current reporting period. The guidance requires companies to present pro forma information in their comparative financial statements as if the acquisition date for any business combinations taking place in the current reporting period had occurred at the beginning of the prior year reporting period. The Company adopted this guidance effective January 1, 2011. The guidance did not have a material impact on the Company’s financial statements.

2.	Pending Acquisition of CMP by Cumulus Media Inc.

On January 31, 2011, Cumulus entered into an Exchange Agreement (the “Exchange Agreement”) with affiliates of Bain Capital Partners LLC (“Bain”), The Blackstone Group L.P. (“Blackstone”) and Thomas H. Lee Partners (“THL” and, together with Bain and Blackstone, the “CMP Sellers”). Pursuant to the Exchange Agreement, Cumulus agreed to (i) acquire all of the outstanding equity interests of CMP that it currently does not own in exchange for 3,315,238 shares of Cumulus’ Class A common stock and 6,630,476 shares of Cumulus’ Class D common stock; and (ii) enter into an agreement with the holders of currently outstanding warrants (the “Radio Holdings Warrants”) to purchase 3,740,893 shares of common stock of CMP

CUMULUS MEDIA PARTNERS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Susquehanna Radio Holdings Corp., an indirect wholly-owned subsidiary of CMP (“Radio Holdings”), which would amend the Radio Holdings Warrants to provide that, upon the closing of the CMP Acquisition, in lieu of being exercisable for shares of common stock of Radio Holdings, the Radio Holdings Warrants would instead be exercisable for an aggregate of 8,267,968 shares of Cumulus’ Class D common stock.

The closing of the CMP Acquisition is subject to various conditions, including that Cumulus’ stockholders approve the issuance of shares of common stock to the CMP Sellers in connection with the CMP Acquisition. In connection with Cumulus’ entry in the Exchange Agreement, Cumulus entered into voting agreements with holders of approximately 54.0% of the outstanding voting power of Cumulus’ common stock beneficially owned by them in favor of an amendment to the amended and restated certificate of incorporation of Cumulus to, among other things, create the Class D common stock and the issuance of shares of Cumulus’ common stock in connection with the CMP Acquisition at any meeting of stockholders called on which such matters are presented for approval. Accordingly, Cumulus expects such condition to be satisfied.

The transaction is expected to be completed in the third quarter of 2011. On February 23, 2011, Cumulus received an initial order from the FCC approving the transaction, and is currently waiting for the approval to become final.

3.	Derivative Financial Instruments

The 2008 Swap became effective as of June 12, 2008 and will expire on June 12, 2011. The 2008 Swap changes the variable-rate cash flow exposure on $200.0 million of CMPSC’s long-term bank borrowings to fixed-rate cash flows. Under the 2008 Swap, CMPSC receives LIBOR-based variable interest rate payments and makes fixed interest rate payments, thereby creating fixed-rate, long-term debt. The 2008 Swap, is not accounted for as a cash flow hedge instrument. Accordingly, the changes in its fair value are reflected within interest expense in the statement of operations.

The fair value of the 2008 Swap was determined using observable market based inputs (a Level 2 measurement). The fair value represents an estimate of the net amount that the Company would receive if the 2008 Swap was transferred to another party or canceled as of the date of the valuation. During the three months ended March 31, 2011 and 2010, the Company charged $1.7 million and $1.6 million, respectively, to interest income, within the interest income statement of operations location related to yield adjustment payments on the 2008 Swap.

The location and fair value amounts of derivatives in the condensed consolidated balance sheets are shown in the following table:

Information on the Location and Amount of the Derivative Fair Value in the
Condensed Consolidated Balance Sheets (Dollars in thousands)

		Fair Value at
	Balance Sheet	March 31,	December 31,
	Location	2011	2010

Derivative not designated as hedging instrument:
Interest rate swap	Other current liabilities	$1,666	$3,252

	Total	$1,666	$3,252

CUMULUS MEDIA PARTNERS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The location and effect of the derivative in the condensed consolidated statements of operations is shown in the following table (dollars in thousands):

Information on the Location and Amount of the Derivative Fair Value in the
Condensed Consolidated Statements of Operations (Dollars in thousands)

		Amount of Income Recognized on
		the Derivative
Derivative		for the Three Months Ended
Instrument	Statement of Operations Location	March 31, 2011	March 31, 2010

Interest rate swap	Interest income	$1,586	$250

	Total	$1,586	$250

4.	Fair Value Measurements

The three levels of the fair value hierarchy to be applied to financial instruments when determining fair value are described below:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access;

Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities; and

Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company’s financial assets and liabilities are measured at fair value on a recurring basis.

Financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2011 were as follows (dollars in thousands):

	Fair Value Measurements at Reporting Date Using
		Quoted Prices	Significant Other	Significant
	Total	in Active Markets	Observable Inputs	Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Financial liabilities:
Other current liabilities
Interest rate swap(1)	$(1,666)	$—	$(1,666)	$—

Total liabilities	$(1,666)	$—	$(1,666)	$—

(1)	The Company’s derivative financial instrument consists solely of the 2008 Swap. The fair value of the 2008 Swap is determined based on the present value of future cash flows using observable inputs, including interest rates and yield curves. In accordance with mark-to-market fair value accounting requirements, derivative valuations incorporate adjustments that are necessary to reflect the Company’s own credit risk.

The carrying values of receivables, payables, and accrued expenses approximate fair value due to the short maturity of these instruments.

CUMULUS MEDIA PARTNERS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The following table shows the gross amount and fair value of the term loan facilities and revolving credit facilities that constitute the senior secured credit facilities of each of CMPSC and KC LLC (see Note 5, “Long-Term Debt”):

	March 31, 2011		December 31, 2010
	CMPSC	KC LLC	CMPSC	KC LLC

Term loan:
Carrying value	$594,823	$69,228	$613,131	$69,228
Fair value	$585,783	$8,654	$576,077	$8,654
Revolving credit facility:
Carrying value	$—	$17,000	$—	$17,000
Fair value(1)	$—	$2,131	$—	$2,131

(1)	The KC LLC revolving credit facility was not actively traded during the three months ended March 31, 2011 or 2010.

The fair values of the term loan facilities and revolving credit facilities are estimated using a discounted cash flow analysis, based on the marginal borrowing rates.

To estimate the fair values of the term loan facilities, the Company used quoted trading prices and an industry standard cash valuation model, which utilizes a discounted cash flow approach. The significant inputs for the valuation model include the following:

•	discount cash flow rate of 3.3%

•	interest rate of 2.2%; and

•	credit spread of 2.6%.

The use of different analyses, estimates, data points or methodologies could result in materially different results.

5.	Long-Term Debt

Each of CMPSC and KC LLC have entered into various separate senior secured credit facilities, pursuant to which each entity, and its respective subsidiaries, have certain rights and obligations. Neither CMPSC nor KC LLC, nor any of their respective subsidiaries, have any rights or obligations pursuant to the other’s senior secured credit facilities.

The Company’s long-term debt consists of the following at March 31, 2011 and December 31, 2010 (dollars in thousands):

	March 31, 2011	December 31, 2010

Term loan facilities	$664,051	$682,359
Revolving credit facilities	17,000	17,000
9.875% senior subordinated notes	12,130	12,130
Variable rate senior subordinated secured second lien notes	14,031	14,031

Total debt	707,212	725,520
Less: Current portion of long-term debt	(93,228)	(109,786)

Long-term portion of debt	$613,984	$615,734

CUMULUS MEDIA PARTNERS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

CMPSC

Credit Facilities and Senior Notes

In May 2006, CMPSC entered into a $700.0 million term loan facility and a $100.0 million revolving credit facility, which together comprise the “CMPSC Credit Facilities”, and issued $250.0 million in 9.875% Notes, as described below. At the closing of these transactions, CMPSC drew on only the $700.0 million term loan, plus $3.3 million in letters of credit to cover pre-existing workers’ compensation claims, reducing availability on the revolving credit facility to $96.7 million. CMPSC is charged a commitment fee of 0.5% on the unused portion of the revolving credit facility. As of March 31, 2011, CMPSC had approximately $95.4 million of remaining availability under its revolving credit facility.

Obligations under the CMPSC Credit Agreement are collateralized on a first-priority lien basis by substantially all of CMPSC’s assets in which a security interest may lawfully be granted (including FCC licenses held by its subsidiaries) including, without limitation, intellectual property and all of the capital stock of CMPSC’s direct and indirect subsidiaries. In addition, obligations under the CMPSC Credit Facilities are guaranteed by CMPSC’s subsidiaries.

The term loan has a repayment schedule that has required quarterly principal payments of 0.25% of the original loan since September 30, 2006. Any unpaid balance on the revolving credit facility is due in May 2012 and the term loan is due in May 2013.

The representations, covenants and events of default in the credit agreement governing the CMPSC Credit Facilities (the “CMPSC Credit Agreement”) are customary for financing transactions of this nature. Events of default in the CMPSC Credit Agreement include, among others, (i) the failure to pay when due the obligations owing under the CMPSC Credit Facilities; (ii) the failure to comply with (and not timely remedy, if applicable) certain covenants; (iii) certain cross defaults and cross accelerations; (iv) the occurrence of bankruptcy or insolvency events; (v) certain judgments against the Company or any of its subsidiaries; (vi) the loss, revocation or suspension of, or any material impairment in the ability to use any of the CMPSC’s material FCC licenses; (vii) any representation or warranty made, or report, certificate or financial statement delivered, to the lenders subsequently proven to have been incorrect in any material respect; (viii) the occurrence of a Change in Control (as defined in the CMPSC Credit Agreement); and (ix) violation of certain financial covenants. Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all outstanding loans and exercise any of their rights under the CMPSC Credit Agreement and the ancillary loan documents as a secured party.

As mentioned above, the CMPSC Credit Agreement contains certain customary financial covenants including:

•	a maximum total leverage ratio;

•	a minimum interest coverage ratio; and

•	a limit on annual capital expenditures.

The maximum total leverage ratio in the CMPSC Credit Agreement becomes more restrictive over the remaining term of the CMPSC Credit Agreement.

As of March 31, 2011, the Company was in compliance with all of its required covenants.

In accordance with the terms of the CMPSC Credit Agreement an excess cash flows payment of $16.6 million was made in the first quarter of 2011.

CUMULUS MEDIA PARTNERS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

2008 Swap

On June 12, 2008, the Company entered into the 2008 Swap, which effectively fixed the interest rate, based on LIBOR, on $200.0 million of CMPSC’s floating rate borrowings for a three-year period.

The interest rate for the term loan is 2.0% above LIBOR (2.2% at March 31, 2011) or 1.0% above the alternate base rate. The effective interest rate exclusive of the impact of the 2008 Swap on the loan amount outstanding under the CMPSC Credit Facilities was 2.4% as of March 31, 2011 and 2.3% as of December 31, 2010. The effective interest rate on borrowings under the CMPSC Credit Agreement as of March 31, 2011, inclusive of the 2008 Swap, was 3.5%. The revolving credit facility rate is variable based on the levels of leverage of CMPSC, and ranges from 1.8% to 2.3% above LIBOR and from 0.8% to 1.3% above the alternate base rate.

Amendment to CMPSC Credit Agreement

On May 11, 2009, CMPSC entered into an amendment to the CMPSC Credit Agreement. This amendment maintained the preexisting term loan facility under the CMPSC Credit Facilities, but reduced availability under the revolving credit facility thereunder from $100.0 million to $95.4 million (after giving effect to a repayment and permanent reduction in available credit of approximately $4.6 million).

The amendment also increased certain pre-existing restrictions, including with respect to acquisitions, which per the amendment are limited to an aggregate of $20.0 million unless such acquired entities are added as loan parties, and the ability to undertake certain corporate transactions.

9.875% Notes

In May 2006, CMPSC issued $250.0 million in 9.875% Notes. The 9.875% Notes have an interest rate of 9.875% and mature in May 2014. Radio Holdings and certain of its subsidiaries are guarantors under the 9.875% Notes.

2014 Notes

Interest on the 2014 Notes (defined below) accrues at a floating rate equal to LIBOR plus 3.0% and is payable semiannually on May 15 and November 15 of each year, beginning on May 15, 2009. The 2014 Notes will mature on May 15, 2014.

The 2014 Notes are secured by second-priority liens on tangible and intangible assets of CMPSC and its subsidiaries to the extent they can be perfected by the filing of financing statements or other similar registrations and are permitted under agreements governing CMPSC’s other indebtedness, including the CMPSC Credit Agreement. Pledged assets do not include shares of capital stock of CMPSC or any of its subsidiaries or debt securities held by CMPSC or any of its subsidiaries.

The 2014 Notes are (i) general obligations of CMPSC; (ii) secured on a second-priority basis by a security interest in substantially all of CMPSC’s existing and future assets to the extent pledged and assigned to the 2014 Notes trustee pursuant to the security agreement in favor of the holders of the 2014 Notes, subject and subordinate certain permitted priority liens; (iii) subordinated to all first-priority senior secured indebtedness of CMPSC (including the CMPSC Credit Facilities); (iv) effectively senior to all unsecured indebtedness of CMPSC; and (v) initially guaranteed on a second-priority senior secured subordinated basis by CMPSC’s direct parent, CMP Susquehanna Radio Holdings Corp. (“Radio Holdings”) and each subsidiary of CMPSC that guarantees the senior secured credit facilities. Each guarantee of the 2014 Notes is a second-

CUMULUS MEDIA PARTNERS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

priority senior subordinated secured obligation of the guarantor and is subordinated in right of payment to all existing and future first-priority senior indebtedness of such guarantor, including each guarantor’s guarantee of CMPSC’s obligations under the CMPSC Credit Facilities and structurally subordinated to all existing and future indebtedness of non-guarantor subsidiaries of CMPSC.

The indenture governing the 2014 Notes (the “2014 Notes Indenture”) contains covenants that limit CMPSC’s ability and the ability of its restricted subsidiaries to, among other things, (i) incur additional indebtedness or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of CMPSC’s capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of CMPSC’s assets; and (vii) designate CMPSC’s subsidiaries as unrestricted subsidiaries. The 2014 Notes Indenture also contains a covenant providing that, to the extent required to permit holders of 2014 Notes (other than affiliates of CMPSC) to sell their 2014 Notes without registration under the Securities Act, CMPSC or Radio Holdings will make publicly available the information concerning CMPSC or Radio Holdings as specified in Rule 144(c)(2) under the Securities Act.

CMPSC may redeem some or all of the 2014 Notes at any time after the issue date at a redemption price equal to 100% of their principal amount, plus any accrued and unpaid interest through the redemption date.

Upon the occurrence of a “Change of Control” (as defined in the 2014 Notes Indenture), each holder of the 2014 Notes will have the right to require CMPSC to repurchase all of such holder’s 2014 Notes at a repurchase price equal to 101% of the aggregate principal amount, plus any accrued and unpaid interest through the repurchase date.

The 2014 Notes Indenture contains events of default that are customary for agreements of this type, including failure to make required payments, failure to comply with certain agreements or covenants, failure to pay certain other indebtedness and the occurrence of certain events of bankruptcy and insolvency and certain judgment defaults.

KC LLC

In May 2006, KC LLC entered into a $72.4 million term loan facility and a $26.0 million revolving credit facility under the CMP KC Credit Facility. At the closing of the transactions, by which the Company was formed, KC LLC drew on the $72.4 million term loan, plus $5.0 million in letters of credit, reducing availability on the revolving credit facility to $21.0 million. KC LLC is charged a commitment fee of 0.5% on the unused portion of the revolving credit facility.

The term loan has a repayment schedule that requires principal payments payable at the end of each quarter equal to 0.25% of the original loan. The unpaid balance on the revolving credit facility became due in May 2010 and the term loan became due in May 2011.

Obligations under the CMP KC LLC Credit Facility are collateralized by substantially all of KC LLC’s assets in which a security interest may lawfully be granted (including FCC licenses held by its subsidiaries), including, without limitation, intellectual property and all of the capital stock of KC LLC’s direct and indirect subsidiaries.

The representations, covenants and events of default in the credit agreement governing the CMP KC LLC Credit Facility (the “KC LLC Credit Agreement”) are customary for financing transactions of this nature.

On January 21, 2010, KC LLC received a notice of default pertaining to the KC LLC Credit Agreement from the administrative agent thereunder (the “Agent”). The notice of default referenced the failure of KC LLC to make the scheduled principal and interest payments that were due and payable under the KC LLC Credit Agreement on December 31, 2009. Under the notice of default and pursuant to the KC LLC Credit

CUMULUS MEDIA PARTNERS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Agreement, the Agent accelerated all obligations under the KC LLC Credit Agreement, declaring the unpaid principal amount of all outstanding loans, accrued and unpaid interest, and all amounts due under the KC LLC Credit Agreement to be immediately due and payable.

Accordingly, the Company classified all amounts due under the KC LLC Credit Agreement as current or approximately $85.5 million of debt outstanding thereunder was classified as current on the Company’s consolidated balance sheets as of March 31, 2011.

Furthermore, under the terms of the KC LLC Credit Agreement, interest on the outstanding loans thereunder, all accrued interest and any other amounts due began to accrue interest on December 31, 2009 at a default rate. Such default rate provides for interest at 2.0% per year in excess of the rate of interest generally provided for in the KC LLC Credit Agreement. Under the terms of the KC LLC Credit Agreement the Agent may, and at the request of a majority of the lenders thereunder shall, exercise all rights and remedies available to the Agent and the lenders under law. These remedies include but are not limited to seeking a judgment from KC LLC for the monies owed and enforcing the liens granted to the lenders commencing foreclosure proceedings relative to the assets of KC LLC. The Company has held preliminary discussions with the Agent and certain of the lenders, who to date have not commenced any remedial actions.

Neither the default under the KC LLC Credit Agreement, the acceleration of all sums due thereunder, nor the exercise of any of the remedies in respect thereof by the Agent or the lenders, constitute a default under the CMPSC Credit Agreement, nor provide the lenders thereunder any contractual right or remedy. Further, neither CMPSC nor any of its subsidiaries has provided any guarantee with respect to the KC LLC Credit Facilities.

On February 4, 2011, the Company entered into a restructuring support agreement (the “KC Restructuring Agreement”) along with Radio Holdco and KC LLC regarding the restructuring of KC LLC’s debt with the lenders under the CMP KC LLC Credit Facility (the “KC Restructuring”). The KC Restructuring is expected to be implemented through a pre-packaged plan of reorganization filed with the United States Bankruptcy Court for the District of Delaware (the “Pre-packaged Bankruptcy Proceeding”). The Company expects the Pre-packaged Bankruptcy Proceeding will occur, and the KC Restructuring will be completed, during the third quarter of 2011. If the KC Restructuring is completed in accordance with the terms and conditions of the KC Restructuring Agreement: (1) Radio Holdco will distribute all of the outstanding common stock of Radio Holdco to the Company; (2) KC LLC’s outstanding debt and interest of $94.8 million at March 31, 2011 will be reduced to $20.0 million; (3) all of the equity of Radio Holdco will be transferred to the lenders under the CMP KC LLC Credit Facility or their nominee; and (4) Cumulus will continue to manage the radio stations of KC LLC in 2011, subject to annual renewal of the management arrangement thereafter. As a result, the Company will no longer have an ownership interest in KC LLC. The KC Restructuring is expected to have certain tax implications for Radio Holdco in 2011 related to the cancelation of indebtedness but given the loss attributes of Radio Holdco, the Company does not expect to pay a significant amount of income tax related to this transaction.

CUMULUS MEDIA PARTNERS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

6.	Intangible Assets and Goodwill

The following tables present the changes in intangible assets and goodwill during the periods ended December 31, 2010 and March 31, 2011 and balances as of such dates (dollars in thousands):

	Indefinite Lived	Definite Lived	Total

Intangible Assets:
Balance as of December 31, 2009	$243,023	$3,937	$246,960

Amortization	—	(520)	(520)
Impairment	(3,296)	—	(3,296)

Balance as of December 31, 2010	$239,727	$3,417	$243,144

Amortization	—	(117)	(117)
Balance as of March 31, 2011	$239,727	$3,300	$243,027

Goodwill

Goodwill:
Balance as of December 2009	$79,700

Impairment	—
Balance as of December 2010	$79,700

Impairment	—
Balance as of March 31, 2011	$79,700

Favorable leases and pre-sold advertising contracts are amortized using the straight-line method over their respective terms. Amortization expense related to intangible assets was $0.1 million for the three months ended March 31, 2011 and 2010.

7.	Members’ Deficit

On October 31, 2005, the Company entered into a capital contribution agreement with Cumulus, Bain, Blackstone, and THL. Bain, Blackstone and THL each contributed $75.0 million in cash, in exchange for 75.0 Class A voting units of the Company. Cumulus contributed $75.0 million of assets (the “KC LLC Contribution”), in exchange for 75.0 Class B voting units of the Company. Cumulus also received 25.0 units each of Class C1, C2, and C3 non-voting units of the Company. The KC LLC Contribution consisted of four radio stations in Kansas City, Missouri and Houston, Texas. The CMP Sellers and Cumulus each contributed an additional $6.3 million in cash for 6.25 Class AA non-voting units. In connection with this transaction, the Company paid $14.2 million to the CMP Sellers and Cumulus for their equity raising efforts; these payments were netted against the contributed capital of the CMP Sellers and Cumulus. The CMP Sellers and Cumulus, as the four members of the Company, each received a 25.0% interest in the Company. To the extent distributions are made, the distributions are based on each member’s allocable portion of the Distributable Assets, as defined by the capital contribution agreement.

For the three months ended March 31, 2011 and 2010, CMP did not make distributions to any of its members.

On March 26, 2009, in connection with the 2009 Exchange Offer, Radio Holdings issued 3,273,633 shares of preferred stock and warrants exercisable for 3,740,893 shares of Radio Holdings’ common

CUMULUS MEDIA PARTNERS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

stock. With respect to the payment of dividends and the amounts to be paid upon liquidation, the preferred stock ranks:

•	senior to the common stock of Radio Holdings and all other equity securities designated as ranking junior to the preferred stock;

•	on a parity with all equity securities designated as ranking on a parity with the preferred stock; and

•	junior to all equity securities designated as ranking senior to the preferred stock.

On January 1, 2009, CMP adopted additional authoritative guidance relating to consolidations in accordance with ASC 810, Consolidations. The additional guidance required that non-controlling interests be reported as a separate component of equity on the Company’s consolidated statements of financial position. In conjunction with the 2009 Exchange Offer, Radio Holdings issued approximately $67.5 million in non-controlling equity interest related to the preferred stock and warrants.

Dividends on the preferred stock are payable semiannually in arrears, only when, as, and if declared by the board of directors of Radio Holdings from funds legally available, payable in additional shares of the preferred stock, at an annual rate equal to 9.875% on, (i) the stated value per share of preferred stock and (ii) the amount of accrued and unpaid dividends (including dividends thereon, at an annual rate of 9.875% to the date of payment). Dividends are calculated and compounded semiannually and will be cumulative from the date of first issuance. Any dividends are calculated, based on a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month. CMP has not declared any dividends on the preferred stock.

8.	Commitments and Contingencies

CMPSC is a limited partner in San Francisco Baseball Associates L.P. CMPSC owns rights to broadcast San Francisco Giants Major League Baseball games for the 2009 through 2012 baseball seasons. CMP is required to pay rights fees of $5.6 million each year. The carrying value of CMP’s investment in San Francisco Baseball Associates L.P. is $4.0 million as of March 31, 2011 and 2010. CMP accounts for this investment under the cost method and elected not to calculate the fair value of the investment as CMP’s management determined it would not be practicable due to excessive costs.

CMPSC owns rights to broadcast Kansas City Chiefs National Football League professional football games during the 2010 through 2013 football seasons. The contract requires minimum rights payments of $2.9 million, $2.8 million and $2.9 million for the 2011, 2012 and 2013 football seasons, respectively. CMP expensed rights payments of $2.3 million for the 2010 football season.

The radio broadcast industry’s principal ratings service is Arbitron, which publishes surveys for domestic radio markets. CMPSC and KC LLC have five-year agreements with Arbitron under which they receive programming ratings materials in a majority of their respective markets. The remaining aggregate obligation of CMPSC and KC LLC under their agreements with Arbitron was $1.3 million as of March 31, 2011 and will be paid in accordance with the agreements through March 2013.

On January 21, 2010, a former employee of CMPSC filed a purported class action lawsuit against CMPSC claiming (i) unlawful failure to pay required overtime wages; (ii) late pay and waiting time penalties; (iii) failure to provide accurate itemized wage statements; (iv) failure to indemnity for necessary expenses and losses; and (v) unfair trade practices under California’s Unfair Competition Act. The plaintiff is requesting restitution, penalties and injunctive relief, and seeks to represent other California employees fulfilling the same job during the immediately preceding four year period. CMP is vigorously defending this lawsuit and has not yet determined what effect the lawsuit will have, if any, on its financial position, results of operations or cash flows.

CUMULUS MEDIA PARTNERS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

CMPSC and KC LLC engage Katz as their national advertising sales agent. The national advertising agency contract with Katz contains termination provisions that, if exercised by CMPSC or KC LLC during the term of the contract, would obligate CMPSC or KC LLC to pay a termination fee to Katz, based on a formula set forth in the contract.

CMP is currently, and expects that from time to time in the future, it will be party to, or a defendant in, various claims or lawsuits that are generally incidental to its business. CMP expects that it will vigorously contest any such claims or lawsuits and believes that the ultimate resolution of any known claim or lawsuit will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

9.	Tax

The effective income tax rate for the three months ended March 31, 2011 is 54.0% compared to 59.0% for the three months ended March 31, 2010. The Company’s effective tax rate is increased in both periods as the result of KC LLC losses for which the Company is not able to record a tax benefit. Due to a history of losses and future inability to utilize such losses, the Company established a valuation allowance. The Company’s effective tax rate is comprised of two consolidated groups, KC LLC and Radio Holdings, which file separately for federal income tax purposes. As a result, losses from one consolidated group cannot be utilized to offset taxable income from the other. Prior to March 26, 2009, KC LLC and Radio Holdings filed one consolidated U.S. federal income tax return. However as the result of a deconsolidating event that occurred on March 26, 2009, the two consolidated groups must file separately for federal income tax purposes.

10.	Restricted Cash

CMPSC is required to secure the maximum exposure generated by automated clearing house transactions in its operating bank accounts as dictated by CMPSC’s bank’s internal policies with cash. This action was triggered by an adverse rating as determined by CMPSC’s bank’s rating system. These funds were moved to a segregated bank. As of March 31, 2011 and December 31, 2010, CMP’s balance sheet included approximately $0.6 million in restricted cash related to the automated clearing house transactions.

11.	Related Party

Holdings is party to a management agreement with Cumulus, a radio broadcasting corporation focused on acquiring, operating and developing commercial radio stations in mid-size radio markets. Pursuant to the terms of the management agreement, Cumulus’ personnel manage the operations of CMP’s subsidiaries. Holdings has agreed to pay Cumulus an annual management fee of approximately 4.0% of the consolidated EBITDA of CMP’s subsidiaries or $4.0 million, whichever is greater, to be paid in quarterly installments. For the three months ended March 31, 2011 and 2010, Holdings paid approximately $1.0 million in management fees to Cumulus.

On January 31, 2011, CMP signed a definitive agreement with Cumulus, through which Cumulus will acquire the remaining 75.0% equity interests in CMP that Cumulus does not currently own. See Note 2, “Pending Acquisition of CMP by Cumulus Media Inc.”, for further discussion.

Report of Independent Registered Public Accounting Firm

To the Members of Cumulus Media Partners LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of members’ equity (deficit) and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of Cumulus Media Partners LLC, (the “Company”), and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 30, 2011

Cumulus Media Partners, LLC

Consolidated balance sheets

	December 31,
	2010	2009
	(Dollars in thousands)

Assets
Current assets:
Cash and cash equivalents	$21,953	$79,623
Restricted cash	601	668
Accounts receivable, less allowance for doubtful accounts of $448 and $540 in 2010 and 2009, respectively	35,846	36,111
Prepaid expenses and other current assets	7,002	6,221
Deferred tax asset	807	778

Total current assets	66,209	123,401
Property and equipment, net	26,538	33,389
Intangible assets, net	243,144	246,959
Goodwill	79,700	79,700
Deferred financing costs, net (including accumulated amortization of $12,709 and $10,191 in 2010 and 2009, respectively)	5,202	8,234
Long-term investment	4,000	4,000

Total assets	$424,793	$495,683

Liabilities and Members’ Deficit
Current liabilities:
Accounts payable	$130	$2,182
Current portion of long-term debt	109,786	93,228
Accrued interest	7,363	1,871
Accrued state income taxes	1,118	5,175
Derivative instrument	3,252	—
Other current liabilities	12,355	10,376

Total current liabilities	134,004	112,832
Long-term debt	615,734	731,341
Other liabilities	8,476	18,104
Deferred income taxes	83,620	69,732

Total liabilities	841,834	932,009
Members’ deficit
Additional paid-in capital	310,850	310,850
Accumulated deficit	(795,368)	(814,653)

Total Cumulus Media Partners, LLC members’ deficit	(484,518)	(503,803)

Non-controlling interest	67,477	67,477

Total members’ deficit	(417,041)	(436,326)

Total liabilities and members’ deficit	$424,793	$495,683

See accompanying notes to the consolidated financial statements.

Cumulus Media Partners, LLC

Consolidated statements of operations

	Years Ended December 31,
	2010	2009	2008
	(Dollars in thousands)

Net revenues	$188,718	$175,896	$212,429
Operating expenses:
Station operating expenses (excluding depreciation
and amortization and including LMA fees)	103,103	100,952	128,670
Depreciation and amortization	8,576	8,232	9,015
Corporate general and administrative expenses	8,397	10,701	7,465
Loss (gain) on disposals of stations or assets	29	68	(660)
Impairment of long-term investments	—	—	3,011
Impairment of goodwill and intangible assets	3,296	209,939	687,849

Total operating expenses	123,401	329,892	835,350

Operating income (loss)	65,317	(153,996)	(622,921)
Non-operating (expense) income:
Interest expense, net	(28,171)	(34,473)	(71,308)
Gain on early extinguishment of debt	—	86,958	20,935
Other income, net	349	753	258

Income (loss) before income taxes	37,495	(100,758)	(673,036)
Income tax (expense) benefit	(18,210)	51,507	127,519

Net income (loss)	$19,285	$(49,251)	$(545,517)

See accompanying notes to the consolidated financial statements.

Cumulus Media Partners, LLC

Consolidated statement of members’ equity (deficit)
and comprehensive (loss) income

	Years Ended December 31,
	Class A		Class B		Class C		Class AA		Additional		Non-	Total
	Number	Par	Number	Par	Number	Par	Number	Par	paid-in	Accumulated	controlling	members’
	of units	value	of units	value	of units	value	of units	value	capital	deficit	interest	equity (deficit)
	(Dollars in thousands)

Balance as of December 31, 2007	225	$—	75	$—	75	$—	25	$—	$310,850	$(219,885)	$—	$90,965

Net loss	—	—	—	—	—	—	—	—	—	(545,517)	—	(545,517)

Total comprehensive loss												(545,517)

Balance as of December 31, 2008	225	$—	75	$—	75	$—	25	$—	$310,850	$(765,402)	$—	$(454,552)

Net loss	—	—	—	—	—	—	—	—	—	(49,251)	—	(49,251)

Total comprehensive loss												(49,251)

Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	67,477	67,477

Balance as of December 31, 2009	225	$—	75	$—	75	$—	25	$—	$310,850	$(814,653)	$67,477	$(436,326)

Net income	—	—	—	—	—	—	—	—	—	19,285	—	19,285

Total comprehensive income												19,285

Balance as of December 31, 2010	225	$—	75	$—	75	$—	25	$—	$310,850	$(795,368)	$67,477	$(417,041)

See accompanying notes to the consolidated financial statements.

Cumulus Media Partners, LLC

Consolidated statements of cash flows

	Year ended December 31,
	2010	2009	2008
	(Dollars in thousands)

Cash flows from operating activities:
Net income (loss)	$19,285	$(49,251)	$(545,517)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on debt exchange	—	(86,958)	(20,935)
Depreciation and amortization	8,576	8,232	9,015
Amortization of debt issuance costs	2,595	2,996	3,670
Provision for doubtful accounts	419	688	2,234
Loss (gain) on disposals of assets or stations	29	68	(660)
Gain on casualty loss	(350)	(592)	—
Fair value adjustment of derivative instruments	(4,213)	1,522	5,944
Impairment of long-term investments	—	—	3,011
Impairment of goodwill and intangibles	3,296	209,939	687,849
Deferred income taxes	13,859	(53,925)	(129,285)
Changes in assets and liabilities, net of effects of acquisitions/dispositions:
Accounts receivable	(151)	2,893	6,874
Restricted cash	67	(668)	—
Prepaid expenses and other current assets	(784)	(2,762)	(993)
Accounts payable and accrued expenses	(808)	5,361	(144)
Other liabilities	10	(974)	(52)

Net cash provided by operating activities	41,830	36,569	21,011
Cash flows from investing activities:
Capital expenditures	(801)	(1,375)	(2,700)
Insurance proceeds from losses related to Hurricane Ike	350	—	1,000
Proceeds from sale of assets or radio stations	—	—	2,460
Purchase of intangible assets	—	(174)	(9)

Net cash (used in) provided by investing activities	(451)	(1,549)	751
Cash flows from financing activities:
Proceeds from revolving credit facilities	—	5,500	115,130
Repurchase of senior notes	—	—	(32,486)
Debt amendment costs and other bank fees	—	(380)	—

Payments on revolving line of credit and term loan	(99,049)	(42,543)	(22,724)
Debt exchange costs	—	(2,257)	—
Net cash (used in) provided by financing activities	(99,049)	(39,680)	59,920
Net (decrease) increase in cash and cash equivalents	(57,670)	(4,660)	81,682
Cash and cash equivalents, beginning of period	79,623	84,283	2,601

Cash and cash equivalents, end of period	$21,953	$79,623	$84,283

Supplemental disclosures of cash flow information:
Interest paid	$24,371	$29,686	$65,110
Income taxes paid	3,202	1,742	1,767
Trade revenue	4,803	4,918	3,074
Trade expense	4,576	5,226	3,028

See accompanying notes to the consolidated financial statements.

Cumulus Media Partners, LLC

Notes to consolidated financial statements

1.	Description of business, basis of presentation and summary of significant accounting policies:

Description of business

Cumulus Media Partners, LLC and subsidiaries (“CMP” or the “Company”) is a radio broadcasting company organized in the state of Delaware, focused on operating and developing commercial radio stations in the top 50 radio markets in the United States. The Company holds its radio broadcasting assets through two indirect wholly owned subsidiaries, CMP Susquehanna Corp. (“CMPSC”) and CMP KC, LLC (“KC LLC”), both of which it owns indirectly through its direct, wholly owned subsidiary CMP Susquehanna Holdings Corp. (“Holdings”).

Basis of presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Reportable segment

The Company operates under one reportable business segment, radio broadcasting, for which segment disclosure is consistent with the management decision-making process that determines the allocation of resources and the measuring of performance.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, intangible assets, derivative financial instruments, income taxes, and contingencies and litigation. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable and appropriate under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts receivable and concentration of credit risks

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on several factors including the length of time receivables are past due, trends and current economic factors. All balances are reviewed and evaluated on a consolidated basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

In the opinion of management, credit risk with respect to accounts receivable is limited due to the large number of diversified customers and the geographic diversification of the Company’s customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible accounts receivable are maintained.

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

Property and equipment

Property and equipment are stated at cost. Property and equipment acquired in business combinations are recorded at their estimated fair values on the date of acquisition under the purchase method of accounting. Equipment under capital leases is stated at the present value of minimum lease payments.

Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease. Depreciation of construction in progress is not recorded until the assets are placed into service. Routine maintenance and repairs are expensed as incurred.

Accounting for national advertising agency contract

For all periods presented, CMPSC and KC LLC engaged Katz Media Group, Inc. (“Katz”) as their national advertising sales agent. The contract has several economic elements that principally reduce the overall expected commission rate below the stated base rate. The Company estimates the overall expected commission rate over the entire contract period and applies that rate to commissionable revenue throughout the contract period with the goal of estimating and recording a stable commission rate over the life of the contract.

The potential commission adjustments are estimated and combined in the balance sheet with the contractual termination liability. That liability is accreted to commission expense to effectuate the stable commission rate over the course of the Katz contract.

The Company’s accounting for and calculation of commission expense to be realized over the life of the Katz contract requires management to make estimates and judgments that affect reported amounts of commission expense. Actual results may differ from management’s estimates. Over the course of the contractual term between Katz and both CMPSC and KC LLC, management will continually update its assessment of the effective commission expense attributable to national sales in an effort to record a consistent commission rate.

Fair values of financial instruments

The carrying values of cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short maturity of these instruments. See Note 7, “Fair Value Measurements”, for further discussion.

Derivative financial instruments

CMPSC entered into an interest rate swap agreement on June 12, 2008 (the “2008 Swap”). The Company recognized the 2008 Swap on the balance sheet at fair value and does not qualify it as a hedging instrument; accordingly the change in fair value is recorded in income. See Note 6, “Derivative Financial Instruments”.

Debt issuance costs

The costs related to the issuance of debt are capitalized and amortized to interest expense over the life of the related debt. During the years ended December 31, 2010, 2009 and 2008, the Company recognized amortization expense related to debt issuance costs of $2.6 million, $3.1 million and $3.6 million, respectively. During 2009 and 2008, the Company wrote off approximately $4.4 million and $1.7 million of debt issuance costs associated with the 2009 Exchange Offer (as defined in Note 8, “Long-Term Debt”) and the repurchase of $55.1 million of CMPSC’s 9.875% senior subordinated notes (the “9.875% Notes”), respectively.

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

Impairment of long-lived assets

Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Intangible assets and goodwill

The Company’s intangible assets are comprised of broadcast licenses, goodwill and certain other intangible assets. Goodwill represents the excess of costs over fair value of assets acquired. Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life, which include the Company’s broadcast licenses, are not amortized, but instead tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment.

In determining that the Company’s broadcast licenses qualified as indefinite-lived intangibles, management considered a variety of factors including the Federal Communications Commission’s historical track record of renewing broadcast licenses, the very low cost to the Company of renewing the applications, the relative stability and predictability of the radio industry and the relatively low level of capital investment required to maintain the physical plant of a radio station. The Company evaluates the recoverability of its indefinite-lived assets, which include broadcasting licenses, goodwill, deferred charges, and other assets and measurement of an impairment loss require the use of significant judgments and estimates. Future events may impact these judgments and estimates. If events or changes in circumstances were to indicate that an asset’s carrying value is not recoverable, a write-down of the asset would be recorded through a charge to operations.

Revenue recognition

Revenue is derived primarily from the sale of commercial airtime to local and national advertisers. Revenue is recognized as commercials are broadcast. Revenues presented in the financial statements are reflected on a net basis, after the deduction of advertising agency fees by the advertising agencies, usually at a rate of 15.0%.

Trade agreements

The Company provides commercial airtime in exchange for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair market value of the goods or services received. Trade revenue is recorded and the liability is relieved when commercials are broadcast and trade expense is recorded and the asset relieved when goods or services are consumed.

Income taxes

The Company uses the liability method of accounting for deferred income taxes. Deferred income taxes are recognized for all temporary differences between the tax and financial reporting bases of the Company’s assets and liabilities based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded for a net deferred tax

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

asset balance when it is more likely than not that the benefits of the tax asset will not be realized. The Company continues to assess the need for its deferred tax asset valuation allowance in the jurisdictions in which it operates. Any adjustment to the deferred tax asset valuation allowance would be recorded in the income statement of the period that the adjustment is determined to be required. See Note 10, “Income Taxes” for further discussion.

2.	Recent accounting pronouncements:

ASU 2009-17. In December 2009, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU No. 2009-17”) which amends the FASB ASC for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R), issued by the FASB in June 2009. The amendments in this ASU replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity (“VIE”) with an approach primarily focused on identifying which reporting entity has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (1) the obligation to absorb the losses of the entity or (2) the right to receive the benefits from the entity. ASU No. 2009-17 also requires additional disclosure about a reporting entity’s involvement in a VIE, as well as any significant changes in risk exposure due to that involvement. ASU No. 2009-17 is effective for annual and interim periods beginning after November 15, 2009. The adoption of ASU No. 2009-07 required the Company to make additional disclosures but did not have a material impact on the Company’s financial position, results of operations or cash flows.

ASU 2010-06. The FASB issued ASU No. 2010-06 which provides improvements to disclosure requirements related to fair value measurements. New disclosures are required for significant transfers in and out of Level 1 and Level 2 fair value measurements, disaggregation regarding classes of assets and liabilities, valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 or Level 3. These disclosures are effective for the interim and annual reporting periods beginning after December 15, 2009. Additional new disclosures regarding the purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010 beginning with the first interim period. The Company adopted the portions of this update which became effective January 1, 2010, for its financial statements as of that date. See Note 7, “Fair Value Measurements”. The adoption of ASU No. 2010-06 required the Company to make additional disclosures but did not have a material impact on the Company’s financial position, results of operations or cash flows.

ASU 2010-28. In December 2010, the FASB provided additional guidance for performing Step 1 of the test for goodwill impairment when an entity has reporting units with zero or negative carrying values. This ASU updates ASC 350, Intangibles — Goodwill and Other, to amend the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The guidance will be effective for the Company on January 1, 2011. The amended guidance is not expected to have a material impact on the Company’s consolidated financial statements.

ASU 2010-29. In December 2010, the FASB issued clarification of the accounting guidance around disclosure of pro forma information for business combinations that occur in the current reporting period. The guidance requires the Company to present pro forma information in its comparative financial statements as if the acquisition date for any business combinations taking place in the current reporting period had occurred at the beginning of the prior year reporting period. The Company will adopt this guidance effective January 1, 2011, and include any required pro forma information for any proposed acquisition by the Company.

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

3.	Property and equipment

Property and equipment consist of the following as of December 31, 2010 and 2009 (dollars in thousands):

	Estimated
	useful life	2010	2009

Land		$6,128	$6,129
Broadcasting and other equipment	3 to 7 years	41,569	40,515
Computer and capitalized software costs	1 to 3 years	1,167	1,135
Furniture and fixtures	5 years	3,764	3,756
Leasehold improvements	5 years	4,181	4,122
Buildings	20 years	3,950	3,949

		60,759	59,606
Less: accumulated depreciation		(34,221)	(26,217)

Total property and equipment, net		$26,538	$33,389

Depreciation expense was $8.0 million, $7.5 million and $7.5 million for the years ended December 31, 2010, 2009 and 2008.

4.	Intangible assets and goodwill

The following tables present the changes in intangible assets and goodwill for the years ended December 31, 2010 and 2009 (dollars in thousands):

	Indefinite lived	Definite lived	Total

Intangible Assets:
Balance as of December 31, 2008	$452,788	$4,639	$457,427

Disposition	174		174
Amortization	—	(702)	(702)
Impairment	(209,939)		(209,939)

Balance as of December 31, 2009	$243,023	$3,937	$246,960

Acquisition		—	—
Amortization	—	(520)	(520)
Impairment	(3,296)	—	(3,296)

Balance as of December 31, 2010	$239,727	$3,417	$243,144

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

	2010	2009

Balance as of January 1:
Goodwill	$548,378	$548,378
Accumulated impairment losses	(468,678)	(468,678)

Subtotal	79,700	79,700
Impairment losses	—	—
Goodwill related to sale of business unit	—	—

Balance as of December 31:
Goodwill	548,378	548,378
Accumulated impairment losses	(468,678)	(468,678)

Total	$79,700	$79,700

Favorable leases and pre-sold advertising contracts are amortized using the straight-line method over their respective terms. Amortization expense related to intangible assets was $0.5 million, $0.7 million and $1.5 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Amortization expense relative to definite-lived intangible assets is estimated to be as follows (dollars in thousands):

Years ending December 31,

2011	$465
2012	461
2013	454
2014	435
2015	381
Thereafter	1,221

$3,417

The Company has significant intangible assets recorded and these intangible assets are comprised primarily of broadcast licenses and goodwill acquired through the acquisition of radio stations. The Company reviews the carrying value of its indefinite-lived intangible assets and goodwill at least annually for impairment. If the carrying value exceeds the estimate of fair value, the Company calculates the impairment as the excess of the carrying value of goodwill over its implied fair value and charges the impairment to results of operations.

Goodwill

2010 impairment testing

The Company performs its annual impairment testing of goodwill during the fourth quarter or on an interim basis if events or circumstances indicate that goodwill may be impaired. The calculation of the fair value of each reporting unit is prepared using an income approach and discounted cash flow methodology. As part of its overall planning associated with the testing of goodwill, the Company determined that its geographic markets are the appropriate reporting unit.

During the fourth quarter of 2010 the Company performed its annual impairment test. The assumptions used in estimating the fair values of reporting units are based on currently available data at the time the test is

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

conducted and management’s best estimates and accordingly, a change in market conditions or other factors could have a material effect on the estimated values.

Step 1 goodwill test

The Company performed its annual impairment testing of goodwill using a discounted cash flow analysis to calculate the fair value of each market, an income approach. The discounted cash flow approach requires the projection of future cash flows and the calculation of these cash flows into their present value equivalent via a discount rate. The Company used an approximate eight-year projection period to derive operating cash flow projections from a market participant level. The Company made certain assumptions regarding future audience shares and revenue shares in reference to actual historical performance. The Company then projected future operating expenses in order to derive operating profits, which the Company combined with working capital additions and capital expenditures to determine operating cash flows.

The Company performed Step 1 of its annual impairment test and it compared the fair value of each market to the carrying value of its net assets as of December 31, 2010. The Step 1 test was used to determine if any of the Company’s markets had an indicator of impairment (i.e., the market net asset carrying value was greater than the calculated fair value of the market). In instances where this was the case, the Company performed the Step 2 test to determine if goodwill in those markets was impaired.

The Company’s analysis determined that, based on its Step 1 test, the fair value of goodwill balances in all markets was above the carrying value at December 31, 2010. Since no impairment indicators existed as a result of the Step 1 test, the Company determined goodwill was appropriately stated as of December 31, 2010.

To validate the Company’s conclusions related to the fair value calculated for its markets in the Step 1 test, the Company:

•	prepared a market fair value calculation using a multiple of Adjusted EBITDA as a comparative data point to validate the fair values calculated using the discounted cash-flow approach; and

•	performed a sensitivity analysis on the overall fair value and impairment evaluation.

The discount rate employed in the market fair value calculation ranged between 11.8% and 12.1% for the annual test. It is believed that this discount rate range was appropriate and reasonable for goodwill purposes due to the resulting implied average exit multiple of 6.8 times (i.e., equivalent to the terminal value) for the annual period.

For periods after 2010, the Company projected a median annual revenue growth of 3.1% and median annual operating expense to increase at a growth rate of approximately 3.1% for its annual test. The Company derived projected expense growth based primarily on the stations’ historical financial performance and expected future revenue growth. The Company’s projections were based on then- current market and economic conditions when the annual test was performed and with the Company’s historical knowledge of the markets.

In 2009 and 2008, the Company performed similar procedures to those performed in 2010, utilizing assumptions and forecasts that were based on then current market data. The assumptions used are as follows:

	2010	2009	2008

Discount rate range	11.8% - 12.1%	12.5% - 12.7%	13.0%
Median annual revenue growth	3.1%	2.0%	2.5%
Median annual operating expense growth	3.1%	1.9%	2.0%

Based on the results of its impairment testing, the Company did not record any impairment charges on goodwill in 2010 or 2009. The Company recorded $331.3 million in impairment charges in 2008.

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

Utilizing the above analysis and data points, the Company concluded the fair values of its markets, as calculated, are appropriate and reasonable. The use of different analyses, estimates, data points or methodologies could result in materially different results.

Indefinite-lived intangibles (FCC Licenses)

2010 impairment testing

The Company performs its annual impairment test of indefinite-lived intangibles (the Company’s FCC licenses) during the fourth quarter of each year and on an interim basis if events or circumstances indicate that the asset may be impaired. The Company has combined all of its broadcast licenses within a single geographic market cluster into a single unit of accounting for impairment testing purposes. As part of the overall planning associated with the indefinite-lived intangibles test, the Company determined that its geographic markets are the appropriate unit of accounting for the broadcast license impairment testing.

As a result of the annual impairment test, the Company determined that the carrying value of certain reporting units’ FCC licenses exceeded their fair values. For the year ended December 31, 2010, the Company recorded impairment charges of $3.3 million based on the results of the annual impairment tests to reduce the carrying value of these assets.

The Company notes that the following considerations continue to apply to the FCC licenses:

•	in each market, the broadcast licenses were purchased to be used as one combined asset;

•	the combined group of licenses in a market represents the “highest and best use of the assets”; and

•	each market’s strategy provides evidence that the licenses are “complementary”.

The Company utilized the three most widely accepted approaches in conducting its impairment tests: (1) the cost approach, (2) the market approach, and (3) the income approach. For the tests, the Company conducted a thorough review of all aspects of the assets being valued.

The cost approach measures value by determining the current cost of an asset and deducting for all elements of depreciation (i.e., physical deterioration as well as functional and economic obsolescence). In its simplest form, the cost approach is calculated by subtracting all depreciation from current replacement cost. The market approach measures value based on recent sales and offering prices of similar assets and analyzes the data to arrive at an indication of the most probable sales price of the subject asset. The income approach measures value based on income generated by the subject asset, which is then analyzed and projected over a specified time and capitalized at an appropriate market rate to arrive at the estimated value.

The Company relied on both the income and market approaches for the valuation of the FCC licenses, with the exception of certain AM and FM stations that have been valued using the cost approach. The Company estimated this replacement value based on estimated legal, consulting, engineering, and internal charges to be $25,000 for each FM station. For each AM station the replacement cost was estimated at $25,000 for a station licensed to operate with a one-tower array and an additional charge of $10,000 for each additional tower in the station’s tower array.

The estimated fair values of the FCC licenses represent the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties (i.e., other than in a forced or liquidation sale).

A basic assumption in the Company’s valuation of these FCC licenses was that these radio stations were new radio stations, signing on-the-air as of the date of the valuation. The Company assumed the competitive situation that existed in those markets as of that date, except that these stations were just beginning operations.

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

The Company bifurcated the value of the markets’ going concern and any other assets acquired, and strictly valued the FCC licenses.

The Company estimated the values of the AM and FM licenses, combined, through a discounted cash flow analysis, which is an income approach. In addition to the income approach, the Company also reviewed recent similar radio station sales in similarly sized markets.

In estimating the value of the AM and FM licenses using a discounted cash flow analysis, in order to make the net free cash flow (to invested capital) projections, the Company began with market revenue projections. The Company made assumptions about the stations’ future audience shares and revenue shares in order to project the stations’ future revenues. The Company then projected future operating expenses and operating profits derived. By combining these operating profits with depreciation, taxes, additions to working capital, and capital expenditures, the Company projected net free cash flows.

The Company discounted the net free cash flows using an appropriate after-tax weighted average cost of capital ranging between approximately 12.1% and 12.4% and then calculated the total discounted net free cash flows. For net free cash flows beyond the projection period, the Company estimated a perpetuity value, and then discounted to present values, as of the valuation date.

The Company performed discounted cash flow analyses for each market. For each market valued, the Company analyzed the competing stations, including revenue and listening shares for the past several years. In addition, for each market the Company analyzed the discounted cash flow valuations of its assets within the market. Finally, the Company prepared a detailed analysis of sales of comparable stations.

The first discounted cash flow analysis examined historical and projected gross radio revenues for each market.

In order to estimate what listening audience share and revenue share would be expected for each station by market, the Company analyzed the Arbitron audience estimates over the past two years to determine the average local commercial share garnered by similar AM and FM stations competing in those radio markets. The Company made adjustments to the listening share and revenue share based on its stations’ signal coverage of the market and the surrounding area’s population as compared to the other stations in the market as necessary. Based on management’s knowledge of the industry and familiarity with similar markets, the Company determined that approximately three years would be required for the stations to reach maturity. The Company also incorporated the following additional assumptions into the discounted cash flow valuation model:

•	the stations’ gross revenues through 2018;

•	the projected operating expenses and profits over the same period of time (the Company considered operating expenses, except for sales expenses, to be fixed, and assumed sales expenses to be a fixed percentage of revenues);

•	calculations of yearly net free cash flows to invested capital;

•	depreciation on start-up construction costs and capital expenditures (the Company calculated depreciation using accelerated double declining balance guidelines over five years for the value of the tangible assets necessary for a radio station to go on-the-air); and

•	amortization of the intangible asset — the FCC license (the Company calculated amortization on a straight line basis over 15 years).

In 2009 and 2008, the Company performed similar procedures to those performed in 2010, utilizing assumptions and forecasts that were based on then current market data. The Company discounted the net free cash flows using an appropriate after-tax weighted average cost of capital ranging between approximately

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

12.8% and 13.0% for the 2009 interim and annual impairment tests and a weighted average cost of capital ranging between approximately 11.3% and 11.4% for the 2008 interim and annual impairment tests, respectively.

Based on the results of its impairment testing, the Company recorded impairment charges on FCC licenses of $3.3 million, $209.9 million and $356.5 million in 2010, 2009 and 2008, respectively.

The use of different analyses, estimates, data points or methodologies could result in materially different results.

5.	Other current liabilities

Other current liabilities consist of the following as of December 31, 2010 and 2009 (dollars in thousands):

	2010	2009

Accrued federal income taxes	$3,114	$259
Non-cash contract termination liability	1,503	1,569
Accrued external commissions	2,220	1,552
Accrued employee-related costs	1,607	625
Other accrued expenses	2,158	2,695
Trade expense	768	1,900
Accrued real estate costs	607	748
Accrued professional fees	344	906
Deferred revenue	34	122

Total other current liabilities	$12,355	$10,376

6.	Derivative financial instruments

The 2008 Swap became effective as of June 12, 2008 and will expire on June 12, 2011. The 2008 Swap changes the variable-rate cash flow exposure on $200.0 million of CMPSC’s long-term bank borrowings to fixed-rate cash flows. Under the 2008 Swap, CMPSC receives LIBOR-based variable interest rate payments and makes fixed interest rate payments, thereby creating fixed-rate, long-term debt. The 2008 Swap, is not accounted for as a cash flow hedge instrument. Accordingly, the changes in its fair value are reflected within interest expense in the statement of operations.

The fair value of the 2008 Swap was determined using observable market based inputs (a Level 2 measurement). The fair value represents an estimate of the net amount that the Company would receive if the 2008 Swap was transferred to another party or canceled as of the date of the valuation. During the years ended December 31, 2010, 2009 and 2008, the Company charged $6.6 million, $6.3 million and $0.9 million, respectively, to interest expense related to yield adjustment payments on the 2008 Swap.

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

The location and fair value amounts of derivatives in the consolidated balance sheets are shown in the following table:

Information on the Location and Amount of the Derivative Fair Value in the
Consolidated Balance Sheets (Dollars in thousands)

		Fair value at
		December 31,
	Balance sheet location	2010	2009

Derivative not designated as hedging instrument:
Interest rate swap	Other current liabilities	$3,252	$—
Interest rate swap	Other long-term liabilities	—	7,466

	Total	$3,252	$7,466

The location and effect of the derivative in the statements of operations is shown in the following table (dollars in thousands):

		Amount of expense recognized in
		income on the derivative
Derivative	Statement of operations	for the year ended December 31,
instrument	location	2010	2009	2008

Interest rate swap	Interest expense	$4,214	$1,522	$6,856

	Total	$4,214	$1,522	$6,856

7.	Fair value measurements

The three levels of the fair value hierarchy to be applied to financial instruments when determining fair value are described below:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access;

Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities; and

Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company’s financial assets and liabilities are measured at fair value on a recurring basis. Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 were as follows (dollars in thousands):

		Fair value measurements at reporting date using
		Quoted prices	Significant other	Significant
	Total	in active markets	observable inputs	unobservable inputs
	fair value	(Level 1)	(Level 2)	(Level 3)

Financial liabilities:
Other current liabilities
Interest rate swap(1)	$(3,252)	$—	$(3,252)	$—

Total liabilities	$(3,252)	$—	$(3,252)	$—

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

(1)	The Company’s derivative financial instrument consists solely of the 2008 Swap. The fair value of the 2008 Swap is determined based on the present value of future cash flows using observable inputs, including interest rates and yield curves. In accordance with mark-to-market fair value accounting requirements, derivative valuations incorporate adjustments that are necessary to reflect the Company’s own credit risk.

The carrying values of receivables, payables, and accrued expenses approximate fair value due to the short maturity of these instruments.

The following table shows the gross amount and fair value of the term loan facilities and revolving credit facilities that constitute the senior secured credit facilities of each of CMPSC and KC LLC, discussed further in Note 8, “Long-Term Debt”:

	2010		2009
	CMPSC	KC LLC	CMPSC	KC LLC

Term:
Carrying value	$613,131	$69,228	$620,131	$69,047
Fair value	$576,077	$8,654	$462,395	$8,654
Revolver:
Carrying value	$—	$17,000	$92,049	$17,000
Fair value(1)	$—	$2,131	$66,275	$2,131

(1)	The KC LLC revolving credit facility was not actively traded during the years ended December 31, 2010 or 2009.

The fair values of the term loan facilities and revolving credit facilities are estimated using a discounted cash flow analysis, based on the marginal borrowing rates.

To estimate the fair values of the term loan facilities, the Company used quoted trading prices and an industry standard cash valuation model, which utilizes a discounted cash flow approach. The significant inputs for the valuation model include the following:

•	discount cash flow rate of 5.2%

•	interest rate of 2.3%; and

•	credit spread of 5.2%.

The use of different analyses, estimates, data points or methodologies could result in materially different results.

8.	Long-term debt

Each of CMPSC and KC LLC have entered into various separate senior secured credit facilities, pursuant to which each entity, and its respective subsidiaries, have certain rights and obligations. Neither CMPSC nor KC LLC, nor any of their respective subsidiaries, have any rights or obligations pursuant to the other’s senior secured credit facilities.

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

The Company’s long-term debt consists of the following at December 31, 2010 and 2009 (dollars in thousands):

	2010	2009

Term loan facilities	$682,359	$689,359
Revolving credit facilities	17,000	109,049
9.875% senior subordinated notes	12,130	12,130
Variable rate senior subordinated secured second lien notes	14,031	14,031

Total debt	725,520	824,569
Less: Current portion of long-term debt	(109,786)	(93,228)

Long-term portion of debt	$615,734	$731,341

A summary of the future maturities of long-term debt follows (dollars in thousands):

2011	109,786
2012	7,000
2013	582,573
2014	26,161
Thereafter	—

$725,520

CMPSC

Senior secured credit facilities and senior subordinated notes

In May 2006, CMPSC entered into a $700.0 million term loan facility and a $100.0 million revolving credit facility (together, the “CMPSC Credit Facilities”), and issued $250.0 million in 9.875% Notes, as described below. At the closing of these transactions, CMPSC drew on only the $700.0 million term loan, plus $3.3 million in letters of credit to cover pre-existing workers’ compensation claims, reducing availability on the revolving credit facility to $96.7 million. CMPSC is charged a commitment fee of 0.5% on the unused portion of the revolving credit facility. As of December 31, 2010, CMPSC had approximately $95.4 million of remaining availability under its revolving credit facility.

Obligations under the CMPSC Credit Facilities are collateralized on a first-priority lien basis by substantially all of CMPSC’s assets in which a security interest may lawfully be granted (including FCC licenses held by its subsidiaries) including, without limitation, intellectual property and all of the capital stock of CMPSC’s direct and indirect subsidiaries. In addition, obligations under the CMPSC Credit Facilities are guaranteed by CMPSC’s subsidiaries.

The term loan has a repayment schedule that has required quarterly principal payments of 0.3% of the original loan since September 30, 2006. Any unpaid balance on the revolving credit facility is due in May 2012 and the term loan is due in May 2013.

The representations, covenants and events of default in the credit agreement governing the CMPSC Credit Facilities (the “CMPSC Credit Agreement”) are customary for financing transactions of this nature. Events of default include, among others, (a) the failure to pay when due the obligations owing under the CMPSC Credit Facilities; (b) the failure to comply with (and not timely remedy, if applicable) certain covenants; (c) certain cross defaults and cross accelerations; (d) the occurrence of bankruptcy or insolvency events; (e) certain judgments against the Company or any of its subsidiaries; (f) the loss, revocation or suspension of, or any material impairment in the ability to use any of the CMPSC’s material FCC licenses; (g) any representation or

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

warranty made, or report, certificate or financial statement delivered, to the lenders subsequently proven to have been incorrect in any material respect; (h) the occurrence of a Change in Control (as defined in the CMPSC Credit Agreement); and (i) violation of certain financial covenants. Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all outstanding loans and exercise any of their rights under the CMPSC Credit Agreement and the ancillary loan documents as a secured party.

As mentioned above, the CMPSC Credit Agreement contains certain customary financial covenants including:

•	a maximum total leverage ratio;

•	a minimum interest coverage ratio; and

•	a limit on annual capital expenditures.

The maximum total leverage ratio in the CMPSC Credit Agreement becomes more restrictive over the remaining term of the CMPSC Credit Facilities.

In accordance with the terms of the CMPSC Credit Agreement an excess cash flows payment of $16.6 million is due in the first quarter of 2011.

2008 Swap

On June 12, 2008, the Company entered into the 2008 Swap, which effectively fixed the interest rate, based on LIBOR, on $200.0 million of CMPSC’s floating rate borrowings for a three year period.

The interest rate for the term loan is 2.0% above LIBOR (0.3% at December 31, 2010) or 1.0% above the alternate base rate. The effective interest rate exclusive of the impact of the 2008 Swap on the loan amount outstanding under the CMPSC Credit Facilities was 2.3% as of December 31, 2010 and 2009, and 4.2% as of December 31, 2008. The effective interest rates as of December 31, 2010, 2009 and 2008, inclusive of the 2008 Swap, were 3.4%, 3.3% and 3.7%, respectively. The revolving credit facility rate is variable based on the levels of leverage of CMPSC, and ranges from 1.8% to 2.3% above LIBOR and from 0.8% to 1.3% above the alternate base rate.

Amendment to CMPSC Credit Agreement

On May 11, 2009, CMPSC entered into an amendment (the “Amendment”) to the CMPSC Credit Agreement. In conjunction with the Amendment, the CMPSC Credit Agreement maintains the preexisting term loan facility. Additionally, the Amendment reduced the availability under the revolving credit facility from $100.0 million to $95.4 million (after giving effect to a repayment and permanent reduction in available credit, of approximately $4.6 million). CMPSC’s $3.3 million letter of credit relating to pre-existing workers’ compensation claims, which had previously reduced the availability under the revolving credit facility, expired on March 31, 2009. The Amendment also increased certain pre-existing restrictions, including with respect to acquisitions, which per the Amendment are limited to an aggregate of $20.0 million unless such acquisitions are added as loan parties, and the ability to undertake certain corporate transactions.

2014 Notes

Interest on the 2014 Notes (defined below) accrues at a floating rate equal to LIBOR plus 3.0% and is payable semiannually on May 15 and November 15 of each year, beginning on May 15, 2009. The 2014 Notes will mature on May 15, 2014.

The 2014 Notes are secured by second-priority liens on tangible and intangible assets of CMPSC and its subsidiaries to the extent they can be perfected by the filing of financing statements or other similar registrations and are permitted under agreements governing CMPSC’s other indebtedness, including its senior

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

secured credit facilities. Pledged assets do not include shares of capital stock of CMPSC or any of its subsidiaries or debt securities held by CMPSC or any of its subsidiaries.

The 2014 Notes are (i) general obligations of CMPSC, (ii) secured on a second-priority basis by a security interest in substantially all of CMPSC’s existing and future assets to the extent pledged and assigned to the 2014 Notes trustee pursuant to the security agreement in favor of the holders of the 2014 Notes, subject and subordinate to the security interests securing CMPSC’s obligations under the senior credit facilities and certain permitted priority liens, (iii) subordinated to all first-priority senior secured indebtedness of CMPSC (including the senior secured credit facilities), (iv) effectively senior to all unsecured indebtedness of CMPSC and (v) initially guaranteed on a second-priority senior secured subordinated basis by CMPSC’s direct parent, CMP Susquehanna Radio Holdings Corp. (“Radio Holdings”) and each subsidiary of CMPSC that guarantees the senior secured credit facilities. Each guarantee of the 2014 Notes is a second-priority senior subordinated secured obligation of the guarantor, is subordinated in right of payment to all existing and future first priority senior indebtedness of such guarantor, including each guarantor’s guarantee of CMPSC’s obligations under the CMPSC Credit Facilities.

The indenture governing the 2014 Notes (the “Indenture”) contains covenants that limit CMPSC’s ability and the ability of its restricted subsidiaries to, among other things, (i) incur additional indebtedness or issue certain preferred shares, (ii) pay dividends on or make distributions in respect of CMPSC’s capital stock or make other restricted payments, (iii) make certain investments, (iv) sell certain assets, (v) create liens on certain assets to secure debt, (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of CMPSC’s assets, (vii) designate CMPSC’s subsidiaries as unrestricted subsidiaries. The Indenture also contains a covenant providing that, to the extent required to permit holders of 2014 Notes (other than affiliates of CMPSC) to sell their 2014 Notes without registration under the Securities Act, CMPSC or Radio Holdings will make publicly available the information concerning CMPSC or Radio Holdings as specified in Rule 144(c)(2) under the Securities Act.

CMPSC may redeem some or all of the 2014 Notes at any time after the issue date at a redemption price equal to 100% of their principal amount, plus any accrued and unpaid interest through the redemption date.

Upon the occurrence of a “Change of Control” (as defined in the Indenture), each holder of the 2014 Notes will have the right to require CMPSC to repurchase all of such holder’s 2014 Notes at a repurchase price equal to 100% of the principal amount, plus any accrued and unpaid interest through the repurchase date.

The Indenture contains events of default that are customary for agreements of this type, including failure to make required payments, failure to comply with certain agreements or covenants, failure to pay certain other indebtedness and the occurrence of certain events of bankruptcy and insolvency and certain judgment defaults.

9.875% Notes

In May 2006, CMPSC issued $250.0 million in 9.875% Notes. The 9.875% Notes have an interest rate of 9.875% and mature in May 2014.

Early extinguishment of debt — 2008

In 2008, the Company repurchased and canceled $55.1 million of the 9.875% Notes in market transactions. The purchase price was $22.6 million less than the face value of the repurchased 9.875% Notes and the Company recognized the $1.7 million charge for unamortized deferred financing costs as a net gain on early extinguishment of debt in 2008.

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

Troubled debt restructuring — 2009

The severe recession experienced in 2008-09, plus a material decline in automotive advertising had adverse effects on CMPSC’s ability to generate revenues and remain in compliance with its debt covenants. On March 26, 2009, CMPSC completed an exchange offer (the “2009 Exchange Offer”) of $175.5 million aggregate principal amount of the 9.875% Notes, which represented 93.5% of the total principal amount then-outstanding, for $14.0 million aggregate principal amount of new notes (“2014 Notes”), 3.3 million shares of preferred stock of Radio Holdings and warrants exercisable for 3.7 million shares of Radio Holdings’ common stock. In addition, the Company incurred approximately $2.3 million of professional fees associated with the 2009 Exchange Offer of which $0.6 million and $1.2 million were allocated to the preferred stock and warrants, respectively, as required by accounting guidance.

In conjunction with the 2009 Exchange Offer, Radio Holdings, as guarantor, the subsidiary guarantors named therein and Wells Fargo Bank, N.A., as trustee entered into a supplemental indenture to amend the indenture (the “Old Indenture”) governing the 9.875% Notes, with the requisite consents from eligible holders of the 9.875% Notes. The amendments to the Old Indenture eliminated substantially all of the restrictive covenants (other than, among other covenants, the covenant to pay interest and premium, if any, on, and principal of, the 9.875% Notes when due), certain events of default and other related provisions in the Old Indenture.

If CMPSC had not successfully completed the 2009 Exchange Offer, CMPSC would have been in violation of the total leverage ratio covenant in the CMPSC Credit Agreement as of March 31, 2009. The Company recorded an $87.0 million gain on extinguishment of debt related to the 2009 Exchange Offer.

The table below sets forth the components of the gain recorded in connection with the 2009 Exchange Offer (dollars in thousands):

Carrying value of exchanged notes	$175,464
Less:
Preferred stock	(24,300)
Warrants	(45,000)

Adjusted carrying value	106,164
Future cash flows of 2014 Notes	(16,500)
Accrued interest on exchanged notes	2,165

Gain on troubled debt restructuring	91,829
Deal costs on 2014 Notes	(434)
Amount of costs to write-off	(4,437)

Net gain on troubled debt restructuring	$86,958

In accordance with the relevant accounting guidance, the Company recorded approximately $2.2 million on the balance sheet as a liability related to future interest payments associated with the 2014 Notes, based on the variable rate in effect at the date of the exchange.

KC LLC

In May 2006, KC LLC entered into a $72.4 million term loan facility and a $26.0 million revolving credit facility (together, the “KC LLC Credit Facilities”). At the closing of these transactions, KC LLC drew on the $72.4 million term loan, plus $5.0 million in letters of credit, reducing availability on the revolving credit facility to $21.0 million. KC LLC is charged a commitment fee of 0.5% on the unused portion of the

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

revolving credit facility. As of December 31, 2010, KC LLC was not in compliance with its obligations under this facility.

The term loan has a repayment schedule that requires principal payments payable at the end of each quarter equal to 0.3% of the original loan. The unpaid balance on the revolving credit facility became due in March 2010 and the term loan is due in May 2011.

Obligations under the KC LLC Credit Facilities are collateralized by substantially all of KC LLC’s assets in which a security interest may lawfully be granted (including FCC licenses held by its subsidiaries), including, without limitation, intellectual property and all of the capital stock of KC LLC’s direct and indirect subsidiaries.

The representations, covenants and events of default in the credit agreement governing the KC LLC Credit Facilities (the “KC LLC Credit Agreement”) are customary for financing transactions of this nature. Events of default include, among others, (a) the failure to pay when due the obligations owing under the KC LLC Credit Facilities; (b) the failure to comply with (and not timely remedy, if applicable) certain covenants; (c) certain cross defaults and cross accelerations; (d) the occurrence of bankruptcy or insolvency events; (e) certain judgments against KC LLC or any of its subsidiaries; (f) the loss, revocation or suspension of, or any material impairment in the ability to use any of its material FCC licenses; (g) any representation or warranty made, or report, certificate or financial statement delivered, to the lenders subsequently proven to have been incorrect in any material respect; and (h) the occurrence of a Change in Control (as defined in the KC LLC Credit Agreement). Upon the occurrence of an event of default, the lenders under the KC LLC Credit Facilities may terminate the loan commitments thereunder, accelerate all loans thereunder and exercise any of their rights under the KC LLC Credit Agreement and the ancillary loan documents as a secured party.

The interest rate on KC LLC’s term loan is 4.0% above LIBOR or 3.0% above the alternate base rate. The revolving credit facility rate was variable based on the levels of leverage of KC LLC, and ranged from 1.8% to 2.3% above LIBOR and from 0.8% to 1.3% above the alternate base rate for all relevant periods.

On January 21, 2010, KC LLC received a notice of default pertaining to the KC LLC Credit Agreement from the administrative agent thereunder (the “Agent”). The notice of default referenced the failure of KC LLC to make the scheduled principal and interest payments that were due and payable under the KC LLC Credit Agreement on December 31, 2009. Under the notice of default and pursuant to the KC LLC Credit Agreement, the Agent accelerated all obligations under the KC LLC Credit Agreement, declaring the unpaid principal amount of all outstanding loans, accrued and unpaid interest, and all amounts due under the KC LLC Credit Agreement to be immediately due and payable. Accordingly, the Company has classified all amounts due under the KC LLC Credit Agreement as current on the Consolidated Balance Sheets at December 31, 2010 and 2009. Furthermore, under the terms of the KC LLC Credit Agreement, interest on the outstanding loans thereunder, all accrued interest and any other amounts due began to accrue interest, beginning on December 31, 2009, at a “Default Rate” of interest, providing for interest at two percent per year in excess of the rate of interest generally provided for in the KC LLC Credit Agreement. Under the terms of the KC LLC Credit Agreement the Agent may, and at the request of a majority of the lenders thereunder shall, exercise all rights and remedies available to the Agent and the lenders under law. These remedies include but are not limited to seeking a judgment from KC LLC for the monies owed and enforcing the liens granted to the lenders commencing foreclosure proceedings relative to the assets of KC LLC. The Company has held preliminary discussions with the Agent and certain of the lenders, who to date have not commenced any remedial actions. Neither a default under the KC LLC Credit Agreement, an acceleration of all sums due thereunder, nor the exercise of any of the remedies in respect thereof by the Agent or the lenders, constitute a default under the CMPSC Credit Facilities, nor provide the lenders thereunder any contractual right or remedy. Further, neither CMPSC nor any of its subsidiaries has provided any guarantee with respect to the KC LLC Credit Facilities. For additional discussion see Note 16, “Subsequent Events”.

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

9.	Members’ deficit

On October 31, 2005, the Company entered into a capital contribution agreement with Cumulus Media Inc. (“Cumulus”), Bain Capital Funds VIII, LP (“Bain”), BCP Acquisition Company LLC (“Blackstone”), and Thomas H. Lee Equity Fund V, LP (“THLee” and, together with Bain and Blackstone, the “PE Investors”). Bain, Blackstone and THLee each contributed $75.0 million in cash, in exchange for 75 Class A voting units of the Company. Cumulus contributed $75.0 million of assets (the “KC LLC Contribution”), in exchange for 75 Class B voting units of the Company. Cumulus also received 25 units each of Class C1, C2, and C3 non-voting units of the Company. The KC LLC Contribution consisted of four radio stations in Kansas City, Missouri and Houston, Texas. The PE Investors and Cumulus each contributed an additional $6.3 million in cash for 6.25 Class AA non-voting units. In connection with this transaction, the Company paid $14.2 million to the PE Investors and Cumulus for their equity raising efforts; these payments were netted against the contributed capital of the PE Investors and Cumulus. The PE Investors and Cumulus, as the four members of the Company, each received a 25.0% interest in the Company. To the extent distributions are made, the distributions are based on each member’s allocable portion of the Distributable Assets, as defined by the capital contribution agreement.

For the years ended December 31, 2010, 2009 and 2008, the Company did not make distributions to any of its members.

On March 26, 2009, in connection with the 2009 Exchange Offer, Radio Holdings issued 3,273,633 shares of preferred stock and warrants exercisable for 3,740,893 shares of Radio Holdings’ common stock. With respect to the payment of dividends and the amounts to be paid upon liquidation, the preferred stock ranks:

•	senior to the common stock of Radio Holdings and all other equity securities designated as ranking junior to the preferred stock;

•	on a parity with all equity securities designated as ranking on a parity with the preferred stock; and

•	junior to all equity securities designated as ranking senior to the preferred stock.

On January 1, 2009, the Company adopted additional authoritative guidance relating to consolidations in accordance with ASC 810, Consolidations. The additional guidance required that non-controlling interests be reported as a separate component of equity on the Company’s consolidated statements of financial position. In conjunction with the 2009 Exchange Offer, Radio Holdings issued approximately $67.5 million in non-controlling equity interest related to the preferred stock and warrants.

Dividends on the preferred stock are payable semiannually in arrears, only when, as, and if declared by the board of directors of Radio Holdings from funds legally available, payable in additional shares of the preferred stock, at an annual rate equal to 9.875% on, (i) the stated value per share of preferred stock and (ii) the amount of accrued and unpaid dividends (including dividends thereon, at an annual rate of 9.875% to the date of payment). Dividends are calculated and compounded semiannually and will be cumulative from the date of first issuance. Any dividends are calculated, based on a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month. The Company has not declared any dividends on the preferred stock.

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

10.	Income taxes

Income tax expense (benefit) for the years ended December 31, 2010, 2009 and 2008 consisted of the following (dollars in thousands):

	2010	2009	2008

Current income tax expense:
Federal	$4,126	$259	$193
State and local	225	2,159	1,573

Total current income tax expense	4,351	2,418	1,766

Deferred tax expense (benefit):
Federal	12,733	(42,951)	(107,308)
State and local	1,126	(10,974)	(21,977)

Total deferred tax expense (benefit)	13,859	(53,925)	(129,285)

Total income tax expense (benefit)	$18,210	$(51,507)	$(127,519)

Total income tax expense (benefit) differed from the amount computed by applying the federal statutory tax rate of 35.0% for the years ended December 31, 2010, 2009 and 2008 due to the following (dollars in thousands):

	2010	2009	2008

Pretax income (loss) at federal statutory rate	$13,123	$(35,265)	$(235,562)
State income tax expense (benefit), net of federal income tax expense (benefit)	1,577	(4,509)	(12,915)
Nondeductible exchange costs	—	1,628	—
Permanent differences/other	282	(564)	(1,012)
Reduction in net operating losses and adjustments related to the 2009 Exchange Offer	3,347	17,714	—
Impairment charges	—	866	115,563
Change in valuation allowance	(119)	(31,377)	6,407

Net income tax expense (benefit)	$18,210	$(51,507)	$(127,519)

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2010 and 2009 are presented below (dollars in thousands):

	2010	2009

Current deferred tax assets:
Accounts receivable	$168	$200
Accrued expenses and other current liabilities	2,765	704

Current deferred tax assets	2,933	904
Less: valuation allowance	(2,126)	(126)

Net current deferred tax assets	807	778

Noncurrent deferred tax assets:
Intangible assets	17,551	19,475
Other	12,576	16,019
Net operating loss	6,660	14,371

Noncurrent deferred tax assets	36,787	49,865
Less: valuation allowance	(13,860)	(15,979)

Net noncurrent deferred tax assets	22,927	33,886

Noncurrent deferred tax liabilities:
Intangible assets	67,286	64,013
Property and equipment	1,221	1,581
Cancelation of debt	36,764	36,558
Other	1,276	1,466

Noncurrent deferred tax liabilities	106,547	103,618

Net noncurrent deferred tax liabilities	83,620	69,732

Net deferred tax liabilities	$82,813	$68,954

The Company’s valuation allowance for deferred income taxes for the years ended December 31, 2010, 2009 and 2008 are as follows (dollars in thousands):

	Balance at	Provision for		Balance
	beginning	doubtful		at end
Fiscal year	of year	accounts	Applications	of year

Valuation allowance on deferred taxes
2010	$16,105	$—	$(119)	$15,986
2009	47,482	—	(31,377)	16,105

Deferred tax assets and liabilities are computed by applying the federal income and estimated state tax rate in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carry forwards. In assessing if the deferred tax assets will be realized, the Company considers whether it is more likely than not that some or all of these deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these temporary differences become deductible.

The Company regularly reviews its deferred tax assets for recoverability taking into consideration such factors as historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. Current authoritative tax guidance requires the Company to record a valuation

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is provided on deferred tax assets related to certain Radio Holdings state net operating losses and the KC LLC net deferred tax asset, which was not offset by the deferred tax liability related to indefinite-lived intangibles at December 31, 2010, since management believes it is more likely than not, that a portion of the deferred tax assets will not be realized due to limitations on the net operating losses and KC LLC’s historical loss position.

Historically, Radio Holdings has maintained a full valuation allowance against the net deferred tax assets, which was not offset by the deferred tax liability related to indefinite-lived intangibles. During 2009, Radio Holdings recognized cancellation of debt income for financial reporting purposes. Radio Holdings has elected to defer the recognition of $103.3 million of cancellation of debt income for U.S. federal tax purposes under Internal Revenue Code Section 108(i). Management believes that this taxable temporary difference can be used to offset Radio Holdings’ deferred tax assets, and as such has released the valuation allowance with the exception of the valuation allowance related to Radio Holdings’ state net operating losses.

Historically, Radio Holdings and KC LLC have filed a consolidated U.S. federal income tax return. For tax year ended December 31, 2009, Holdings filed its own consolidated U.S. federal income tax return, separate from its subsidiary, Radio Holdings. Due to the issuance of equity by Radio Holdings in the 2009 Exchange Offer, a deconsolidation of Holdings occurred for U.S. federal income tax purposes. As a result of the transaction, $31.0 million of U.S. federal net operating losses were allocated from KC LLC to CMPSC.

As of December 31, 2010, Radio Holdings had federal net operating loss carry forwards available to offset future income of approximately $0.0 million. As of December 31, 2010, Radio Holdings had state net operating loss carry forwards available to offset future income of approximately $16.2 million, which will expire in the years 2013 through 2030. A portion of Radio Holdings’ net operating losses are subject to the limitations of Internal Revenue Code Section 382 due to the ownership changes that took place on May 5, 2006 and March 26, 2009.

As of December 31, 2010, KC LLC had federal net operating loss carry forwards available to offset future income of approximately $14.5 million, which will expire in the years 2026 through 2030. As of December 31, 2010, KC LLC had state net operating loss carry forwards available to offset future income of approximately $18.4 million, which will expire in the years 2026 through 2030.

During the year ended December 31, 2010, the Company recorded deferred tax expense of $13.9 million primarily resulting from the tax amortization of intangible assets and the use or expiration of federal and state net operating losses, offset by the release of valuation allowances. Additionally, the Company recorded a change in the deferred tax asset related to a change in estimated alternative minimum tax.

The Company has adopted authoritative guidance that clarifies the accounting for uncertainty in income taxes recognized in the financial statements. This guidance prescribes a recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. The Company classifies interest and penalties relating to uncertain tax positions in income taxes. The Company files numerous income tax returns at the U.S. federal level and with various state jurisdictions. Radio Holdings is indemnified by certain third parties against realized tax uncertainties for periods prior to May 5, 2006; Radio Holdings’ open tax periods are those after May 6, 2006. The Company’s tax returns prior to 2006 are open to the extent of certain net operating losses attributable to Radio Holdings that may be adjusted. The Company has not recorded a reserve for tax uncertainties for the period prior to the acquisition of Radio Holdings’ assets.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest and penalties included in income tax expense related to uncertain tax positions totaled $(0.6) million, $1.1 million and $0.0 million as of December 31, 2010, 2009 and 2008, respectively. The total amount of interest and penalties included in the liability for uncertain income

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

taxes totaled $0.1 million, $1.1 million and $0.0 million as of December 31, 2010, 2009 and 2008, respectively. The Company expects that all interest and penalties will be paid or resolved in 2011.

11.	Lease commitments

The Company has non-cancelable operating leases, primarily for land, tower space, office space, certain office equipment and vehicles. The operating leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases was approximately $5.7 million, $5.9 million and $6.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2010 are as follows (dollars in thousands):

Years ending December 31,

2011	$4,472
2012	3,973
2013	3,876
2014	3,586
2015	2,663
Thereafter	6,534

$25,104

12.	Commitments and contingencies

CMPSC is a limited partner in San Francisco Baseball Associates L.P. On January 2009, CMPSC renewed its rights to broadcast San Francisco Giants Major League Baseball games for the 2009 through 2012 baseball seasons. The Company is required to pay rights fees of $5.6 million each year. The Company expensed rights payments of $5.6 million for both the 2010 and 2009 baseball seasons and $8.3 million for the 2008 season. The carrying value of the Company’s investment in San Francisco Baseball Associates L.P. is $4.0 million as of December 31, 2010 and 2009, respectively. The Company accounts for this investment under the cost method and elected not to calculate the fair value of the investment as the Company determined it would not be practicable to do so due to excessive costs.

On December 29, 2009 CMPSC renewed its rights to broadcast Kansas City Chiefs National Football League professional football games during the 2010 through 2013 football seasons. The contract requires minimum rights payments of $2.9 million, $2.8 million and $2.9 million for the 2011, 2012 and 2013 football seasons, respectively. The Company expensed rights payments of $2.3 million, $1.9 million and $2.9 million for the 2010, 2009 and 2008 football seasons, respectively.

The radio broadcast industry’s principal ratings service is Arbitron, which publishes surveys for domestic radio markets. CMPSC and KC LLC have five-year agreements with Arbitron under which they receive programming ratings materials in a majority of their respective markets. The remaining aggregate obligation of CMPSC and KC LLC under their agreements with Arbitron was $1.3 million as of December 31, 2010 and will be paid in accordance with the agreements through March 2013.

On January 21, 2010, a former employee of CMPSC filed a purported class action lawsuit against CMPSC claiming (i) unlawful failure to pay required overtime wages, (ii) late pay and waiting time penalties, (iii) failure to provide accurate itemized wage statements, (iv) failure to indemnity for necessary expenses and losses, and (v) unfair trade practices under California’s Unfair Competition Act. The plaintiff is requesting restitution, penalties and injunctive relief, and seeks to represent other California employees fulfilling the same

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

job during the immediately preceding four year period. The Company is vigorously defending this lawsuit and has not yet determined what effect the lawsuit will have, if any, on its financial position, results of operations or cash flows.

CMPSC and KC LLC engage Katz as their national advertising sales agent. The national advertising agency contract with Katz contains termination provisions that, if exercised by CMPSC or KC LLC during the term of the contract, would obligate CMPSC or KC LLC to pay a termination fee to Katz, based on a formula set forth in the contract.

The Company is currently, and expects that from time to time in the future, it will be party to or a defendant in various claims or lawsuits that are generally incidental to its business. The Company expects that it will vigorously contest any such claims or lawsuits and believes that the ultimate resolution of any known claim or lawsuit will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

13.	Restricted cash

During 2009, CMPSC changed its health insurance coverage to a self-insured policy and CMPSC was required to deposit funds with its existing third party administrator (“TPA”) to fund the costs associated with the claims. Disbursements for the incurred and approved claims were paid out of the restricted cash account administered by CMPSC’s TPA. Subsequently CMPSC has changed its TPA and is no longer required to maintain a minimum balance. As of December 31, 2010 and 2009, the Company’s balance sheet included approximately $0.0 million and $0.1 million, respectively, in restricted cash related to the self-insured policy. The Company’s liability associated with the incurred, but not reported claims is not material at December 31, 2010.

CMPSC is required to secure the maximum exposure generated by automated clearing house transactions in its operating bank accounts as dictated by CMPSC’s bank’s internal policies with cash. This action was triggered by an adverse rating as determined by CMPSC’s bank’s rating system. These funds were moved to a segregated bank. As of December 31, 2010 and 2009, the Company’s balance sheet included approximately $0.6 million in restricted cash related to the automated clearing house transactions.

14.	Related party

Holdings is party to a management agreement with Cumulus, a radio broadcasting corporation focused on acquiring, operating and developing commercial radio stations in mid-size radio markets. Pursuant to the terms of the management agreement, Cumulus’ personnel manage the operations of the Company’s subsidiaries. Holdings has agreed to pay Cumulus an annual management fee of approximately 4.0% of the consolidated EBITDA of the Company’s subsidiaries or $4.0 million, whichever is greater, to be paid in quarterly installments. For the years ended December 31, 2010, 2009 and 2008, Holdings paid approximately $4.0 million in management fees to Cumulus.

On January 31, 2011, the Company signed a definitive agreement with Cumulus, through which Cumulus will acquire the remaining 75.0% equity interests in the Company that Cumulus does not currently own. See Note, 16 “Subsequent Events”.

Cumulus Media Partners, LLC

Notes to consolidated financial statements — (Continued)

15.	Valuation allowance

The Company’s valuation allowance for doubtful accounts for the years ended December 31, 2010, 2009 and 2008, are as follows (dollars in thousands):

	Balance at	Provision for		Balance
	beginning	doubtful		at end
Fiscal year	of year	accounts	Applications	of year

Allowance for doubtful accounts
2010	$540	$419	$(511)	$448
2009	1,370	688	(1,518)	540

16.	Subsequent events

On January 31, 2011, the Company signed a definitive agreement with Cumulus, through which Cumulus will acquire the remaining 75.0% of the equity interests in the Company that Cumulus does not currently own.

In connection with the acquisition, Cumulus is expected to issue 9,945,714 shares of its common stock to affiliates of the three private equity firms that collectively own 75.0% of the equity interests in the Company,—Bain, Blackstone and THLee. Blackstone will receive shares of Cumulus’ Class A common stock and, in accordance with FCC broadcast ownership rules, Bain and THLee will receive shares of a new class of the Company’s non-voting common stock. In connection with the acquisition, Cumulus also intends to acquire all of the outstanding warrants to purchase common stock of Radio Holdings, in exchange for an additional 8,267,968 shares of Cumulus’ common stock.

The transaction is expected to be completed in the second quarter of 2011, and is subject to shareholder and regulatory approvals and other customary conditions. On February 23, 2011, Cumulus received an initial order from the FCC approving the transaction, and is currently waiting for the approval to become final.

KC LLC reorganization

On February 2, 2011, the Company, Holdings and KC LLC entered into a restructuring support agreement (the “Restructuring Agreement”) regarding the restructuring of KC LLC’s debt with the lenders under the KC LLC Credit Facilities (the “Restructuring”). The Restructuring is expected to be conducted and implemented through a pre-packaged plan of reorganization filed with the United States Bankruptcy Court for the District of Delaware (the “Pre-packaged Bankruptcy Proceeding”). The Company expects the Pre-packaged Bankruptcy Proceeding will occur, and the Restructuring will be completed, during the first half of 2011. If the Restructuring is completed in accordance with the terms and conditions of the Restructuring Agreement: (1) Holdings will distribute all of the outstanding common stock of Radio Holdings to the Company; (2) KC LLC’s outstanding debt and interest of $92.6 million at December 31, 2010 will be reduced to $20.0 million; (3) all of the equity of Holdings will be transferred to the lenders under the KC LLC Credit Facilities subsequent to the distribution listed in (1) above; and (4) Cumulus will continue to manage the radio stations of KC LLC in 2011, subject to annual renewal of the management arrangement thereafter. As a result, the Company will no longer have an ownership interest in KC LLC. The Restructuring is expected to have certain tax implications for Holdings in 2011 related to the cancelation of indebtedness but given the loss attributes of Holdings, the Company does not expect to pay a significant amount of income tax related to this transaction.

Citadel Broadcasting Corporation and Subsidiaries

Consolidated condensed balance sheets

	Successor
	March 31,	December 31,
	2011	2010
	(in thousands, except warrants, share and per share amounts)
	(unaudited)

Assets
Current assets
Cash and cash equivalents	$145,257	$111,624
Accounts receivable, net	124,459	138,751
Prepaid expenses and other current assets (including deferred income tax assets of $23,023 as of both March 31, 2011 and December 31, 2010)	41,941	37,418

Total current assets	311,657	287,793
Long-term assets
Property and equipment, net	197,667	200,121
FCC licenses	887,910	893,610
Goodwill	763,849	763,849
Customer and affiliate relationships, net	178,583	195,080
Other assets, net	67,779	67,661

Total assets	$2,407,445	$2,408,114

Liabilities and stockholders’ equity
Current liabilities
Accounts payable, accrued liabilities and other liabilities	$61,616	$56,661
Senior debt, current	875	3,500

Total current liabilities	62,491	60,161
Long-term liabilities
Senior debt, less current portion	345,625	346,500
Senior notes	400,000	400,000
Other long-term liabilities, less current portion	56,440	58,342
Deferred income tax liabilities	262,839	268,454

Total liabilities	1,127,395	1,133,457
Commitments and contingencies
Stockholders’ equity
Preferred stock, $.001 par value—authorized, 50,000,000 shares at March 31, 2011 and December 31, 2010; no shares issued or outstanding at March 31, 2011 and December 31, 2010	—	—
Class A common stock, $.001 par value—authorized, 100,000,000 shares as of March 31, 2011 and December 31, 2010; issued and outstanding, 4,522,701 and 4,539,601 shares as of March 31, 2011 and December 31, 2010, respectively	5	5
Class B common stock, $.001 par value—authorized, 100,000,000 shares as of March 31, 2011 and December 31, 2010; issued and outstanding, 18,246,473 and 18,131,638 shares as of March 31, 2011 and December 31, 2010, respectively	18	18
Successor equity held in reserve	12,883	13,182
Additional paid-in capital (including 23,576,374 and 23,682,484 special warrants as of March 31, 2011 and December 31, 2010, respectively)	1,275,565	1,263,235
Accumulated deficit	(8,421)	(1,783)

Total stockholders’ equity	1,280,050	1,274,657

Total liabilities and stockholders’ equity	$2,407,445	$2,408,114

See accompanying notes to consolidated condensed financial statements.

Citadel Broadcasting Corporation and Subsidiaries
Consolidated condensed statements of operations

	Successor	Predecessor
	Three months	Three months
	ended	ended
	March 31, 2011	March 31, 2010
	(in thousands, except per share amounts)
	(unaudited)

Net revenue	$160,022	$165,028
Operating expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below, and including non-cash compensation expense of $643 and $197, respectively	68,522	68,978
Selling, general and administrative, including non-cash compensation expense of $2,164 and $122, respectively	46,192	46,631
Corporate general and administrative, including non-cash compensation expense of $9,543 and $327, respectively	14,452	5,160
Local marketing agreement fees	99	269
Depreciation and amortization	23,043	6,855
Other, net	7,284	(2)

Operating expenses	159,592	127,891

Operating income	430	37,137

Reorganization items, net	—	13,480
Interest expense, net	12,411	10,521

(Loss) income before income taxes	(11,981)	13,136
Income tax (benefit) expense	(5,343)	1,656

Net (loss) income	$(6,638)	$11,480

Net (loss) income per share—basic	$(0.15)	$0.04

Net (loss) income per share—diluted	$(0.15)	$0.04

Weighted average common shares outstanding—basic	45,625	266,085

Weighted average common shares outstanding—diluted	45,625	268,005

See accompanying notes to consolidated condensed financial statements.

Citadel Broadcasting Corporation and Subsidiaries

Consolidated condensed statements of cash flows

	Successor	Predecessor
	Three months	Three months
	ended	ended
	March 31, 2011	March 31, 2010
	(in thousands)
	(unaudited)

Cash flows from operating activities:
Net (loss) income	$(6,638)	$11,480
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	23,043	6,855
Non-cash debt-related amounts	957	—
Provision for bad debts	257	690
Loss on sale of assets	166	—
Deferred income taxes	(5,615)	1,376
Non-cash compensation expense	12,350	647
Changes in operating assets and liabilities:
Accounts receivable	14,469	26,499
Prepaid expenses and other current assets	(4,737)	(2,258)
Accounts payable, accrued liabilities and other obligations	2,620	3,200

Net cash provided by operating activities	36,872	48,489

Cash flows from investing activities:
Capital expenditures	(1,558)	(2,164)
Proceeds from sale of assets	1,903	—
Restricted cash	85	(3,683)
Other assets, net	11	17

Net cash provided by (used in) investing activities	441	(5,830)

Cash flows from financing activities:
Debt issuance costs	(162)	—
Principal payments on other long-term obligations	(18)	(36)
Purchase of shares held in treasury	—	(5)
Principal payments on Credit Facility	(3,500)	—

Net cash used in financing activities	(3,680)	(41)

Net increase in cash and cash equivalents	33,633	42,618
Cash and cash equivalents, beginning of period	111,624	57,441

Cash and cash equivalents, end of period	$145,257	$100,059

See accompanying notes to consolidated condensed financial statements.

Citadel Broadcasting Corporation and Subsidiaries

Consolidated condensed statements of cash flows — (Continued)

Supplemental schedule of cash flow information

	Successor	Predecessor
	Three months	Three months
	ended	ended
	March 31, 2011	March 31, 2010
	(in thousands)
	(unaudited)

Cash Payments:
Interest	$3,900	$17,523
Income taxes	(1,728)	(83)
Barter Transactions:
Barter revenue—included in net revenue	4,107	4,218
Barter expenses—included in cost of revenue and selling, general and administrative expense	3,946	4,034
Other Non-Cash Transaction:
Issuance of note receivable for sale of station	3,750	—

See accompanying notes to consolidated condensed financial statements.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements
unaudited

1.	Description of the company

Description of business

Subsidiaries of Citadel Broadcasting Corporation, a Delaware corporation, own and operate radio stations and hold FCC licenses in 27 states and the District of Columbia. Radio stations serving the same geographic area (i.e., principally a city or combination of cities) are referred to as a market. Citadel Broadcasting Corporation (together with its consolidated subsidiaries, the “Company”) aggregates the geographic markets in which it operates into one reportable segment (“Radio Markets”). The Company’s primary business segment is the Radio Markets segment, which, as of March 31, 2011, consisted of 225 owned and operated radio stations located in over 50 markets across the United States. In addition, the Company also owns and operates Citadel Media (the “Radio Network”), which produces and distributes a variety of radio programming and formats that are syndicated across approximately 4,000 station affiliates and 9,000 program affiliations, and is a separate reportable segment.

Company history

In January 2001, the Company was formed by affiliates of Forstmann Little & Co. (“FL&Co.”) in connection with a leveraged buyout transaction of our predecessor, Citadel Broadcasting Company (“Citadel Broadcasting”).

In February 2006, the Company and Alphabet Acquisition Corp., a wholly-owned subsidiary of the Company (“ABC Merger Sub”), entered into an agreement and plan of merger with The Walt Disney Company (“TWDC”), and ABC Radio Holdings, Inc. (“ABC Radio”), a wholly-owned subsidiary of TWDC. The Company, ABC Merger Sub, TWDC and ABC Radio consummated the (i) separation of the ABC Radio Network business and 22 ABC radio stations (collectively, the “ABC Radio Business”) from TWDC and its subsidiaries, (ii) spin-off of ABC Radio, which holds the ABC Radio Business, and (iii) merger of ABC Merger Sub with and into ABC Radio, with ABC Radio surviving as a wholly-owned subsidiary of the Company (the “ABC Merger”). In connection with these transactions, TWDC retained cash from the proceeds of debt incurred by ABC Radio in June 2007 in the amount of $1.35 billion (the “ABC Radio Debt”). Immediately thereafter, the separate corporate existence of ABC Merger Sub ceased, and ABC Radio was renamed Alphabet Acquisition Corp. The ABC Merger became effective in June 2007.

To effectuate the ABC Merger, the Company entered into a credit agreement which provided for $200 million in revolving loans through June 2013, $600 million term loans maturing in June 2013 (“Tranche A Term Loans”), and $1,535 million term loans maturing in June 2014 (“Tranche B Term Loans”) (collectively, the “Predecessor Senior Credit and Term Facility”).

Plan of reorganization

On December 20, 2009 (the “Petition Date”), Citadel Broadcasting Corporation and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) (collectively, the “Chapter 11 Proceedings”). On May 10, 2010, the Debtors filed the second modified joint plan of reorganization of Citadel Broadcasting Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (including all modifications, the “Emergence Plan”), and on May 19, 2010 (the “Confirmation Date”), the Bankruptcy Court entered an order (the “Confirmation Order”), confirming the Emergence Plan. On June 3, 2010 (the “Emergence Date”), the Debtors consummated their reorganization and the Emergence Plan became effective. As a result, the Company is considered a successor registrant and, pursuant to Rule 12g-3 under the Securities

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

Exchange Act of 1934 (the “Exchange Act”), the Company’s class A common stock is deemed to be registered pursuant to Section 12(g) of the Exchange Act.

Under the Emergence Plan, the Debtors distributed three forms of equity: class A common stock (currently traded over-the-counter under the symbol “CDELA”); class B common stock (currently traded over-the-counter under the symbol “CDELB”); and Special Warrants (as defined in Note 9) to purchase class B common stock (currently traded over-the- counter under the symbol “CDDGW”).

2010 Refinancing transactions

In accordance with the Emergence Plan, approximately $2.1 billion of the debt outstanding under the Predecessor Senior Credit and Term Facility was converted into a term loan dated as of the Emergence Date among the Company, the several lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Emergence Term Loan Facility”) with an initial principal amount of $762.5 million with a five-year term. See Note 7.

The Company entered into a new credit agreement dated as of December 10, 2010 (the “Credit Agreement”) by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders. The Credit Agreement consists of a term loan credit facility of $350.0 million with a term of six years (the “Term Loan”) and a revolving credit facility in the amount of $150.0 million under which a swing line sub-facility of up to $30.0 million may be borrowed and letters of credit may be issued (the “Revolving Loan,” together with the Term Loan, the “Credit Facilities”). The Revolving Loan was undrawn at closing and remained undrawn as of March 31, 2011; however, the Company had $147.1 million of availability under the Revolving Loan due to outstanding letters of credit of $2.9 million. The Company used the proceeds of the Term Loan, along with the net proceeds from the concurrent issuance of the $400.0 million aggregate principal amount of senior notes (the “Senior Notes”), and cash on hand to repay the amounts outstanding under its Emergence Term Loan Facility. See additional discussion in Notes 7 and 8.

Pending transaction

On March 10, 2011, the Company entered into a definitive merger agreement with Cumulus Media Inc., a Delaware corporation (“Cumulus”), Cadet Holding Corporation, a Delaware corporation and wholly-owned subsidiary of Cumulus (“HoldCo”), and Cadet Merger Corporation, a Delaware corporation and wholly-owned subsidiary of HoldCo (“Cumulus Merger Sub”), which provides that, upon completion of the merger of Cumulus Merger Sub into the Company (the “Cumulus Merger”), each outstanding share of class A common stock and class B common stock of the Company (other than shares owned by Cumulus Merger Sub, held in treasury by the Company or pursuant to which a holder has properly exercised and perfected appraisal rights under Delaware law), will, at the election of the holder thereof and subject to proration as described below, be converted into the right to receive (i) $37.00 in cash (the “Cash Consideration”), or (ii) 8.525 shares of class A common stock, par value $0.01 per share, of Cumulus (the “Stock Consideration” and, together with the Cash Consideration, the “Cumulus Merger Consideration”). In addition, holders of Special Warrants to purchase class B common stock of the Company will have the right to elect to have their Special Warrants adjusted at the effective time of the Cumulus Merger to become the right to receive upon exercise the (i) Cash Consideration or (ii) Stock Consideration, subject to proration as described below.

Holders of nonvested shares of the Company’s class A common stock will be eligible to receive the Cumulus Merger Consideration for their shares pursuant to the original vesting schedule for such shares.

The merger agreement provides that each holder of the Company’s common stock and/or Special Warrants may elect to receive the Cash Consideration or the Stock Consideration for all or any number of such holder’s common stock and/or Special Warrants, however, such elections will be prorated, and

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

consideration adjusted, so that Cumulus will not issue in excess of 151,485,282 shares of Cumulus class A Common Stock (as increased for the exercise of stock options of the Company prior to closing of the Cumulus Merger) or pay in excess of $1,408,728,600 in cash (less the cash value of any dissenting shares and increased for the exercise of Company stock options prior to closing of the Cumulus Merger). In circumstances where holders of common stock and/or Special Warrants of the Company make aggregate elections which exceed either the aggregate available Cash Consideration or aggregate available Stock Consideration, holders of common stock and/or Special Warrants of the Company will receive a combination of Cash Consideration and Stock Consideration pursuant to the terms of the merger agreement. Holders of common stock and/or Special Warrants of the Company who do not make an election will receive the consideration choice selected by the majority of Company stockholders and Special Warrantholders, subject to the proration described above.

Cumulus has obtained equity and debt financing commitments, subject to certain conditions set forth in definitive agreements related to such commitments, for the transactions contemplated by the merger agreement, the proceeds of which, in addition to cash on hand, will be sufficient for Cumulus to pay the cash portion of the aggregate Cumulus Merger Consideration contemplated by the merger agreement and any associated fees and expenses. In connection with the transactions contemplated by the merger agreement, UBS Securities LLC and affiliates of Crestview Partners and Macquarie Capital (all three, the “Equity Investors” and affiliates of Crestview Partners and Macquarie Capital, the “Original Equity Investors”) have agreed, concurrently with the closing of the Cumulus Merger, to make an equity investment in Cumulus in an aggregate amount of up to $500 million on the terms and subject to the conditions set forth in the investment agreement (as amended from time to time) entered into by the Equity Investors and Cumulus in connection with the Cumulus Merger. Certain affiliates of the Original Equity Investors have guaranteed the respective payment obligations of the termination fees payable by the Equity Investors if the merger agreement is terminated under specified circumstances, pursuant to limited guarantees executed in favor of the Company.

Upon the completion of the Cumulus Merger, the Company would cease to be a publicly reporting company and would cease all filings under the Securities Exchange Act of 1934, as amended.

The Cumulus Merger was unanimously approved by the respective Boards of Directors of the Company and Cumulus. The merger agreement and the transactions contemplated thereby will be submitted to a vote of stockholders of the Company at a special/annual meeting of Company stockholders.

Consummation of the Cumulus Merger is conditioned, among other things, on (i) the adoption of the merger agreement by stockholders of the Company (voting together as a single class), (ii) the absence of certain legal impediments to the consummation of the Cumulus Merger, (iii) the effectiveness of a Form S-4 registration statement to be filed by Cumulus and (iv) the receipt of certain regulatory approvals regarding the transactions contemplated by the merger agreement, including expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and approval by the FCC.

Cumulus stockholders who hold in the aggregate approximately 54% of the outstanding voting power of the Cumulus stock have approved the issuance of Cumulus’ shares in connection with the Cumulus Merger and an amendment to Cumulus’ certificate of incorporation in connection with the transactions contemplated by the merger agreement. No further Cumulus stockholder approval is necessary for consummation of the transactions contemplated by the merger agreement.

Completion of the Cumulus Merger is anticipated to occur by the end of 2011, although there can be no assurance the Cumulus Merger will occur within the expected timeframe or at all.

Pursuant to the merger agreement, except as Cumulus may otherwise consent to in writing (which consent will not be unreasonably withheld, conditioned or delayed), the Company has agreed to (i) conduct, in all material respects, its business in the ordinary course; (ii) use commercially reasonable efforts to preserve intact its business organization and significant business relationships and to retain the services of current key officers and key employees; (iii) use commercially reasonable efforts to comply with the Communications Act

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

of 1934, as amended by the Telecommunications Act of 1996, and FCC rules and policies in the operation of its stations; (iv) promptly deliver to Cumulus copies of any material reports or applications filed with the FCC, subject to certain exceptions; (v) promptly notify Cumulus of any inquiry, investigation or proceeding which to its knowledge has been initiated by the FCC relating to its stations, subject to certain exceptions; and (vi) diligently prosecute any pending FCC applications or any other filings necessary or appropriate in other proceedings before the FCC to preserve or obtain any FCC authorization for its stations without material adverse modification, subject to certain exceptions. In addition, under the merger agreement, the Company is not permitted to, without the prior written consent of Cumulus (which consent will not be unreasonably withheld, conditioned or delayed): (a) incur indebtedness, subject to certain exceptions; (b) (i) adjust, split, combine or reclassify any of its capital stock, (ii) make, declare or pay any dividend, or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock or any convertible or exchangeable securities, subject to certain exceptions, (iii) grant any stock appreciation rights or rights to acquire shares of its capital stock, other than grants to employees in the ordinary course of business, or (iv) issue any additional shares of capital stock, subject to certain exceptions; (c) change certain specified compensation arrangements, subject to certain exceptions; (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, subject to certain exceptions; (e) cancel, release, settle or assign any indebtedness or third party claim, action or proceeding, subject to certain exceptions; (f) enter into any local marketing agreement in respect of the programming of any radio or television broadcast station or contract for the acquisition or sale of any radio broadcast station, subject to certain exceptions; (g) enter into any new material line of business, subject to certain exceptions; (h) amend its charter or by-laws or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties; (i) except as required by GAAP or the Securities and Exchange Commission as concurred in by its independent auditors or in the ordinary course of business, make any material change in its methods or principles of accounting or make or change any material tax election; (j) enter into or amend in any material respect or waive any of its material rights under specified contracts, subject to certain exceptions; (k) adopt or recommend a plan of dissolution, liquidation, recapitalization, restructuring or other reorganization; (l) except as required by law, enter into or amend in any material respect any collective bargaining agreement; or (m) agree to take, make any commitment to take, or adopt specified resolutions of its board of directors. These constraints could significantly impact the Company’s operations and business strategy as discussed in this report prior to the consummation of the proposed Cumulus Merger or the termination of the merger agreement.

License renewal applications may be pending before the FCC at the time the Cumulus Merger occurs. Pursuant to the merger agreement, Cumulus has agreed to request that the FCC apply its policy permitting license assignments and transfers in transactions involving multiple markets to proceed, notwithstanding the pendency of one or more license renewal applications. Under this policy, Cumulus will agree to assume the position of the Company with respect to any pending renewal applications, and to assume the risks relating to such applications.

The closing of the Cumulus Merger would constitute a “change in control” as defined in the Credit Agreement, which would be considered an event of default, also as defined, and could cause all amounts outstanding under the Credit Agreement to become immediately due and payable.

In addition, the closing of the Cumulus Merger would constitute a “change of control” under the indenture governing the Senior Notes. Following the occurrence of a change of control, the Company would be required to make an offer to purchase all outstanding Senior Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest.

It is anticipated that the funds necessary to consummate the Cumulus Merger and related transactions will be funded by new credit facilities, private and/or public offerings of debt securities and equity financing of Cumulus. Under the merger agreement, upon request by Cumulus, the Company has agreed to commence a

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

debt tender offer to purchase the existing Senior Notes. As part of the debt tender offer, the Company will solicit the consent of the holders to amend, eliminate or waive certain sections (as specified by Cumulus) of the applicable indenture governing the Senior Notes. The closing of the debt tender offer will be conditioned on the occurrence of the closing of the Cumulus Merger, but the closing of the Cumulus Merger and the debt financing are not conditioned upon the closing of the debt tender offer.

Principles of consolidation and presentation

The accompanying unaudited consolidated condensed financial statements of the Company include Citadel Broadcasting Corporation, Citadel Broadcasting, ABC Radio and each of their consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company was required to adopt fresh-start reporting as of the Confirmation Date or such later date when all material conditions precedent to the effectiveness of the Emergence Plan had been satisfied, but no later than the Emergence Date. All material conditions were satisfied on the Emergence Date, and in light of the proximity of this date to the Company’s May 31, 2010 accounting period end, the effects of fresh-start reporting and the Emergence Plan were reported for accounting purposes as if they occurred on May 31, 2010 (the “Fresh-Start Date”). The Company adopted fresh-start reporting provisions in accordance with accounting guidance on reorganizations (see Note 2). The Company applied the provisions of fresh-start reporting as of May 31, 2010 instead of the June 3, 2010 Emergence Date, which did not result in a material difference to the Company’s results of operations or financial condition.

References in this report to “Successor” refer to the Company on or after the Fresh-Start Date. References to “Predecessor” refer to the Company prior to the Fresh-Start Date. Consolidated condensed financial statements as of March 31, 2011 and December 31, 2010 and for the three months ended March 31, 2011 represent the Successor’s financial position and results of operations (the “Successor Periods”). The consolidated condensed financial statements for the three months ended March 31, 2010 represent the Predecessor’s financial position and results of operations (the “Predecessor Period”). References in this report to the “Company” refer to Citadel Broadcasting Corporation and its consolidated subsidiaries, whether Predecessor and/or Successor, as appropriate. The Predecessor Period reflects the historical accounting basis of the Predecessor’s assets and liabilities, while the Successor Periods reflect assets and liabilities at fair value, based on an allocation of the Company’s enterprise value to its assets and liabilities pursuant to accounting guidance related to business combinations (see Note 2). The Company’s emergence from bankruptcy resulted in a new reporting entity that had no retained earnings or accumulated deficit as of the Fresh-Start Date. Accordingly, the Company’s consolidated condensed financial statements for the Predecessor Period are not comparable to its consolidated condensed financial statements for the Successor Periods.

For the period between the Petition Date and the Fresh-Start Date, the consolidated condensed financial statements of the Predecessor were prepared in accordance with accounting guidance for financial reporting by entities in reorganization under the Bankruptcy Code. Accordingly, reorganization items include the expenses, realized gains and losses, and provisions for losses resulting from the reorganization under the Bankruptcy Code, and are reported separately as reorganization items in the Predecessor’s consolidated condensed statement of operations.

The accompanying unaudited consolidated condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made, and such adjustments were of a normal and recurring nature. These statements should be read in conjunction with the consolidated financial statements

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

and notes thereto included in Citadel Broadcasting Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010.

In connection with the ABC Merger, the Company is required to divest certain stations to comply with FCC ownership limits. Therefore, these stations, the carrying value of which is immaterial, were assigned to The Last Bastion Station Trust, LLC (“Last Bastion”) as trustee under a divestiture trust that complies with FCC rules as of the closing date of the ABC Merger. The trustee agreement stipulates that the Company must fund any operating shortfalls of the trustee’s activities, and any excess cash flow generated by the trustee is distributed to the Company. Also, the Company has transferred one other station to a separate divestiture trust to comply with FCC ownership limits in connection with a station acquisition (together with Last Bastion, the “Divestiture Trusts”). The Company has determined that it is the primary beneficiary of the Divestiture Trusts and consolidates the Divestiture Trusts accordingly.

Use of estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States. These estimates and assumptions relate in particular to allocations of enterprise value made in connection with fresh-start reporting, fair values of assets and liabilities as of the Fresh-Start Date, the evaluation of goodwill and intangible assets for potential impairment, including changes in market conditions that could affect the estimated fair values, the analysis of the measurement of deferred tax assets, including the calculation of a valuation allowance to reduce the amount of deferred tax asset to the amount that is more likely than not to be realized, the identification and quantification of income tax liabilities due to uncertain tax positions, and the determination of the allowance for estimated uncollectible accounts and notes receivable. The Company also uses assumptions when estimating the value of its supplemental executive retirement plan (the “SERP”) and when employing the Black-Scholes valuation model to estimate the fair value of stock options. The Predecessor used estimates to calculate the value of certain fully vested stock units and equity awards containing market conditions and in determining the estimated fair values of its interest rate swap, credit risk adjustments and certain derivative financial instruments. These estimates were based on the information that was available to management at the time of the estimate. Actual results could differ materially from those estimates.

Recent accounting standards

In December 2010, the FASB issued guidance that modifies step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity will be required to perform step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. This guidance was effective January 1, 2011, and the adoption did not have a material impact on the Company’s consolidated condensed financial statements.

2.	Emergence from chapter 11 proceedings and fresh-start reporting

Plan of reorganization, claims resolution and plan distributions

The pre-petition claims of the Debtors are evidenced in the schedules of liabilities filed by the Debtors and by proofs of claim filed by creditors with the Bankruptcy Court. The Bankruptcy Code requires the Bankruptcy Court to set the time within which proofs of claim must be filed in a Chapter 11 case. The Bankruptcy Court established April 21, 2010 as the last date for each person or entity to file a proof of claim (except for governmental units and administrative and priority claims whereby the bar dates were August 17,

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

2010 and August 2, 2010, respectively). Claims that were objected to are allowed or disallowed through a claims resolution process established by the Bankruptcy Court. Pursuant to objections filed by the Debtors, the Bankruptcy Court has reduced, reclassified and/or disallowed a significant number of claims for varying reasons, including claims that were duplicative, amended, without merit, misclassified or overstated. The claims resolution process is ongoing and will continue until all claims are resolved.

Secured claims

Holders of senior secured claims received a pro rata share of the Emergence Term Loan Facility and 90% of the equity in the reorganized Successor company (subject to dilution for distributions of equity under the Successor’s equity incentive program). As of March 31, 2011, 41.1 million shares of Successor equity had been distributed with respect to secured claims. See further discussion of equity in the Successor at Note 9.

Unsecured claims

Holders of unsecured claims, including the secured lenders’ deficiency claim in the stipulated amount of $267.2 million and the claims of the Predecessor’s convertible subordinated noteholders, received a pro rata share of (i) 10% of Successor equity (subject to dilution for distributions of equity under the Successor’s equity incentive program) and (ii) $36.0 million in cash. Once the allowed amount of an unsecured claim is determined through settlement or by Bankruptcy Court order, the claimant is entitled to a distribution as provided for by the Emergence Plan. As of March 31, 2011, 4.1 million shares of equity and $32.3 million in cash had been distributed to holders of allowed unsecured claims that totaled $321.8 million, and approximately 467,000 shares of Successor equity and $3.7 million of cash were held in reserve to satisfy remaining allowed, disputed or unreconciled unsecured claims. Shares held in reserve are not designated as class A common stock, class B common stock or Special Warrants until issuance. The cash held in reserve is included with restricted cash and is classified as prepaid expenses and other current assets in the accompanying consolidated condensed balance sheets. The offsetting amount remaining to be disbursed on account of unsecured claims is classified as accounts payable, accrued liabilities and other liabilities in the accompanying consolidated condensed balance sheets. If excess shares of equity and cash remain in reserve after resolution of all disputed unsecured claims, such shares and cash will be distributed to the claimants with allowed unsecured claims pro-rata, based on the number of shares and amount of cash they received pursuant to the Emergence Plan. There is no assurance that there will be sufficient shares and cash to satisfy all allowed claims or any excess shares for any such subsequent distribution.

Administrative and priority claims

Pursuant to the Emergence Plan, administrative and priority claims are satisfied with cash. Administrative and priority claims that were allowed as of the Emergence Date were paid in full shortly thereafter. Other administrative claims were required to be asserted by application filed with the Bankruptcy Court by August 2, 2010 (with certain exceptions, including ordinary course of business claims). Proofs of claims for priority claims were required to be submitted by April 21, 2010 (or June 18, 2010 for governmental entities). Any administrative or priority claim that was not asserted in a timely filed application (unless subject to an exception) or timely submitted proof of claim is no longer enforceable against the Debtors. As the claims resolution process remains ongoing, the allowed amounts of certain administrative and priority claims have not yet been established. The Company recorded an estimate of the allowed amount of administrative and priority claims incurred as of the Fresh-Start Date, based on the best information then available to the Company. The claims resolution process for such claims could result in additional expense or income in the Successor’s financial statements if actual results differ from such estimates. Such additional expense or income could be material.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

Restricted cash

As of March 31, 2011 and December 31, 2010, the Company had $3.8 million and $3.9 million, respectively, of restricted cash, which is included in prepaid expenses and other current assets in the accompanying consolidated condensed balance sheets, primarily comprised of cash held in reserve to satisfy remaining allowed, disputed, or unreconciled unsecured claims.

Leases and contracts

As of the Emergence Date, the Debtors assumed the majority of leases and other executory contracts, including numerous collective bargaining agreements, as well as certain employee benefit programs. Any past due amounts owed under the assumed leases and contracts were required to be cured, and all undisputed cure payments were made shortly after the Emergence Date. Continuing obligations under the assumed leases and contracts will be satisfied in the ordinary course of business. Any lease or contract that was not assumed or rejected by order of the Bankruptcy Court, or that had not otherwise expired or terminated pursuant to its terms, was deemed assumed as of the Emergence Date pursuant to the Emergence Plan. Pre-petition amounts owing under rejected leases and contracts, as well as prospective rejection damage claims, were treated as unsecured claims under the Emergence Plan.

Reorganization Items

Reorganization items resulting from the Chapter 11 Proceedings of $13.5 million are presented separately in the accompanying consolidated condensed statement of operations for the three months ended March 31, 2010 and consist of $11.4 million in professional fees paid for legal, consulting, and other related services and $2.1 million to adjust the liability related to rejected executory contracts to their estimated allowed claim amounts.

Application of fresh-start reporting

In accordance with fresh-start reporting, the reorganization value of the Successor was allocated to assets and liabilities in conformity with relevant accounting guidance, with any portion that could not be attributed to specific tangible or identified intangible assets of the Successor reported as goodwill. Each liability existing at the Fresh-Start Date, other than deferred taxes, was stated at the present values of amounts expected to be paid.

As of the Fresh-Start Date, the Company’s enterprise value was estimated to be approximately $2.04 billion by using various valuation methods involving numerous projections and assumptions that are inherently subject to significant uncertainties. The net fresh-start valuation adjustments increased the book values of assets, excluding goodwill, and liabilities by $543.8 million and $63.8 million, respectively. The remaining enterprise value of $763.8 million was recorded as goodwill.

3.	Accounts receivable

Accounts receivable, net on the accompanying consolidated condensed balance sheets consisted of the following:

	Successor
	March 31,		December 31,
	2011		2010
	(in thousands)

Receivables	$131,542		$143,112
Allowance for estimated uncollectible accounts	(7,083	)(a)	(4,361	)(a)

Accounts receivable, net	$124,459		$138,751

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

(a)	Since the Company’s accounts receivable balance reflected its estimated fair value as of the Fresh-Start Date, the allowance for estimated uncollectible accounts was zero as of that date. The balance of the allowance for estimated uncollectible accounts as of December 31, 2010 and March 31, 2011 has continued to build in relation to accounts receivable generated since the Fresh-Start Date.

4.	Intangible assets

Successor

Indefinite-lived intangible assets and goodwill

As a result of fresh-start reporting, FCC licenses were revalued to $893.6 million, which represented an increase of $293.0 million. Upon the application of fresh-start reporting, the Company recorded goodwill of $763.8 million, and the Predecessor’s goodwill of $322.0 million was eliminated.

The Company evaluates its intangible assets for impairment as of October 1, its annual impairment testing date, or more frequently if events or changes in circumstances indicate that the assets might be impaired. As of March 31, 2011, the Company concluded that there had been no conditions or events that would require an interim asset impairment analysis.

If market conditions and operational performance of the Company’s reporting units were to deteriorate and management had no expectation that the performance would improve within a reasonable period of time or if an event occurs or circumstances change that would, more likely than not, reduce the fair value of its intangible assets below the amounts reflected in the balance sheet, the Company may be required to recognize impairment charges in future periods.

Definite-lived intangible assets

Definite-lived intangible assets consist primarily of customer and affiliate relationships, but also include certain other intangible assets identified in conjunction with fresh-start reporting or acquired in business combinations. In connection with the adoption of fresh-start reporting, the Company’s definite-lived intangible assets were revalued, which resulted in customer and affiliate relationships of $193.4 million and $45.5 million, respectively. This revaluation represented net increases to the customer and affiliate relationships of $176.1 million and $31.6 million, respectively. These assets are being amortized in relation to the economic benefits of such assets over total estimated useful lives of approximately four to six years.

Approximately $16.5 million of amortization expense was recognized on the intangible assets discussed above during the three months ended March 31, 2011.

Other definite-lived intangible assets, excluding the customer relationships and affiliate relationships, are a component of other assets, net, in the accompanying consolidated condensed balance sheets. As a result of fresh-start reporting, other intangible assets, including income contracts and favorable leases, were increased by $36.0 million to $36.7 million. The balance of other intangible assets as of March 31, 2011 and December 31, 2010 was $28.3 million and $30.9 million, respectively. These assets are generally being amortized over their estimated useful lives of approximately three to six years, and the amount of amortization expense for definite-lived intangible assets, excluding the customer and affiliate relationships discussed above, during the three months ended March 31, 2011 was $2.5 million. The Company estimates the following

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

amount of amortization expense over the next five years related to the total definite-lived intangible asset balance as of the Fresh-Start Date:

(in thousands)

2011	$76,023
2012	62,836
2013	50,286
2014	22,439
2015	10,295

$221,879

Predecessor

Indefinite-lived intangible assets and goodwill

During the quarter ended March 31, 2010, the Company concluded that there had been no conditions or events that would require an interim asset impairment analysis.

Definite-lived intangible assets

In connection with the ABC Merger, the Predecessor acquired customer relationship and affiliate relationship assets that were being amortized in relation to the economic benefits of such assets over total estimated useful lives of approximately five to seven years. Approximately $3.0 million of amortization expense was recognized on these intangible assets during the three months ended March 31, 2010.

The amount of amortization expense for definite-lived intangible assets, excluding the customer and affiliate relationships discussed above, during the three months ended March 31, 2010 was $0.1 million.

5.	Acquisitions and dispositions

During the three months ended March 31, 2011, the Divestiture Trusts completed the sale of a station for a total purchase price of approximately $5.8 million, of which $2.0 million was received in cash. The remainder consists of a note receivable, which is payable monthly with final maturity in January 2018.

6.	Other long-term liabilities

Amounts that the Company’s national representation firm paid to settle the Predecessor’s then-remaining obligations under contracts with previous national representation firms that were cancelled in connection with the replacement of the prior firms represented a deferred obligation of the Predecessor. Additionally, the guaranteed minimum amount of national sales for a period specified in the underlying contract with the Predecessor’s national representation firm was not attained, which also resulted in a deferred liability of the Predecessor. The deferred obligation remaining as of the Fresh-Start Date was determined to approximate fair value. The deferred amount is being amortized over the term of the underlying agreement as a reduction to national commission expense, which is included in cost of revenue.

As a result of applying fresh-start reporting, the Company also recognized certain unfavorable leases and contracts, which resulted from agreements with rates in excess of market value rates as of the Fresh-Start Date. These amounts are being amortized on a straight-line basis over the terms of the underlying contracts as a component of cost of revenue or selling, general and administrative expenses as appropriate. In addition, the Company’s liability under the SERP was initially recorded at its estimated fair value as of the Fresh-Start Date. Expense amounts related to the liability are being amortized over the applicable service period as a component of non-cash compensation expense and were $0.3 million during the months ended March 31,

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

2011. The Company evaluates the estimated fair value of the SERP liability as of each reporting date to determine if any significant changes have occurred in the underlying assumptions. Any change in the fair value is recognized in the statement of operations at the time of adjustment.

7.	Senior Debt

Senior debt consisted of the following as of March 31, 2011 and December 31, 2010:

	Successor
	March 31,	December 31,
	2011	2010
	(in thousands)

Type of Borrowing
Term Loan	$346,500	$350,000
Less current portion of senior debt	875	3,500

Total senior debt less current portion	$345,625	$346,500

On the Emergence Date, approximately $2.1 billion of the debt outstanding under the Predecessor Senior Credit and Term Facility was converted into the Emergence Term Loan Facility, which was guaranteed by the Company’s operating subsidiaries. The initial principal amount of $762.5 million under the Emergence Term Loan Facility was payable in 20 consecutive quarterly installments of approximately $1.9 million, due on the last day of each fiscal quarter, which commenced on September 30, 2010, with a final maturity of $724.4 million on June 3, 2015. A valuation adjustment of $19.1 million was recorded to reflect the Emergence Term Loan Facility at its estimated fair value upon issuance. This valuation adjustment was being amortized as a reduction of interest expense, net, over the contractual term of the Emergence Term Loan Facility. At the Company’s election, interest on outstanding principal for the Emergence Term Loan Facility accrued at a rate based on either: (a) the greatest of (1) the Prime Rate in effect; (2) the Federal Funds Rate plus 0.50%; or (3) the one-month Eurodollar rate plus 1.0%, in all cases subject to a 4.0% floor, plus, in each case, a spread of 7.0% or (b) the Eurodollar rate, subject to a 3.0% floor, plus 8.0%.

During the period from the Fresh-Start Date through December 10, 2010, interest expense was incurred on the Emergence Term Loan Facility at 11.0%. On December 10, 2010, the Company refinanced the Emergence Term Loan Facility with the proceeds from the issuance of $400.0 million in Senior Notes (see Note 8) and borrowings of $350.0 million under the Term Loan, along with cash on hand. Interest was incurred on the Term Loan during the first quarter of 2011 at an annual rate of 4.25%.

The Company incurred $12.0 million of debt issuance costs in connection with the Credit Facilities, and amortization of these costs was $0.7 million during the three months ended March 31, 2011.

The Credit Facilities are unconditionally guaranteed by certain of the Company’s subsidiaries and secured by the following: (a) a perfected first priority security interest in, among other things, all accounts receivable, inventory, cash, personal property, material intellectual property and, in each case, proceeds thereof (subject to certain exceptions) of the Company and its guarantor subsidiaries; and (b) a perfected first priority pledge of the capital stock in the Company’s subsidiaries.

The proceeds from the Term Loan and the Revolving Loan bear interest at either (A) ABR (as defined in the Credit Agreement) subject to a 2.0% floor, plus 2.25% or (B) Eurodollar Rate (as defined in the Credit Agreement) subject to a 1.0% floor, plus 3.25%, depending on the Company’s designation.

The Term Loan is payable in quarterly payments of $875,000, which commenced on March 31, 2011, with the remaining amount payable on December 30, 2016. Outstanding amounts under the Revolving Loan are payable on December 10, 2013. During the three months ended March 31, 2011, the Company made a principal payment in the amount of $3.5 million, representing all principal amounts due during 2011.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

The Credit Agreement requires compliance with a consolidated total leverage ratio of 4.5 to 1.0 as of March 31, 2011 (with stepdowns thereafter), a senior secured leverage ratio of 2.25 to 1.0 and consolidated interest coverage ratio of 2.5 to 1.0.

The Credit Agreement also contains customary restrictive non-financial covenants, which, among other things, and with certain exceptions, limit the Company’s ability to incur or guarantee additional indebtedness; consummate asset sales, acquisitions or mergers; make investments; enter into transactions with affiliates; and pay dividends or repurchase stock.

The Company was in compliance with the covenants under its Term Loan as of March 31, 2011.

Predecessor

In connection with the ABC Merger in June 2007, the Predecessor entered into the Predecessor Senior Credit and Term Facility.

As a result of the Company’s voluntary petitions for reorganization, all of the Predecessor’s senior debt obligations were accelerated, and the outstanding balances were aggregated as of the Petition Date. The total modified amount of interest-bearing senior debt began incurring interest as of the Petition Date at the non-default rate previously applicable to the Tranche B Term Loan portion of the Predecessor Senior Credit and Term Facility. During the quarter ended March 31, 2010, interest expense was incurred on the $2.1 billion outstanding under the Predecessor Senior Credit and Term Facility at a rate of approximately 2.0%.

For the period between the Petition Date and the Fresh-Start Date, the Company stopped recognizing and paying interest on outstanding pre-petition debt obligations except for the Predecessor Senior Credit and Term Facility. However, interest expense related to the Predecessor Senior Credit and Term Facility for the three months ended March 31, 2010 was approximately $1.1 million higher than it would have been absent the voluntary petitions for reorganization due mainly to the conversion of the outstanding interest rate swap liability and accrued facility fee balance as of the Petition Date, as well as the increased interest rate spread being paid on certain components of senior debt.

8.	Senior notes

On December 10, 2010, the Company completed the private placement of $400.0 million aggregate principal amount of the Senior Notes to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S of the Securities Act of 1933, as amended. The private placement of the Senior Notes resulted in net proceeds to the Company of approximately $392.0 million. The Senior Notes were issued pursuant to an indenture (the “Indenture”), dated as of December 10, 2010 by and among the Company, Wilmington Trust Company, a Delaware banking corporation, as trustee, and Deutsche Bank Trust Company Americas, a New York banking corporation, as registrar, authentication agent and paying agent.

The Senior Notes will mature on December 15, 2018, and bear interest at a rate of 7.75% per annum, payable semi-annually in cash in arrears on June 15 and December 15 of each year, beginning on June 15, 2011. The Senior Notes are senior unsecured obligations of the Company and are guaranteed by each of the Company’s subsidiaries that guarantees the Credit Facilities.

The terms of the Indenture, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness or issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, their capital stock or repurchase their capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets; (v) create liens or use assets as security in other transactions; (vi) merge, consolidate or transfer or dispose of substantially all of their assets; and (vii) engage in certain

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

transactions with affiliates. These covenants are subject to a number of important limitations and exceptions that are described in the Indenture.

The Senior Notes are redeemable, in whole or in part, at any time after December 15, 2014, at the redemption prices specified in the Indenture, together with accrued and unpaid interest, if any, to the redemption date. At any time prior to December 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds from one or more equity offerings at a redemption price equal to 107.75% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to December 15, 2014, the Company may redeem the Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Senior Notes so redeemed, plus a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. The Company may also redeem all or part of the Senior Notes at a redemption price equal to 107.75% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date if specified change of control or business combination events occur on or before 180 days after the issue date of the Senior Notes.

The Company incurred $9.2 million of debt issuance costs in connection with the issuance of the Senior Notes, and amortization of these costs was $0.3 million during the three months ended March 31, 2011.

9.	Stockholders’ equity

Successor

Pursuant to the Emergence Plan and upon the Company’s emergence from bankruptcy, the Company issued three forms of equity: class A common stock (currently traded over-the-counter under the symbol “CDELA”); class B common stock (currently traded over-the-counter under the symbol “CDELB”); and warrants to purchase shares of class B common stock (the “Special Warrants”) (currently traded over-the-counter under the symbol “CDDGW”). As of its emergence from bankruptcy, the Company issued approximately 3.0 million shares of class A common stock; approximately 16.7 million shares of class B common stock and approximately 25.4 million Special Warrants.

The Company is authorized to issue up to 100 million shares of class A common stock, of which approximately 4.5 million shares were issued and outstanding as of March 31, 2011. This includes 1.2 million nonvested shares of class A common stock that were granted in August 2010 and remain outstanding (see Note 10). Each holder of class A common stock has unlimited voting rights and is entitled to one vote for each share and shall vote, together with the holders of class B common stock, as a single class with respect to the limited number of matters which may be submitted to a vote of the holders of common stock and for which the holders of class B common stock are entitled to vote.

The Company is authorized to issue up to 100 million shares of class B common stock, of which approximately 18.2 million shares were issued and outstanding as of March 31, 2011. Holders of class B common stock have certain limitations on their voting rights, but are entitled to vote on most material matters involving the Company, including material asset sales, business combinations and recapitalizations. Each holder of class B common stock is entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of class B common stock that does not similarly affect the rights or obligations of the holders of class A common stock. If certain specific actions are submitted to a vote of the holders of common stock, each share of class B common stock shall be entitled to vote with class A common stock, with each share of common stock having one vote and voting together as a single class. Each share of class B common stock may be converted into one share of class A common stock by the holder, provided that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC multiple ownership rules and regulations.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

As of the Emergence Date, the Company issued Special Warrants to purchase up to an aggregate of approximately 25.4 million shares of class B common stock to certain holders of senior claims and general unsecured claims, of which 23.6 million Special Warrants were outstanding as of March 31, 2011. The Special Warrants have a 20-year term and will expire on June 3, 2030. The conversion of the Special Warrants is subject to the Company’s compliance with applicable FCC regulations. Each Special Warrant to purchase class B common stock may be exercised prior to its expiration date at the minimal exercise price, which is the $0.001 per share par value of the class B common stock, provided that ownership of the Company by the holder does not cause the Company to violate applicable FCC rules and regulations surrounding foreign ownership of broadcasting licenses.

The Company is authorized to issue up to 50 million shares of preferred stock. No preferred shares were issued as of March 31, 2011.

The holders of Special Warrants participate in any dividends ratably, provided that no such distribution shall be made to holders of Special Warrants, class A common stock and class B common stock if (i) an FCC ruling, regulation or policy prohibits such distribution to holders of warrants or (ii) the Company’s FCC counsel opines that such distribution is reasonably likely to cause (a) the Company to violate any applicable FCC rules or regulations or (b) any such holder of Special Warrants to be deemed to hold an attributable interest in the Company.

Equity held in reserve

Holders of unsecured claims, including the secured lenders’ deficiency claim in the stipulated amount of $267.2 million and the claims of the Predecessor’s convertible subordinated noteholders, received a pro rata share of (i) 10% of Successor equity (subject to dilution for distributions of equity under the Successor’s equity incentive program) and (ii) $36.0 million in cash. Once the allowed amount of an unsecured claim is determined through settlement or by Bankruptcy Court order, the claimant is entitled to a distribution as provided for by the Emergence Plan. As of March 31, 2011, 4.1 million units of equity and $32.3 million in cash had been distributed to holders of allowed unsecured claims that totaled $321.8 million; and approximately 467,000 units of Successor equity and $3.7 million of cash were held in reserve to satisfy remaining allowed, disputed or unreconciled unsecured claims. Shares held in reserve are not designated as class A common stock, class B common stock or Special Warrants until issuance. The Successor equity held in reserve to be disbursed on account of unsecured claims is separately identified in the accompanying consolidated condensed balance sheets. If sufficient excess shares of equity and cash remain in reserve after resolution of all disputed unsecured claims, such shares and cash will be distributed to the claimants with allowed unsecured claims pro-rata, based on the number of shares and amount of cash they received pursuant to the Emergence Plan.

Predecessor

Citadel Broadcasting Corporation was incorporated in Delaware in 1993 and was initially capitalized by partnerships affiliated with FL&Co. in connection with a leveraged buyout transaction. The Predecessor’s initial public offering registration statement with the Securities and Exchange Commission was declared effective in July 2003. The Predecessor issued 151.7 million shares of its common stock to TWDC’s stockholders in connection with the ABC Merger. In connection with the Company’s reorganization and emergence from bankruptcy, all shares of common stock of the Predecessor outstanding prior to the Emergence Date were cancelled pursuant to the Emergence Plan.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

10.	Stock-based compensation

Successor

The Company adopted the Citadel Broadcasting Corporation 2010 Equity Incentive Plan (the “2010 EI Plan”) via approval of the Bankruptcy Court, effective as of the Emergence Date, which was amended on June 9, 2010. The 2010 EI Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, performance awards, restricted stock units, restricted stock and other stock awards (collectively, the “Awards”).

The aggregate number of shares of common stock available for delivery pursuant to Awards granted under the 2010 EI Plan is 10,000,000 shares, and as of March 31, 2011, the total number of shares that remain authorized, reserved, and available for issuance under the 2010 EI Plan was 5.7 million.

Total stock-based compensation expense for the three months ended March 31, 2011 was $12.0 million, on a pre-tax basis. The associated tax benefit for the three months ended March 31, 2011, was $4.8 million.

As of March 31, 2011, unrecognized pre-tax stock-based compensation expense was approximately $47.5 million and is expected to be recognized over a period of approximately 1.2 years.

The following table summarizes the Successor’s stock option activity for the three months ended March 31, 2011:

Weighted-
		Weighted-	average
		average	remaining	Aggregate
		exercise	contractual	intrinsic
	Options	Price	term	value
	(in thousands)		(In years)	(in thousands)

Options of Common Stock
Outstanding as of January 1, 2011	3,267	$29.00
Granted	—	—
Exercised	—	—
Forfeited	—	—
Cancelled	(107)	—

Outstanding as of March 31, 2011	3,160	$29.00	8.9	$16,591

Vested or expected to vest as of March 31, 2011(1)	3,084	$29.00	8.9	$16,192

Exercisable as of March 31, 2011	—	$—	—	$—

(1)	Options expected to vest represent the options outstanding reduced for estimated forfeitures.

No options were granted or exercised during the three months ended March 31, 2011.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

The Successor’s activity related to shares of nonvested stock for the three months ended March 31, 2011 is summarized as follows:

		Weighted-
	Number of	average
	nonvested	grant date
	share awards	fair value
	(in thousands)

Shares of Nonvested Class A Common Stock Awards
Nonvested awards as of January 1, 2011	1,207	$23.00
Granted	—	—
Awards vested	—	—
Forfeited	(19)	23.00

Nonvested awards as of March 31, 2011	1,188	$23.00

There were no nonvested shares of common stock that vested during the three months ended March 31, 2011.

Predecessor

Total stock-based compensation expense for the three months ended March 31, 2010 was $0.6 million on a pre-tax basis. No tax benefit was recognized with respect to this expense since there was a valuation allowance against the Company’s deferred tax asset as of March 31, 2010. The Predecessor issued no share-based payments and there were no options exercised during the three months ended March 31, 2010. The total fair value of awards of nonvested shares of common stock units that vested during the three months ended March 31, 2010 was $2.9 million.

Nonvested shares of the Predecessor’s common stock and options to purchase shares of the Predecessor’s common stock were generally granted under the Citadel Broadcasting Corporation Amended and Restated 2002 Stock Option and Award Plan (the “2002 Stock Option and Award Plan”). However, pursuant to the Emergence Plan, the 2002 Stock Option and Award Plan was terminated as of the Emergence Date and all share-based payments previously granted thereunder were canceled as of the Emergence Date. As of the Fresh-Start Date, approximately 7.5 million options to purchase common stock and 1.4 million nonvested shares were outstanding.

11.	Income taxes

Successor

For the three months ended March 31, 2011, the Company’s effective tax rate was 44.6%. The effective rate differed from the federal tax rate of 35% primarily due to state income taxes, net of federal benefit, and other permanent differences.

Predecessor

For the three months ended March 31, 2010, the Predecessor’s effective tax rate was 12.6%. The effective rate differed from the federal tax rate of 35% primarily due to changes in the Predecessor’s valuation allowance.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

12.	Earnings per share

Successor

Basic earnings per share for the three months ended March 31, 2011 includes the outstanding amount of both class A and class B common stock, as well as Special Warrants, whether outstanding or held in reserve to be issued. All of the components of the Successor’s equity described above are treated equally for accounting purposes, and the distinctions relate solely to certain voting restrictions and conversion mechanisms in order to allow the Company to comply with applicable FCC rules and regulations. Potentially dilutive equivalent shares of the Successor’s class A common stock include approximately 0.4 million additional shares related to outstanding nonvested shares of class A common stock for the quarter ended March 31, 2011, which were excluded from the computation of diluted weighted average shares outstanding as their effect was antidilutive due to the net loss reported. There were no potentially dilutive equivalent shares related to options to purchase shares of class A common stock for the three months ended March 31, 2011.

Predecessor

The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computation for the three months ended March 31, 2010:

(In thousands,
except per share data)

NUMERATOR:
Income available to common shareholders	$11,480
DENOMINATOR:
Weighted average common shares	266,085
Effect of dilutive securities:
Options	—
Nonvested shares	—
Convertible subordinated notes	1,920

Denominator for net income per common share—diluted	268,005

Net income per common share:
Basic	$0.04

Diluted	$0.04

The diluted shares outstanding for the three months ended March 31, 2010 included approximately 1.9 million shares of common stock of the Predecessor related to the conversion of the Predecessor’s convertible subordinated notes. While operating under Chapter 11 of the Bankruptcy Code, the Predecessor was prohibited from paying unsecured pre-petition debts, including the convertible subordinated notes and interest thereon. Therefore, for the three months ended March 31, 2010, there was no related interest expense to consider in the calculation of the Predecessor’s diluted shares. There were no potentially dilutive equivalent shares related to nonvested shares of common stock or options to purchase shares of common stock for the three months ended March 31, 2010.

13.	Fair value of financial instruments

The Company’s financial instruments are measured at fair value on a recurring basis. The related guidance requires, among other things, enhanced disclosures about investments that are measured and reported at fair value and establishes a hierarchical disclosure framework that prioritizes and ranks the level of market

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

price observability used in measuring investments at fair value. The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2—Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3—Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. As of March 31, 2011, all of the Company’s financial instruments were classified as level 3 except for its cash equivalents, which were classified as level 1.

The following table presents the changes in level 3 instruments measured on a recurring basis for the three months ended March 31, 2011:

	January 1,	Expense items	March 31,
	2011	recognized	2011
	(in thousands)

Financial Liabilities:
SERP liability	$11,477	$414	$11,891

There were no level 3 financial instruments as of March 31, 2010.

The following summary presents a description of the methodologies and assumptions used to determine the estimated fair values for the Company’s significant financial instruments.

Cash Equivalents: Cash equivalents represent amounts held in mutual funds that invest in short-term United States Treasury funds or other short-term investments. Due to the short-term nature of these investments, their carrying values were assumed to approximate fair value.

Accounts Receivable, Accounts Payable and Accrued Liabilities: The carrying amount was assumed to approximate the fair value because of the liquidity or short-term maturity of these instruments.

Senior Debt: Based on available evidence, including certain trading prices, the estimated fair value of the Term Loan as of March 31, 2011 approximated its carrying value of $346.5 million.

Senior Notes: Based on available evidence, including certain trading prices, the estimated fair value of the Senior Notes as of March 31, 2011 was $431.0 million compared to the carrying value of $400.0 million.

Other Long-Term Liabilities, including the SERP: The Company’s liability under the SERP was initially recorded at its estimated fair value as of the Fresh-Start Date. The Company evaluates the estimated fair value of the SERP liability as of each reporting date to determine if any significant changes have occurred in the underlying assumptions. Any change in the fair value is recognized in the statement of operations at the time of adjustment. The terms of the Company’s other long-term liabilities approximate the terms in the marketplace. Therefore, the fair values approximated the carrying values of these financial instruments.

14.	Reportable segments

The Company operates two reportable segments, Radio Markets and Radio Network, as there is discrete financial information available for each segment and the segment operating results are reviewed by the chief operating decision maker. The Radio Markets’ revenue is primarily derived from the sale of broadcasting time to local, regional and national advertisers. Revenue for the Radio Network is generated primarily through

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

national advertising. The Company presents segment operating income (“SOI”), which is not calculated according to accounting principles generally accepted in the United States, as the primary measure of operating performance; for planning purposes, including the preparation of the Company’s annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies; in communications with our board of directors concerning our financial performance; and when determining management’s incentive compensation. SOI is defined as operating income by segment adjusted to exclude depreciation and amortization, local marketing agreement fees, non-cash compensation expense, corporate general and administrative expenses, and other, net. The Company believes the presentation of SOI is relevant and useful for investors because it allows investors to view segment performance in a manner similar to a primary method used by the Company’s management and enhances their ability to understand the Company’s operating performance.

	Successor	Predecessor
	Three months	Three months
	ended	ended
	March 31,	March 31,
	2011	2010
	(in thousands)

Net revenue:
Radio Markets	$136,365	$138,144
Radio Network	24,870	28,059

Segment revenue	$161,235	$166,203

Intersegment revenue:
Radio Markets	$(1,213)	$(1,175)
Radio Network	—	—

Total intersegment revenue	$(1,213)	$(1,175)

Net revenue	$160,022	$165,028

SOI:
Radio Markets	$46,961	$46,384
Radio Network	1,154	3,354
Corporate general and administrative	(14,452)	(5,160)
Local marketing agreement fees	(99)	(269)
Non-cash compensation expense	(2,807)	(319)
Depreciation and amortization	(23,043)	(6,855)
Other, net	(7,284)	2

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

	Successor	Predecessor
	Three months	Three months
	ended	ended
	March 31,	March 31,
	2011	2010
	(in thousands)

Operating income	430	37,137
Reorganization items, net	—	13,480
Interest expense, net	12,411	10,521

(Loss) income before income taxes	(11,981)	13,136
Income tax (benefit) expense	(5,343)	1,656

Net (loss) income	$(6,638)	$11,480

Segment local marketing agreement fees:
Radio Markets	$99	$269
Radio Network	—	—

Total segment local marketing agreement fees	$99	$269

Segment non-cash compensation expense:
Radio Markets	$2,486	$297
Radio Network	321	22

Total segment non-cash compensation expense	$2,807	$319

Segment depreciation and amortization:
Radio Markets	$19,588	$5,031
Radio Network	3,455	1,824

Total segment depreciation and amortization	$23,043	$6,855

	Successor
	March 31,	December 31,
	2011	2010
	(in thousands)

Identifiable assets:
Radio Markets, exclusive of goodwill shown separately below	$1,383,981	$1,416,723

Goodwill	719,229	719,229

Total Radio Markets identifiable assets	$2,103,210	$2,135,952
Radio Network, exclusive of goodwill shown separately below	$107,903	$103,130
Goodwill	44,620	44,620

Total Radio Network identifiable assets	$152,523	$147,750

Corporate and other identifiable assets	$151,712	$124,412

Total assets	$2,407,445	$2,408,114

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

15.	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, or other sources are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated.

Effective December 31, 2009, the Company’s radio music license agreements with the two largest performance rights organizations, American Society of Composers, Authors and Publishers (“ASCAP”) and Broadcast Music, Inc. (“BMI”), expired. The Radio Music License Committee (“RMLC”), which negotiates music licensing fees for most of the radio industry with ASCAP and BMI, had reached an agreement with these organizations on a temporary fee schedule that reflects a provisional discount of 7.0% against 2009 fee levels. The temporary fee reductions became effective in January 2010. Absent an agreement on long-term fees between the RMLC and ASCAP and BMI, the U.S. District Court in New York has the authority to make an interim and permanent fee ruling for the new contract period. In May 2010 and June 2010, the U.S. District Court’s judges charged with determining the license fees ruled to further reduce interim fees paid to ASCAP and BMI, respectively, down approximately another 11.0% from the previous temporary fees negotiated with the RMLC. When the license fee negotiations are finalized, the rate will be retroactive to January 1, 2010, and the amounts could be greater or less than the temporary fees and could be material to the Company’s financial results and cash flows.

Litigation

On March 14, 2011, the Company, its board of directors, and Cumulus were named in a putative shareholder class action complaint filed in the District Court of Clark County, Nevada, by a purported Citadel shareholder. On March 23, 2011, these same defendants, as well as Cadet Holding Corporation and Cadet Merger Corporation, were named in a second putative shareholder class action complaint filed in the same court by another purported Citadel shareholder. The complaints allege that the Company’s directors breached their fiduciary duties by approving the Cumulus Merger for allegedly inadequate consideration and following an allegedly unfair sale process. The complaint in the first action also alleges that the Company’s directors breached their fiduciary duties by allegedly withholding material information relating to the Cumulus Merger. The two complaints further allege that the Company and Cumulus aided and abetted the Citadel directors’ alleged breaches of fiduciary duty, and the complaint filed in the second action alleges, additionally, that Cadet Holding Company and Cadet Merger Corporation aided and abetted these alleged breaches of fiduciary duty. The complaints seek, among other things, a declaration that the action can proceed as a class action, an order enjoining the completion of the Cumulus Merger, rescission of the Cumulus Merger, attorneys’ fees, and such other relief as the court deems just and proper. The complaint filed in the second action also seeks rescissory damages.

On May 6, 2011, a third action challenging the Cumulus Merger was filed. In particular, on that date, two purported common stockholders of the Company filed a putative class action complaint against the Company, its board of directors, Cumulus, Cadet Holding Corporation, and Cadet Merger Corporation in the Court of Chancery of the State of Delaware. The complaint alleges that these directors breached their fiduciary duties to the Company’s stockholders by approving the Cumulus Merger for allegedly inadequate consideration and following an allegedly unfair sale process and that the remaining defendants aided and abetted these alleged breaches. The complaint seeks, among other things, an order enjoining the Cumulus Merger, a declaration that the action is properly maintainable as a class action, and rescission of the merger agreement, as well as attorneys’ fees and costs. The Company intends to vigorously defend against these actions.

On the Petition Date, the Debtors filed voluntary petitions in the Bankruptcy Court seeking relief under the Bankruptcy Code. Upon commencement of the Chapter 11 Proceedings, the Debtors also announced that they had reached an accord with over 60% of their senior secured lenders on the terms of a pre-negotiated financial restructuring that sought to extinguish approximately $1.4 billion of indebtedness. Specifically, the

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated condensed financial statements unaudited — (Continued)

Company entered into a letter agreement, effective as of the Petition Date (the “Emergence Plan Support Agreement”), with over 60% of the holders of the Company’s secured debt issued pursuant to the Predecessor Senior Credit and Term Facility.

On December 21, 2009, the Company announced that the Bankruptcy Court granted all of the Company’s “first day” motions and applications, which allowed the Company to satisfy its obligations with cash on hand and pay employee wages, salaries and benefits, among other things, without interruption during the course of the restructuring.

On February 3, 2010, the Debtors filed with the Bankruptcy Court a proposed joint plan of reorganization and a related disclosure statement pursuant to Chapter 11 of the Bankruptcy Code. On March 15, 2010, the Debtors filed with the Bankruptcy Court a First Modified Joint Plan of Reorganization and the related disclosure statement pursuant to Chapter 11 of the Bankruptcy Code.

On March 15, 2010, the Bankruptcy Court approved the disclosure statement and authorized the Company to begin soliciting votes on the Emergence Plan.

On May 10, 2010, the Debtors filed the second modified Emergence Plan, reflecting certain technical, nonmaterial modifications to the first modification. Objections to the Debtors’ Emergence Plan were filed with the Bankruptcy Court by several stockholders, and on May 12, 2010, the Bankruptcy Court commenced a multi-day hearing, which ended on May 17, 2010 with the Bankruptcy Court confirming the Debtors’ Emergence Plan.

On the Confirmation Date, the Bankruptcy Court entered the Confirmation Order confirming the Emergence Plan, and on May 26, 2010, the FCC granted the long form applications for transfer of control of the Company’s FCC licenses to the new stockholders of the Company.

On the Emergence Date, the Debtors consummated their reorganization, and the Emergence Plan became effective. The distribution of securities of the new reorganized successor to the Company under the Emergence Plan was made on the Emergence Date. Under the Emergence Plan, the Debtors distributed three forms of equity: class A common stock; class B common stock; and the Special Warrants.

Pursuant to the Bankruptcy Code, pre-petition claims (including secured, unsecured, priority and administrative claims) of the Debtors are evidenced in the schedules of liabilities filed by the Debtors with the Bankruptcy Court and by proofs of claim filed by creditors. The process to resolve these claims continues until all pre-petition claims are resolved. In connection with resolving these claims, certain claims could result in additional expense or income in the Successor’s financial statements if actual results differ from estimated liabilities, and such additional expense or income could be material.

The Company is involved in certain other claims and lawsuits arising in the ordinary course of its business. The Company believes that such litigation and claims will be resolved without a material adverse impact on its results of operations, cash flows or financial condition.

Report of independent registered public accounting firm

Board of Directors and Stockholders of
Citadel Broadcasting Corporation
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Citadel Broadcasting Corporation and subsidiaries (the “Company”) as of December 31, 2010 (successor) and 2009 (predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from June 1, 2010 to December 31, 2010 (successor), the period from January 1, 2010 to May 31, 2010 (predecessor) and for each of the two years in the period ended December 31, 2009 (predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Citadel Broadcasting Corporation and subsidiaries as of December 31, 2010 (successor) and 2009 (predecessor), and the results of their operations and their cash flows for the period from June 1, 2010 to December 31, 2010 (successor), the period from January 1, 2010 to May 31, 2010 (predecessor) and for each of the two years in the period ended December 31, 2009 (predecessor), in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 30, 2011

Citadel Broadcasting Corporation and Subsidiaries
Consolidated balance sheets

	Successor	Predecessor
	December 31, 2010	December 31, 2009
	(in thousands, except share and per share amounts)

Assets
Current assets
Cash and cash equivalents	$111,624	$57,441
Accounts receivable, net	138,751	159,201
Prepaid expenses and other current assets (including deferred income tax assets of $23,023 and $566 as of December 31, 2010 and December 31, 2009, respectively)	37,418	21,177

Total current assets	287,793	237,819
Long-term assets
Property and equipment, net	200,121	201,542
FCC licenses	893,610	600,603
Goodwill	763,849	321,976
Customer and affiliate relationships, net	195,080	36,284
Other assets, net	67,661	19,765

Total assets	$2,408,114	$1,417,989

Liabilities and stockholders’ equity (deficit)
Liabilities not subject to compromise
Current liabilities
Accounts payable, accrued liabilities and other liabilities	$56,661	$36,376
Senior debt, current	3,500	—

Total current liabilities not subject to compromise	60,161	36,376
Long-term liabilities
Senior debt, less current portion	346,500	—
Senior notes	400,000	—
Other long-term liabilities, less current portion	58,342	2,631
Deferred income tax liabilities	268,454	180,422

Total liabilities not subject to compromise	1,133,457	219,429
Liabilities subject to compromise	—	2,270,418

Total liabilities	1,133,457	2,489,847

Commitments and contingencies
Stockholders’ equity (deficit)
Successor preferred stock, $.001 par value—authorized, 50,000,000 shares at December 31, 2010; no shares issued or outstanding at December 31, 2010	—	—
Successor class A common stock, $.001 par value—authorized, 100,000,000 shares at December 31, 2010; issued and outstanding, 4,539,601 shares at December 31, 2010	5	—
Successor class B common stock, $.001 par value—authorized, 100,000,000 shares at December 31, 2010; issued and outstanding, 18,131,638 shares at December 31, 2010	18	—
Successor equity held in reserve	13,182	—
Additional paid-in capital (including 23,682,484 Successor special warrants at December 31, 2010)	1,263,235	2,447,084
Predecessor preferred stock, $.01 par value—authorized, 200,000,000 shares at December 31, 2009; no shares issued or outstanding at December 31, 2009	—	—
Predecessor common stock, $.01 par value—authorized, 500,000,000 shares at December 31, 2009; issued and outstanding, 294,035,525 and 265,623,369, respectively at December 31, 2009	—	2,940
Predecessor treasury stock, at cost, 28,412,156 shares at December 31, 2009	—	(344,371)
Accumulated deficit	(1,783)	(3,177,511)

Total stockholders’ equity (deficit)	1,274,657	(1,071,858)

Total liabilities and stockholders’ equity (deficit)	$2,408,114	$1,417,989

See accompanying notes to consolidated financial statements.

Citadel Broadcasting Corporation and Subsidiaries
Consolidated statements of operations

	Successor	Predecessor
	Period from	Period from
	June 1,	January 1, 2010
	2010	through
	through	May 31,	Year ended December 31,
	December 31, 2010	2010	2009	2008
	(in thousands, except per share amounts)

Net revenue	$444,142	$295,424	$723,620	$863,121
Operating expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below, and including non-cash compensation expense of $954, $526, $1,516 and $2,370, respectively	164,594	116,103	306,648	353,014
Selling, general and administrative, including non-cash compensation expense of $3,244, $785, $3,884 and $4,984, respectively	113,637	78,582	203,871	227,517
Corporate general and administrative, including non-cash compensation expense of $14,587, $570 and $5,135 and $6,652, respectively	26,394	8,929	26,320	32,049
Local marketing agreement fees	379	455	1,027	1,334
Asset impairment and disposal charges	—	—	985,653	1,208,208
Depreciation and amortization	58,564	11,365	35,599	45,264
Non-cash amounts related to contractual obligations	—	—	—	21,440
Other, net	7,486	854	6,841	(1,688)

Operating expenses	371,054	216,288	1,565,959	1,887,138

Operating income (loss)	73,088	79,136	(842,339)	(1,024,017)

Reorganization items, net	—	(1,014,077)	4,556	—
Interest expense, net	45,365	17,771	190,175	211,818
Extinguishment of debt	20,969	—	(428)	(114,736)
Write-off of deferred financing costs and debt discount upon extinguishment of debt and other debt-related fees	984	—	814	11,399

Income (loss) before income taxes	5,770	1,075,442	(1,037,456)	(1,132,498)
Income tax expense (benefit)	7,553	5,737	(254,097)	(162,679)

Net (loss) income	$(1,783)	$1,069,705	$(783,359)	$(969,819)

Net (loss) income per share—basic	$(0.04)	$4.02	$(2.97)	$(3.69)

Net (loss) income per share—diluted	$(0.04)	$3.99	$(2.97)	$(3.69)

Weighted average common shares outstanding—basic	45,625	266,041	263,989	262,812

Weighted average common shares outstanding—diluted	45,625	267,961	263,989	262,812

See accompanying notes to consolidated financial statements.

Citadel Broadcasting Corporation and Subsidiaries
Consolidated statements of stockholders’ equity

	Class A		Class B
	common stock		common stock		Common stock		Reserve		Treasury stock
													Accumulated	Total
							Shares				Additional		other	stockholders’
							held in				paid-in	Accumulated	comprehensive	equity
	Shares	Amount	Shares	Amount	Shares	Amount	reserve	Amount	Shares	Amount	capital	deficit	income (loss)	(deficit)
	(in thousands, except share amounts)

Predecessor:
Balances at January 1, 2008	—	$—	—	$—	290,726,502	$2,907	—	$—	(26,835,340)	$(343,042)	$2,422,076	$(1,424,333)	$(30,369)	$627,239
Net loss	—	—	—	—	—	—	—	—	—	—	—	(969,819)	—	(969,819)
Unrealized loss on derivative and hedging activities, net of tax	—	—	—	—	—	—	—	—	—	—	—	—	980	980
Reclassification of unrealized loss on derivative and hedging activities	—	—	—	—	—	—	—	—	—	—	—	—	29,389	29,389

Total comprehensive loss														(939,450)
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	13,449	—	—	13,449
Interest on shareholder notes	—	—	—	—	—	—	—	—	—	—	(15)	—	—	(15)
Issuance of restricted shares, net	—	—	—	—	6,847,570	69	—	—	—	—	(68)	—	—	1
Treasury stock associated with stock-based transactions	—	—	—	—	—	—	—	—	(1,015,833)	(1,255)	—	—	—	(1,255)
Dividend adjustment related to stock-based transactions	—	—	—	—	—	—	—	—	—	—	557	—	—	557
Adjustment to the conversion of equity awards in connection with the ABC Merger	—	—	—	—	—	—	—	—	—	—	526	—	—	526

Balances at December 31, 2008	—	$—	—	$—	297,574,072	$2,976	—	$—	(27,851,173)	$(344,297)	$2,436,525	$(2,394,152)	$—	$(298,948)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(783,359)	—	(783,359)
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	10,555	—	—	10,555
Interest on shareholder notes	—	—	—	—	—	—	—	—	—	—	(11)	—	—	(11)
Cancellation of restricted shares, net of issuances	—	—	—	—	(3,538,547)	(36)	—	—	—	—	35	—	—	(1)
Treasury stock associated with stock-based transactions	—	—	—	—	—	—	—	—	(560,983)	(74)	—	—	—	(74)
Dividend adjustment related to stock-based transactions	—	—	—	—	—	—	—	—	—	—	(20)	—	—	(20)

See accompanying notes to consolidated financial statements.

Citadel Broadcasting Corporation and Subsidiaries
Consolidated statements of stockholders’ equity — (Continued)

	Class A		Class B
	common stock		common stock		Common stock		Reserve		Treasury stock
													Accumulated	Total
							Shares				Additional		other	stockholders’
							held in				paid-in	Accumulated	comprehensive	equity
	Shares	Amount	Shares	Amount	Shares	Amount	reserve	Amount	Shares	Amount	capital	deficit	income (loss)	(deficit)
	(in thousands, except share amounts)

Balances at December 31, 2009	—	$—	—	$—	294,035,525	$2,940	—	$—	(28,412,156)	$(344,371)	$2,447,084	$(3,177,511)	$—	$(1,071,858)
Net income	—	—	—	—	—	—	—	—	—	—	—	19,415	—	19,415
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	1,107	—	—	1,107
Interest on shareholder notes	—	—	—	—	—	—	—	—	—	—	(6)	—	—	(6)
Issuance of restricted shares, net	—	—	—	—	201,103	2	—	—	—	—	(2)	—	—	—
Treasury stock associated with stock-based transactions	—	—	—	—	—	—	—	—	(159,570)	(5)	—	—	—	(5)
Dividend adjustment related to stock-based transactions	—	—	—	—	—	—	—	—	—	—	4	—	—	4

Balances at May 31, 2010	—	$—	—	$—	294,236,628	$2,942	—	$—	(28,571,726)	$(344,376)	$2,448,187	$(3,158,096)	$—	$(1,051,343)
Plan of reorganization adjustments:
Net income before reorganization items	—	—	—	—	—	—	—	—	—	—	—	128,490	—	128,490
Cancellation of Predecessor’s common and treasury stock	—	—	—	—	(294,236,628)	(2,942)	—	—	28,571,726	344,376	(341,434)	—	—	—
Issuance of new equity interests in connection with emergence from Chapter 11	3,031,311	3	16,699,015	17	—	—	518,614	14,305	—	—	1,244,113	—	—	1,258,438
Reorganization adjustments	—	—	—	—	—	—	—	—	—	—	1,051	—	—	1,051

Subtotal (predecessor)	3,031,311	$3	16,699,015	$17	—	$—	518,614	$14,305	—	$—	$3,351,917	$(3,029,606)	$—	$336,636
Fresh-start valuation adjustments:
Gain on revaluation of assets and liabilities	—	—	—	—	—	—	—	—	—	—	—	921,801		921,801
Elimination of Predecessor accumulated deficit	—	—	—	—	—	—	—	—	—	—	(2,107,805)	2,107,805	—	—

See accompanying notes to consolidated financial statements.

Citadel Broadcasting Corporation and Subsidiaries
Consolidated statements of stockholders’ equity — (Continued)

	Class A		Class B
	common stock		common stock		Common stock		Reserve		Treasury stock
							Shares						Accumulated	Total
							held				Additional		other	stockholders’
							in				paid-in	Accumulated	comprehensive	equity
	Shares	Amount	Shares	Amount	Shares	Amount	reserve	Amount	Shares	Amount	capital	deficit	income (loss)	(deficit)
	(in thousands, except share amounts)

Subtotal (successor)	3,031,311	$3	16,699,015	$17	—	$—	518,614	$14,305	—	$—	$1,244,112	$—	$—	$1,258,437
Successor:
Net loss from June 1, 2010 to December 31, 2010	—	—	—	—	—	—	—	—	—	—	—	(1,783)	—	(1,783)
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	18,042	—	—	18,042
Issuance of restricted shares, net	1,206,625	1	—	—	—	—	—	—	—	—	(1)	—	—	—
Equity conversions and distributions	301,665	1	1,432,623	1	—	—	(40,717)	(1,123)	—	—	1,121	—	—	—
Other	—	—	—	—	—	—	—	—	—	—	(39)	—	—	(39)

Balance at December 31, 2010	4,539,601	$5	18,131,638	$18	—	$—	477,897	$13,182	—	$—	$1,263,235	$(1,783)	$—	$1,274,657

See accompanying notes to consolidated financial statements.

Citadel Broadcasting Corporation and Subsidiaries
Consolidated statements of cash flows

	Successor	Predecessor
	Period from
	June 1,	Period from
	2010	January 1, 2010
	through	through	Year ended
	December 31,	May 31,	December 31,
	2010	2010	2009	2008
	(in thousands)

Cash flows from operating activities:
Net (loss) income	$(1,783)	$1,069,705	$(783,359)	$(969,819)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	58,564	11,365	35,599	45,264
Non-cash amounts related to contract obligations	—	—	—	21,440
Extinguishment of debt	20,969	—	(428)	(114,736)
Write-off of deferred financing costs and debt discount upon extinguishment of debt and other debt-related fees	984	—	160	11,399
Asset impairment and disposal charges	—	—	985,653	1,208,208
Non-cash debt-related amounts and facility fees	(1,693)	—	105,141	3,414
Reorganization items, net	—	(1,063,639)	4,087	—
Fair value of swap liability	—	—	(9,578)	82,355
Provision for bad debts	2,385	578	6,231	6,574
Loss (gain) on sale of assets	271	708	271	(625)
Deferred income taxes	6,057	5,150	(245,517)	(176,168)
Non-cash compensation expense	18,785	1,881	10,535	14,006
Changes in operating assets and liabilities:
Accounts receivable	3,795	13,884	5,586	14,168
Prepaid expenses and other current assets	2,861	(900)	(2,502)	(1,199)
Accounts payable, accrued liabilities and other obligations	(17,559)	5,855	(46,226)	(13,429)

Net cash provided by operating activities	93,636	44,587	65,653	130,852

Cash flows from investing activities:
Capital expenditures	(6,671)	(3,409)	(7,761)	(8,920)
Proceeds from sale of assets	13	5	23	1,494
Restricted cash	6,302	(7,773)	(2,460)	—
Other assets, net	78	25	50	90
FCC license upgrades	—	—	—	(2,114)
Cash paid to acquire stations	—	—	—	(388)

Net cash used in investing activities	(278)	(11,152)	(10,148)	(9,838)

	Successor	Predecessor
	Period from
	June 1,	Period from
	2010	January 1, 2010
	through	through	Year ended
	December 31,	May 31,	December 31,
	2010	2010	2009	2008
	(in thousands)

Cash flows from financing activities:
Principal payments on Emergence Term Loan	(762,500)	—	—	—
Proceeds from Term Loan	350,000	—	—	—
Proceeds from Senior Notes	400,000	—	—	—
Debt issuance costs	(21,878)	—	(11,477)	(10,836)
Prepayment penalty on extinguishment of debt	(38,030)	—	—	—
Principal payments on other long-term obligations	(72)	(125)	(192)	(56)
Payments for early extinguishment of debt, including related fees	—	—	(292)	(426,553)
Other debt-related expenses	—	—	(654)	—
Purchase of shares held in treasury	—	(5)	(73)	(1,256)
Principal payments on Senior Credit Facility	—	—	(4,010)	—
Proceeds from Predecessor Senior Credit and Term Facility	—	—	—	136,000

Net cash used in financing activities	(72,480)	(130)	(16,698)	(302,701)

Net increase (decrease) in cash and cash equivalents	20,878	33,305	38,807	(181,687)
Cash and cash equivalents, beginning of period	90,746	57,441	18,634	200,321

Cash and cash equivalents, end of period	$111,624	$90,746	$57,441	$18,634

See accompanying notes to consolidated financial statements.

Citadel Broadcasting Corporation and Subsidiaries
Consolidated statements of cash flows — (Continued)

Supplemental disclosure of cash flow information

	Successor	Predecessor
	Period from	Period from
	June 1,	January 1,
	2010	2010
	through	through	Year ended
	December 31,	May 31,	December 31,
	2010	2010	2009	2008
	(in thousands)

Cash Payments:
Interest	$45,932	$24,478	$91,190	$127,538
Income taxes	387	481	1,804	5,665
Reorganization items—cash paid for professional fees	—	17,651	—	—
Reorganization items—cash paid to unsecured creditors	319	31,913	—	—
Barter Transactions:
Barter revenue—included in net revenue	11,088	7,574	19,830	19,107
Barter expenses—included in cost of revenue and selling, general and administrative expense	10,809	7,278	20,332	18,784
Write-off of valuation adjustment	17,061	—	—	—

See accompanying notes to consolidated financial statements.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements

1.	Description of the Company

Description of business

Subsidiaries of Citadel Broadcasting Corporation own and operate radio stations and hold FCC licenses in 27 states and the District of Columbia. Radio stations serving the same geographic area (i.e., principally a city or combination of cities) are referred to as a market. Citadel Broadcasting Corporation (together with its consolidated subsidiaries, the “Company”) aggregates the geographic markets in which it operates into one reportable segment (“Radio Markets”). In addition to owning and operating radio stations, the Company also owns and operates Citadel Media (the “Radio Network”), which produces and distributes a variety of radio programming and formats that are syndicated across approximately 4,000 station affiliates and 9,000 program affiliations, and is a separate reportable segment.

Company history

In January 2001, the Company was formed by affiliates of Forstmann Little & Co. (“FL&Co.”) in connection with a leveraged buyout transaction of our predecessor, Citadel Broadcasting Company (“Citadel Broadcasting”).

On February 6, 2006, the Company and Alphabet Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“ABC Merger Sub”), entered into an agreement and plan of merger with The Walt Disney Company (“TWDC”), a Delaware corporation, and ABC Radio Holdings, Inc., formerly known as ABC Chicago FM Radio, Inc. (“ABC Radio”), a Delaware corporation and wholly-owned subsidiary of TWDC.

The Company, ABC Merger Sub, TWDC and ABC Radio consummated the (i) separation of the ABC Radio Network business and 22 ABC radio stations (collectively, the “ABC Radio Business”) from TWDC and its subsidiaries, (ii) spin-off of ABC Radio, which holds the ABC Radio Business, and (iii) merger of ABC Merger Sub with and into ABC Radio, with ABC Radio surviving as a wholly-owned subsidiary of the Company (the “ABC Merger”). In connection with those transactions, TWDC or one of its affiliates retained cash from the proceeds of debt incurred by ABC Radio on June 5, 2007 in the amount of $1.35 billion (the “ABC Radio Debt”). Immediately thereafter, the separate corporate existence of ABC Merger Sub ceased, and ABC Radio was renamed Alphabet Acquisition Corp. The ABC Merger became effective on June 12, 2007.

Also, on June 12, 2007, to effectuate the ABC Merger, the Company entered into a credit agreement to provide debt financing to the Company in connection with the payment of a special distribution on June 12, 2007 immediately prior to the closing of the ABC Merger in the amount of $2.4631 per share to all pre-merger holders of record of Company common stock as of June 8, 2007 (the “Special Distribution”), the refinancing of Citadel Broadcasting’s existing senior credit facility, the refinancing of the ABC Radio Debt and the completion of the ABC Merger. This senior credit and term agreement provided for $200 million in revolving loans through June 2013, $600 million term loans maturing in June 2013 (“Tranche A Term Loans”), and $1,535 million term loans maturing in June 2014 (“Tranche B Term Loans”) (collectively, the “Predecessor Senior Credit and Term Facility”).

Plan of reorganization

On December 20, 2009 (“Petition Date”), Citadel Broadcasting Corporation and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) (collectively, the “Chapter 11 Proceedings”). On May 10, 2010, the Debtors filed the second modified joint plan of reorganization of Citadel Broadcasting Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (including all modifications, the “Emergence Plan”), and on May 19, 2010 (the “Confirmation Date”), the Bankruptcy Court entered an order

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

(the “Confirmation Order”), confirming the Emergence Plan. On June 3, 2010 (the “Emergence Date”), the Debtors consummated their reorganization and the Emergence Plan became effective. As a result, the Company is considered a successor registrant and, pursuant to Rule 12g-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), the Company’s class A common stock is deemed to be registered pursuant to Section 12(g) of the Exchange Act.

Under the Emergence Plan, the Debtors distributed three forms of equity: class A common stock (currently traded over-the-counter under the symbol “CDELA”); class B common stock (currently traded over-the-counter under the symbol “CDELB”); and special warrants to purchase class B common stock (currently traded over-the- counter under the symbol “CDDGW”). See Note 14.

The refinancing transactions

In accordance with the Emergence Plan, approximately $2.1 billion of the debt outstanding under the Predecessor Senior Credit and Term Facility was converted into a term loan dated as of June 3, 2010 among the Company, the several lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Emergence Term Loan Facility”) in the initial principal amount of $762.5 million with a 5-year term. See Notes 3 and 10 for additional discussion of the Emergence Plan and the Emergence Term Loan Facility.

The Company entered into a new credit agreement dated as of December 10, 2010 (the “Credit Agreement”) by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders. The Credit Agreement consists of a term loan credit facility of $350.0 million with a term of six years (the “Term Loan”) and a revolving credit facility in the amount of $150.0 million under which a swing line sub-facility of up to $30.0 million may be borrowed and letters of credit may be issued (the “Revolving Loan,” together with the Term Loan, the “Credit Facilities”). The Revolving Loan was undrawn at closing and remained undrawn as of December 31, 2010; however, the Company had $147.1 million of availability under the Revolving Loan due to outstanding letters of credit of $2.9 million. The Company used the proceeds of the Term Loan, along with the net proceeds from the concurrent issuance of the $400.0 million aggregate principal amount of senior notes (the “Senior Notes”), and cash on hand to repay the amounts outstanding under its Emergence Term Loan Facility. See additional discussion at Notes 10 and 11.

Principles of consolidation and presentation

The accompanying consolidated financial statements of the Company include Citadel Broadcasting Corporation, Citadel Broadcasting, ABC Radio and their consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company was required to adopt fresh-start reporting as of the Confirmation Date or such later date when all material conditions precedent to the effectiveness of the Emergence Plan had been satisfied, but no later than the Emergence Date. All material conditions were satisfied on the Emergence Date, and in light of the proximity of this date to the Company’s May 31, 2010 accounting period end, the effects of fresh-start reporting and the Emergence Plan were reported for accounting purposes as if they occurred on May 31, 2010 (the “Fresh-Start Date”). The Company adopted fresh-start reporting provisions in accordance with accounting guidance on reorganizations (see Note 3). The Company applied the provisions of fresh-start reporting as of May 31, 2010 instead of the June 3, 2010 Emergence Date, which did not result in a material difference to the Company’s results of operations or financial condition.

References in this report to “Successor” refer to the Company on or after the Fresh-Start Date. References to “Predecessor” refer to the Company prior to the Fresh-Start Date. Consolidated financial statements as of December 31, 2010 and for the period from June 1, 2010 through December 31, 2010

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

represent the Successor’s financial position and results of operations (the “Successor Period”). The consolidated financial statements as of December 31, 2009, for the period from January 1, 2010 through May 31, 2010 and for each of the years ended December 31, 2009 and 2008 represent the Predecessor’s financial position and results of operations (the “Predecessor Periods”). References in this report to the “Company” refer to Citadel Broadcasting Corporation and its consolidated subsidiaries, whether Predecessor and/or Successor, as appropriate. The Predecessor Periods reflect the historical accounting basis of the Predecessor’s assets and liabilities, while the Successor Period reflects assets and liabilities at fair value, based on an allocation of the Company’s enterprise value to its assets and liabilities pursuant to accounting guidance related to business combinations (see Note 3). The Company’s emergence from bankruptcy resulted in a new reporting entity that had no retained earnings or accumulated deficit as of the Fresh-Start Date. Accordingly, the Company’s consolidated financial statements for the Predecessor Periods are not comparable to its consolidated financial statements for the Successor Period. Operating results for the Successor and Predecessor Periods are not necessarily indicative of the results to be expected for a full fiscal year.

For the period between the Petition Date and the Fresh-Start Date, the consolidated financial statements of the Predecessor were prepared in accordance with accounting guidance for financial reporting by entities in reorganization under the Bankruptcy Code. Accordingly, all pre-petition liabilities subject to compromise were segregated in the Predecessor’s consolidated balance sheet as of December 31, 2009 and classified as liabilities subject to compromise at the estimated amounts of allowable claims as of that date. Liabilities not subject to compromise are separately classified as current and non-current. Reorganization items include the expenses, realized gains and losses, and provisions for losses resulting from the reorganization under the Bankruptcy Code, and are reported separately as reorganization items in the Predecessor’s consolidated statements of operations.

In connection with the ABC Merger, the Company is required to divest certain stations to comply with FCC ownership limits. Therefore, these stations, the carrying value of which is immaterial, were assigned to The Last Bastion Station Trust, LLC (“Last Bastion”) as trustee under a divestiture trust that complies with FCC rules as of the closing date of the ABC Merger. The trustee agreement stipulates that the Company must fund any operating shortfalls of the trustee’s activities, and any excess cash flow generated by the trustee is distributed to the Company. Also, the Company has transferred one other station to a separate divestiture trust to comply with FCC ownership limits in connection with a station acquisition (together with Last Bastion, the “Divestiture Trusts”). The Company has determined that it is the primary beneficiary of the Divestiture Trusts and consolidates the Divestiture Trusts accordingly.

2.	Summary of significant accounting policies

Use of estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. These estimates and assumptions relate in particular to allocations of enterprise value made in connection with fresh-start reporting, fair values of assets and liabilities as of the Fresh-Start Date, the evaluation of goodwill and intangible assets for potential impairment, including changes in market conditions that could affect the estimated fair values, the analysis of the measurement of deferred tax assets, including the calculation of a valuation allowance to reduce the amount of deferred tax asset to the amount that is more likely than not to be realized, the identification and quantification of income tax liabilities due to uncertain tax positions, and the determination of the allowance for estimated uncollectible accounts and notes receivable. The Company also uses assumptions when estimating the value of its supplemental executive retirement plan (the “SERP”) and when employing the Black-Scholes valuation model to estimate the fair value of stock options. The Predecessor used estimates to calculate the value of certain fully vested stock units and equity

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

awards containing market conditions and in determining the estimated fair values of its interest rate swap, credit risk adjustments and certain derivative financial instruments. These estimates were based on the information that was available to management at the time of the estimate. Actual results could differ materially from those estimates.

Business combinations and the application of fresh-start reporting

The adoption of fresh-start reporting results in a new reporting entity. Under fresh-start reporting, all assets and liabilities are recorded at their estimated fair values and the predecessor’s accumulated deficit is eliminated. In adopting fresh-start reporting, the Company was required to determine its enterprise value, which represents the fair value of the entity. See Note 3.

The Company employs various estimates when determining the fair market value of assets acquired and liabilities assumed in connection with the allocation of purchase price consideration in business combinations. In addition, the allocation of enterprise value made in connection with Fresh-Start Reporting, as well as the evaluation of the fair values of assets and liabilities as of the date of the application of Fresh-Start Reporting required the Company to employ various estimates. Intangible assets generally account for a significant portion of total assets acquired, and intangible assets consist primarily of FCC broadcast licenses and goodwill, but also include certain other identifiable intangible assets.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less, at the time of purchase, to be cash equivalents.

Restricted cash

As of December 31, 2010, the Company had $3.9 million of restricted cash, which is included in prepaid expenses and other current assets in the accompanying balance sheet, primarily comprised of $3.8 million of cash held in reserve to satisfy remaining allowed, disputed or unreconciled unsecured claims (see Note 3). The $2.5 million of restricted cash as of December 31, 2009 primarily represents amounts held on deposit as security in case of default by the Debtors under their credit card processing agreement.

Allowance for doubtful accounts

The Company recognizes an allowance for estimated uncollectible accounts based on historical experience of bad debts as a percentage of its aged outstanding receivables, adjusted for improvements or deteriorations in current economic conditions. Accounts receivable, net on the accompanying consolidated balance sheets consisted of the following:

	Successor		Predecessor
	December 31,		December 31,
	2010		2009
	(in thousands)

Receivables	$143,112		$167,803
Allowance for estimated uncollectible accounts	(4,361	)(a)	(8,602)

Accounts receivable, net	$138,751		$159,201

(a.)	Since the Company’s accounts receivable balance reflected its estimated fair as of the Fresh-Start Date, the allowance for estimated uncollectible accounts was zero as of that date. The balance of the allowance for estimated uncollectible accounts as of December 31, 2010 is lower than the balance as of December 31, 2009 since the current period amount relates only to accounts receivable generated since the Fresh-Start Date.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

Property and equipment, net

Property and equipment under fresh-start reporting and business combination guidance is stated at fair value as of the Fresh-Start Date and acquisition date, respectively. Property and equipment acquired subsequent to the Fresh-Start Date and the acquisition date are stated at cost. Depreciation of property and equipment is determined using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements and capital leases are capitalized and amortized using the straight-line method over the shorter of the related lease term or the estimated useful lives of the assets. Gains or losses on disposals of assets are recognized as incurred. Costs of normal repairs and maintenance are expensed as incurred.

Intangible assets

In accordance with fresh-start reporting, the reorganization value of the Successor was allocated to assets and liabilities in conformity with relevant accounting guidance, with any portion that could not be attributed to specific tangible or identified intangible assets of the Successor reported as goodwill. Certain of these values differed materially from the values recorded on the Predecessor’s consolidated balance sheet as of December 31, 2009.

The Company’s intangible assets include FCC broadcast licenses and goodwill. The Company evaluates its goodwill and FCC licenses for possible impairment annually or more frequently if events or changes in circumstances indicate that such assets might be impaired.

The Company evaluates the fair value of its FCC licenses at the unit of account level and has determined the unit of account to be the geographic market level, which is the lowest level for which the Company has identifiable cash flows. The Company evaluates goodwill for impairment at the reporting unit level, which the Company has determined to be a geographic market for its radio stations and the Radio Network for its network operations.

The Company evaluates its FCC licenses for impairment as of October 1, its annual impairment testing date, or more frequently if events or changes in circumstances indicate that the assets might be impaired. The Company determines the fair value of its FCC licenses using an income approach generally referred to as the “Jefferson Pilot Method” or “Greenfield Approach.” This income approach attempts to isolate the income that is attributable to the FCC licenses at the unit of account level. The fair value is calculated by estimating and discounting the cash flows that a typical market participant would assume could be available from similar stations operated as part of a group of commonly owned stations in a similar sized geographic radio market. It is assumed that rather than acquiring such stations or operation as a going concern, the buyer would hypothetically obtain the licenses (at nominal cost) and build the new stations or operation with similar attributes from scratch. The Company believes this direct method of valuation to estimate the fair value of FCC licenses provides the best estimate of the fair value of the FCC licenses. The Company does not utilize a market approach as transactions involving FCC licenses in a specific geographic market do not frequently occur and therefore the information is limited, if available at all. The cost approach is not applicable as FCC licenses are not able to be re-created or duplicated.

For purposes of testing the carrying value of the Company’s FCC licenses for impairment, the fair value of FCC licenses for each geographic market contains significant assumptions incorporating variables that are based on past experiences and judgments about future performance using industry normalized information for an average station within a market. These variables would include, but are not limited to: (1) forecasted revenue growth rates for each radio geographic market; (2) market share and profit margin of an average station within a market; (3) estimated capital start-up costs and losses incurred during the early years; (4) risk-adjusted discount rate; (5) the likely media competition within the market area; and (6) expected growth rates in perpetuity to estimate terminal values. These variables on a geographic market basis are susceptible to changes in estimates, which could result in significant changes to the fair value of the FCC licenses on a

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

geographic market basis. If the carrying amount of the FCC license is greater than its estimated fair value in a given geographic market, the carrying amount of the FCC license in that geographic market is reduced to its estimated fair value, and this reduction may have a material impact on the Company’s consolidated financial condition and results of operations.

The Company evaluates its goodwill for impairment as of October 1, its annual impairment testing date, or more frequently if events or changes in circumstances indicate that the assets might be impaired. The Company determines the fair value of goodwill using primarily a market approach for each reporting unit. The market approach compares recent sales and offering prices of similar properties or businesses. The Company believes a market approach reflects the best estimate of the fair value of an entire reporting unit as radio markets are generally sold within the industry based on a multiple of EBITDA (earnings before interest, taxes and depreciation and amortization). Therefore, the Company utilizes EBITDA specific to the geographic market and applies a multiple based on recent transactions or a multiple derived from public radio company information to estimate the value of the reporting unit. The Company generally considers the cost approach to be inapplicable as this approach does not capture going concern value of the business (see Note 5). If the carrying amount of the goodwill is greater than the estimated fair value of the goodwill of the respective reporting unit, the carrying amount of goodwill of that reporting unit is reduced to its estimated fair value, and this reduction may have a material impact on the Company’s consolidated financial condition and results of operations.

See discussion of the Company’s impairment testing for the years ended December 31, 2010 and 2009 at Note 5.

FCC licenses and renewal

Radio stations operate under renewable broadcasting licenses that are ordinarily granted by the FCC for maximum terms of eight years. Licenses are renewed through an application to the FCC. A station may continue to operate beyond the expiration date of its license if a timely filed license application is pending. Petitions to deny license renewals can be filed by interested parties, including members of the public. These petitions may raise various issues before the FCC. The FCC is required to hold hearings on renewal applications if the FCC is unable to determine that the renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a substantial and material question of fact as to whether the grant of the renewal application would be inconsistent with the public interest, convenience and necessity. If, as a result of an evidentiary hearing, the FCC determines that the licensee has failed to meet various requirements and that no mitigating factors justify the imposition of a lesser sanction, then the FCC may deny a license renewal application. Historically, the Company’s FCC licenses have generally been renewed, and in the last renewal cycle, all of the Company’s licenses were renewed; however, the Company cannot be assured that all of its licenses will be renewed. The non-renewal, or renewal with substantial conditions or modifications, of one or more of the Company’s FCC radio station licenses could have a material adverse effect on the Company’s business, liquidity, financial position, and results of operations.

Debt issuance costs and valuation adjustment/discount on debt

The costs related to the issuance of debt are capitalized as other assets, as appropriate, and amortized to interest expense on a straight-line basis, which approximates the effective interest rate method, over the term of the related debt. A valuation adjustment recorded on the Emergence Term Loan Facility to record the Successor’s senior debt at its estimated fair value upon issuance was being amortized as a partial offset to interest expense using the effective interest rate method over the term of the Emergence Term Loan Facility. The discounts recorded as reductions to the Predecessor’s convertible subordinated notes were also amortized to interest expense generally over the contractual term of the notes. The balances of the Predecessor’s debt issuance costs and discounts were amortized to interest expense in relation to the pay down or repurchase of

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

the underlying debt. However, the Predecessor ceased amortization of these assets as of December 19, 2009 since between the Petition Date and the Emergence Date, interest expense was only recognized to the extent it would be paid. Additionally, the Predecessor wrote off the remaining balance of deferred financing costs related to its debt and debt discount on its convertible subordinated notes since the amount of the allowed claim for the related debt instruments was known as of December 31, 2009.

Hedging activities and derivative instruments

The Company is exposed to fluctuations in interest rates, primarily attributable to borrowings under any floating rate debt, including its Credit Facilities (see Note 10). The Company actively monitors these fluctuations and from time to time may enter into derivative instruments to mitigate the variability of interest payments in accordance with its risk management strategy. The accounting for changes in the fair values of such derivative instruments at each new measurement date is dependent upon their intended use. The effective portion of changes in the fair values of derivative instruments designated as hedges of forecasted transactions, referred to as cash flow hedges, are deferred and recorded as a component of accumulated other comprehensive income (loss) until the hedged forecasted transactions occur and are recognized in earnings. The ineffective portion of changes in the fair values of derivative instruments designated as cash flow hedges are immediately reclassified to earnings. If it is determined that a derivative ceases to be a highly effective hedge or if the hedged transaction becomes probable of not occurring, hedge accounting is discontinued and some or all of the amounts recorded in other comprehensive income (loss) is immediately reclassified into net income (loss). The Company’s interest rate swap arrangement had qualified for hedge accounting until the fourth quarter of 2008. During the fourth quarter of 2008, it became probable that the hedged transaction would not occur. Therefore, the hedging relationship was dedesignated and hedge accounting was discontinued. Accordingly, losses that had been previously deferred were recorded as interest expense. The Company measured the fair value of the interest rate swap using a discounted cash flow analysis as well as considering the Company’s nonperformance risk. The differential paid or received on the interest rate swap agreement was also recognized as an adjustment to interest expense. The liability related to the interest rate swap agreement was converted to a component of senior debt as of the Petition Date, and the interest rate swap arrangement was terminated.

The Predecessor’s previously outstanding convertible subordinated notes, after being tendered and exchanged for new notes with amended terms, contained contingent interest rate features that were accounted for as a derivative. At each reporting date subsequent to the initial establishment of these derivative liabilities, the Predecessor measured the estimated fair value of this derivative financial instrument, and any increase or decrease in fair value of the derivative liability was recognized immediately in earnings as adjustments to interest expense. These derivative liabilities had no value as of December 31, 2009, and the Company has no other derivative instruments as of December 31, 2010.

Stock-based compensation

The Company recognizes the cost of all stock-based payments to employees in the financial statements based on the fair values of such awards measured at the grant date, or the value determined based on subsequent modification. That cost is recognized over the vesting period during which an employee is required to provide service in exchange for the award, which is based on the Company’s determination of the appropriate service period underlying the award.

Income taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for a net deferred tax asset balance when it is more likely than not that the benefits of the tax asset will not be realized.

The Company adjusts its estimated liability for uncertain positions when its judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

Earnings per share

The Company presents basic and diluted earnings per share in its consolidated statement of operations. Basic earnings per share excludes dilution and is computed for all periods presented by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Special warrants to purchase shares of class B common stock, whether outstanding or held in reserve to be issued, are included in basic earnings in the Successor Period. Nonvested shares of common stock are considered participating securities for purposes of calculating basic weighted average common shares in periods of net income for both the Predecessor and Successor. Diluted earnings per share is computed in the same manner as basic earnings per share after assuming issuance of common stock for all potentially dilutive equivalent shares, which includes stock options, nonvested shares of common stock in periods of net loss and the effect of the Predecessor’s convertible subordinated notes in the Predecessor periods. Antidilutive instruments are not considered in this calculation. See further discussion at Note 17.

Revenue recognition

The Radio Markets derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Broadcasting revenue is recorded net of agency commissions and is recognized when the programs and commercial announcements are broadcast. Agency commissions are calculated based on a stated percentage applied to gross broadcasting revenue.

Historically, the Company has managed its portfolio of radio stations through selected acquisitions, dispositions and exchanges, as well as through the use of local marketing agreements (“LMAs”) and joint sales agreements (“JSAs”). Under an LMA or a JSA, the company operating a station provides programming or sales and marketing or a combination of such services on behalf of the owner of a station. The broadcast revenue and operating expenses of stations operated by the Company under LMAs and JSAs have been included in the Company’s results of operations since the respective effective dates of such agreements.

The Radio Network generates substantially all of its revenue from the sale of advertising time accumulated from its affiliate stations. The Radio Network also generates advertising revenue by embedding a defined number of advertising units in its syndicated programs, which it sells to advertisers at premium prices. Revenue at the Radio Network is recognized when the commercials are aired by the affiliate and the Company has no further obligation to the national advertiser. In addition, the Company assesses the creditworthiness of the national advertisers to assess collectibility of its receivables. The Radio Network is also the exclusive sales representative for the ESPN Radio Network content, providing both sales and distribution services. ESPN produces the network’s programming, which includes ESPN SportsCenter, Mike and Mike In The Morning, hosted by Mike Greenberg and former NFL player Mike Golic, as well as national broadcasts of Major League Baseball, the National Basketball Association and the Bowl Championship Series. The Radio Network provides a sales staff to solicit and negotiate the sale of advertising on behalf of the

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

ESPN Radio Network and to manage the advertising trafficking, billing and collection functions in exchange for a portion of all net sales generated on behalf of the ESPN Radio Network.

Barter transactions

Barter contracts are agreements entered into under which the Company provides commercial air-time in exchange for goods and services used principally for promotions, sales and other business activities. The Company determines the amount of revenue for barter transactions based on fair value received for similar commercial air-time from cash customers.

Advertising expenses

Advertising expenses are expensed as incurred.

Business and credit concentrations

In the opinion of management, credit risk with respect to receivables is mitigated in part by the large number of customers and the geographic diversification of the Company’s customer base. The Company performs credit evaluations of its customers and believes that adequate allowances for any uncollectible receivables are maintained. As of December 31, 2010, and 2009, no receivable from any customer exceeded 5% of accounts receivable. For the periods from January to May 2010 and from June 1 to December 31, 2010, as well as for the years ended December 31, 2009 and 2008, no single customer accounted for more than 10% of net broadcasting revenue.

Recent accounting standards

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued guidance regarding the consolidation of variable interest entities to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; to revise previous guidance for determining whether an entity is a variable interest entity; and to require enhanced disclosures that will provide more transparent information about an enterprise’s involvement with a variable interest entity. The provisions of this guidance were effective for the Company beginning January 1, 2010, and the adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued guidance which provides improvements to disclosures related to fair value measurements. New disclosures are required for significant transfers in and out of Level 1 and Level 2 fair value measurements, disaggregation regarding classes of assets and liabilities, valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 or Level 3 (see further discussion at Note 19). These disclosures were effective for the Company beginning in the first quarter of 2010; however the adoption of this guidance did not impact the Company’s consolidated financial statements. Additional new disclosures regarding the purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective beginning with the first interim period in 2011.

In December 2010, the FASB issued guidance that modifies step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity will be required to perform step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. This guidance will be

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

effective beginning with the first interim period in 2011, and the Company does not expect the adoption to have a material impact on the Company’s consolidated financial statements.

3.	Emergence from chapter 11 proceedings and fresh-start reporting

Plan of reorganization, claims resolution and plan distributions

In accordance with the Emergence Plan, approximately $2.1 billion of the debt outstanding under the Predecessor Senior Credit and Term Facility was converted into the Emergence Term Loan Facility in the initial principal amount of $762.5 million, with a 5-year term (see Note 10).

The pre-petition claims of the Debtors are evidenced in the schedules of liabilities filed by the Debtors and by proofs of claim filed by creditors with the Bankruptcy Court. The Bankruptcy Code requires the Bankruptcy Court to set the time within which proofs of claim must be filed in a Chapter 11 case. The Bankruptcy Court established April 21, 2010 as the last date for each person or entity to file a proof of claim (except for governmental units and administrative and priority claims whereby the bar dates were August 17, 2010 and August 2, 2010, respectively). Claims that were objected to are allowed or disallowed through a claims resolution process established by the Bankruptcy Court. Pursuant to objections filed by the Debtors, the Bankruptcy Court has reduced, reclassified and/or disallowed a significant number of claims for varying reasons, including claims that were duplicative, amended, without merit, misclassified or overstated. The claims resolution process is ongoing and will continue until all claims are resolved.

Secured claims

Holders of senior secured claims were entitled to receive a pro rata share of (i) the Emergence Term Loan Facility; (ii) 90% of the equity in the reorganized Successor company, subject to dilution for distributions of equity under the Successor’s equity incentive program; and (iii) cash held as of the Emergence Date in excess, if any, of the sum of $86.0 million (as further described in the Emergence Term Loan Facility documents). There was no such excess cash as of the Emergence Date, and no additional payment was made to holders of senior secured claims. As of December 31, 2010, 2.6 million shares of Successor class A common stock, 10.0 million shares of class B common stock and 28.5 million special warrants had been distributed with respect to secured claims. See further discussion of equity in the Successor at Note 14.

Unsecured claims

Holders of unsecured claims, including the secured lenders’ deficiency claim in the stipulated amount of $267.2 million and the claims of the Predecessor’s convertible subordinated noteholders, received a pro rata share of (i) 10% of Successor equity (subject to dilution for distributions of equity under the Successor’s equity incentive program) and (ii) $36.0 million in cash. Once the allowed amount of an unsecured claim is determined through settlement or by Bankruptcy Court order, the claimant is entitled to a distribution as provided for by the Emergence Plan. As of December 31, 2010, 4.1 million shares of equity and $32.2 million in cash had been distributed to holders of allowed unsecured claims that totaled $320.9 million, and approximately 478,000 shares of Successor equity and $3.8 million of cash were held in reserve to satisfy remaining allowed, disputed or unreconciled unsecured claims. Shares held in reserve are not designated as class A common stock or class B common stock until issuance. The cash held in reserve is included with restricted cash and is classified as prepaid expenses and other current assets in the accompanying consolidated balance sheet. The offsetting amount remaining to be disbursed on account of unsecured claims is classified as accounts payable, accrued liabilities and other liabilities in the accompanying consolidated balance sheet. If excess shares of equity and cash remain in reserve after resolution of all disputed unsecured claims, such shares and cash will be distributed to the claimants with allowed unsecured claims pro-rata, based on the number of shares and cash they received pursuant to the Emergence Plan. There is no assurance that there will

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

be sufficient shares and cash to satisfy all allowed claims or any excess shares for any such subsequent distribution.

Administrative and priority claims

Pursuant to the Emergence Plan, administrative and priority claims are satisfied with cash. Administrative and priority claims that were allowed as of the Emergence Date were paid in full shortly thereafter. Other administrative claims were required to be asserted by application filed with the Bankruptcy Court by August 2, 2010 (with certain exceptions, including ordinary course of business claims). Proofs of claims for priority claims were required to be submitted by April 21, 2010 (June 18, 2010 for governmental entities). Any administrative or priority claim that was not asserted in a timely filed application (unless subject to an exception) or timely submitted proof of claim is no longer enforceable against the Debtors. As the claims resolution process remains ongoing, the allowed amounts of certain administrative and priority claims have not yet been established. The Company recorded an estimate of the allowed amount of administrative and priority claims incurred as of the Fresh-Start Date, based on the best information then available to the Company. The claims resolution process for such claims could result in additional expense or income in the Successor’s financial statements if actual results differ from such estimates. Such additional expense or income could be material.

Leases and contracts

As of the Emergence Date, the Debtors assumed the majority of leases and other executory contracts, including numerous collective bargaining agreements, as well as certain employee benefit programs. Any past due amounts owed under the assumed leases and contracts were required to be cured, and all undisputed cure payments were made shortly after the Emergence Date. Continuing obligations under the assumed leases and contracts will be satisfied in the ordinary course of business. Any lease or contract that was not assumed or rejected by order of the Bankruptcy Court, or that had not otherwise expired or terminated pursuant to its terms, was deemed assumed as of the Emergence Date pursuant to the Emergence Plan. Pre-petition amounts owing under rejected leases and contracts, as well as prospective rejection damage claims, were treated as unsecured claims under the Emergence Plan.

Reorganization items

Reorganization items shown below were a direct result of the Chapter 11 Proceedings and consist of the following for the period from January 1, 2010 through May 31, 2010 and for the year ended December 31, 2009:

	Predecessor
	Period from
	January 1, 2010
	through	Year ended
	May 31,	December 31,
	2010	2009
	(in thousands)

Gain on extinguishment of debt	$(139,813)	$—
Revaluation of assets and liabilities	(921,801)	—
SERP liability (See Note 9)	10,510	—
Professional fees	31,666	469
Rejected executory contracts	5,361	—
Write-off of deferred financing costs	—	4,087

Reorganization items, net	$(1,014,077)	$4,556

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

For the period from January 1, 2010 through May 31, 2010, gain on extinguishment of debt resulted from debt extinguishments exceeding the value of distributions to creditors, and the gain from revaluation of assets and liabilities was a result of the application of fresh-start reporting, as further described below. Professional fees included legal, consulting, and other related services directly associated with the reorganization process. Lease rejections represent the net non-cash amounts that resulted from claims associated with the rejections of certain executory contracts and the adjustment of previously recorded liabilities to their estimated allowed claim amounts. For the year ended December 31, 2009, expenses related to the evaluation of financial and strategic alternatives, including financial advisory services and legal expenditures, associated with the Company’s prepetition reorganization efforts, including preparing for the bankruptcy filing, amounted to approximately $9.0 million and are included in other, net in the accompanying consolidated statement of operations. During the period from June 1, 2010 through December 31, 2010, the Company incurred approximately $6.0 million of bankruptcy-related expenses, which are included in other, net in the accompanying consolidated statement of operations.

Liabilities subject to compromise

Liabilities subject to compromise reflected the estimated liability to unsecured creditors for pre-petition claims that were expected to be restructured pursuant to the Emergence Plan. Subsequent to the Petition Date, as permitted under the Bankruptcy Code, the Predecessor rejected certain of its pre-petition contracts and calculated its estimated liability to the unsecured creditors. Liabilities subject to compromise at December 31, 2009 consisted of the following:

Predecessor
December 31,
2009
(in thousands)

Accounts payable	$4,846
Accrued liabilities and other liabilities	13,231
Working capital adjustment	10,927
Accrued interest	1,657

Accounts payable, accrued and other liabilities	30,661
Senior debt	2,144,387
Convertible subordinated notes	48,310
Other long-term liabilities, less current portion	47,060

$2,270,418

The Emergence Plan discharged most of the Predecessor’s pre-petition liabilities. Any reinstated pre-petition liabilities that had previously been subject to compromise were reclassified to the appropriate liability accounts under the terms of the Emergence Plan.

Application of fresh-start reporting

Accounting guidance on reorganizations states that fresh-start reporting was required upon emergence because holders of existing voting shares immediately before confirmation of the Emergence Plan received less than 50 percent of the voting shares of the Successor and the reorganization value of the Successor’s assets immediately before the recording of the effects of the Emergence Plan on the Fresh-Start Date was less than the total of all post-petition liabilities and allowed claims. Fresh-start reporting generally requires the adjustment of the historical net book value of assets and liabilities to fair value by allocating the entity’s enterprise value as set forth in the Emergence Plan to its assets and liabilities pursuant to accounting guidance related to business combinations as of the Fresh-Start Date.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

In the disclosure statement related to the Emergence Plan, as confirmed by the Bankruptcy Court on May 19, 2010, the enterprise value of the Company was estimated to be approximately $2.04 billion. The enterprise value was estimated using various valuation methods, including (i) a comparable company analysis, in which implied valuation multiples observed from industry participants were considered and comparisons were made between the expected performance of the Company relative to other industry participants; (ii) a calculation of the present value of the future cash flows based on the Company’s projections as included in the disclosure statement related to the Emergence Plan; and (iii) review and analysis of mergers, acquisitions, and restructuring transactions of companies determined to be similar to the Company. The enterprise value using the discounted cash flow method, a form of the income approach, was determined using financial projections for the period 2010 through 2014. The discount rate applied was in the range of 9.5% to 11.5%, and the present value of all cash flows after 2014 were calculated using the terminal multiple methodology and the implied perpetuity growth rate, which were calculated by applying enterprise value to EBITDA (as defined) multiples ranging from 8.0 to 9.0. The reorganization value was determined using numerous projections and assumptions that are inherently subject to significant uncertainties and the resolution of contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions and amounts reflected in the valuation will be realized.

In accordance with fresh-start reporting, the reorganization value of the Successor was allocated to assets and liabilities in conformity with relevant accounting guidance, with any portion that could not be attributed to specific tangible or identified intangible assets of the Successor reported as goodwill. Each liability existing at the Fresh-Start Date, other than deferred taxes, was stated at the present values of amounts expected to be paid. Certain of these values differed materially from the values recorded on the Predecessor’s consolidated balance sheet as of December 31, 2009. The Company’s emergence from bankruptcy and reorganization resulted in a new reporting entity that had no retained earnings or accumulated deficit as of the Fresh-Start Date. Therefore, the Predecessor’s accumulated deficit has been eliminated, and the Company’s new debt and equity have been recorded in accordance with the Emergence Plan. In addition, the Company’s accounting practices and policies may not be the same as that of the Predecessor. For all of these reasons, the consolidated financial statements for periods subsequent to the Fresh-Start Date are not comparable with the Predecessor’s prior periods.

As detailed below, the net fresh-start valuation adjustments increased the book values of assets, excluding goodwill, and liabilities by $543.8 million and $63.8 million, respectively. Management considered a number of factors, including valuations or appraisals, in determining the fair values of assets. Liabilities were revalued at present values using appropriate discount rates. Deferred taxes were determined in accordance with accounting principles generally accepted in the United States of America. In addition to revaluing existing assets and liabilities, the Company recorded certain previously unrecognized assets and liabilities, including customer and affiliate relationships, income contracts and unfavorable leases. The reorganization value exceeded the sum of the amounts assigned to assets and liabilities by approximately $763.8 million. The Company recorded the excess to goodwill.

Adjustments to reflect the revaluation of assets and liabilities resulted in a net gain of $921.8 million. The restructuring of the Company’s capital structure and resulting discharge of pre-petition debt resulted in a gain of $139.8 million. Both of these amounts were recorded as reorganization items in the Predecessor’s statement of operations.

Fresh-start reporting resulted in the selection of appropriate accounting policies for the Successor. The significant accounting policies disclosed in the Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2009, were adopted by the Successor, though many of the account balances were affected by the adjustments detailed below.

The following table presents the effects of transactions outlined in the Emergence Plan and adoption of fresh-start reporting on the consolidated balance sheet as of the Fresh-Start Date. The table reflects settlement

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

of various liabilities, cancellation of existing stock, issuance of new stock, and other transactions, as well as the fresh-start adjustments, such as revaluation of assets and liabilities to fair values and recording of certain intangible assets.

		Plan of		Fresh-start
		reorganization		valuation
	Predecessor	adjustments		adjustments		Successor
	(in thousands)

Assets
Current assets
Cash and cash equivalents	$126,746	$(36,000)[a]		$—		$90,746
Accounts receivable, net	144,734	285	[b]	93	[f]	145,112
Prepaid expenses and other current assets	19,341	5,313	[c]	3,289	[f]	27,943

Total current assets	290,821	(30,402)		3,382		263,801
Long-term assets
Property and equipment, net	197,365	—		5,606	[f]	202,971
FCC licenses	600,604	—		293,006	[f]	893,610
Goodwill	321,976	—		441,873	[g]	763,849
Customer and affiliate relationships, net	31,268	—		207,632	[f]	238,900
Other assets, net	19,917	—		34,147	[f]	54,064

Total assets	$1,461,951	$(30,402)		$985,646		$2,417,195

Liabilities and stockholders’ equity (deficit)
Liabilities not subject to compromise
Current liabilities
Accounts payable, accrued liabilities and other liabilities	$54,375	$14,007	[c,d]	$1,068	[f]	$69,450
Senior debt, current	—	7,625	[d]	—		7,625

Total current liabilities not subject to compromise	54,375	21,632		1,068		77,075
Long-term liabilities
Senior debt, less current portion	—	773,938	[d]	—		773,938
Other long-term liabilities, less current portion	2,718	55,113	[d]	5,120	[f]	62,951
Deferred income tax liabilities	185,913	1,224	[d]	57,657	[f]	244,794

Total liabilities not subject to compromise	243,006	851,907		63,845		1,158,758
Liabilities subject to compromise	2,270,288	(2,270,288)[d]		—		—

Total liabilities	2,513,294	(1,418,381)		63,845		1,158,758
Commitments and contingencies
Stockholders’ equity (deficit)
Successor preferred stock	—	—		—		—
Successor class A common stock	—	3	[e]	—		3
Successor class B common stock	—	17	[e]	—		17
Successor equity held in reserve	—	14,305	[e]	—		14,305
Additional paid-in capital	2,448,187	903,730	[e]	(2,107,805)[h]		1,244,112

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

		Plan of		Fresh-start
		reorganization		valuation
	Predecessor	adjustments		adjustments		Successor
	(in thousands)

Predecessor preferred stock	—	—		—		—
Predecessor common stock	2,942	(2,942)[e]		—		—
Predecessor treasury stock	(344,376)	344,376	[e]	—		—
Retained earnings (accumulated deficit)	(3,158,096)	128,490	[e]	3,029,606	[h]	—

Total stockholders’ equity (deficit)	(1,051,343)	1,387,979		921,801		1,258,437

Total liabilities and stockholders’ equity (deficit)	$1,461,951	$(30,402)		$985,646		$2,417,195

(a.)	Amount represents the cash payment to be allocated to holders of general unsecured claims.

(b.)	Represents primarily the recognition of a note receivable related to amounts due from an employee for the remaining purchase price of shares of Predecessor common stock, which were canceled in connection with the Emergence Plan.

(c.)	Amount represents primarily restricted cash held in reserve and not yet disbursed to satisfy remaining allowed, disputed or unreconciled unsecured claims.

(d.)	Included in liabilities subject to compromise were amounts settled with the Emergence Term Loan Facility and the issuance of equity in the Successor. These adjustments reflect the discharge of most of the Predecessor’s pre-petition liabilities in accordance with the Emergence Plan, including the reclassification of remaining liabilities that had been subject to compromise to the appropriate liability accounts, as well as additional liabilities incurred pursuant to the Emergence Plan, including the related income tax consequences. Pursuant to the Emergence Plan, the Company agreed to enter into the SERP effective as of the Emergence Date (see Note 9).

(e.)	Reflects the issuance of new Successor common stock to pre-petition creditors, the cancellation of Predecessor common stock and treasury stock, the gain on extinguishment of pre-petition liabilities, the acceleration of stock-based compensation expense resulting from the cancellation of Predecessor stock options and restricted stock awards, and other costs incurred pursuant to the Emergence Plan. Certain amounts of Successor equity are held in reserve and have not yet been issued to satisfy remaining allowed, disputed or unreconciled unsecured claims.

(f.)	Reflects the revaluation of the carrying values of assets and liabilities to reflect estimated fair values, as well as the recognition of certain intangible assets and other liabilities, in accordance with fresh-start reporting.

(g.)	Reflects the elimination of historical goodwill of the Predecessor and the recording of goodwill for the amount of reorganization value in excess of the amount allocable to specifically identifiable assets and liabilities.

(h.)	Reflects the gain on revaluation of assets and liabilities and the elimination of the Predecessor’s historical accumulated deficit and other equity accounts, resulting in an adjustment to stockholder’s equity to arrive at the estimated reorganized equity value of the Successor.

Correction

Certain amounts in the Predecessor’s consolidated statement of cash flows (previously reported in the Company’s quarterly reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010) were corrected in the consolidated statement of cash flows for the five-month period from January 1,

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

2010 to May 31, 2010, resulting in a decrease in the amount of the line “Reorganization items, net” of $4 million, an increase to net cash provided by operating activities of $4 million, an increase in the change in restricted cash of $4 million and an increase in net cash used in investing activities of $4 million.

4.	Property and equipment

Successor

As a result of the application of fresh-start reporting, property and equipment assets were revalued to $203.0 million, which represented an increase of $5.6 million. Additionally, the adoption of fresh-start reporting resulted in a new accounting basis for these assets, which were recorded at their estimated fair values, and the Predecessor’s accumulated depreciation was eliminated. Depreciation expense was $8.9 million for the period from June 1, 2010 through December 31, 2010, and property and equipment consisted of the following as of December 31, 2010:

		Estimated
	December 31, 2010	useful life
	(in thousands)

Land	$86,090
Buildings and improvements	38,655	3 to 40 years
Transmitters, towers and studio equipment	70,728	5 to 25 years
Office furniture, equipment and vehicles	10,502	2 to 12 years
Construction in progress	2,971

	208,946
Less accumulated depreciation and amortization	(8,825)

	$200,121

Predecessor

Depreciation expense was $6.1 million, $15.4 million and $18.0 million for the period from January 1, 2010 through May 31, 2010 and each of the years ended December 31, 2009 and 2008, respectively, and property and equipment consisted of the following as of December 31, 2009:

		Estimated
	December 31, 2009	useful life
	(in thousands)

Land	$119,682
Buildings and improvements	53,443	3 to 25 years
Transmitters, towers and studio equipment	126,045	5 to 10 years
Office furniture, equipment and vehicles	30,166	2 to 12 years
Construction in progress	4,848

	334,184
Less accumulated depreciation and amortization	(132,642)

	$201,542

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

5.	Intangible assets

Successor

Indefinite-lived intangible assets and goodwill

Indefinite-lived intangible assets consist of FCC broadcast licenses and goodwill.

FCC licenses and goodwill represent a substantial portion of the Company’s total assets. The fair value of FCC licenses and goodwill is primarily dependent on the future cash flows of the Radio Markets and Radio Network and other assumptions, including, but not limited to, forecasted revenue growth rates, market share, profit margins and a risk-adjusted discount rate.

As a result of fresh-start reporting, FCC licenses were revalued to $893.6 million, which represented an increase of $293.0 million. The material assumptions utilized in the valuation included overall future market revenue growth rates for the residual year of approximately 2.0% and weighted average cost of capital of 10.5%. Goodwill represents the excess of total acquisition costs over the fair market value of net assets acquired and liabilities assumed in a business combination. The Company established deferred tax liabilities for book and tax differences between assigned values and tax bases of the acquired assets, which resulted in the recognition of additional goodwill. Upon the application of fresh-start reporting, the Company recorded goodwill of $763.8 million, and the Predecessor’s goodwill of $322.0 million was eliminated.

The Company performed its 2010 annual evaluation of FCC licenses and goodwill as of October 1, the annual testing date. Based on the results of the Company’s 2010 annual impairment evaluation, the fair values of the Company’s FCC licenses more likely than not exceeded their carrying values and therefore, no impairment of these assets had occurred as of the date of the annual test. Additionally, the Company concluded that the fair values of its reporting units more likely than not exceeded their related carrying values, and goodwill had not been impaired as of the annual testing date.

If market conditions and operational performance of the Company’s reporting units were to deteriorate and management had no expectation that the performance would improve within a reasonable period of time or if an event occurs or circumstances change that would, more likely than not, reduce the fair value of its intangible assets below the amounts reflected in the balance sheet, the Company may be required to recognize impairment charges in future periods.

Definite-lived intangible assets

Definite-lived intangible assets consist primarily of customer and affiliate relationships, but also include certain other intangible assets identified in conjunction with fresh-start reporting or acquired in business combinations. In connection with the adoption of fresh-start reporting, the Company’s definite- lived intangible assets were revalued, which resulted in customer and affiliate relationships of $193.4 million and $45.5 million, respectively. This revaluation represented net increases to the customer and affiliate relationships of $176.1 million and $31.6 million, respectively. These assets are being amortized in relation to the economic benefits of such assets over total estimated useful lives of approximately four to six years.

Approximately $43.8 million of amortization expense was recognized on the intangible assets discussed above during the period from June 1, 2010 through December 31, 2010.

Other definite-lived intangible assets, excluding the customer relationships and affiliate relationships, are a component of other assets, net, in the accompanying consolidated balance sheets. As a result of fresh-start reporting, other intangible assets, including income contracts and favorable leases, were increased by $36.0 million to $36.7 million. The balance of other intangible assets as of December 31, 2010 was $30.9 million. These assets are generally being amortized over their estimated useful lives of approximately three to six years, and the amount of amortization expense for definite-lived intangible assets, excluding the

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

customer and affiliate relationships discussed above, during the period from June 1, 2010 through December 31, 2010 was $5.9 million.

These other definite-lived intangible assets consisted of the following as of December 31, 2010:

(in thousands)

Other intangible assets, gross	$36,726
Less accumulated amortization	(5,876)

Other intangible assets, net	$30,850

The Company estimates the following amount of amortization expense over the next five years related to the total definite-lived intangible asset balance as of December 31, 2010:

(in thousands)

2011	$76,023
2012	62,836
2013	50,286
2014	22,439
2015	10,295

$221,879

The changes in the carrying amounts of FCC licenses for the year ended December 31, 2009, for the five months ended May 31, 2010 and for the seven months ended December 31, 2010 are as follows:

(in thousands)

Balance as of January 1, 2009: (Predecessor)	$1,370,904
Asset impairment and disposal charges	(770,301)

Balance as of January 1, 2010 (Predecessor)	$600,603
Elimination of Predecessor FCC licenses as of May 31, 2010	(600,603)
FCC licenses from application of fresh-start reporting as of May 31, 2010	893,610

Balance as of December 31, 2010 (Successor)	$893,610

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

The changes in the gross amounts of goodwill and the accumulated asset impairment and disposal charges for the year ended December 31, 2009, for the five months ended May 31, 2010 and for the seven months ended December 31, 2010 are as follows:

(in thousands)

Balance as of January 1, 2009 (Predecessor):
Goodwill	$1,975,197
Accumulated asset impairment and disposal charges	(1,482,398)

Goodwill net of impairment as of January 1, 2009 (Predecessor)	$492,799
Asset impairment and disposal charges	(170,823)
Balance as of January 1, 2010 (Predecessor):
Goodwill	$1,975,197
Accumulated asset impairment and disposal charges	(1,653,221)

Goodwill net of impairment as of January 1, 2010 (Predecessor)	$321,976
Elimination of Predecessor goodwill as of May 31, 2010	(1,975,197)
Elimination of Predecessor accumulated goodwill impairment as of May 31, 2010	1,653,221
Goodwill from application of fresh-start reporting as of May 31, 2010	763,849
Balance as of December 31, 2010 (Successor):
Goodwill	$763,849
Accumulated asset impairment and disposal charges	—

Goodwill net of impairment as of December 31, 2010 (Successor)	$763,849

Predecessor

Indefinite-lived intangible assets and goodwill

During 2009, the Predecessor performed an interim impairment analysis for its Radio Markets and Radio Network as of June 30, 2009 in addition to its annual impairment test as of October 1, 2009. As a result of these evaluations during the year ended December 31, 2009, the Company recognized non-cash impairment charges of $933.1 million, which were comprised of $762.3 million and $170.8 million of FCC licenses and goodwill, respectively, to reduce the carrying values to their estimated fair values at that time. The Predecessor also recognized non-cash impairment and disposal charges of $10.0 million in the second quarter of 2009 in order to write down the FCC licenses of the stations in the Divestiture Trusts to their estimated fair value since these stations are more likely than not to be disposed. The material assumptions utilized in the Predecessor’s analyses as of June 30, 2009 included overall future market revenue growth rates for the residual year of approximately 1.5%, a weighted average cost of capital of 12.0% and estimated EBITDA multiples of approximately 5.0 times.

Definite-lived intangible assets

In connection with the ABC Merger, the Predecessor allocated $82.5 million to customer relationships and $57.9 million to affiliate relationships that were being amortized in relation to the economic benefits of such assets over total estimated useful lives of approximately five to seven years. In connection with the Predecessor’s interim impairment test during the second quarter of 2009, the Predecessor assessed the carrying value of certain material definite-lived intangible assets at the Radio Network. This assessment resulted in a non-cash impairment charge of approximately $17.2 million to customer relationships and $25.4 million to affiliate relationships to reduce the carrying value of the definite-lived intangibles to their estimated fair values at that time.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

Approximately $5.0 million of amortization expense was recognized on the intangible assets discussed above during the five months ended May 31, 2010 and approximately $19.6 million and $26.7 million was recognized during the years ended December 31, 2009 and 2008, respectively. Other definite-lived intangible assets, excluding the customer relationships and affiliate relationships, are a component of other assets, net, in the accompanying consolidated balance sheets, and the balance as of December 31, 2009 was $1.2 million. The amount of amortization expense for definite-lived intangible assets, excluding the customer and affiliate relationships discussed above, during the five months ended May 31, 2010 was $0.2 million and $0.6 million for each of the years ended December 31, 2009 and 2008.

These other definite-lived intangible assets consisted of the following as of December 31, 2009:

(in thousands)

Other intangible assets, gross	$7,362
Less accumulated amortization	(6,168)

Other intangible assets, net	$1,194

6.	Acquisitions and dispositions

Completed acquisition

During the year ended December 31, 2008, the Company acquired a radio station in Salt Lake City, UT in exchange for the balance of a note receivable of approximately $9.7 million. In order to comply with the FCC’s rules and policies regarding ownership limitations, the Company transferred one of its existing stations in the Salt Lake City market into the Divestiture Trusts.

Completed dispositions

During the year ended December 31, 2008, the Divestiture Trusts completed the sale of two stations for a total purchase price of approximately $1.3 million.

7.	Accounts payable, accrued liabilities and other liabilities

Accounts payable, accrued liabilities and other liabilities as of December 31 consisted of the following:

	Successor	Predecessor
	December 31, 2010	December 31, 2009
	(in thousands)

Accounts payable	$4,745	$3,627
Accrued compensation and related costs	16,426	10,634
Other accrued liabilities	9,243	2,257
Payments received in advance	4,837	5,237
Accrual for revenue sharing	5,379	3,159
Accrual for unsecured claims	3,771	—
Accrual for network programming	3,731	2,997
Accrued national representation fees	2,715	—
Accrued professional fees	2,007	516
Accrued interest	1,938	6,979
Accrued property, sales and use taxes	1,869	970

	$56,661	$36,376

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

8.	Liabilities subject to compromise (predecessor)

Liabilities subject to compromise as of December 31, 2009 consisted of the following:

December 31, 2009
(in thousands)

Accounts payable	$4,846
Accrued liabilities and other liabilities	13,231
Working capital adjustment	10,927
Accrued interest	1,657

Accounts payable, accrued and other liabilities	30,661
Senior debt	2,144,387
Convertible subordinated notes	48,310
Other long-term liabilities, less current portion	47,060

$2,270,418

9.	Other long-term liabilities

In prior periods, the Predecessor terminated contracts with its previous national representation firms and entered into long-term agreements with a new representation firm. Pursuant to these transactions, the national representation firm settled the Predecessor’s obligations with its previous representation firms. As such, the Predecessor recognized the estimated payments to the previous national representation firm as a non-cash charge related to contract obligations in the period in which such payments were made, and the total up-front payment amounts related to these contracts represented a deferred obligation. Additionally, the Predecessor’s new national representation firm guaranteed a minimum amount of national sales for the twelve-month period ended March 31, 2009. The minimum for the guarantee period was not attained, and the present value of the guaranteed amount was recorded as a receivable of approximately $11.5 million, with a corresponding deferred liability. The aggregate deferred obligation was included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2009.

During the application of fresh-start reporting, the remaining deferred obligation was determined to approximate fair value as of the Fresh-Start Date and was reclassified to other long-term liabilities. The remaining deferred amount is being amortized over the remaining term of the underlying agreement as a reduction to national commission expense, which is included in cost of revenue.

As a result of applying fresh-start reporting, the Company also recognized certain unfavorable leases and contracts, which resulted from agreements with rates in excess of market value rates as of the Fresh-Start Date. These amounts are being amortized on a straight-line basis over the terms of the underlying contracts as a component of cost of revenues or selling, general and administrative expenses, as appropriate. In addition, the Company’s liability under the SERP was initially recorded at its estimated fair value as of the Fresh-Start Date and represents the actuarial present value of benefits attributed to service rendered prior to the measurement date. The expected lump sum payment at retirement is measured using expected future pay increases and is calculated using the mortality table and yield curve assumptions prescribed by the Internal Revenue Service for lump sums payable from qualified retirement plans. The discount rate for pension cost purposes is the rate at which the pension obligations could be effectively settled and is developed from yields on available high-quality bonds. Expense amounts related to the liability are being amortized over the applicable service period as a component of non-cash compensation expense and were $0.7 million during the period from June 1, 2010 through December 31, 2010. The Company evaluates the estimated fair value of the SERP liability as of each reporting date to determine if any significant changes have occurred in the underlying assumptions. Any change in the fair value relating to prior service cost would be recognized in the statement of operations at the time of adjustment.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

10.	Senior debt

Senior debt consisted of the following as of December 31, 2010 and 2009:

	Successor	Predecessor
Type of borrowing	December 31, 2010	December 31, 2009
	(in thousands)

Term Loan	$350,000	$—
Tranche A term loans	—	526,176
Tranche B term loans	—	1,345,017
Revolving loans	—	135,747

	350,000	2,006,940
Interest rate swap	—	72,628
Facility fee	—	64,819

	350,000	2,144,387
Less current portion of senior debt	3,500	—

Total senior debt less current portion	$346,500	$2,144,387	(a)

(a)	Classified as liability subject to compromise as of December 31, 2009. See Note 8.

In connection with the ABC Merger in June 2007, the Predecessor entered into the Predecessor Senior Credit and Term Facility. For the period from January 1, 2010 through May 31, 2010, interest expense was incurred on the $2.1 billion outstanding under the Predecessor Senior Credit and Term Facility at a rate of approximately 2.0%.

On the Emergence Date, approximately $2.1 billion of the debt outstanding under the Predecessor Senior Credit and Term Facility was converted into the Emergence Term Loan Facility, which was guaranteed by the Company’s operating subsidiaries. The initial principal amount of $762.5 million under the Emergence Term Loan Facility was payable in 20 consecutive quarterly installments of approximately $1.9 million, due on the last day of each fiscal quarter, which commenced on September 30, 2010, with the final maturity of $724.4 million on June 3, 2015. A valuation adjustment of $19.1 million was recorded to reflect the Emergence Term Loan Facility at its estimated fair value upon issuance. This valuation adjustment was being amortized as a reduction of interest expense, net, over the contractual term of the Emergence Term Loan Facility.

During the period from the Fresh-Start Date through December 10, 2010, interest expense was incurred on the Emergence Term Loan Facility at 11.0%. On December 10, 2010 the Company refinanced the Emergence Term Loan Facility with the proceeds from the issuance of $400.0 million in Senior Notes (see Note 11) and borrowings of $350.0 million under the Term Loan, along with cash on hand. Interest was incurred on the Term Loan through December 31, 2010 at an annual rate of 4.25%, compared to the rate applicable to each of the components of the Predecessor Senior Credit and Term Facility as of December 31, 2009 of 1.99%.

During the period from January 1, 2010 through May 31, 2010, the Company incurred $1.1 million in debt issuance costs related to the Emergence Term Loan Facility. Approximately $0.1 million of such costs were amortized, and the remaining balance of $1.0 million was written off in connection with the refinancing of the Emergence Term Loan Facility. Pursuant to the terms of the Emergence Term Loan Facility, a prepayment penalty of $38.0 million was incurred; this was netted against the write off of the unamortized balance of the valuation adjustment of $17.1 million, which resulted in a loss on the extinguishment of debt of $21.0 million. The Company incurred $11.9 million of debt issuance costs in connection with the Credit

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

Facilities, and amortization of these costs was $0.1 million during the period from June 1, 2010 through December 31, 2010.

At the Company’s election, interest on outstanding principal for the Emergence Term Loan Facility accrued at a rate based on either: (a) the greatest of (1) the Prime Rate in effect; (2) the Federal Funds Rate plus 0.50%; and (3) the one-month Eurodollar rate plus 1.0%, in all cases subject to a 4.0% floor, plus, in each case, a spread of 7.0% or (b) the Eurodollar rate, subject to a 3.0% floor, plus 8.0%.

The Credit Facilities are unconditionally guaranteed by certain of the Company’s subsidiaries and secured by the following: (a) a perfected first priority security interest in, among other things, all of accounts receivable, inventory, cash, personal property, material intellectual property and, in each case, proceeds thereof (subject to certain exceptions) of the Company and its guarantee subsidiaries; and (b) a perfected first priority pledge of the capital stock in the Company’s subsidiaries.

The proceeds from the Term Loan and the Revolving Loan bear interest at either (A) ABR (as defined in the Credit Agreement) subject to a 2.0% floor, plus 2.25% or (B) Eurodollar Rate (as defined in the Credit Agreement) subject to a 1.0% floor, plus 3.25%.

The Term Loan is payable in quarterly payments of $875,000 commencing on March 31, 2011, with the remaining amount payable on December 30, 2016. Outstanding amounts under the Revolving Loan are payable on December 10, 2013.

The Credit Agreement requires compliance with a consolidated total leverage ratio of 4.5 to 1.0 as of December 31, 2010 (with stepdowns thereafter), a senior secured leverage ratio of 2.25 to 1.0 as of December 31, 2010 and consolidated interest coverage ratio of 2.5 to 1.0 as of December 31, 2010.

The Credit Agreement also contains customary restrictive non-financial covenants, which, among other things, and with certain exceptions, limit the Company’s ability to incur or guarantee additional indebtedness; consummate asset sales, acquisitions or mergers; make investments; enter into transactions with affiliates; and pay dividends or repurchase stock.

The Company was in compliance with the covenants under its Term Loan as of December 31, 2010.

Predecessor

In connection with the ABC Merger, the Predecessor entered into the Predecessor Senior Credit and Term Facility, under which it borrowed $600 million under the Tranche A Term Loans and $1,535 million under the Tranche B Term Loans and used the proceeds to repay the ABC Radio Debt and to fund the Special Distribution, other merger-related costs or working capital purposes.

Pursuant to the terms of the Predecessor Senior Credit and Term Facility and the resulting classification as a current liability beginning with the quarter ended March 31, 2009, the Predecessor had been amortizing the remaining amount of debt issuance costs over the 9.5-month period through January 15, 2010. However, the Predecessor ceased amortization of these assets as of December 19, 2009 since subsequent to the Petition Date, interest expense was only recognized to the extent it would be paid. During the years ended December 31, 2009 and 2008, the amortization of these debt issuance costs was $41.1 million and $5.1 million, respectively. The Predecessor wrote off the remaining $4.0 million balance of deferred financing costs in the fourth quarter of 2009 since the amount of the allowed claim for the Predecessor’s senior debt was known as of December 31, 2009.

The Predecessor incurred $0.6 million in costs paid to third parties and wrote off $0.2 million in debt issuance costs in connection with the fourth amendment to the Predecessor Senior Credit and Term Facility entered into on March 26, 2009 (the “Fourth Amendment”) during the year ended December 31, 2009.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

As a result of the Company’s voluntary petitions for reorganization, all of the Predecessor’s senior debt obligations were accelerated, and the outstanding balances were aggregated as of December 20, 2009, including the liability of $72.8 million outstanding under the interest rate swap agreement (see Note 13), which was converted to a component of senior debt as of that date. The total modified amount of interest-bearing senior debt as of December 20, 2009 of $2,148.4 million began incurring interest at the non-default rate previously applicable to the Tranche B Term Loans under the Predecessor Senior Credit and Term Facility (see discussion below), which was due in monthly payments. In December 2009, the $4.0 million that had been remitted to a cash collateral account for the benefit of the Predecessor’s lenders pursuant to a covenant under the Predecessor Senior Credit and Term Facility was applied as a reduction to the outstanding balance of the Predecessor’s senior debt. This payment reduced the balance to $2,144.4 million, which is included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2009.

The Company stopped recognizing and paying interest on outstanding pre-petition debt obligations except for the Predecessor Senior Credit and Term Facility. However, interest expense related to the Predecessor Senior Credit and Term Facility for the period from January 1, 2010 through May 31, 2010 was approximately $1.9 million higher than it would have been absent the voluntary petitions for reorganization due mainly to the conversion of the outstanding interest rate swap liability and accrued facility fee balance as of the Petition Date, as well as the increased interest rate spread being paid on certain components of senior debt. In addition to these differences, in the first five months of 2009, the Company recognized and paid interest on its interest rate swap agreement and the convertible subordinated notes and no comparable amounts were incurred or paid in 2010. The Company’s interest expense for the year ended December 31, 2009 was approximately $1.6 million lower than it would have been absent the voluntary petitions for reorganization.

Prior to the Fourth Amendment, at the Predecessor’s election, interest on outstanding principal for the revolving loans and Tranche A Term Loans accrued at a rate based on either: (a) the greater of (1) the Prime Rate in effect; or (2) the Federal Funds Rate plus 0.5% plus, in each case, a spread that ranged from 0.00% to 0.50%, depending on the Predecessor’s leverage ratio; or (b) the Eurodollar rate plus a spread that ranged from 0.75% to 1.50%, depending on the Predecessor’s leverage ratio. As of the effective date of the Fourth Amendment, at the Predecessor’s election, interest on outstanding principal for the revolving loans and Tranche A Term Loans accrued at a rate based on either: (a) the greatest of (1) the Prime Rate in effect; (2) the Federal Funds Rate plus 0.50%; and (3) the one-month Eurodollar rate plus 1.0% plus, in each case, a spread of 0.50% or (b) the Eurodollar rate plus 1.50%. These interest payments were due monthly.

Prior to the Fourth Amendment, for the outstanding principal for Tranche B Term Loans, the Predecessor could have elected interest to accrue at a rate based on either: (a) the greater of (1) the Prime Rate in effect; or (2) the Federal Funds Rate plus 0.5% plus, in each case, a spread that ranged from 0.50% to 0.75%, depending on the Predecessor’s leverage ratio; or (b) the Eurodollar rate plus a spread that ranged from 1.50% to 1.75%, depending on the Predecessor’s leverage ratio. As of the effective date of the Fourth Amendment, at the Predecessor’s election, interest on outstanding principal for the Tranche B Term Loans accrued at a rate based on either: (a) the greatest of (1) the Prime Rate in effect; (2) the Federal Funds Rate plus 0.50%; and (3) the one-month Eurodollar rate plus 1.0% plus, in each case, a spread of 0.75% or (b) the Eurodollar rate plus 1.75%. These interest payments were due monthly.

As of the effective date of the Fourth Amendment, the revolving loans and Tranche A Term Loans incurred a facility fee in the amount of 4.50% per annum, and the Tranche B Term Loans incurred a rate of 4.25% per annum. On each interest payment date, this additional interest increased the principal amount of the related debt and was to be payable upon the termination of the revolving loans, Tranche A Term Loans, and Tranche B Term Loans, as applicable. The Predecessor had incurred $64.9 million of total facility fee through December 19, 2009, and this liability was converted to a component of senior debt as of that date.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

11.	Senior notes

On December 10, 2010, the Company completed the private placement of $400.0 million aggregate principal amount of the Senior Notes to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S of the Securities Act of 1933, as amended. The private placement of the Senior Notes resulted in net proceeds to the Company of approximately $392.0 million. The Senior Notes were issued pursuant to an indenture (the “Indenture”), dated as of December 10, 2010 by and among the Company, Wilmington Trust Company, a Delaware banking corporation, as trustee, and Deutsche Bank Trust Company Americas, a New York banking corporation, as registrar, authentication agent and paying agent.

The Senior Notes will mature on December 15, 2018, and bear interest at a rate of 7.75% per annum, payable semi-annually in cash in arrears on June 15 and December 15 of each year, beginning on June 15, 2011. The Senior Notes are senior unsecured obligations of the Company and are guaranteed by each of the Company’s subsidiaries that guarantees the Credit Facilities.

The terms of the Indenture, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness or issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, their capital stock or repurchase their capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets; (v) create liens or use assets as security in other transactions; (vi) merge, consolidate or transfer or dispose of substantially all of their assets; and (vii) engage in certain transactions with affiliates. These covenants are subject to a number of important limitations and exceptions that are described in the Indenture.

The Senior Notes are redeemable, in whole or in part, at any time after December 15, 2014, at the redemption prices specified in the Indenture, together with accrued and unpaid interest, if any, to the redemption date. At any time prior to December 15, 2013 and upon the terms set forth in the Indenture, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds from one or more equity offerings at a redemption price equal to 107.75% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to December 15, 2014, the Company may redeem the Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Senior Notes so redeemed, plus a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. The Company may also redeem all or part of the Senior Notes at a redemption price equal to 107.75% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date if specified change of control or business combination events occur on or before 180 days after the issue date of the Senior Notes.

The Company incurred $8.9 million of debt issuance costs in connection with the issuance of the Senior Notes, and amortization of these costs was $0.1 million during the period from June 1, 2010 through December 31, 2010.

12.	Subordinated debt and convertible subordinated notes (predecessor)

On February 18, 2004, the Predecessor sold $330.0 million principal amount of convertible subordinated notes. These convertible subordinated notes (the “Original Notes”) were scheduled to mature in February of 2011 and bore interest at a rate of 1.875% per annum, payable February 15 and August 15 each year. The Original Notes were redeemable prior to maturity under certain circumstances.

Pursuant to the terms of a settlement agreement regarding previous litigation with certain of the holders of the Original Notes that was dismissed in 2008, the Predecessor issued $274.5 million aggregate principal amount of amended and restated convertible subordinated notes (the “Amended Notes”) through an exchange offer and cash tender for the Original Notes at a price of $900 per $1,000 principal amount of Original Notes. The Amended Notes had increased interest rates and specifically negotiated redemption terms (“Amended

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

Notes”). The conversion terms of the Amended Notes did not differ in any material respect from those of the Original Notes. Through September 30, 2009, the Predecessor had repurchased an aggregate amount of $281.7 million in principal amount of convertible subordinated notes, including $0.7 million repurchased during the nine months ended September 30, 2009, which resulted in a gain of approximately $0.4 million, net of transaction fees. The Amended Notes were scheduled to mature on February 15, 2011 and bore interest at a rate of 8.0% per annum during the year ended December 31, 2009.

The Predecessor ceased accruing interest on all unsecured debt subject to compromise, including the convertible subordinated notes, since the amount of the allowed claim for the convertible subordinated notes was known as of December 31, 2009. The balance of convertible subordinated notes was $48.3 million as of December 31, 2009, including $0.5 million of Original Notes, and this amount, along with unpaid interest of $1.3 million related to the convertible subordinated notes, was included in liabilities subject to compromise in the accompanying consolidated balance sheet.

At the time that the Predecessor issued the Amended Notes, the underlying terms contained contingent interest rate adjustments that could have caused interest to vary in future periods depending on the outstanding balance of Amended Notes. The estimated fair value of the contingent interest rate derivative instrument was measured at each subsequent reporting date. As of December 31, 2009, no value was attributed to this derivative. The changes in fair value for the years ended December 31, 2009 and 2008 represented gains of $1.8 million and $3.3 million, respectively, which are included in the accompanying consolidated statement of operations as a component of interest expense, net.

The debt issuance costs and discount amounts corresponding to the convertible subordinated notes had been amortized over the remaining contractual term of the Amended Notes, which was accelerated pursuant to the terms of the convertible subordinated notes and the resulting classification as a current liability beginning with the quarter ended March 31, 2009. However, the Predecessor ceased amortization of these assets as of December 19, 2009 since subsequent to the Petition Date, interest expense was only recognized to the extent it would be paid. For the years ended December 31, 2009 and 2008, the amortization of these debt issuance costs was $0.3 million and $0.6 million, respectively, and of the debt discount was $0.6 million and $0.9 million, respectively. The Predecessor wrote off the remaining balance of deferred financing costs and debt discount in the fourth quarter of 2009 since the amount of the allowed claim for the convertible subordinated notes was known as of December 31, 2009.

In accordance with the Emergence Plan, all of the obligations of the Predecessor with respect to the convertible subordinated notes were terminated and these notes were cancelled on the Emergence Date.

13.	Interest rate swap (predecessor)

In June 2007, the Predecessor entered into an amortizing interest rate swap agreement through September 2012 with an initial notional amount of $1,067.5 million on which the Predecessor paid a fixed rate of 5.394% and received a variable rate from the counterparty based on a three-month London Inter-Bank Offered Rate (“LIBOR”), for which measurement and settlement was performed quarterly.

The interest rate swap fair value was derived from the present value of the difference in cash flows based on the forward-looking LIBOR yield curve rates as compared to the Company’s fixed rate applied to the hedged amount through the term of the agreement less adjustments for credit risk. As part of the fair value determination of the interest rate swap, the Predecessor evaluated its default risk and credit spread compared to the swap counterparty’s credit spread and adjusted the fair value of the interest rate swap liability to account for the Predecessor’s nonperformance risk. Changes in the fair value of the interest rate swap liability during the years ended December 31, 2009 and 2008 were net gains of $9.6 million and $82.4 million, respectively, including the impact of the credit default risk, and were recognized as a component of interest expense, net.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

The liability under the interest rate swap agreement of $72.8 million was converted to a component of senior debt as of the Petition Date and was included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2009.

14.	Stockholders’ equity

Successor

Pursuant to the Emergence Plan and upon the Company’s emergence from bankruptcy, the Company issued three forms of equity: class A common stock (currently traded over-the-counter under the symbol “CDELA”); class B common stock (currently traded over-the-counter under the symbol “CDELB”); and warrants to purchase shares of class B common stock (the “Special Warrants”) (currently traded over-the- counter under the symbol “CDDGW”). As of its emergence from bankruptcy, the Company issued approximately 3.0 million shares of class A common stock; approximately 16.7 million shares of class B common stock and approximately 25.4 million Special Warrants.

The Company is authorized to issue up to 100 million shares of class A common stock, of which approximately 4.5 million shares were issued and outstanding as of December 31, 2010. This includes the remaining 1.2 million nonvested shares of class A common stock granted in August 2010 (see Note 15). Each holder of class A common stock has unlimited voting rights and is entitled to one vote for each share and shall vote, together with the holders of class B common stock, as a single class with respect to the limited number of matters which may be submitted to a vote of the holders of common stock and for which the holders of class B common stock are entitled to vote.

The Company is authorized to issue up to 100 million shares of class B common stock, of which approximately 18.1 million shares were issued and outstanding as of December 31, 2010. Holders of class B common stock have certain limitations on their voting rights, but are entitled to vote on most material matters involving the Company, including material asset sales, business combinations or recapitalizations. Each holder of class B common stock is entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of class B common stock that does not similarly affect the rights or obligations of the holders of class A common stock. If certain specific actions are submitted to a vote of the holders of common stock, each share of class B common stock shall be entitled to vote with class A common stock, with each share of common stock having one vote and voting together with the class A common shares as a single class. Each share of class B common stock may be converted into one share of class A common stock by the holder, provided that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC multiple ownership rules and regulations.

As of the Emergence Date, the Company issued Special Warrants to purchase up to an aggregate of approximately 25.4 million shares of class B common stock to certain holders of senior claims and general unsecured claims, of which 23.7 million Special Warrants were outstanding as of December 31, 2010. The Special Warrants have a 20-year term and will expire on June 3, 2030. The conversion of the Special Warrants is subject to the Company’s compliance with applicable FCC regulations. Each Special Warrant to purchase class B common stock may be exercised prior to its expiration date at the minimal exercise price, which is the $0.001 per share par value of the class B common stock, provided that ownership of the Company by the holder does not cause the Company to violate applicable FCC rules and regulations surrounding foreign ownership of broadcasting licenses.

The Company is authorized to issue up to 50 million shares of preferred stock. No preferred shares were issued as of December 31, 2010.

The holders of shares of class A and B common stock, including holders under the Citadel Broadcasting Corporation 2010 Equity Incentive Plan (the “2010 EI Plan”) as more fully described at Note 15, as well as warrant holders, participate in any dividends ratably on a per share basis, provided that no such distribution

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

shall be made to holders of Special Warrants, class A common stock and class B common stock if (i) an FCC ruling, regulation or policy prohibits such distribution to holders of warrants or (ii) the Company’s FCC counsel opines that such distribution is reasonably likely to cause (a) the Company to violate any applicable FCC rules or regulations or (b) any such holder of Special Warrants to be deemed to hold an attributable interest in the Company.

Equity held in reserve

Holders of unsecured claims, including the secured lenders’ deficiency claim in the stipulated amount of $267.2 million and the claims of the Predecessor’s convertible subordinated noteholders, received a pro rata share of (i) 10% of Successor equity (subject to dilution for distributions of equity under the Successor’s equity incentive program) and (ii) $36.0 million in cash. Once the allowed amount of an unsecured claim is determined through settlement or by Bankruptcy Court order, the claimant is entitled to a distribution as provided for by the Emergence Plan. As of December 31, 2010, 4.1 million units of equity and $32.2 million in cash had been distributed to holders of allowed unsecured claims that totaled $320.9 million, and approximately 478,000 shares of Successor equity and $3.8 million of cash were held in reserve to satisfy remaining allowed, disputed or unreconciled unsecured claims. Shares held in reserve are not designated as class A common stock or class B common stock until issuance. The Successor equity held in reserve to be disbursed on account of unsecured claims is separately identified in the accompanying consolidated balance sheet as of December 31, 2010. If sufficient excess shares of equity and cash remain in reserve after resolution of all disputed unsecured claims, such shares and cash will be distributed to the claimants with allowed unsecured claims pro-rata, based on the number of shares and cash they received pursuant to the Emergence Plan.

Predecessor

Citadel Broadcasting Corporation was incorporated in Delaware in 1993 and was initially capitalized by partnerships affiliated with FL&Co. in connection with a leveraged buyout transaction. The Predecessor’s initial public offering registration statement with the Securities and Exchange Commission was declared effective on July 31, 2003. The Predecessor issued 151.7 million shares of its common stock to TWDC’s stockholders in connection with the ABC Merger. In connection with the Company’s reorganization and emergence from bankruptcy, all shares of common stock of the Predecessor outstanding prior to the Emergence Date were cancelled pursuant to the Emergence Plan.

15.	Stock-based compensation

The cost of the Company’s share-based payments to employees is recognized in the financial statements based on their fair values measured at the grant date, or the value determined based on subsequent modification, over the requisite service period. At the date of grant, the Company estimates the number of equity awards granted that are expected to be forfeited and subsequently adjusts the estimated forfeitures to reflect actual forfeitures when recording compensation cost for equity awards.

Successor

The Company adopted the 2010 EI Plan via approval of the Bankruptcy Court, effective as of June 3, 2010, which was amended on June 9, 2010. The 2010 EI Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, performance awards, restricted stock units, restricted stock and other stock awards (collectively, the “Awards”).

The aggregate number of shares of common stock available for delivery pursuant to Awards granted under the 2010 EI Plan is 10,000,000 shares, which may be either shares of the Company’s common stock or Special Warrants. To the extent shares subject to an Award are not issued or delivered by reason of (i) the

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

expiration, cancellation, forfeiture or other termination of an Award, (ii) the withholding of such shares in satisfaction of applicable taxes or (iii) the settlement of all or a portion of an Award in cash, then such shares will again be available for issuance under the 2010 EI Plan. The aggregate number of shares available for issuance under the 2010 EI Plan is subject to adjustment in connection with certain types of corporate events, including, but not limited to, a recapitalization, extraordinary dividend, stock split, spin- off or merger. As of December 31, 2010, the total number of shares that remain authorized, reserved, and available for issuance under the 2010 EI Plan was approximately 5,500,000.

In August 2010, the Successor’s board of directors approved a grant to employees of the Successor under the 2010 EI Plan, of approximately 3.7 million non-vested shares of class A common stock, which are scheduled to vest in two equal annual installments. The fair value of the grant will be recognized as stock-based compensation of the Successor over the vesting period based upon the trading price of the shares on the grant date. In early November 2010, certain members of senior management and the board of directors elected to voluntarily forfeit approximately 2.5 million shares of nonvested stock previously granted by the Company. These forfeited nonvested shares were replaced with options to purchase approximately 3.3 million shares of class A common stock, the terms of which are governed by the 2010 EI Plan. The forfeiture of nonvested shares and subsequent issuance of stock options to these individuals was accounted for as a modification of the original award. No incremental stock-based compensation expense was recognized related to the modification since the fair value of the replacement stock options did not exceed the fair value of the nonvested shares of common stock originally granted.

Total stock-based compensation expense for the period from June 1, 2010 through December 31, 2010 was $18.0 million, on a pre-tax basis. The associated tax benefit for the period from June 1, 2010 through December 31, 2010 was $7.2 million.

As of December 31, 2010, unrecognized pre-tax stock-based compensation expense was approximately $59.5 million and is expected to be recognized over a weighted average period of approximately 1.4 years.

The following table summarizes the Successor’s stock option activity for the period from June 1, 2010 through December 31, 2010:

Weighted-
average
		Weighted-	remaining
		average	contractual	Aggregate
		exercise	term	intrinsic
	Options	price	(in years)	value
	(in thousands)			(in thousands)

Options of common stock
Outstanding as of June 1, 2010	—	$—
Granted	3,267	29.00
Exercised	—	—
Forfeited	—	—
Cancelled	—	—

Outstanding as of December 31, 2010	3,267	$29.00	9.4	$5,512

Vested or expected to vest as of December 31, 2010(1)	3,191	$29.00	9.4	$5,384

Exercisable as of December 31, 2010	—	$—	—	$—

(1)	Options expected to vest represents the options outstanding reduced for estimated forfeitures.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

For accounting purposes, the weighted average grant-date fair value of options granted during the period from June 1, 2010 through December 31, 2010 was $23.00 per share due to the modification of the original award, and no options were exercised during the same period.

The Successor’s activity related to shares of nonvested stock for the period from June 1, 2010 through December 31, 2010 is summarized as follows:

		Weighted-
	Number of	average
	nonvested	grant date
	share awards	fair value
	(in thousands)

Shares of nonvested class A common stock awards
Nonvested awards as of June 1, 2010	—	$—
Granted	3,735	23.00
Awards vested	—	—
Forfeited	(2,528)	23.00

Nonvested awards as of December 31, 2010	1,207	$23.00

There were no nonvested shares of common stock that vested during the period from June 1, 2010 through December 31, 2010.

Predecessor

Nonvested shares of the Predecessor’s common stock and stock options to purchase shares of the Predecessor’s common stock were generally granted under the Citadel Broadcasting Corporation Amended and Restated 2002 Stock Option and Award Plan (the “2002 Stock Option and Award Plan”). However, pursuant to the Emergence Plan, the 2002 Stock Option and Award Plan was terminated as of the Emergence Date and all share-based payments previously granted thereunder were canceled as of the Emergence Date. As of May 31, 2010, approximately 7.5 million stock options and 1.4 million nonvested shares were outstanding.

The Predecessor issued no share-based payments during the five months ended May 31, 2010. There were no options exercised during the period from January 1, 2010 through May 31, 2010 or for the years ended December 31, 2009 and 2008. The total fair value of awards of nonvested shares of common stock that vested during the period from January 1, 2010 through May 31, 2010 and for the years ended December 31, 2009 and 2008 was $2.9 million, $8.2 million and $20.4 million, respectively.

Total stock-based compensation expense for the period from January 1, 2010 through May 31, 2010 and for the years ended December 31, 2009 and 2008 was $1.9 million, $10.5 million and $14.0 million, respectively, on a pre-tax basis. No tax benefit was recognized with respect to the expense for the period from January 1, 2010 through May 31, 2010 and for the year ended December 31, 2009 since there was a valuation allowance against the Company’s deferred tax asset as of December 31, 2009. The associated tax expense for the year ended December 31, 2008 was $5.2 million. The expense for the year ended December 31, 2008 includes an $8.5 million non-cash write down of the Company’s deferred tax asset for the excess of stock-based compensation expense recorded over the amount of such compensation costs deductible for income tax purposes upon vesting of these stock-based awards.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

16.	Income taxes

Income tax expense (benefit)

The components of the income tax expense (benefit) for the Successor period from June 1, 2010 through December 31, 2010 and the Predecessor period from January 1, 2010 through May 31, 2010 and years ended December 31, 2009 and 2008 are as follows:

	Successor	Predecessor
	Period from	Period from
	June 1, 2010	January 1, 2010	Years ended
	through	through	December 31,
	December 31, 2010	May 31, 2010	2009	2008
		(in thousands)

Current tax expense (benefit):
Federal	$73	$5	$(9,372)	$9,066
State	1,423	583	792	4,423

	1,496	588	(8,580)	13,489
Deferred tax benefit:
Federal	1,508	4,577	(220,226)	(162,900)
State	4,549	572	(25,291)	(13,268)

	6,057	5,149	(245,517)	(176,168)

Total income tax expense (benefit)	$7,553	$5,737	$(254,097)	$(162,679)

Reconciliations of the income tax expense (benefit) to the tax expense (benefit) calculated by applying the federal statutory rate of 35% to the income (loss) before income taxes for the Successor period from June 1, 2010 through December 31, 2010 and the Predecessor period from January 1, 2010 through May 31, 2010 and years ended December 31, 2009 and 2008 are as follows:

	Successor	Predecessor
	Period from	Period from
	June 1,	January 1, 2010
	2010	through	Years ended
	through	May 31,	December 31,
	December 31, 2010	2010	2009	2008
		(in thousands)

Federal statutory rate applied to the income (loss) from continuing operations before income taxes	$2,020	$376,405	$(363,110)	$(396,374)
State tax expense (benefit), net of federal tax	4,850	1,814	(34,564)	(30,723)
Non-deductible compensation	704	857	2,212	1,783
Restructuring costs	(1,934)	11,151	3,335	—
Other permanent differences	666	440	773	2,338
Change in federal and state valuation allowance	(470)	(68,709)	83,156	131,888
Non-taxable restructuring gain	—	(322,630)	—	—
Non-deductible goodwill	—	—	51,895	119,249
State rate change	906	—	224	(1,369)
Excess book stock compensation	113	6,252	2,609	8,483
Other permanent differences	698	157	(627)	2,046

	$7,553	$5,737	$(254,097)	$(162,679)

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

Successor

For the period from June 1, 2010 through December 31, 2010, the Company recognized an income tax expense of $7.6 million based on income before taxes of $5.8 million resulting in an effective tax rate of 130.9%. This effective rate differed from the federal rate of 35% primarily due to state tax expense net of federal benefit, non-deductible restructuring costs, certain non-deductible compensation costs, and other non-deductible expenses.

Predecessor

For the period from January 1, 2010 through May 31, 2010, the Company recognized an income tax expense of $5.7 million based on income before taxes of $1,075.4 million resulting in an effective tax rate of 0.5%. Excluding the valuation benefit of approximately $68.7 million and restructuring gain of approximately $921.8 million, for which no income tax expense was recognized, income before taxes would have been $153.6 million and tax expense would have been $74.4 million, resulting in an effective rate of 48.5%. This rate differs from the federal tax rate of 35% primarily due to a $6.3 million non-cash write-down of the Company’s deferred tax asset related to stock—based compensation expense as discussed below, state tax expense net of federal benefit and non-deductible restructuring costs. In the first quarter of 2010, time-vesting nonvested shares vested and the Company recognized a $1.5 million non-cash write down of its deferred tax asset for the excess of stock-based compensation expense recorded over the amount of such compensation costs deductible for income tax purposes upon vesting of the stock-based awards. An additional $4.8 million non-cash write down of the Company’s deferred tax asset was recognized in the second quarter primarily due to the Company’s emergence from Chapter 11 Proceedings.

For the year ended December 31, 2009, the Company recognized an income tax benefit of $254.1 million based on a loss before income taxes of $1,037.5 million. Excluding the valuation allowance charge of approximately $83.2 million and asset impairment charge of approximately $985.7 million and the tax benefit associated with this charge of approximately $327.2 million, which was adversely impacted by the impairment of non-deductible goodwill, loss before income taxes would have been $51.8 million and tax benefit would have been $10.1 million, resulting in an effective tax rate of 19.5%. This effective rate differs from the federal tax rate of 35% as the result of a $2.6 million non-cash write-down of the Company’s deferred tax asset related to stock-based compensation expense as discussed below, state tax benefit net of federal expense, non-deductible restructuring costs, certain non-deductible compensation costs, and other non-deductible expenses. In the first quarter of 2009, the compensation committee of the Company’s board of directors determined that specified performance goals were achieved for certain of the outstanding stock-based awards. In addition, time-vesting nonvested shares vested during the year ended December 31, 2009, and the Company recognized a $2.6 million non-cash write down of its deferred tax asset for the excess of stock-based compensation expense recorded over the amount of such compensation costs deductible for income tax purposes upon vesting of the stock-based awards.

For the year ended December 31, 2008 the Company recognized an income tax benefit of $162.7 million based on a loss before income taxes of $1,132.5 million. Excluding the valuation allowance charge of $131.9 million and asset impairment charge of $1,208.2 million and the tax benefit associated with this charge of approximately $338.9 million, which was adversely impacted by the impairment of non-deductible goodwill, income before taxes would have been $75.7 million and tax expense would have been $44.3 million, resulting in an effective tax rate of 58.5%. This effective rate differs from the federal tax rate of 35% as the result of an $8.5 million non-cash write-down of the Company’s deferred tax asset related to stock-based compensation expense as discussed below, state tax benefit, net of federal expense, certain non-deductible compensation costs, and other non-deductible expenses. In the first quarter of 2008, the compensation committee of the Company’s board of directors determined that specified performance goals were achieved for certain of the outstanding stock-based awards. In addition, time-vesting nonvested shares vested during the

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

year ended December 31, 2008, and the Company recognized an $8.5 million non-cash write down of its deferred tax asset for the excess of stock-based compensation expense recorded over the amount of such compensation costs deductible for income tax purposes upon vesting of the stock-based awards.

Deferred tax assets (liabilities)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets, liabilities and the valuation allowance at December 31 are as follows:

	Successor	Predecessor
	December 31, 2010	December 31, 2009
	(in thousands)

Deferred tax assets:
Receivables, principally due to allowance for doubtful accounts	$2,839	$3,234
Net operating loss carryforwards	79,217	28,933
Accrued liabilities and other obligations not currently deductible	18,794	17,041
Compensation/benefits related	11,969	6,252
Hedging transaction	—	27,047
Property and equipment	—	792
Intangible assets	—	131,450
Other	10,326	13,193

Total deferred tax assets	123,145	227,942
Valuation allowance	(5,729)	(214,610)

Net deferred tax assets	117,416	13,332
Deferred tax liabilities:
Property and equipment	(48,082)	(42,957)
Intangible assets	(252,162)	(150,170)
Cancellation of debt income	(62,305)	—
Other	(298)	(62)

Total deferred tax liabilities	(362,847)	(193,189)

Net deferred tax liabilities	$(245,431)	$(179,857)

At December 31, 2010, the Company has approximately $225.7 million of net operating loss carryforwards for federal income tax purposes, $202.0 million net of unrecognized tax benefits. The federal net operating loss carryforwards expire as follows:

Net operating
Year of expiration	loss carryforward
(in millions)

December 31, 2025	$5.5
December 31, 2029	86.4
December 31, 2030	133.8

Total federal loss carryforwards	$225.7

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

The Company’s Chapter 11 Proceedings resulted in a change of control for purposes of Section 382 of the U.S. Internal Revenue Code of 1986, limiting our ability to utilize approximately $150 million of our net operating losses to offset future federal income tax liabilities. We estimate that the amount of limited net operating losses that we may use in each year through 2030 to offset federal income tax liabilities is approximately $50 million. We expect to increase this amount for certain recognized built-in gains. However, the amount of the increase is uncertain and varies by year.

At December 31, 2010, the Company had approximately $160.3 million in net operating loss carryforwards for state income tax purposes, $137.7 million net of unrecognized tax benefits. These net operating loss carryforwards expire in 2013 through 2030. The determination of the state net operating loss carryforwards is dependent upon the federal net operating loss, apportionment percentages and other respective state laws, which can change year to year and impact the amount of the state net operating loss carryforwards. Utilization of such federal and state net operating losses is subject to certain limitations under federal and state income tax laws.

Management assesses all available positive and negative evidence to evaluate the realizability of the Company’s deferred tax assets. During 2010 management concluded that the expected timing of future reversals of deferred tax liabilities and assets arising from the emergence from bankruptcy provided positive objective evidence on the realizability of the deferred tax assets. Based on this evaluation, as of May 31, 2010, $143.9 million of valuation allowance was reversed in order to recognize the portion of the deferred tax assets that is more likely than not to be realized. This reversal was recognized as a reduction to goodwill as part of the Company’s application of fresh-start reporting. The Company is required to evaluate the recoverability of its deferred tax assets at each reporting period. Changing facts and circumstances in future reporting periods may result in additional valuation allowances being recorded in those periods.

As of December 31, 2010, the Company has an alternative minimum tax (“AMT”) credit carryforward of approximately $2.1 million. AMT credits are available to be carried forward indefinitely and may be utilized against regular federal tax to the extent they do not exceed computed AMT calculations.

Generally for tax purposes, the Company is entitled to a tax deduction, subject to certain limitations, based on the fair value of the underlying equity awards when the restrictions lapse or stock options are exercised. As outlined in Note 15, in December 2010 the Company issued stock options to members of the board and certain management as replacement for awards of restricted stock which had subsequently been rescinded. The Company has accounted for the issuance of these options as a modification of the original restricted stock awards and, accordingly, compensation cost will be based on the value of the restricted stock awards while the ultimate tax deduction will be based on the value of the stock options when exercised. Through December 31, 2010, the Successor Company has recognized pre-tax compensation cost of $18.0 million and a related $7.2 million deferred tax asset for such awards on a cumulative basis. As of December 31, 2010, the Company does not have an available additional paid-in capital pool (as defined pursuant to ASC 718-740-35). Accordingly, absent significant increases of the underlying fair value of the stock options, the Company may be required to immediately recognize a non-cash write down of the deferred tax asset when the restrictions lapse or the stock options are exercised or expire. This adjustment to align compensation cost previously recognized in the financial statements to the amount that is ultimately realized for tax may be material to the future consolidated results of operations when the adjustment occurs.

Uncertain tax positions

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the Successor period from June 1, 2010 through December 31, 2010 and the Predecessor period from January 1, 2010 through May 31, 2010 and the years ended December 31, 2009 and 2008:

	Successor	Predecessor
	Period from	Period from
	June 1, 2010	January 1, 2010	Years ended
	through	through	December 31,
	December 31, 2010	May 31, 2010	2009	2008
		(in thousands)

Deferred tax assets:
Unrecognized tax benefit—opening balance	$12,410	$12,217	$10,961	$10,258
Gross increases—tax positions in prior periods	186	66	1,111	574
Gross decreases—tax positions in prior periods	—	—	—	(25)
Gross increases—tax positions in current period	—	127	—	—
Gross increases—tax positions in current period	(4)	—	145	154

Unrecognized tax benefit—ending balance	$12,592	$12,410	$12,217	$10,961

The entire balance of unrecognized tax benefits at December 31, 2010, 2009 and 2008, if recognized, would affect the effective tax rate. No additional significant increases or decreases in unrecognized tax benefit are expected within the next 12 months.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expense. Related to the uncertain tax benefits noted above, the Company accrued $0.3 million and $0.2 million of interest during 2010 and 2009, respectively. In total, the Company has recognized a liability for interest related to uncertain tax benefits of $0.6 million, $0.3 million, and $0.1 million as of December 31, 2010, 2009, and 2008, respectively.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company has a number of federal and state income tax years still open for examination as a result of the net operating loss carryforwards. Accordingly, the Company is subject to examination for both U.S. federal and certain state tax return purposes for the years 1993 to present.

17.	Earnings per share

Successor

Basic earnings per share for the period from June 1, 2010 through December 31, 2010 includes the outstanding amount of both class A and class B common stock, as well as Special Warrants, whether outstanding or held in reserve to be issued. All of the components of the Successor’s equity described above are treated equally for accounting purposes, and the distinctions relate solely to certain voting restrictions and conversion mechanisms in order to allow the Company to comply with applicable FCC rules and regulations. Potentially dilutive equivalent shares outstanding for the seven months ended December 31, 2010 include approximately 0.6 million additional shares of the Successor’s class A common stock related to outstanding nonvested shares, which were excluded from the computation of diluted weighted average shares outstanding as their effect was antidilutive due to the net loss reported. There were no potentially dilutive equivalent shares related to stock options for the seven months ended December 31, 2010.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

Predecessor

The diluted shares outstanding for the five months ended May 31, 2010 include approximately 1.9 million shares of common stock of the Predecessor related to the conversion of the Predecessor’s convertible subordinated notes. While operating under Chapter 11 of the Bankruptcy Code, the Predecessor was prohibited from paying unsecured pre-petition debts, including the convertible subordinated notes and interest thereon. Therefore, for the five months ended May 31, 2010, there was no related interest expense to consider in the calculation of the Predecessor’s diluted shares. Potentially dilutive equivalent shares related to the conversion of the Predecessor’s convertible subordinated notes into 1.9 million and 8.0 million shares of common stock of the Predecessor for the years ended December 31, 2009 and 2008, respectively, along with the related interest expense impact, net of tax, were excluded from the computation of diluted weighted average shares outstanding as their effect is antidilutive. There were no potentially dilutive equivalent shares related to stock options or nonvested shares of common stock for the five months ended May 31, 2010 or the years ended December 31, 2009 and 2008.

18.	Supplemental financial information

Successor

A summary of additions and deductions related to the Successor’s allowance for doubtful accounts for the seven months ended December 31, 2010 is as follows:

Successor
	Balance at			Balance at
	beginning of			end of
	period	Additions	Deductions	period
(in thousands)

Seven months ended December 31, 2010	$—	$4,361	$—	$4,361

Predecessor

A summary of additions and deductions related to the Predecessor’s allowance for doubtful accounts for the years ended December 31, 2008 and 2009 and for the five months ended May 31, 2010 is as follows:

	Predecessor
	Balance at			Balance at
	Beginning of			end of
	Period	Additions	Deductions	period
		(in thousands)

Year ended December 31, 2008	$8,064	$6,574	$(6,025)	$8,613
Year ended December 31, 2009	8,613	6,231	(6,242)	8,602
Five months ended May 31, 2010	8,602	570	(9,172)	—

19.	Fair value of financial instruments

The Company’s financial instruments are measured at fair value on a recurring basis. The related guidance requires, among other things, enhanced disclosures about investments that are measured and reported at fair value and establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

Level 2—Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3—Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. As of December 31, 2010 and 2009, all of the Company’s financial instruments were classified as level 3 except for its cash equivalents, which are classified as level 1.

The following tables present the changes in Level 3 instruments measured on a recurring basis for the year ended December 31, 2009 for the Predecessor period from January 1, 2010 through May 31, 2010 and the Successor period from June 1, 2010 through December 31, 2010:

		Net
		realized/unrealized	Transfers in
	January 1,	gains included in	and/or out of	December 31,
	2009	earnings(a)	level 3(b)	2009
		(in thousands)

Financial Liabilities:
Contingent interest derivative	$1,770	$(1,770)	$—	$—
Interest rate swap	82,355	(9,578)	(72,777)	—

Total liabilities	$84,125	$(11,348)	$(72,777)	$—

	Predecessor		Successor
	January 1,		Expense items	December 31,
	2010	Additions(c)	recognized	2010
		(in thousands)

Financial Liabilities:
SERP liability	$—	$10,510	$967	$11,477

(a)	Earnings impact is included in the interest expense, net caption of the accompanying consolidated statements of operations.

(b)	As of the Petition Date, the liability of $72.8 million outstanding under the interest rate swap agreement was converted to a component of senior debt.

(c)	The initial establishment of the Company’s liability under the SERP was valued at $10.5 million and is included in reorganization items, net in the accompanying consolidated statement of operations of the Predecessor.

The following summary presents a description of the methodologies and assumptions used to determine the estimated fair values for the Company’s significant financial instruments.

Cash Equivalents: As of December 31, 2010, cash equivalents represent amounts held in a mutual fund that invests in short-term United States Treasury funds or other short-term instruments backed by the United States government. Due to the short-term nature of these investments, the carrying value is assumed to approximate fair value.

Accounts Receivable, Accounts Payable and Accrued Liabilities: The carrying amount is assumed to be the fair value because of the liquidity or short-term maturity of these instruments.

Senior Debt: Based on available evidence, including certain trading prices, the estimated fair value of the Term Loan as of December 31, 2010 approximates its carrying value of $350.0 million. Based on evidence available as of that date, including average trading prices, the estimated fair value of the Predecessor Senior

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

Credit and Term Facility at December 31, 2009 was $1,586.8 million compared to the Predecessor’s carrying value of $2,144.4 million at December 31, 2009.

Senior Notes: Based on available evidence, including certain trading prices, the estimated fair value of the Senior Notes at December 31, 2010 approximates its carrying value of $400.0 million.

Subordinated Debt and Convertible Subordinated Notes: Based on available evidence, including average trading prices, the estimated fair value of the Predecessor’s convertible subordinated notes at December 31, 2009 was $2.4 million compared to the Predecessor’s carrying value of $48.3 million at December 31, 2009.

Other Long-Term Liabilities, including the SERP: The Company’s liability under the SERP was initially recorded at its estimated fair value as of the Fresh-Start Date. The Company evaluates the estimated fair value of the SERP liability as of each reporting date to determine if any significant changes have occurred in the underlying assumptions. Any change in the fair value is recognized in the statement of operations at the time of adjustment. The terms of the Company’s other long-term liabilities approximate the terms in the marketplace. Therefore, the fair value approximates the carrying value of these financial instruments.

20.	Reportable segments

The Company operates two reportable segments, Radio Markets and Radio Network, as there is discrete financial information available for each segment and the segment operating results are reviewed by the chief operating decision maker. The Radio Markets’ revenue is primarily derived from the sale of broadcasting time to local, regional and national advertisers. Revenue for the Radio Network is generated primarily through national advertising. The Company presents segment operating income (“SOI”) as the primary measure of profit and loss for its operating segments. SOI is defined as operating income by segment adjusted to exclude depreciation and amortization, local marketing agreement fees, asset impairment and disposal charges, non-cash amounts related to contractual obligations, non-cash compensation, corporate general and administrative expenses, and other, net. The Company believes the presentation of SOI is relevant and useful for investors because it allows investors to view segment performance in a manner similar to a primary method used by the Company’s management and enhances their ability to understand the Company’s operating performance.

	Successor	Predecessor
	Period from	Period from
	June 1,	January 1, 2010
	2010	through
	through	May 31,	Years ended December 31,
	December 31, 2010	2010	2009	2008
		(in thousands)

Net revenue:
Radio Markets	$382,011	$247,112	$604,120	$688,815
Radio Network	64,924	50,324	123,839	181,798
Intersegment revenue:
Radio Markets	$(2,793)	$(2,012)	$(4,339)	$(7,492)
Radio Network	—	—	—	—

Net revenue	$444,142	$295,424	$723,620	$863,121

SOI:
Radio Markets	$160,591	$94,023	$214,942	$261,405
Radio Network	9,518	8,027	3,559	28,539
Corporate general and administrative	(26,394)	(8,929)	(26,320)	(32,049)
Local marketing agreement fees	(379)	(455)	(1,027)	(1,334)

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

	Successor	Predecessor
	Period from	Period from
	June 1,	January 1, 2010
	2010	through
	through	May 31,	Years ended December 31,
	December 31, 2010	2010	2009	2008
		(in thousands)

Asset impairment and disposal charges	—	—	(985,653)	(1,208,208)
Non-cash amounts related to contractual obligations	—	—	—	(21,440)
Non-cash compensation expense	(4,198)	(1,311)	(5,400)	(7,354)
Depreciation and amortization	(58,564)	(11,365)	(35,599)	(45,264)
Other, net	(7,486)	(854)	(6,841)	1,688

Operating income (loss)	73,088	79,136	(842,339)	(1,024,017)
Reorganization items, net	—	(1,014,077)	4,556	—
Interest expense, net	45,365	17,771	190,175	211,818
Extinguishment of debt	20,969	—	(428)	(114,736)
Write-off of deferred financing costs and debt discount upon extinguishment of debt	984	—	814	11,399

Income (loss) before income taxes	5,770	1,075,442	(1,037,456)	(1,132,498)
Income tax expense (benefit)	7,553	5,737	(254,097)	(162,679)

Net (loss) income	$(1,783)	$1,069,705	$(783,359)	$(969,819)

Asset impairment and disposal charges
Radio Markets	$—	$—	$912,577	$1,188,338
Radio Network	—	—	73,076	19,870

Total asset impairment and disposal charges	$—	$—	$985,653	$1,208,208

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

	Successor	Predecessor
	Period from	Period from
	June 1,	January 1, 2010
	2010	through
	through	May 31,	Years ended December 31,
	December 31, 2010	2010	2009	2008
		(in thousands)

Non-cash amounts related to contractual obligations
Radio Markets	$—	$—	$—	$21,440
Radio Network	—	—	—	—

Total non-cash amounts related to contractual obligations	$—	$—	$—	$21,440

Segment local marketing agreement fees:
Radio Markets	$379	$455	$1,027	$1,334
Radio Network	—	—	—	—

Total segment local marketing agreement fees	$379	$455	$1,027	$1,334

Segment non-cash compensation expense:
Radio Markets	$3,719	$1,143	$4,064	$5,170
Radio Network	479	168	1,336	2,184

Total segment non-cash compensation expense	$4,198	$1,311	$5,400	$7,354

Segment depreciation and amortization:
Radio Markets	$50,764	$8,370	$22,434	$25,719
Radio Network	7,800	2,995	13,165	19,545

Total segment depreciation and amortization	$58,564	$11,365	$35,599	$45,264

	Successor	Predecessor
	December 31, 2010	December 31, 2009
	(in thousands)

Identifiable assets:
Radio Markets, exclusive of goodwill shown separately below	$1,416,723	$964,580
Goodwill	719,229	292,563

Total Radio Markets identifiable assets	$2,135,952	$1,257,143

Radio Network, exclusive of goodwill shown separately below	$103,130	$77,435
Goodwill	44,620	29,413

Total Radio Network identifiable assets	$147,750	$106,848

Corporate and other identifiable assets	$124,412	$53,998

Total assets	$2,408,114	$1,417,989

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

The following table presents the gross amount of goodwill and the accumulated asset impairment and disposal charges for the Company’s two reportable segments, Radio Markets and Radio Network, for the year ended December 31, 2009, the five months ended May 31, 2010 and the seven months ended December 31, 2010:

	Radio markets	Radio network
	(in thousands)

Balance as of January 1, 2009 (predecessor):
Goodwill	$1,784,918	$190,279
Accumulated asset impairment and disposal charges	(1,352,019)	(130,379)

Goodwill net of impairment as of January 1, 2009 (predecessor)	$432,899	$59,900
Asset impairment and disposal charges	(140,336)	(30,487)
Balance as of January 1, 2010 (predecessor):
Goodwill	$1,784,918	$190,279
Accumulated asset impairment and disposal charges	(1,492,355)	(160,866)

Goodwill net of impairment as of January 1, 2010 (predecessor)	$292,563	$29,413
Elimination of Predecessor goodwill as of May 31, 2010	(1,784,918)	(190,279)
Elimination of Predecessor goodwill impairment as of May 31, 2010	1,492,355	160,866
Goodwill from application of fresh-start reporting as of May 31, 2010	719,229	44,620
Balance as of December 31, 2010 (successor):
Goodwill	$719,229	$44,620
Accumulated asset impairment and disposal charges	—	—

Goodwill net of impairment as of December 31, 2010 (successor)	$719,229	$44,620

21.	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, or other sources are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated.

Effective December 31, 2009, the Company’s radio music license agreements with the two largest performance rights organizations, American Society of Composers, Authors and Publishers (“ASCAP”) and Broadcast Music, Inc. (“BMI”), expired. The Radio Music License Committee (“RMLC”), which negotiates music licensing fees for most of the radio industry with ASCAP and BMI, had reached an agreement with these organizations on a temporary fee schedule that reflects a provisional discount of 7.0% against 2009 fee levels. The temporary fee reductions became effective in January 2010. Absent an agreement on long-term fees between the RMLC and ASCAP and BMI, the U.S. District Court in New York has the authority to make an interim and permanent fee ruling for the new contract period. In May 2010 and June 2010, the U.S. District Court’s judges charged with determining the licenses fees ruled to further reduce interim fees paid to ASCAP and BMI, respectively, down approximately another 11.0% from the previous temporary fees negotiated with the RMLC. When the license fee negotiations are finalized, the rate will be retroactive to January 1, 2010, and the amounts could be greater or less than the temporary fees and could be material to the Company’s financial results and cash flows. John Sander is currently the chairman of the board of directors of both the Company and BMI.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

Litigation

On December 20, 2009, the Debtors filed voluntary petitions in the Bankruptcy Court seeking relief under the Bankruptcy Code. Upon commencement of the Chapter 11 Proceedings, the Debtors also announced that they had reached an accord with over 60% of their senior secured lenders on the terms of a pre-negotiated financial restructuring that sought to extinguish approximately $1.4 billion of indebtedness. Specifically, the Company entered into a letter agreement, effective as of December 20, 2009 (the “Emergence Plan Support Agreement”), with over 60% of the holders of the Company’s secured debt issued pursuant to the Predecessor Senior Credit and Term Facility.

On December 21, 2009, the Company announced that the Bankruptcy Court granted all of the Company’s “first day” motions and applications, which allowed the Company to satisfy its obligations with cash on hand and pay employee wages, salaries and benefits, among other things, without interruption during the course of the restructuring.

On February 3, 2010, the Debtors filed with the Bankruptcy Court a proposed joint plan of reorganization and a related disclosure statement pursuant to Chapter 11 of the Bankruptcy Code. On March 15, 2010, the Debtors filed with the Bankruptcy Court a First Modified Joint Plan of Reorganization and the related disclosure statement pursuant to Chapter 11 of the Bankruptcy Code.

On March 15, 2010, the Bankruptcy Court approved the disclosure statement and authorized the Company to begin soliciting votes on the Emergence Plan.

On May 10, 2010, the Debtors filed the second modified Emergence Plan, reflecting certain technical, nonmaterial modifications to the first modification. Objections to the Debtors’ Emergence Plan were filed with the Bankruptcy Court by several stockholders, and on May 12, 2010, the Bankruptcy Court commenced a multi-day hearing, which ended on May 17, 2010 with the Bankruptcy Court confirming the Debtors’ Emergence Plan.

On May 19, 2010, (the “Confirmation Date”), the Bankruptcy Court entered the Confirmation Order confirming the Emergence Plan, and on May 26, 2010, the FCC granted the long form applications for transfer of control of the Company’s FCC licenses to the new stockholders of the company.

On June 3, 2010, the Debtors consummated their reorganization, and the Emergence Plan became effective. The distribution of securities of the new reorganized successor to the Company under the Emergence Plan was made on the Emergence Date. Under the Emergence Plan, the Debtors distributed three forms of equity: class A common stock; class B common stock; and the special warrants.

In October 2010, R2 Investment, LDC (“R2”), a stockholder of the Company, filed a motion in the Bankruptcy Court requesting the Company be directed to revoke awards of restricted common stock granted in August 2010 to certain members of the Company’s senior management and its board of directors and instead issue stock options, as R2 contended was required by the Emergence Plan. In early November 2010, certain members of the Company’s senior management and its board of directors elected to voluntarily forfeit approximately 2.5 million shares of restricted stock that were granted in August 2010. Based upon (i) the relinquishment of the restricted stock by the named executive officers and the Company’s board of directors and (ii) the Company’s intent to replace the forfeited shares with options to purchase approximately 3.3 million shares of class A common stock, the terms of which are governed by the Emergence Plan, R2 withdrew its motion without prejudice. The forfeiture of restricted stock and subsequent issuance of stock options to these individuals was accounted for as a modification of the original award. For more information see Notes 14 and 15.

Pursuant to the Bankruptcy Code, pre-petition claims (including secured, unsecured, priority and administrative claims) of the Debtors are evidenced in the schedules of liabilities filed by the Debtors with the Bankruptcy Court and by proofs of claim filed by creditors. The process to resolve these claims continues

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

until all pre-petition claims are resolved. In connection with resolving these claims, while not expected, certain claims could result in additional expense or income in the Successor’s financial statements if actual results differ from estimated liabilities, and such additional expense or income could be material.

The Company is involved in certain other claims and lawsuits arising in the ordinary course of its business. The Company believes that such litigation and claims will be resolved without a material adverse impact on its results of operations, cash flows or financial condition.

Lease commitments

The Company leases certain studio buildings, tower sites, transmitters and equipment, vehicles and office equipment. The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2010:

		Sublease	Net lease
Year ended	Commitments	rentals	commitments

2011	$18,645	$(1,278)	$17,367
2012	17,346	(1,174)	16,172
2013	15,902	(951)	14,951
2014	13,384	(669)	12,715
2015	9,304	(501)	8,803
Thereafter	44,733	(6,407)	38,326

	$119,314	$(10,980)	$108,334

Total rental expense was approximately $11.7 million for the Successor period from June 1, 2010 through December 31, 2010 and approximately $8.2 million, $21.5 million and $20.8 million for the Predecessor period from January 1, 2010 through May 31, 2010 and the years ended December 31, 2009 and 2008, respectively.

Contractual commitments

The Company has entered into binding contracts in the normal course of business related to sports broadcasting, employment of personnel, and other goods and services utilized in our operations.

Defined contribution plan

The Company has a defined contribution 401(k) plan for all employees who are at least 21 years of age. Under the 401(k) plan, eligible employees can contribute up to 80% of their compensation, subject to the maximum contribution allowed by the Internal Revenue Code. Participants vest immediately in their contributions, and participants’ rights to amounts contributed by the Company vest on a graded schedule after five years of service. Participants are credited with one year of service if they work 1,000 hours in a plan year. Each year, for participants who have completed one year of service, the Company may, at the discretion of the board of directors, contribute a matching contribution in an amount equal to a discretionary percentage, not to exceed the participants’ elective deferral. The Company may also make discretionary contributions as approved by the board of directors. Matching contributions by the Company were approximately $1.2 million for the combined Successor period from June 1, 2010 through December 31, 2010 and Predecessor period from January 1, 2010 through May 31, 2010 and none for the years ended December 31, 2009 and 2008.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

22.	Quarterly financial data (unaudited), in thousands, except for share amounts.

	Predecessor		Successor
		Period from	Period from
	Quarter	April 1	June 1
	ended	through	through	Quarters ended
	March 31	May 31	June 30	September 30	December 31

2010:
Net revenue	$165,028	$130,396	$64,027	$188,604	$191,511
Operating income	37,137	41,999	13,984	33,957	25,147
Net income (loss)(a)	11,480	1,058,225	3,130	3,564	(8,477)
Basic net income (loss) per common share	$0.04	$3.98	$0.07	$0.08	$(0.19)

Diluted net income (loss) per common share	$0.04	$3.95	$0.07	$0.08	$(0.19)

Weighted average common shares outstanding—Basic	266,085	265,977	45,625	47,409	45,625

Weighted average common shares outstanding—Diluted	268,005	267,897	45,625	47,409	45,625

	Predecessor
	Quarters ended
	March 31	June 30	September 30	December 31

2009:
Net revenue	$158,891	$188,061	$183,810	$192,858
Operating income (loss)(b)	14,239	(944,080)	37,969	49,533
Net (loss) income	(5,305)	(758,657)	(21,251)	1,854
Basic net (loss) income per common share	$(0.02)	$(2.88)	$(0.08)	$0.01

Diluted net (loss) income per common share	$(0.02)	$(2.88)	$(0.08)	$0.01

Weighted average common shares outstanding—Basic	263,630	263,815	264,237	264,263

Weighted average common shares outstanding—Diluted	263,630	263,815	264,237	264,263

(a)	The revaluation of assets and liabilities through the application of fresh-start reporting resulted in a net gain of $921.8 million. The restructuring of the Company’s capital structure and resulting discharge of pre-petition debt resulted in a gain of $139.8 million. Both of these amounts were recorded as reorganization items in the Predecessor’s statement of operations for the period from April 1, 2010 through May 31, 2010. The net loss in the Successor’s quarter ended December 31, 2010 was due primarily to net expense of $21.0 million incurred on extinguishment of debt in connection with the refinancing of the Emergence Term Loan Facility.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

(b)	The Company conducted an interim impairment test during 2009 in addition to its annual impairment test as of October 1, 2009. As a result, the Company recorded non-cash impairment charges on a pre-tax basis of $985.7 million during the quarter ended June 30, 2009.

23.	Subsequent events

Pending transaction

On March 10, 2011, the Company entered into a definitive merger agreement with Cumulus Media Inc., a Delaware corporation (“Cumulus”), Cadet Holding Corporation, a Delaware corporation and wholly owned subsidiary of Cumulus (“HoldCo”), and Cadet Merger Corporation, a Delaware corporation and wholly owned subsidiary of HoldCo (“Cumulus Merger Sub”), which provides that, upon completion of the merger of Cumulus Merger Sub into the Company (the “Cumulus Merger”), each outstanding share of class A common stock and class B common stock of the Company (other than shares owned by Cumulus Merger Sub, held in treasury by the Company or pursuant to which a holder has properly exercised and perfected appraisal rights under Delaware law), will, at the election of the holder thereof and subject to proration as described below, be converted into the right to receive (i) $37.00 in cash (the “Cash Consideration”), or (ii) 8.525 shares of class A common stock, par value $0.01 per share, of Cumulus (the “Stock Consideration” and, together with the Cash Consideration, the “Cumulus Merger Consideration”). In addition, holders of warrants to purchase class B common stock of the Company will have the right to elect to have their warrants adjusted at the effective time of the Cumulus Merger to become the right to receive upon exercise the (i) Cash Consideration or (ii) Stock Consideration, subject to proration as described below.

The merger agreement provides that each holder of the Company’s common stock and/or warrants may elect to receive the Cash Consideration or the Stock Consideration for all or any number of such holder’s common stock and/or warrants, however, such elections will be prorated, and consideration adjusted, so that Cumulus will not issue in excess of 151,485,282 shares of Cumulus class A Common Stock (as increased for the exercise of stock options of the Company prior to closing of the Cumulus Merger) or pay in excess of $1,408,728,600 in cash (less the cash value of any dissenting shares and increased for the exercise of Company stock options prior to closing of the Cumulus Merger). In circumstances where holders of common stock and/or warrants of the Company make aggregate elections which exceed either the aggregate available Cash Consideration or aggregate available Stock Consideration, holders of common stock of the Company will receive a combination of Cash Consideration and Stock Consideration pursuant to the terms of the merger agreement. Holders of common stock and/or warrants of the Company who do not make an election will receive the consideration choice selected by the majority of Company stockholders and warrantholders, subject to the proration described above.

Cumulus has obtained equity and debt financing commitments, subject to certain conditions set forth in definitive agreements related to such commitments, for the transactions contemplated by the merger agreement, the proceeds of which, in addition to cash on hand, will be sufficient for Cumulus to pay the cash portion of the aggregate Cumulus Merger Consideration contemplated by the merger agreement and any associated fees and expenses. In connection with the transactions contemplated by the merger agreement, affiliates of Crestview Partners and Macquarie Capital (the “Equity Investors”) have agreed, at or prior to the closing of the Cumulus Merger, to make an equity investment in Cumulus in an amount of up to approximately $500 million on the terms and subject to the conditions set forth in the investment agreements entered into by the Equity Investors and Cumulus in connection with the Cumulus Merger. Certain affiliates of the Equity Investors having guaranteed the respective payment obligations of the termination fees payable by the Equity Investors if the merger agreement is terminated under specified circumstances, pursuant to limited guarantees executed in favor of the Company.

Upon the completion of the Cumulus Merger, the Company would cease to be a publicly reporting company and would cease all filings under the Securities Exchange Act of 1934, as amended.

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

The Cumulus Merger was unanimously approved by the respective Boards of Directors of the Company and Cumulus. The merger agreement and the transactions contemplated thereby will be submitted to a vote of stockholders of the Company at a special/annual meeting of Company stockholders.

On March 14, 2011, the Company, its board of directors, and Cumulus were named in a putative shareholder class action complaint filed in the District Court of Clark County, Nevada, by a purported Citadel shareholder. On March 23, 2011, these same defendants, as well as Cadet Holding Corporation and Cadet Merger Corporation, were named in a second putative shareholder class action complaint filed in the same court by another purported Citadel shareholder. The complaints allege that the Company’s directors breached their fiduciary duties by approving the Cumulus Merger for allegedly inadequate consideration and following an allegedly unfair sale process. The complaint in the first action also alleges that the Company’s directors breached their fiduciary duties by allegedly withholding material information relating to the Cumulus Merger. The two complaints further allege that the Company and Cumulus aided and abetted the Citadel directors’ alleged breaches of fiduciary duty, and the complaint filed in the second action alleges, additionally, that Cadet Holding Company and Cadet Merger Corporation aided and abetted these alleged breaches of fiduciary duty. The complaints seek, among other things, a declaration that the action can proceed as a class action, an order enjoining the completion of the Cumulus Merger, rescission of the merger, attorneys’ fees, and such other relief as the court deems just and proper. The complaint filed in the second action also seeks rescissory damages. The Company intends to vigorously defend against these actions.

Consummation of the Cumulus Merger is conditioned, among other things, on (i) the adoption of the merger agreement by stockholders of the Company (voting together as a single class), (ii) the absence of certain legal impediments to the consummation of the Cumulus Merger, (iii) the effectiveness of a Form S-4 registration statement to be filed by Cumulus and (iv) the receipt of certain regulatory approvals regarding the transactions contemplated by the merger agreement, including expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and approval by the FCC.

Cumulus stockholders who hold in the aggregate approximately 54% of the outstanding voting power of the Cumulus stock have approved the issuance of Cumulus’ shares in connection with the Cumulus Merger and an amendment to Cumulus’ certificate of incorporation in connection with the transactions contemplated by the merger agreement. No further Cumulus stockholder approval is necessary for consummation of the transactions contemplated by the merger agreement.

Completion of the Cumulus Merger is anticipated to occur by the end of 2011, although there can be no assurance the Cumulus Merger will occur within the expected timeframe or at all.

Pursuant to the merger agreement, except as Cumulus may otherwise consent to in writing (which consent will not be unreasonably withheld, conditioned or delayed), the Company has agreed to (i) conduct, in all material respects, its business in the ordinary course; (ii) use commercially reasonable efforts to preserve intact its business organization and significant business relationships and to retain the services of current key officers and key employees; (iii) use commercially reasonable efforts to comply with the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and FCC rules and policies in the operation of its stations; (iv) promptly deliver to Cumulus copies of any material reports or applications filed with the FCC, subject to certain exceptions; (v) promptly notify Cumulus of any inquiry, investigation or proceeding which to its knowledge has been initiated by the FCC relating to its stations, subject to certain exceptions; and (vi) diligently prosecute any pending FCC applications or any other filings necessary or appropriate in other proceedings before the FCC to preserve or obtain any FCC authorization for its stations without material adverse modification, subject to certain exceptions. In addition, under the merger agreement, the Company is not permitted to, without the prior written consent of Cumulus (which consent will not be unreasonably withheld, conditioned or delayed): (a) incur indebtedness, subject to certain exceptions; (b) (i) adjust, split, combine or reclassify any of its capital stock, (ii) make, declare or pay any dividend, or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock or any convertible or

Citadel Broadcasting Corporation and Subsidiaries

Notes to consolidated financial statements — (Continued)

exchangeable securities, subject to certain exceptions, (iii) grant any stock appreciation rights or rights to acquire shares of its capital stock, other than grants to employees in the ordinary course of business, (iv) issue any additional shares of capital stock, subject to certain exceptions; (c) change certain specified compensation arrangements, subject to certain exceptions; (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, subject to certain exceptions; (e) cancel, release, settle or assign any indebtedness or third party claim, action or proceeding, subject to certain exceptions; (f) enter into any local marketing agreement in respect of the programming of any radio or television broadcast station or contract for the acquisition or sale of any radio broadcast station, subject to certain exceptions; (g) enter into any new material line of business, subject to certain exceptions; (h) amend its charter or by-laws or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties; (i) except as required by GAAP or the Securities and Exchange Commission as concurred in by its independent auditors or in the ordinary course of business, make any material change in its methods or principles of accounting or make or change any material tax election; (j) enter into or amend in any material respect or waive any of its material rights under specified contracts, subject to certain exceptions; (k) adopt or recommend a plan of dissolution, liquidation, recapitalization, restructuring or other reorganization; (l) except as required by law, enter into or amend in any material respect any collective bargaining agreement; or (m) agree to take, make any commitment to take, or adopt specified resolutions of its board of directors. These constraints could significantly impact the Company’s operations and business strategy as discussed in this report prior to the consummation of the proposed Cumulus Merger or the termination of the merger agreement.

License renewal applications may be pending before the FCC at the time the Cumulus Merger occurs. Pursuant to the merger agreement, Cumulus has agreed to request that the FCC apply its policy permitting license assignments and transfers in transactions involving multiple markets to proceed, notwithstanding the pendency of one or more license renewal applications. Under this policy, Cumulus will agree to assume the position of the Company with respect to any pending renewal applications, and to assume the risks relating to such applications.

The closing of the Cumulus Merger would constitute a “change in control” as defined in the Credit Agreement, which would be considered an event of default, also as defined, and could cause all amounts outstanding under the Credit Agreement to become immediately due and payable.

It is anticipated that the funds necessary to consummate the Cumulus Merger and related transactions will be funded by new credit facilities, private and/or public offerings of debt securities and equity financing of Cumulus. Under the merger agreement, we have agreed to commence a debt tender offer to purchase our existing Senior Notes. As part of the debt tender offer, we will solicit the consent of the holders to amend, eliminate or waive certain sections (as specified by Cumulus) of the applicable indenture governing the Senior Notes. The closing of the debt tender offer will be conditioned on the occurrence of the closing of the Cumulus Merger, but the closing of the Cumulus Merger and the debt financing are not conditioned upon the closing of the debt tender offer.

In addition, the closing of the Cumulus Merger would constitute a “change of control” under the indenture governing the Senior Notes. Following the occurrence of a change of control, the Company would be required to make an offer to purchase all outstanding Senior Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest.

Completed transaction

During February 2011, the Divestiture Trusts completed the sale of a radio station for a total purchase price of approximately $5.8 million.

Appendix A

Exchange Agreement

This EXCHANGE AGREEMENT (this “Agreement”), dated as of January 31, 2011, is made by and among the following parties: (i) Cumulus Media Inc., a Delaware corporation (“CMI”); (ii) each of the other undersigned parties hereto (each a “Seller” and collectively, the ‘‘Sellers”); and (iii) Blackstone FC Communications Partners L.P., a Delaware limited partnership, in its capacity as “Sellers’ Representative” (the Sellers’ Representative, together with CMI and the Sellers, each being hereinafter sometimes referred to as a ‘‘Party” and, collectively, as the “Parties”).

Witnesseth:

WHEREAS, CMI and the Sellers are the current holders of all of the issued and outstanding equity interests in Cumulus Media Partners, LLC, a Delaware limited liability company (“CMP”);

WHEREAS, each of the Sellers desires to sell to CMI all of the equity interests in CMP owned by it, such that CMI will acquire upon the closing of the transactions contemplated hereby, all of the outstanding equity interests in CMP that CMI currently does not hold, directly or indirectly;

WHEREAS, the board of directors of CMI (the “Board of Directors”) has unanimously (except for an approval with respect to the transactions contemplated by the Radio Holdings Warrant Agreement Amendment, which has been obtained from each director other than the interested director (who has recused himself with respect to such approval) in respect thereto) adopted resolutions in which it (i) approved and declared advisable and in the best interests of CMI and its stockholders this Agreement, the Charter Amendment, the Registration Rights Agreement and the Transactions, (ii) resolved to recommend that CMI’s stockholders approve the issuance of shares of CMI Common Stock pursuant to the Exchange and the adoption of the Charter Amendment, and (iii) directed that the issuance of shares of CMI Common Stock pursuant to the Exchange and the adoption of the Charter Amendment be submitted to a vote at a meeting of CMI’s stockholders called for such purpose;

WHEREAS, the holders of CMI’s outstanding shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”) have, contemporaneously herewith, approved this Agreement, the Charter Amendment, the Registration Rights Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby for all purposes under CMI’s amended and restated certificate of incorporation (the “Class B Approval”);

WHEREAS, each of the Sellers has agreed to appoint the Sellers’ Representative as its attorney-in-fact as provided for herein; and

WHEREAS, capitalized terms used herein shall have the respective meanings ascribed to them in Article 10 of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereby agree as follows:

Article 1

The exchange

1.1  The Exchange.  Subject to the terms and conditions set forth herein, at the Closing, CMI shall purchase, and each Seller shall sell, assign and transfer to CMI, free and clear of all Liens (except for (i) the restrictions set forth in the CMP LLC Agreement and the CMP Equityholders’ Agreement and (ii) Liens imposed by federal and/or state securities Laws), all of such Seller’s Units in exchange for the number of shares of Class A Common Stock, par value $0.01 per share, of CMI (“Class A Common Stock”) or Class D Common Stock, par value $0.01 per share, of CMI (“Class D Common Stock”), which shall be created pursuant to the Charter Amendment, as applicable, listed opposite such Seller’s name on Annex A (collectively, ‘‘Stock Consideration”), such Stock Consideration to be issued to the Sellers shall be free and clear of all Liens (except for Liens imposed by federal and/or state securities Laws); provided, however, that the number of shares of Stock Consideration shall be proportionately adjusted to reflect any splits, reverse splits, stock dividends, or similar events occurring between the date of this Agreement and the Closing with respect to either the Units or the common stock of CMI, if any (the “Exchange”). The sale, assignment and transfer of the Units shall be evidenced by delivery to CMI of assignments of such Units in the form attached as Annex B hereto (collectively, the “Unit Assignments”), executed by each Seller in respect of its respective Units.

1.2  Charter Amendment.  Promptly (and, in any event, at least three (3) Business Days prior to Closing) after receipt of the Stockholder Approval at the Stockholders’ Meeting, CMI shall cause the Charter Amendment in the form attached as Annex C, which shall, among other things, authorize and create the Class D Common Stock having the conversion, voting and other rights set forth therein, to be filed with the Secretary of State of the State of Delaware and become effective.

1.3  Registration Rights.  At the Closing, CMI, on the one hand, and each Seller, on the other hand, shall execute and deliver to the other a registration rights agreement in the form attached as Annex D (the “Registration Rights Agreement”).

Article 2

Closing; deliveries

2.1  Closing.  The closing under this Agreement (the “Closing”) shall take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Atlanta, Georgia 30309, commencing at 10:00 a.m., Eastern Time, on the latest of (i) the third (3rd) Business Day after the Initial Order shall have become a Final Order, (ii) the third (3rd) Business Day following the expiration or termination of the waiting period under the HSR Act should a filing be required under the HSR Act, and (iii) the third (3rd) Business Day following receipt of the Stockholder Approval (provided, that, in each such case, all of the conditions set forth in Article 3 shall have been satisfied or waived, other than those conditions, that by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions), or such other date, place or time as CMI and the Sellers’ Representative may mutually agree upon in writing. The date of the Closing is herein called the “Closing Date”. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

2.2  Deliveries by Sellers.  At the Closing, the Sellers shall deliver to CMI:

(a) from each Seller, a Unit Assignment, duly executed by such Seller, in respect of all of the Units owned by such Seller;

(b) from each Seller, a certificate, dated the Closing Date, signed by an executive officer or authorized signatory of such Seller (or its managing member or general partner), certifying to the effect that the conditions set forth in Section 3.2(b) and Section 3.2(c) have been satisfied with respect to such Seller;

(c) from each Seller, the Registration Rights Agreement, duly executed and delivered by such Seller;

(d) from each Seller, a duly executed certificate, dated the Closing Date, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code; and

(e) all other documents required by the terms of this Agreement to be delivered to CMI at the Closing, and such other evidence of the performance of all covenants and satisfaction of all conditions required of any of the Sellers by this Agreement, at or prior to the Closing, as CMI or its counsel may reasonably require.

2.3  Deliveries by CMI.  At the Closing, CMI shall deliver to the Sellers (in the case of paragraphs (a) and (e) below) and to the Sellers’ Representative (in all other cases):

(a) to each Seller, stock certificates representing the applicable Stock Consideration to be issued and delivered to such Seller, as set forth on Annex A;

(b) evidence, reasonably satisfactory to the Sellers’ Representative, of the Stockholder Approval;

(c) copies of corporate resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement, the Charter Amendment, the Registration Rights Agreement and the other Transactions Documents to which it is a party and the consummation of the Transactions, certified by the chief executive officer or chief financial officer of CMI;

(d) a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of CMI, certifying to the effect that the conditions set forth in Section 3.3(a) and Section 3.3(b) have been satisfied;

(e) to each Seller, the Registration Rights Agreement, duly executed and delivered by CMI; and

(f) all other documents required by the terms of this Agreement to be delivered to the Sellers’ Representative at the Closing, and such other evidence of performance of all covenants and satisfaction of all of the conditions required of CMI by this Agreement at or before the Closing as the Sellers’ Representative or the Sellers’ counsel may reasonably require.

2.4  Further Assurances.  At any time and from time to time after the Closing, and without further consideration, each Party shall cooperate and take such actions, and execute such other documents, as may be reasonably requested by another Party in order to most effectively transfer the Units to CMI, to issue the Stock Consideration to the Sellers, and to otherwise carry out the provisions and purposes of this Agreement.

Article 3

Closing conditions

3.1  Conditions to Each Party’s Obligation to Effect the Exchange.  The obligations of CMI, on the one hand, and the Sellers, on the other, to consummate the Exchange and the other Transactions are subject to the satisfaction (or waiver in writing by CMI and the Sellers’ Representative, if permissible under Law) at or prior to the Closing of the following conditions:

(a) the Stockholder Approval shall have been obtained by CMI;

(b) no Governmental Authority of competent jurisdiction shall have enacted or issued any Law or Order, or taken any other action, enjoining or otherwise prohibiting consummation of the Transactions;

(c) any waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or otherwise been terminated;

(d) the Initial Order shall have been issued and become a Final Order;

(e) (i) the 3,315,238 shares of Class A Common Stock issuable to the Blackstone Sellers at the Closing, (ii) 6,630,476 shares of Class A Common Stock issuable upon conversion of the shares of Class D Common Stock issuable to the Bain Sellers and the THL Sellers at the Closing, and (iii) an additional 994,572 shares of Class A Common Stock reserved for issuance in connection with the Exchange that may be necessary for the payment of (or upon conversion of shares of Class D Common Stock issued in payment of) any indemnification obligations of CMI hereunder, shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

(f) the Charter Amendment shall have been duly accepted for filing with the Secretary of State of the State of Delaware and become effective.

3.2  Conditions Precedent to the Obligations of CMI.  The obligations of CMI under this Agreement to consummate the Transactions are subject to the satisfaction at or prior to Closing of each of the following conditions, all or any of which may be waived, in whole or in part, by CMI in writing for purposes of consummating the Transactions, but without prejudice to any other right or remedy that CMI may have hereunder as a result of any misrepresentation by or breach of any agreement, covenant representation or warranty of the Sellers contained herein or any other certificate or instrument furnished by or on behalf of the Sellers hereunder:

(a) (i) each of the representations and warranties made by the Sellers in Section 4.1 (Organization), Section 4.2 (Capitalization) and Section 4.19 (Brokers or Finders) of this Agreement shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) and (ii) each of the other representations and warranties made by the Sellers in Article 4 of this Agreement shall be true and correct (without giving effect to any materiality, Material Adverse Effect or any similar standard or qualification) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (ii), where the failure of such other representations and warranties to be true and correct, has not had and would not have, individually or in the aggregate, a Material Adverse Effect on CMP and its Subsidiaries;

(b) (i) each of the representations and warranties made by each Seller in Section 6.1 (Title to Units), Section 6.2 (Authorization; Validity of Agreement) and Section 6.8 (Brokers or Finders) of this Agreement shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) and (ii) each of the other representations and warranties made by each of the Sellers in Article 6 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (ii), where the failure of such other representations and warranties to be true and correct, has not and would not have, individually or in the aggregate, a material adverse effect on the Sellers’ ability to consummate the Transactions as contemplated hereby;

(c) each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by each Seller at or prior to the Closing shall have been duly and properly complied with and performed in all material respects, including the execution and delivery of all of the documents described in Article 2 hereof; and

(d) since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to CMP and its Subsidiaries.

3.3  Conditions Precedent to the Obligations of the Sellers.  The obligations of the Sellers under this Agreement to consummate the Transactions are subject to the satisfaction at or prior to Closing of each of the following conditions, all or any of which may be waived, in whole or part, by the Sellers’ Representative in writing for purposes of consummating the Transactions, but without prejudice to any other right or remedy which the Sellers may have hereunder as a result of any misrepresentation by or breach of any agreement, covenant, representation or warranty of CMI contained herein or any other certificate or instrument furnished by CMI hereunder:

(a) (i) each of the representations and warranties made by CMI in Section 5.1 (Organization), Section 5.2 (Capitalization) Section 5.3 (Authorization; Validity of Agreement), Section 5.20 (Brokers or Finders), Section 5.21 (Vote Required) and Section 5.22 (CMI Board of Directors Recommendation) of this Agreement shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) and (ii) each of the other representations and warranties made by CMI in Article 5 of this Agreement shall be true and correct (without giving effect to any materiality, Material Adverse Effect or any similar standard or qualification) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (ii), where the failure of such other representations and warranties to be true and correct, has not had and would not have, individually or in the aggregate, a Material Adverse Effect on CMI and its Subsidiaries;

(b) each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by CMI at or prior to the Closing shall have been duly and properly complied with and performed in all material respects, including the execution and delivery of all the documents described in Article 2 hereof; and

(c) since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to CMI and its Subsidiaries.

Article 4

Representations and warranties
Regarding CMP and its subsidiaries

Except (i) as set forth in the Seller Disclosure Schedule attached to this Agreement (the ‘‘Seller Disclosure Schedule”) or (ii) as otherwise to the Knowledge of CMI or CMP as of the date of this Agreement, the Sellers, severally (in accordance with their respective Seller Proportionate Shares) and not jointly, hereby represent and warrant to CMI:

4.1  Organization.  Each of CMP and its Subsidiaries is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of CMP and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect on CMP and its Subsidiaries. None of CMP or any of its Subsidiaries is in violation of any provision of its Organizational Documents.

4.2  Capitalization.  Other than equity interests owned directly or indirectly by CMI, the Sellers collectively own all of the title, rights and interest in and to all equity interests of CMP. Section 4.2(a) of the Seller Disclosure Schedule sets forth all of the Subsidiaries of CMP. Except as set forth on Section 4.2(a) of the Seller Disclosure Schedule, all of CMP’s Subsidiaries are Wholly-Owned Subsidiaries. Section 4.2(a) of the Seller Disclosure Schedule sets forth the outstanding capital stock (or other equity interests) of CMP (and of each of CMP’s Subsidiaries that is not a Wholly-Owned Subsidiary) and the record owners of such outstanding capital stock (or other equity interests). Except as set forth in Section 4.2(b) of the Seller Disclosure Schedule, as of the date hereof, there are no (i) shares of capital stock or other equity interests or voting securities of CMP or any of its Subsidiaries issued or outstanding, (ii) options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating any of CMP or its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or other equity interest or voting security in any of CMP or its Subsidiaries, or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating CMP or its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) contractual obligations of CMP or any of its Subsidiaries to repurchase, redeem or otherwise acquire the capital stock or other equity interest or voting securities of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in its Subsidiaries that is not a Wholly-Owned Subsidiary or any other Person, (iv) issued or outstanding stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive awards on a deferred basis, rights to purchase or receive interests in CMP or other equity interests or voting securities issued or granted by CMP or its Subsidiaries to any current or former director, executive officer, employee or consultant of CMP or its Subsidiaries or (v) other equity interest or voting securities of CMP or its Subsidiaries. All such equity interests and capital stock are validly issued. Neither CMP nor any of its Subsidiaries directly or indirectly owns, or has any right or obligation to subscribe for or otherwise acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than a Subsidiary of CMP). Other than the CMP LLC Agreement, the CMP Equityholders’ Agreement and the CMP Amendment there are no voting trusts or other agreements or understandings to which CMP or any of its Subsidiaries are a party with respect to the voting of the capital stock of CMP or any of its Subsidiaries.

4.3  Consents and Approvals; No Violations.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) under the HSR Act and (ii) the FCC, no notices, reports or other filings are required to be made by CMP with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by CMP from, any Governmental Authority, in connection with the execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries.

(b) None of the execution, delivery or performance of this Agreement by the Sellers, the consummation by the Sellers of the Transactions, or the compliance by the Sellers of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) violate or conflict with any provision of CMP or its Subsidiaries’ Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of, or result in, termination, amendment, cancellation or acceleration of any obligation, or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of CMP or any of its Subsidiaries under, any of the terms, conditions or provisions of any CMP Material Contract or material Permit to which CMP or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii) assuming that all filings, registrations, notifications, authorizations, consents or approvals described in this Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(a) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to CMP or its Subsidiaries, or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for such violations, conflicts, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries.

4.4  Financial Statements.  CMP has made available to CMI copies of the audited consolidated balance sheets and related statements of income and cash flows of CMP Susquehanna Radio Holdings Corp. and its Subsidiaries, as of, and for the fiscal years ended, December 31, 2009, December 31, 2008 and December 31, 2007, and the unaudited consolidated balance sheets of CMP Susquehanna Radio Holdings Corp. and its Subsidiaries, and the related statements of income as of, and for the nine-month period ended, September 30, 2010 (collectively, the “CMP Financial Statements”). All of the CMP Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except for the absence of footnotes and normal and customary year-end adjustments for the unaudited balance sheet and related statements of income and cash flows), consistently applied and maintained during the periods indicated (except as may be indicated in the notes thereto), and fairly present in all material respects the financial condition of CMP Susquehanna Radio Holdings Corp. and its Subsidiaries as of the respective dates thereof and the results of operations for the periods covered thereby.

4.5  Absence of Certain Changes.  Since September 30, 2010, CMP and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice.

4.6  Litigation.  Except for administrative rule making or other proceedings of general applicability to all members of the radio broadcast industry, and except as set forth in Section 4.6 of the Seller Disclosure Schedule, there is no action, suit, proceeding, arbitration or, to the Knowledge of CMP, investigation pending by or against or, to the Knowledge of CMP, affecting any of CMP or its Subsidiaries, the resolution of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries. There is no outstanding Order to which any of CMP or its Subsidiaries is subject or otherwise applicable to its business, except for immaterial Orders, nor is any of them in default with respect to any such Order.

4.7  Compliance with Laws; Permits.

(a) Each of CMP and its Subsidiaries has complied in all material respects with any Laws or Orders applicable to each of CMP and its Subsidiaries and its and their businesses, properties, rights and assets, including any Laws or Orders as to zoning, building requirements or standards, or environmental, health and/or safety matters. Neither CMP nor any of its Subsidiaries has received any written communication since January 1, 2007 from a Governmental Authority that alleges that such Person is not in compliance in any material respect with any applicable Laws or Orders. CMP and its Subsidiaries have conducted and are conducting its and their respective businesses in compliance with all federal and state antitrust and trade regulation Laws or Orders, including the Antitrust Laws.

(b) CMP and its Subsidiaries are collectively the holder of all right, title, interest in and to all Permits issued or granted by the FCC for the operation of, or used in connection with or necessary or useful for the operation of, its Stations as currently conducted (collectively, the ‘‘CMP Commission Authorizations”). The CMP Commission Authorizations are in full force and effect. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or adversely modify any of the CMP Commission Authorizations (other than proceedings affecting members of the radio industry generally or in respect of immaterial CMP Commission Authorizations), and there is not now issued or outstanding, by or before the FCC, any Order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against any of CMP or its Subsidiaries, the resolution of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries. CMP and its Subsidiaries are operating its Stations in compliance in all material respects with the CMP Commission Authorizations, the Communications Act, and the rules, regulations and policies of the FCC, including the FCC’s guidelines regarding RF radiation. All FCC regulatory fees due and payable have been paid, and all broadcast towers from which the Stations owned by CMP or its Subsidiaries operate have been duly registered with the FCC (to the extent required). Other than as permitted by the FCC’s rules, no Station is short-spaced to any present or proposed broadcast station, frequency assignment or channel allotment. The Stations are neither causing, nor receiving any interference at a level that would exceed whatever interference is permitted by FCC rules and policies.

(c) In addition to the CMP Commission Authorizations, CMP and its Subsidiaries collectively own or possess all material Permits required for CMP and its Subsidiaries to conduct its and their business as now conducted. No application, action or proceeding is pending or threatened for the renewal or modification of any such Permits (other than the CMP Commission Authorizations), and no application, action or proceeding is pending or threatened that may result in the denial of the application for renewal, the revocation, modification, non-renewal or suspension of any of such Permits, the issuance of a cease-and-desist Order, or the imposition of any administrative or judicial sanction, and there is no basis for any such denial, revocation, modification, non-renewal or suspension of any such Order or sanction.

4.8  Tangible Assets.

(a) As of the date hereof, except as would not have a Material Adverse Effect, CMP and its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible assets necessary to conduct the business of CMP and its Subsidiaries as currently conducted. As of the Closing Date, except as would not have a Material Adverse Effect on CMP and its Subsidiaries, CMP and its Subsidiaries will have valid title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible assets necessary for the conduct of the business of CMP and its Subsidiaries as currently conducted.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries, (i) CMP and its Subsidiaries have good, marketable and valid fee simple title to all CMP Owned Real Property and valid leasehold estates in all CMP Leased Real Property, (ii) each such fee simple title and leasehold estate held by CMP or such Subsidiary is held free and clear of all Liens, other than Permitted Liens, and free and clear of any outstanding options or rights of first refusal or offer to purchase or lease and (iii) CMP or one of its Subsidiaries has exclusive possession of each CMP Leased Real Property and CMP Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such CMP Leased Real Property and CMP Owned Real Property entered in the ordinary course of business consistent with past practice.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries, (i) each lease for the CMP Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms and (ii) there is no default under any lease for the CMP Leased Real Property either by CMP or its Subsidiaries or, to the Knowledge of CMP, by any other party thereto, and in no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by CMP or its Subsidiaries thereunder. Neither CMP nor any of its Subsidiaries has received any written notice of termination or cancellation of or of a breach under any such lease.

4.9  Intangibles.  CMP and its Subsidiaries collectively own, license or possess (i) all rights necessary to use the call letters for each of its Stations, together with all copyrights, trademarks, brand names, trade names, certification marks, trade dress and other indications of origin, logos, jingles, service marks and other proprietary rights and intangibles and any goodwill associated therewith, (ii) all registrations in any domestic jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (iii) all inventions, discoveries, ideas, whether patentable or not, (iv) all trade secret rights and equivalent rights in confidential information and nonpublic information and (v) any copyrights in works of authorship (clauses (i) through (v) collectively, “Intellectual Property”) currently used in connection with the operation of its Stations as presently operated. To the Knowledge of CMP, there is no infringement or unlawful, unauthorized or conflicting use of any of the foregoing, or of the use of any call letters, slogan or logo by any broadcast stations in the areas served by the Stations owned by CMP or its Subsidiaries which may be confusingly similar to any of the call letters, slogans and logos currently used by its Stations. None of CMP or its Subsidiaries are infringing upon or violating the Intellectual Property of others in any material respect, nor have any of CMP or its Subsidiaries received written notice or challenge that any of CMP or its Subsidiaries is infringing upon, violating or otherwise acting adversely to any Intellectual Property owned, licensed or used by any other Person.

4.10  Contracts.

(a) All Contracts to which any of CMP or its Subsidiaries is a party or is bound (excluding (i) purchase orders for necessary supplies or services for cash made in the ordinary course of business (on customary terms and conditions and consistent with past practice) involving payments or receipts of less than $25,000 in any single case or series of related orders and (ii) Contracts entered into in the ordinary course of business (on customary terms and conditions and consistent with past practice) involving payments or receipts during the entire life of such Contracts of less than $25,000 in the case of any single Contract);

(b) all guarantees, loan agreements, indentures, mortgages and pledges, all conditional sale or title retention agreements, security agreements, in each case to which any of CMP or its Subsidiaries is a party or by which any of CMP or its Subsidiaries is bound;

(c) all agency and representative agreements and all agreements providing for the services of an independent contractor involving payments during the entire life of the agreement of more than $25,000 to which any of CMP or its Subsidiaries is a party or by which any of CMP or its Subsidiaries is bound;

(d) all Contracts that create, govern or control a partnership or joint venture with respect to CMP or any of its Subsidiaries; and

(e) all Contracts that contain any earn-out, deferred or contingent payment, or other indemnification or material other obligations, which remains outstanding, in each case that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or other similar transaction);

together with any and all amendments thereto, and together with all such Contracts entered into after the date hereof, are referred to herein collectively as the “CMP Material Contracts”. Neither CMP nor any of its Subsidiaries is party to any contract containing any right of any exclusivity in favor of the other parties thereto or any covenant limiting, in any material respect, the ability of CMP or any of its Subsidiaries (or following the consummation of the Transaction, would restrict the ability of any Affiliates of CMP) to engage in any line of business or in any geographic area or to compete with any Person. All of the CMP Material Contracts are valid and binding on CMP and/or the relevant Subsidiary of CMP party thereto and, to the Knowledge of CMP, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. All of the CMP Material Contracts are in full force and effect (other than those which have been fully performed). There is not under any CMP Material Contract any existing material default by any of CMP or its Subsidiaries, or, to the Knowledge of CMP, any other party thereto, or event which, after notice or lapse of time, or both, would constitute a material default or result in a right to accelerate or loss of rights in any material respect. CMP or one of its Subsidiaries has performed in all material respects all material obligations under each CMP Material Contract to which it is a party and, to the Knowledge of CMP, each other party to a CMP Material Contract has performed in all material respects all material obligations required to be performed by it under such CMP Material Contract. No party to any CMP Material Contract has provided CMP or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any CMP Material Contract and neither CMP nor any of its Subsidiaries, nor, any other party to any CMP Material Contract, has repudiated in writing any material provision thereof. To the Knowledge of CMP, none of CMP or its Subsidiaries is a party to any Contract outside the ordinary course of business which obligates it or may obligate it in the future to provide advertising time on stations on or after the Closing Date as a result of the failure of stations to satisfy specified ratings or any other performance criteria, guarantee or similar representation or warranty.

4.11  Insurance.  All insurance policies maintained by or on behalf of each of CMP and its Subsidiaries on the date hereof are in full force and effect, all premiums due and payable thereon have been paid, and neither CMP nor any of its Subsidiaries is in material default with respect to any of its obligations under any such insurance policies. All such insurance policies shall be maintained in full force and effect through the Closing. No written notice of cancellation or termination has been received by CMP or any of its Subsidiaries with respect to any such insurance policy other than in connection with ordinary renewals. There are no pending claims in excess of $25,000 against any such insurance policies as to which the insurers have denied liability, and there exist no claims in excess of $25,000 that have not been properly or timely submitted by any of CMP or its Subsidiaries to the related insurer.

4.12  Environmental Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries: (i) CMP and each of its Subsidiaries comply and, to the Knowledge of CMP, have complied with all applicable Environmental Laws, and possess and comply, and, to the Knowledge of CMP, have complied, with all applicable Environmental Permits required under such Environmental Laws to operate as it currently operates; (ii) neither CMP nor any of its Subsidiaries has stored, handled, used, managed or disposed of Materials of Environmental Concern in a manner that has resulted in or is reasonably likely to result in liability of CMP or any of its Subsidiaries; and, to the Knowledge of CMP, there are no, and there have not been any, Materials of Environmental Concern otherwise at any property currently or formerly owned or operated by CMP or any of its Subsidiaries or at any other location, under circumstances that have resulted in or are reasonably likely to result in liability of CMP or any of its Subsidiaries; and (iii) neither CMP nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local Law, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Authority or otherwise. There are no actions, claims, suits, proceedings or investigations arising under Environmental Laws or regarding Materials of Environmental Concern pending or, to the Knowledge of CMP, threatened in writing against CMP or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries.

4.13  Employee Benefits.

(a) Benefit Plans of CMP are collectively referred to herein as the “CMP Benefit Plans”. None of CMP or its Subsidiaries either contributes or is required to contribute to any multiemployer plan, as defined in Section 414(f) of the Code and Section 4001(a)(3) of ERISA and neither CMP, its Subsidiaries, nor any member of their “Controlled Group”) (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m), or (o) of the Code) has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan. No event has occurred and no condition exists that would subject CMP or its Subsidiaries by reason of their affiliation with any member of their Controlled Group to any material tax, fine, lien, penalty, or other liability imposed by ERISA, the Code, or other applicable laws, rules, and regulations. No CMP Benefit Plan is subject to Title IV of ERISA and none of CMP or its Subsidiaries or any member of their “Controlled Group”) (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m), or (o) of the Code) has at any time maintained or contributed to, any defined benefit plan covered by Title IV of ERISA, or incurred any liability during such period under Title IV of ERISA. The Transactions will not subject CMP or its Subsidiaries to liability under Title IV of ERISA, and none of CMP or its Subsidiaries has any liability under Title IV of ERISA. Each CMP Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification, and each related trust is exempt from taxation under Section 501(a) of the Code.

(b) Each of the CMP Benefit Plans has been established, operated and administered in all material respects in accordance with its terms and applicable Law. No Governmental Authority having jurisdiction with respect to a CMP Benefit Plan has issued an oral or written communication questioning or challenging the compliance of the CMP Benefit Plan with any applicable Law. No administrative investigation, audit, or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or other Governmental Authorities are pending, threatened, or in progress. There is no material liability under ERISA or otherwise with respect to any CMP Benefit Plan other than for the payment or provision of the benefits due thereunder in accordance with its terms, which has been incurred or, based upon such facts as exist on the date hereof, may reasonably be expected to be incurred.

(c) No CMP Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the consummation of the Transactions, either alone or in combination with another event, could result in (i) the entitlement of any current or former employee or officer of CMP or its Subsidiaries to severance pay or any increase in severance pay, unemployment compensation or any other payment, (ii) the acceleration of the time of payment or vesting, or increase the amount of compensation due, or result in any other material obligation pursuant to, any CMP Benefit Plan to any employee or officer, (iii) the limitation or restriction of the right of CMP to merge, amend, or terminate any of the CMP Benefit Plans, (iv) a requirement for CMP to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (iv) payments under any CMP Benefit Plan which would fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(d) There are no actions, suits, claims or disputes under the terms of, or in connection with, the CMP Benefit Plans (other than routine undisputed claims for benefits under the CMP Benefit Plans or other immaterial claims or disputes) pending or threatened, and no action, legal or otherwise, has been commenced with respect to any claim (including claims for benefits under CMP Benefit Plans). No facts or circumstances exist which could give rise to any actions, audits, suits or claims (other than in the ordinary course of business).

(e) Neither CMP nor its Subsidiaries nor any ERISA Affiliate, have maintained, and none now maintains, or has incurred any current or projected liability in respect of, a Benefit Plan providing welfare benefits (as described in Section 3(1) of ERISA) to employees after retirement or other separation of service, except to the extent required under Part 6 of Title I of ERISA and Section 4980B of the Code.

(f) None of the assets of any CMP Benefit Plan is invested in employer securities.

(g) There have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any CMP Benefit Plan and none of CMP or its Subsidiaries has engaged in any non-exempt prohibited transaction.

(h) There have been no acts or omissions by CMP or any ERISA Affiliate that have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapter 43 or 47 of the Code for which CMP or its Subsidiaries may be liable.

(i) Adequate accruals for all obligations under the CMP Benefit Plans are reflected in the CMP Financial Statements and such obligations include or will include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices and applicable Law for the plan years which include the Closing Date. All obligations of CMP and its Subsidiaries under each CMP Benefit Plan (i) that are due prior to the Closing Date have been paid or will be paid prior to that date, and (ii) that have accrued prior to the Closing Date have been or will be paid or properly accrued at that time.

(j) There has been no act or omission that would impair the ability of CMP or its Subsidiaries (or any successor thereto) to amend or terminate any CMP Benefit Plan in accordance with its terms and applicable Law.

(k) No CMP Benefit Plan is or at any time was funded through a “welfare benefit fund,” as defined in Section 419(e) of the Code, and no benefits under any CMP Benefit Plan are or at any time have been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9)

of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).

(l) Each CMP Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance (i) since January 1, 2005 has been operated in good faith compliance, and is in documentary compliance, with Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, and (ii) in existence prior to January 1, 2005 has not been “materially modified” within the meaning of Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, including IRS Notice 2005-1. All stock options and stock appreciation rights granted by CMP have been granted with a per share exercise price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.

4.14  Labor Matters.

(a) CMP and each of its Subsidiaries are in compliance with all applicable Laws and collective bargaining agreements with respect to employment, employment practices (including those related to sex discrimination, equal pay, race relations, disability discrimination, minimum wages, maximum working time, data protection and transfers of undertakings), discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, except for any noncompliance that would not have a Material Adverse Effect on CMP and its Subsidiaries. To the Knowledge of CMP, no director or executive officer of CMP or any of its Subsidiaries is in violation, in any material respect, of any term of any employment agreement, non-disclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer. To the Knowledge of CMP, CMP and each of its Subsidiaries has paid in full to all directors, executive officers, independent contractors and consultants all wages, salaries, commissions, bonuses and benefits due and payable to such directors, executive officers, independent contractors and consultants, and has made all required deductions for social security contributions and income tax.

(b) Neither CMP nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by CMP or any of its Subsidiaries with respect to any Person employed by CMP or its Subsidiaries, and neither CMP nor any of its Subsidiaries currently has any duty to bargain with any labor union. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by CMP or any of its Subsidiaries. To the Knowledge of CMP, there are no activities or proceedings of any labor union to organize employees of CMP or any of its Subsidiaries. There is no material labor dispute, strike or work stoppage against CMP or any of its Subsidiaries, current, pending or, to the Knowledge of CMP, threatened. There is no charge or complaint against CMP or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of CMP, threatened.

(c) No investigation of CMP or any of its Subsidiaries by any Governmental Authority responsible for the enforcement of labor or employment Laws is pending in respect of any employment matters, and neither CMP nor any of its Subsidiaries has been informed by any such Governmental Authority that it intends to conduct such an investigation.

4.15  Absence of Undisclosed Liabilities.  None of CMP or its Subsidiaries have any material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) relating to or arising out of any act, transaction, circumstance or state of facts which has heretofore occurred or existed, due or payable, other than liabilities: (i) reflected or reserved against on the balance sheet as of September 30, 2010 included in the CMP Financial Statements; (ii) which have arisen after September 30, 2010 in the ordinary course of business consistent with past practice; (iii) for performance under executory Contracts after the date hereof; or (iv) incurred in connection with the Transactions.

4.16  Taxes.

(a) CMP has been taxed as a pass-through entity for federal, state and local income tax purposes at all times effective as of its formation.

(b) Except as would not have a Material Adverse Effect on CMP and its Subsidiaries: (i) each of CMP and its Subsidiaries has filed or caused to be filed or shall file or cause to be filed on or prior to the Closing Date, all Tax Returns which are required to be filed by or with respect to each of CMP and its Subsidiaries respectively on or prior to the Closing Date (including applicable extensions); (ii) such Tax Returns are, or, will be when filed, timely, complete and accurate; (iii) all Taxes of CMP and its Subsidiaries that have become due and are required to be paid by them through the date hereof have been paid in full, and all deposits required by Law to be made by CMP and its Subsidiaries through the date hereof with respect to employees and other withholding Taxes have been duly made; (iv) no Audits in respect of CMP or any of its Subsidiaries are presently pending; (v) there are no Liens for Taxes upon any property or assets of CMP or any of its Subsidiaries except for Permitted Liens; (vi) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against CMP or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn and none of CMP or its Subsidiaries has granted any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; and (viii) neither CMP nor any of its Subsidiaries has any liability for the Taxes of any Person (other than CMP or any of its Subsidiaries) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision under state, local or foreign Law) or (B) any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract (other than between or among CMP and any of its Subsidiaries immediately prior to the Exchange).

4.17  Barter.  All Barter Agreements of CMP and its Subsidiaries have been accounted for in the CMP Financial Statements consistent with GAAP in all material respects, including EITF 99-17, Accounting for Advertising Barter Transactions and the barter provisions of FASB Statement 63, Financial Reporting by Broadcasters.

4.18  Related Party Relationships.  To the Knowledge of CMP, no controlled Affiliate of CMP or any officer or director of any of CMP or its Subsidiaries possesses, directly or indirectly, any beneficial interests in, or serves as a director, officer, member or employee of any corporation, partnership, firm, association or business organization that is a client, advertiser, lessor, lessee, or other contracting party with any of CMP or its Subsidiaries.

4.19  Brokers or Finders.  Except for Citadel Securities, the fees and expenses of which shall be paid solely by CMI, no investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of CMP or any of its Subsidiaries.

4.20  StickCo.  Notwithstanding anything in this Agreement to the contrary, no representations or warranties are made hereby with respect to StickCo or its Subsidiaries, their businesses, assets or operations.

Article 5

Representations and warranties of CMI

Except (i) as set forth in the CMI Disclosure Schedule attached to this Agreement (the ‘‘CMI Disclosure Schedule”) or (ii) disclosed in CMI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and each SEC Report filed subsequent to such Form 10-K but prior to the date of this Agreement, but excluding, in each case, any (x) SEC Report furnished and not filed under the rules and regulations of the SEC and (y) disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, CMI hereby represents and warrants to Sellers, as follows:

5.1  Organization.  Each of CMI and its Subsidiaries is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of CMI and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect on CMI and its Subsidiaries. None of CMI or any of its Subsidiaries is in violation of any provision of its Organizational Documents.

5.2  Capitalization.

(a) As of the date hereof, the authorized capital stock of CMI consists of 270,262,000 shares, divided into four classes, consisting of (i) 200,000,000 shares of Class A Common Stock, (ii) 20,000,000 shares designated as Class B Common Stock, (iii) 30,000,000 shares designated as Class C Common Stock, $0.01 par value per share (“Class C Common Stock” and, together with the Class A Common Stock and Class B Common Stock, “CMI Common Stock”), and (iv) 20,262,000 shares of preferred stock, $0.01 par value per share, of which (A) 250,000 shares have been designated as 13 3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock due 2009 (“Series A Preferred Stock”) and (B) 12,000 shares of which have been designated as 12% Series B Cumulative Preferred Stock (“Series B Preferred Stock”). No shares of Series A Preferred Stock or Series B Preferred Stock are issued or outstanding, nor are there any outstanding warrants, options or other rights to acquire same, or securities convertible into or exchangeable for the same. Upon the filing of the Charter Amendment with the Secretary of State of the State of Delaware as contemplated herein, an aggregate 300,000,000 shares of capital stock will be authorized, including 30,000,000 shares of Class D Common Stock. As of the close of business on January 24, 2011, (i) 35,542,998 shares of Class A Common Stock were issued and outstanding, (including 1,537,221 shares of Class A Common Stock that were outstanding as of such time but were subject to vesting or other forfeiture restrictions or a right of repurchase by CMI as of such time), (ii) 5,809,191 shares of Class B Common Stock were issued and outstanding, (iii) 644,871 shares of Class C Common Stock were issued and outstanding, (iv) 24,066,138 shares of Class A Common Stock were held by CMI in its treasury, (v) 0 shares of Class B Common Stock were held by CMI in its treasury, (vi) 0 shares of Class C Common Stock were held by CMI in its treasury, (vii) an aggregate of 2,379,956 shares of Class A Common Stock were available for issuance under CMI equity plans (“CMI Equity Awards”), of which 856,236 shares of Class A Common Stock are issuable upon the exercise of outstanding awards thereunder and 1,222,735 shares of Class A Common Stock are issuable upon exercise of outstanding warrants (“CMI Warrants”). There are no other classes of capital stock of CMI authorized or outstanding. From the close of business on January 24, 2011 through the date of this Agreement, there have been no issuances of shares of capital stock or equity securities of CMI or any other securities of CMI (other than pursuant to exercise of CMI Warrants or routine exercise of options issued under CMI Benefit Plans as disclosed herein).

(b) All of the outstanding shares of CMI Common Stock are, and all shares of CMI Common Stock which may be issued pursuant to the exercise of outstanding CMI Equity Awards or CMI Warrants will be, when issued in accordance with the respective terms of the CMI Equity Awards and CMI Warrants, duly authorized, validly issued, fully paid and non-assessable. Each Subsidiary of CMI is a Wholly-Owned Subsidiary. Except as set forth in Section 5.2(a) or in Section 5.2(b) of the CMI Disclosure Schedule, as of the date hereof, there are no (i) shares of capital stock or other equity interests or voting securities of CMI or any of its Subsidiaries issued or outstanding, (ii) options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating any of CMI or its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or other equity interest or voting security in any of CMI or its Subsidiaries, or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating CMI or its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) contractual obligations of CMI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of CMI Common Stock, or the capital stock or other equity interest or voting securities of CMI or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in its Subsidiaries or any other Person, (iv) issued or outstanding stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive awards or shares of CMI Common Stock on a deferred basis, rights to purchase or receive shares of CMI Common Stock or other equity interests or voting securities issued or granted by CMI or its Subsidiaries to any current or former director, executive officer, employee or consultant of CMI or any of its Subsidiaries or (v) other equity interest or voting securities of CMI or its Subsidiaries. All such equity interests and capital stock are validly issued. No Subsidiary of CMI owns any shares of CMI Common Stock. Neither CMI nor any of its Subsidiaries directly or indirectly owns, or has any right or obligation to subscribe for or otherwise acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than CMP or a Subsidiary of CMI). Except as set forth in Section 5.2 of the CMI Disclosure Schedule, there are no voting trusts or other agreements or understandings to which CMI or any of its Subsidiaries are a party with respect to the voting of the capital stock of CMI or any of its Subsidiaries.

(c) Exhibit 21.1 to CMI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 includes all of the Significant Subsidiaries of CMI in existence as of the date hereof. All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary of CMI have been duly authorized and validly issued and are fully paid and nonassessable and are owned of record and beneficially, directly or indirectly, by CMI, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities Laws.

(d) When issued in the Exchange following filing of the Charter Amendment, the shares of Class A Common Stock and Class D Common Stock to be acquired by the Sellers hereunder will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any preemptive rights and all Liens (other than Liens imposed by federal and/or state securities Laws).

5.3  Authorization; Validity of Agreement.  CMI has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by CMI of this Agreement and each Transaction Document to which it is a party, and the consummation by CMI of the transactions hereunder and thereunder, and the consummation of the Transactions, has been duly and validly authorized by CMI’s board of directors, and no other corporate action on the part of CMI is necessary to authorize the execution and delivery by CMI of this Agreement and any Transaction Document to which it is a party and, except for the Class B Approval (which has been obtained contemporaneously with execution of this Agreement) and the Stockholder Approval, the consummation by it of the Transactions. This Agreement has been, and each Transaction Document to which it is a party when executed by CMI will be, duly executed and delivered by CMI, and assuming the due authorization, execution and delivery of this Agreement by the Sellers and each Transaction Document to which they are a party, this Agreement is, and each Transaction Document will be, a valid and binding obligation of CMI enforceable against CMI in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws of general applicability, now or hereafter in effect, affecting creditors’ rights and to general equity principles.

5.4  Consents and Approvals; No Violations.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) under the HSR Act, (ii) Securities Exchange Rules, (iii) the Exchange Act and (iv) the FCC, no notices, reports or other filings are required to be made by CMI with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by CMI from, any Governmental Authority, in connection with the execution and delivery of this Agreement by CMI and the consummation by CMI of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries.

(b) None of the execution, delivery or performance of this Agreement by CMI, the consummation by CMI of the Transactions, or the compliance by CMI of the provisions of this Agreement will (with or without notice or lapse of time or both) (i) violate or conflict with any provision of CMI’s or its Subsidiaries’ Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of, or result in, termination, amendment, cancellation or acceleration of any obligation, or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of CMI or any of its Subsidiaries under, any of the terms, conditions or provisions of any CMI Material Contract or material Permit to which CMI or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii) assuming that all filings, registrations, notifications, authorizations, consents or approvals described in this Section 5.4(b) have been obtained and all filings and notifications described in Section 5.4(a) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to CMI or its Subsidiaries, or any of their respective properties or assets; except, in the case of clauses (ii) and (iii), for such violations, conflicts, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries.

5.5  SEC Reports; Disclosure Controls and Procedures.

(a) CMI has filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be (together with all certifications required pursuant to the Sarbanes-Oxley Act), with or to the SEC since December 31, 2007 (such documents and any other documents filed by CMI with the SEC, including exhibits and other information incorporated therein as they have been amended prior to the date hereof, the “SEC Reports”). All of the SEC Reports required to be filed or furnished by CMI since December 31, 2009 have been timely filed or furnished by it. As of their respective filing dates (or, if amended prior to the date hereof, as of the date of the last amendment and filing), each of the SEC Reports (i) complied when filed or furnished (or, if applicable, when amended and filed) in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder applicable to such SEC Report and (ii) did not contain when filed, or as so amended, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements included in the SEC Reports, in each case, including any related notes thereto (the “CMI Financial Statements”), comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) and have been prepared in accordance with GAAP, consistently applied and maintained during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC), and fairly present, in all material respects, the financial condition of CMI and its Subsidiaries as of the respective dates thereof, and the results of their operations, stockholders’ equity and cash flows for the respective periods covered thereby.

(c) Neither CMI nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among CMI or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, CMI or its Subsidiaries in CMI’s or such Subsidiaries’ published financial statements or other SEC Reports.

5.6  Absence of Certain Changes.  Since September 30, 2010, CMI and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice.

5.7  Litigation.  Except for administrative rule making or other proceedings of general applicability to all members of the radio broadcast industry, there is no action, suit, proceeding, arbitration or, to the Knowledge of CMI, investigation pending by or against or, to the Knowledge of CMI, affecting any of CMI or its Subsidiaries, the resolution of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries. There is no outstanding Order to which any of CMI or its Subsidiaries is subject or otherwise applicable to its business, except for immaterial Orders, nor is any of them in default with respect to any such Order.

5.8  Compliance with Laws; Permits.

(a) Each of CMI and its Subsidiaries has complied in all material respects with and has not violated in any material respect any Laws or Orders applicable to each of CMI and its Subsidiaries and its and their businesses, properties, rights and assets, including any Laws or Orders as to zoning, building requirements or standards, or environmental, health and/or safety matters. Neither CMI nor any of its Subsidiaries has received any written communication since January 1, 2007 from a Governmental Authority that alleges that such Person is not in compliance in any material respect with, any applicable Laws or Orders. CMI and its Subsidiaries have conducted and are conducting its and their respective businesses in compliance with all federal and state antitrust and trade regulation Laws or Orders, including the Antitrust Laws.

(b) CMI and its Subsidiaries are collectively the holder of all right, title, interest in and to all Permits issued or granted by the FCC for the operation of, or used in connection with or necessary or useful for the operation of, its Stations as currently conducted (collectively, the “CMI Commission Authorizations”). The CMI Commission Authorizations are in full force and effect. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or adversely modify any of the CMI Commission Authorizations (other than proceedings affecting members of the radio industry generally or in respect of immaterial CMI Commission Authorizations), and there is not now issued or outstanding, by or before the FCC, any Order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against any of CMI or its Subsidiaries, the resolution of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries. CMI and its Subsidiaries are operating its Stations in compliance in all material respects with the CMI Commission Authorizations, the Communications Act, and the rules, regulations and policies of the FCC, including the FCC’s guidelines regarding RF radiation. All FCC regulatory fees due and payable have been paid, and all broadcast towers from which the Stations owned CMI or its Subsidiaries operate have been duly registered with the FCC (to the extent required). Other than as permitted by the FCC’s rules, no Station is short-spaced to any present or proposed broadcast station, frequency assignment or channel allotment. The Stations are neither causing, nor receiving any interference at a level that would exceed whatever interference is permitted by FCC rules and policies.

(c) In addition to the CMI Commission Authorizations, CMI and its Subsidiaries collectively own or possess all material Permits required for CMI and its Subsidiaries to conduct its and their business as now conducted. No application, action or proceeding is pending or threatened for the renewal or modification of any such Permits (other than the CMI Commission Authorizations), and no application, action or proceeding is pending or threatened that may result in the denial of the application for renewal, the revocation, modification, non-renewal or suspension of any of such Permits, the issuance of a cease-and-desist Order, or the imposition of any administrative or judicial sanction, and there is no basis for any such denial, revocation, modification, non-renewal or suspension of any such Order or sanction.

(d) Assuming the accuracy of the Sellers’ representations and warranties contained in Section 6.7 hereof, the issuance pursuant to the Exchange of CMI Common Stock or pursuant to indemnification hereunder to be acquired by the Sellers hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act.

5.9  Tangible Assets.

(a) As of the date hereof, except as would not have a Material Adverse Effect, CMI and its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible assets necessary to conduct the business of CMI and its Subsidiaries as currently conducted. As of the Closing Date, except as would not have a Material Adverse Effect on CMI and its Subsidiaries, CMI and its Subsidiaries will have valid title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible assets necessary for the conduct of the business of CMI and its Subsidiaries as currently conducted.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries, (i) CMI and its Subsidiaries have good, marketable and valid fee simple title to all CMI Owned Real Property and valid leasehold estates in all CMI Leased Real Property, (ii) each such fee simple title and leasehold estate held by CMI or such Subsidiary is held free and clear of all Liens, other than Permitted Liens, and free and clear of any outstanding options or rights of first refusal or offer to purchase or lease and (iii) CMI or one of its Subsidiaries has exclusive possession of each CMI Leased Real Property and CMI Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such CMI Leased Real Property and CMI Owned Real Property entered in the ordinary course of business consistent with past practice.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries, (i) each lease for the CMI Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms and (ii) there is no default under any lease for the CMI Leased Real Property either by CMI or its Subsidiaries or, to the Knowledge of CMI, by any other party thereto, and in no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by CMI or its Subsidiaries thereunder. Neither CMI nor any of its Subsidiaries has received any written notice of termination or cancellation of, or of a breach under, any such lease.

5.10  Intangibles.  CMI and its Subsidiaries collectively own, license or possess all Intellectual Property currently used in connection with the operation of its Stations as presently operated. To the Knowledge of CMI, there is no infringement or unlawful, unauthorized or conflicting use of any of the foregoing, or of the use of any call letters, slogan or logo by any broadcast stations in the areas served by the Stations owned by CMI or its Subsidiaries which may be confusingly similar to any of the call letters, slogans and logos currently used by its Stations. None of CMI or its Subsidiaries are infringing upon or violating the Intellectual Property of others in any material respect, nor have any of CMI or its Subsidiaries received written notice or challenge that any of CMI or its Subsidiaries is infringing upon, violating or otherwise acting adversely to any Intellectual Property owned, licensed or used by any other Person.

5.11  Contracts.

(a) All Contracts to which any of CMI or its Subsidiaries is a party or is bound (excluding (i) purchase orders for necessary supplies or services for cash made in the ordinary course of business (on customary terms and conditions and consistent with past practice) involving payments or receipts of less than $25,000 in any single case or series of related orders and (ii) Contracts entered into in the ordinary course of business (on customary terms and conditions and consistent with past practice) involving payments or receipts during the entire life of such Contracts of less than $25,000 in the case of any single Contract);

(b) all guarantees, loan agreements, indentures, mortgages and pledges, all conditional sale or title retention agreements, security agreements, in each case to which any of CMI or its Subsidiaries is a party or by which any of CMI or its Subsidiaries is bound;

(c) all agency and representative agreements and all agreements providing for the services of an independent contractor involving payments during the entire life of the agreement of more than $25,000 to which any of CMI or its Subsidiaries is a party or by which any of CMI or its Subsidiaries is bound;

(d) all Contracts that create, govern or control a partnership or joint venture with respect to CMI or any of its Subsidiaries;

(e) all Contracts that contain any earn-out, deferred or contingent payment, or other indemnification or material other obligations, which remains outstanding, in each case that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or other similar transaction); and

(f) all Contracts required to be filed as an exhibit to CMI’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

together with any and all amendments thereto, and together with all such Contracts entered into after the date hereof, are referred to herein collectively as the “CMI Material Contracts”. Neither CMI nor any of its Subsidiaries is party to any contract containing any right of any exclusivity in favor of the other parties thereto or any covenant limiting, in any material respect, the ability of CMI or any of its Subsidiaries (or following the consummation of the Transaction, would restrict the ability of any Affiliates of CMI) to engage in any line of business or in any geographic area or to compete with any Person. All of the CMI Material Contracts are valid and binding on CMI and/or the relevant Subsidiary of CMI party thereto and, to the Knowledge of CMI, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. All of the CMI Material Contracts are in full force and effect (other than those which have been fully performed). There is not under any CMI Material Contract any existing material default by any of CMI or its Subsidiaries, or to the Knowledge of CMI, any other party thereto, or event which, after notice or lapse of time, or both, would constitute a material default or result in a right to accelerate or loss of rights in any material respect. CMI or one of its Subsidiaries has performed in all material respects all material obligations under each CMI Material Contract to which it is a party and, to the Knowledge of CMI, each other party to a CMI Material Contract has performed in all material respects all material obligations required to be performed by it under such CMI Material Contract. No party to any CMI Material Contract has provided CMI or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any CMI Material Contract and neither CMI nor any of its Subsidiaries, nor, any other party to any CMI Material Contract, has repudiated in writing any material provision thereof. To the Knowledge of CMI, none of CMI or its Subsidiaries is a party to any Contract outside the ordinary course of business which obligates it or may obligate it in the future to provide advertising time on stations on or after the Closing Date as a result of the failure of stations to satisfy specified ratings or any other performance criteria, guarantee or similar representation or warranty.

5.12  Insurance.  All insurance policies maintained by or on behalf of each of CMI and its Subsidiaries on the date hereof are in full force and effect, all premiums due and payable thereon have been paid, and neither CMI nor any of its Subsidiaries is in material default with respect to any of its obligations under any such insurance policies. All such insurance policies shall be maintained in full force and effect through the Closing. No written notice of cancellation or termination has been received by CMI or any of its Subsidiaries with respect to any such insurance policy other than in connection with ordinary renewals. There are no pending claims in excess of $25,000 against any such insurance policies as to which the insurers have denied liability, and there exist no claims in excess of $25,000 that have not been properly or timely submitted by any of CMI or its Subsidiaries to the related insurer.

5.13  Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries: (i) CMI and each of its Subsidiaries comply and, to the Knowledge of CMI, have complied with all applicable Environmental Laws, and possess and comply, and, to the Knowledge of CMI, have complied, with all applicable Environmental Permits required under such Environmental Laws to operate as it currently operates; (ii) neither CMI nor any of its Subsidiaries has stored, handled, used, managed or disposed of Materials of Environmental Concern in a manner that has resulted in or is reasonably likely to result in liability of CMI or any of its Subsidiaries; and, to the Knowledge of CMI, there are no, and there have not been any, Materials of Environmental Concern otherwise at any property currently or formerly owned or operated by CMI or any of its Subsidiaries or at any other location under circumstances that have resulted in or are reasonably likely to result in liability of CMI or any of its Subsidiaries; and (iii) neither CMI nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local Law, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Authority or otherwise. There are no actions, claims, suits, proceedings or investigations arising under Environmental Laws or regarding Materials of Environmental Concern pending or, to the Knowledge of CMI, threatened in writing against CMI or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries.

5.14  Employee Benefits.

(a) Benefit Plans of CMI are collectively referred to herein as the “CMI Benefit Plans”. None of CMI or its Subsidiaries either contributes or is required to contribute to any multiemployer plan, as defined in Section 414(f) of the Code and Section 4001(a)(3) of ERISA and neither CMI, its Subsidiaries, nor any member of their “Controlled Group”) (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m), or (o) of the Code) has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan. No event has occurred and no condition exists that would subject CMI or its Subsidiaries by reason of their affiliation with any member of their Controlled Group to any material tax, fine, lien, penalty, or other liability imposed by ERISA, the Code, or other applicable laws, rules, and regulations. No CMI Benefit Plan is subject to Title IV of ERISA and none of CMI or its Subsidiaries or any member of their “Controlled Group”) (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m), or (o) of the Code) has at any time maintained or contributed to, any defined benefit plan covered by Title IV of ERISA, or incurred any liability during such period under Title IV of ERISA. The Transactions will not subject CMI or its Subsidiaries to liability under Title IV of ERISA, and none of CMI or its Subsidiaries has any liability under Title IV of ERISA. Each CMI Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification, and each related trust is exempt from taxation under Section 501(a) of the Code.

(b) Each of the CMI Benefit Plans has been established, operated and administered in all material respects in accordance with its terms and applicable Law. No Governmental Authority having jurisdiction with respect to a CMI Benefit Plan has issued an oral or written communication questioning or challenging the compliance of the CMI Benefit Plan with any applicable Law. No administrative investigation, audit, or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or other Governmental Authorities are pending, threatened, or in progress. There is no material liability under ERISA or otherwise with respect to any CMI Benefit Plan other than for the payment or provision of the benefits due thereunder in accordance with its terms, which has been incurred or, based upon such facts as exist on the date hereof, may reasonably be expected to be incurred.

(c) No CMI Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the consummation of the Transactions, either alone or in combination with another event, could result in (i) the entitlement of any current or former employee or officer of CMI or its Subsidiaries to severance pay or any increase in severance pay, unemployment compensation or any other payment, (ii) the acceleration of the time of payment or vesting, or increase the amount of compensation due, or result in any other material obligation pursuant to, any CMI Benefit Plan to any employee or officer, (iii) the limitation or restriction of the right of CMI to merge, amend, or terminate any of the CMI Benefit Plans, (iv) a requirement for CMI to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (iv) payments under any CMI Benefit Plan which would fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(d) There are no actions, suits, claims or disputes under the terms of, or in connection with, the CMI Benefit Plans (other than routine undisputed claims for benefits under the CMI Benefit Plans or other immaterial claims or disputes) pending or threatened, and no action, legal or otherwise, has been commenced with respect to any claim (including claims for benefits under CMI Benefit Plans). No facts or circumstances exist which could give rise to any actions, audits, suits or claims (other than in the ordinary course of business).

(e) Neither CMI nor its Subsidiaries nor any ERISA Affiliate, have maintained, and none now maintains, or has incurred any current or projected liability in respect of, a Benefit Plan providing welfare benefits (as described in Section 3(1) of ERISA) to employees after retirement or other separation of service, except to the extent required under Part 6 of Title I of ERISA and Section 4980B of the Code.

(f) None of the assets of any CMI Benefit Plan is invested in employer securities.

(g) There have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any CMI Benefit Plan and none of CMI or its Subsidiaries has engaged in any non-exempt prohibited transaction.

(h) There have been no acts or omissions by CMI or any ERISA Affiliate that have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapter 43 or 47 of the Code for which CMI or its Subsidiaries may be liable.

(i) Adequate accruals for all obligations under the CMI Benefit Plans are reflected in the CMI Financial Statements and such obligations include or will include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices and applicable Law for the plan years which include the Closing Date. All obligations of CMI and its Subsidiaries under each CMI Benefit Plan (i) that are due prior to the Closing Date have been paid or will be paid prior to that date, and (ii) that have accrued prior to the Closing Date have been or will be paid or properly accrued at that time.

(j) There has been no act or omission that would impair the ability of CMI or its Subsidiaries (or any successor thereto) to amend or terminate any CMI Benefit Plan in accordance with its terms and applicable Law.

(k) No CMI Benefit Plan is or at any time was funded through a “welfare benefit fund,” as defined in Section 419(e) of the Code, and no benefits under any CMI Benefit Plan are or at any time have been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).

(l) Each CMI Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance (i) since January 1, 2005, has been operated in good faith compliance with, and is in documentary compliance with, Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, and (ii) in existence prior to January 1, 2005 has not been “materially modified” within the meaning of Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, including IRS Notice 2005-1. All stock options and stock appreciation rights granted by CMI have been granted with a per share exercise price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.

5.15  Labor Matters.

(a) CMI and each of its Subsidiaries are in compliance with all applicable Laws and collective bargaining agreements with respect to employment, employment practices (including those related to sex discrimination, equal pay, race relations, disability discrimination, minimum wages, maximum working time, data protection and transfers of undertakings), discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, except for any noncompliance that would not have a Material Adverse Effect on CMI and its Subsidiaries. To the Knowledge of CMI, no director or executive officer of CMI or any of its Subsidiaries is in violation, in any material respect, of any term of any employment agreement, non-disclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer. To the Knowledge of CMI, CMI and each of its Subsidiaries has paid in full to all employees, former employees, directors, executive officers, independent contractors and consultants all wages, salaries, commissions, bonuses and benefits due and payable to such employees, former employees, directors, executive officers, independent contractors and consultants, and has made all required deductions for social security contributions and income tax.

(b) Neither CMI nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by CMI or any of its Subsidiaries with respect to any Person employed by CMI or its Subsidiaries, and neither CMI nor any of its Subsidiaries currently has any duty to bargain with any labor union. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by CMI or any of its Subsidiaries. To the Knowledge of CMI, there are no activities or proceedings of any labor union to organize employees of CMI or any of its Subsidiaries. There is no material labor dispute, strike or work stoppage against CMI or any of its Subsidiaries, current, pending or, to the Knowledge of CMI, threatened. There is no charge or complaint against CMI or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of CMI, threatened.

(c) No investigation of CMI or any of its Subsidiaries by any Governmental Authority responsible for the enforcement of labor or employment Laws is pending in respect of any employment matters, and neither CMI nor any of its Subsidiaries has been informed by any such Governmental Authority that it intends to conduct such an investigation.

5.16  Absence of Undisclosed Liabilities.  None of CMI or its Subsidiaries have any material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) relating to or arising out of any act, transaction, circumstance or state of facts which has heretofore occurred or existed, due or payable, other than liabilities: (i) reflected or reserved against on the balance sheet as of September 30, 2010 included in the CMI Financial Statements; (ii) which have arisen after September 30, 2010 in the ordinary course of business consistent with past practice; (iii) for performance under executory Contracts after the date hereof; or (iv) incurred in connection with the Transactions.

5.17  Taxes.  Except as would not have a Material Adverse Effect on CMI and its Subsidiaries: (i) each of CMI and its Subsidiaries has filed or caused to be filed or shall file or cause to be filed on or prior to the Closing Date, all Tax Returns which are required to be filed by or with respect to each of CMI and its Subsidiaries, or any consolidated, combined, unitary or aggregate group for Tax purposes of which CMI or any Subsidiary is or has been a member, on or prior to the Closing Date (including applicable extensions); (ii) such Tax Returns are, or, will be when filed, timely, complete and accurate; (iii) all Taxes of CMI and its Subsidiaries that have become due and are required to be paid by them through the date hereof have been paid in full, and all deposits required by Law to be made by CMI and its Subsidiaries through the date hereof with respect to employees and other withholding Taxes have been duly made; (iv) no Audits in respect of CMI or any of its Subsidiaries are presently pending; (v) there are no Liens for Taxes upon any property or assets of CMI or any of its Subsidiaries except for Liens for Taxes not yet due and payable; (vi) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against CMI or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn and none of CMI or its Subsidiaries has granted any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; and (vii) neither CMI nor any of its Subsidiaries has any liability for the Taxes of any Person (other than CMI or any of its Subsidiaries) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision under state, local or foreign Law) or (B) any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract (other than between or among CMI and any of its Subsidiaries immediately prior to the Exchange).

5.18  Barter.  All Barter Agreements of CMI and its Subsidiaries have been accounted for in the CMI Financial Statements consistent with GAAP in all material respects, including EITF 99-17, Accounting for Advertising Barter Transactions and the barter provisions of FASB Statement 63, Financial Reporting by Broadcasters.

5.19  Related Party Relationships.  To the Knowledge of CMI, no controlled Affiliate of CMI or any officer or director of any of CMI or its Subsidiaries possesses, directly or indirectly, any beneficial interests in, or serves as a director, officer, member or employee of any corporation, partnership, firm, association or business organization that is a client, advertiser, lessor, lessee, or other contracting party with any of CMI or its Subsidiaries.

5.20  Brokers or Finders.  Other than Moelis & Company, the fees and expenses of which shall be borne solely by CMI, no investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of CMI or any of its Subsidiaries.

5.21  Vote Required.  Except for any such consent as may be required to be obtained by the holders of the outstanding shares of Class B Common Stock, which consent has been obtained contemporaneously with the execution of this Agreement, the affirmative vote of the holders of a majority of the outstanding shares of CMI Common Stock, voting together as a single class, in favor of the Charter Amendment, and the approval required by Nasdaq Listing Rule 5635 for issuance of the shares of CMI Common Stock to be issued pursuant to the Exchange (collectively, the ‘‘Stockholder Approval”), is the only vote or consent of the holders of any shares of CMI’s capital stock necessary for CMI to consummate the Transactions.

5.22  CMI Board of Directors Recommendation.  At a meeting duly called and held, the Board of Directors has unanimously (except for an approval with respect to the transactions contemplated by the Radio Holdings Warrant Agreement Amendment, which has been obtained from each director other than the interested director (who has recused himself with respect to such approval) in respect thereto) adopted resolutions in which it (i) approved and declared advisable and in the best interests of CMI and its stockholders this Agreement, the Charter Amendment, the Registration Rights Agreement and the Transactions, (ii) resolved to recommend that CMI’s stockholders approve the issuance of shares of CMI Common Stock pursuant to the Exchange and the adoption of the Charter Amendment, and (iii) directed that the issuance of shares of CMI Common Stock pursuant to the Exchange and the adoption of the Charter Amendment be submitted to a vote at a meeting of CMI’s stockholders called for such purpose.

5.23  Proxy Statement; Information Supplied.

(a) The Proxy Statement, will (i) when filed, distributed or disseminated, as applicable and (ii) at the time of the Stockholders’ Meeting, in each such case, comply as to form in all material respects with the applicable requirements of the Exchange Act and all applicable Law.

(b) None of the information supplied or to be supplied by CMI or any of its respective Subsidiaries or representatives, or, to the Knowledge of CMI, by CMP, specifically for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the stockholders of CMI or at the time of the Stockholders’ Meeting, contain any statement which, at such times and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or which omits to state a material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement which has become false or misleading, except that no representation or warranty is made by CMI with respect to statements made or incorporated by reference therein based on information supplied by the Sellers or any of their respective representatives.

5.24  Breaches of CMP Representations and Warranties; Preparation of the Seller Disclosure Schedule.

(a) To the Knowledge of CMI as of the date of this Agreement, there are no breaches or inaccuracies of any of the representations and warranties made by the Sellers regarding CMP or its Subsidiaries contained in Article 4.  CMI shall be deemed to have waived in full, including for purposes of Article 3 and Article 9 hereunder, any breaches or inaccuracies of any representations and warranties set forth in Article 4 that are Known to CMI as of the date of this Agreement.

(b) CMI has prepared the Seller Disclosure Schedule in good faith and after seeking confirmation and input, in connection with the preparation thereof, from the applicable persons who manage the businesses of CMP and its Subsidiaries.

Article 6

Representations and warranties of the sellers

Except as set forth in the Seller Disclosure Schedule, each Seller, solely with respect to itself and not jointly with respect to any other Seller, hereby represents and warrants to CMI as follows:

6.1  Title to Units.  Such Seller is the beneficial owner of, and has good and legal title to, its respective Units as indicated on Section 6.1 of the Seller Disclosure Schedule, free and clear of all Liens, except for the restrictions set forth in the CMP LLC Agreement, the CMP Equityholders’ Agreement, the CMP Registration Rights Agreement and the CMP Amendment. At the Closing, such Seller shall sell to CMI good and marketable title to its Units, free and clear of all Liens (other than (i) such Liens described in the immediately preceding sentence and (ii) Liens imposed by federal and/or state securities Laws).

6.2  Authorization; Validity of Agreement.  Such Seller has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by such Seller of this Agreement and each Transaction Document to which it is a party, and the consummation of the transactions hereunder and thereunder, and the consummation by such Seller of the Transactions, has been duly and validly authorized by all necessary corporate, limited liability company or limited partnership action on the part of such Seller, and no other action of such Seller is necessary to authorize the execution and delivery by such Seller of this Agreement and any Transaction Document to which it is a party, and the consummation by it of the Transactions. This Agreement has been, and each Transaction Document to which such Seller is a party when executed by such Seller will be, duly executed and delivered by such Seller, and assuming the due authorization, execution and delivery of this Agreement by CMI and each Transaction Document to which CMI is a party, this Agreement is, and each Transaction Document will be, a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws of general applicability, now or hereafter in effect, affecting creditors’ rights and to general equity principles.

6.3  Consents and Approvals; No Violations.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) under the HSR Act and (ii) the FCC, no notices, reports or other filings are required to be made by such Seller with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by such Seller from, any Governmental Authority, in connection with the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of such Seller to consummate the Transaction contemplated hereby.

(b) None of the execution, delivery or performance of this Agreement by such Seller and the consummation by such Seller of the Transactions, or the compliance by such Seller of the provisions of this Agreement will (with or without notice or lapse of time or both) (i) violate or conflict with any provision of such Seller’s Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of, or result in, termination, amendment, cancellation or acceleration of any obligation, or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Seller under, any of the terms, conditions or provisions of any material Contract or material Permit to which such Seller is a party or by which any of them or any of their properties or assets is bound, (iii) assuming that all filings, registrations, notifications, authorizations, consents or approvals described in this Section 6.3(b) have been obtained and all filings and notifications described in Section 6.3(a) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to such Seller, or any of its respective properties or assets; except, in the case of clauses (ii) and (iii), for such violations, conflicts, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.

6.4  Litigation.  There is no action, suit or proceeding pending, or to the Knowledge of such Seller, threatened in writing against such Seller, which in any case or in the aggregate, would affect the ability of such Seller to consummate the Transactions contemplated hereby. There is no outstanding Order to which such Seller is subject, which, individually or in the aggregate, would materially impede or delay the ability of such Seller to consummate the Transactions contemplated hereby and such Seller is not in default with respect to any such Order, which, individually or in the aggregate, would materially impede or delay the ability of such Seller to consummate the Transactions contemplated hereby.

6.5  Information Supplied.  None of the information supplied or to be supplied by such Seller or any of its representatives specifically for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the stockholders of CMI or at the time of the Stockholders’ Meeting, contain any statement which, at such times and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or which omits to state a material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement which has become false or misleading, except that no representation or warranty is made by such Seller with respect to statements made or incorporated by reference therein based on information supplied by any other Seller or CMP, CMI or any of their respective Subsidiaries or representatives.

6.6  Investment Intent.  Such Seller is acquiring the CMI Common Stock being delivered to such Seller under this Agreement for its own account and with no present intention of distributing or selling any of such CMI Common Stock in violation of the Securities Act or any applicable state securities Law. Such Seller will not sell or otherwise dispose of any such CMI Common Stock unless such sale or other disposition has been registered or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration or qualification under applicable state securities Laws. Such Seller understands that the CMI Common Stock it is acquiring under this Agreement has not been registered under the Securities Act by reason of its contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of CMI on this exemption is predicated in part on this representation and warranty of such Seller. Such Seller acknowledges and agrees that a restrictive legend consistent with the foregoing has been or will be placed on the certificates for CMI Common Stock and related stop transfer instructions will be noted in the transfer records of CMI and/or its transfer agent for CMI Common Stock, and that such Seller will not be permitted to sell, transfer or assign any of CMI Common Stock acquired hereunder until such CMI Common Stock are registered or an exemption from the registration and prospectus delivery requirements of the Securities Act is available.

6.7  Seller Status.  Such Seller (i) is either (A) a “Qualified Institutional Buyer” as such term is defined in Rule 144A under the Securities Act or (B) an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act; (ii) does not require the assistance of an investment advisor or other purchaser representative to participate in the Transactions contemplated by this Agreement; (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investments to be made by it hereunder; (iv) has the ability to bear the economic risks of its investments for an indefinite period of time; and (v) has sole investment discretion with respect to the Exchange (except as provided in the CMP LLC Agreement, the CMP Equityholders’ Agreement and the CMP Amendment).

6.8  Brokers or Finders.  Except for Citadel Securities, the fees and expenses of which shall be paid solely by CMI, no investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of such Seller.

Article 7

Certain covenants

7.1  Changes in Information.  During the period from the date of this Agreement to the Closing Date: (a) each Seller shall, to the extent it has Knowledge of any such matter, provide to CMI and the Sellers’ Representative prompt written notice of (i) any change in, or any of the information contained in, the representations and warranties made in or pursuant to this Agreement by such Seller in Article 6, and (ii) any event or circumstance which, if it had occurred on or prior to the date hereof, would cause any of such representations or warranties not to be true and correct in any material respect as of the date hereof, and (b) CMI shall, to the extent it has Knowledge of such matter, provide to the Sellers’ Representative prompt written notice of (i) any change in, or any of the information contained in, the representations and warranties made in or pursuant to this Agreement by the Sellers in Article 4 and/or CMI in Article 5, (ii) any event or circumstance which, if it had occurred on or prior to the date hereof, would cause any of such representations or warranties not to be true and correct in any material respect as of the date hereof, (iii) any notice or other communication from any Person alleging the consent of such Person is or may be required in connection with this Agreement or the Transactions and (iv) any action, suit claim or proceeding pending or threatened relating to this Agreement or the Transactions. On the Business Day immediately prior to Closing, CMI shall, in good faith, and after seeking confirmation and input from the applicable persons who manage the businesses of CMP and its Subsidiaries, provide written notice to the Sellers’ Representative in reasonable detail, to the extent Known to CMI, of any event or circumstance which, if it had occurred on or prior to the date hereof, would cause the representations or warranties made by Sellers in Article 4 not to be true and correct in any material respect as of the date hereof.

7.2  Commercially Reasonable Efforts; Operations Prior to Closing.

(a) CMI agrees to undertake, within five (5) Business Days after the date hereof, a fair market valuation (a “FMV”) of the equity interests of CMP that it reasonably expects to hold at the time of the Exchange together with the equity interests of CMP that it is acquiring pursuant to the Exchange. CMI shall, and shall cause CMP to, file a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days after a determination that such a filing is required on the basis of the FMV of the equity interests of CMP that it reasonably expects to hold at the time of the Exchange together with the equity interests of CMP that it is acquiring pursuant to the Exchange. CMI agrees to undertake a new FMV (“Updated FMV”) of the equity interests of CMP that it reasonably expects to hold at the time of the Exchange together with the equity interests of CMP that it is acquiring pursuant to the Exchange every thirty (30) days thereafter until the Closing (unless it has conclusively determined that the Closing will occur within sixty (60) days of the last completed Updated FMV of the equity interests of CMP that it reasonably expects to hold at the time of the Exchange together with the equity interests of CMP that it is acquiring pursuant to the Exchange). CMI shall, and shall cause CMP to, file a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days after the determination that such a filing is required on the basis of the Updated FMV of the equity interests of CMP that it reasonably expects to hold at the time of the Exchange together with the equity interests of CMP that it is acquiring pursuant to the Exchange. CMI shall, and shall cause CMP to, make all other filings required by applicable foreign Antitrust Laws with respect to the Transactions as promptly as practicable and, in any event, prior to the expiration of any applicable legal deadline and to furnish as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. The Parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other Parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any such Antitrust Laws. Without limiting the foregoing, the Parties agree to (i) give each other reasonable advance notice of all meetings and conference calls with any Governmental Authority relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other Parties of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding any Antitrust Laws and (vi) provide each other with copies of all written communications to or from any Governmental Authority relating to any Antitrust Laws. Any such disclosures or provision of copies by one Party to the other may be made on an outside counsel basis if appropriate. CMI and the Sellers shall use commercially reasonable efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively, ‘‘Antitrust Laws”), to enable all waiting periods under applicable Antitrust Laws to expire and to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Authority, in each case, to cause the Transactions to occur prior to the End Date, including (A) promptly complying with or modifying any requests for information (including any second request) by any Governmental Authority and (B) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other Order or Law that would adversely affect the ability of any Party hereto to consummate the Transactions before the End Date and taking any and all other actions to prevent the entry, enactment or promulgation thereof, provided, however, that subject to the immediately succeeding sentence, nothing herein shall require, and such commercially reasonable efforts shall not include CMI or any Seller (i) paying any amounts (other than the payment by CMI of filing fees and reasonable expenses and fees of counsel), (ii) commencing or defending litigation, (iii) offering, negotiating, committing to and effecting, by consent decree, hold separate Order or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of any of CMI, any Seller, or any of their respective Subsidiaries or Affiliates, (iv) agreeing to any restrictions on the activities of any of CMI, any Seller, or any of their respective Subsidiaries or Affiliates, or (v) waiving any of the conditions to this Agreement set forth in Section 3.2.  Notwithstanding the foregoing, and subject to the remainder of this Section 7.2(a), CMI shall and, shall cause its Subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate Order or otherwise, the sale, divestiture, license or other disposition of such assets or businesses of CMI or any of its Subsidiaries, or effective as of the Closing, CMP or any of its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of CMI, CMP or any of their respective Subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to avoid the commencement of any action, suit or proceeding to prohibit the Transactions, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any action, suit or proceeding so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the End Date), unless such action, sale, divestiture, license or other disposition, individually or in the aggregate, would result in the loss of more than 5.0% of the assets or earnings before interest, taxes and depreciation and amortization of CMI, CMP and their respective Subsidiaries, taken as a whole on a pro forma basis (in each case, as measured by assets as of December 31, 2010 or earnings before interest, taxes and depreciation and amortization for the year ended December 31, 2010, as the case may be). The costs of a Notification and

Report Form pursuant to the HSR Act and all other filings required by applicable foreign Antitrust Laws with respect to the Transactions, including the filing fees in connection therewith, shall be paid by CMI.

(b) Within ten (10) Business Days after the execution of this Agreement, CMP and CMI shall jointly file applications with the FCC requesting its consent to transfer control of CMP (the ‘‘Transfer of Control Applications”). The costs of the FCC filing fees in connection with the Transfer of Control Applications shall be paid by CMI. The Sellers and CMI shall thereafter prosecute the Transfer of Control Applications with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grant of the Transfer of Control Applications as expeditiously as practicable (but neither Sellers nor CMI shall have any obligation to satisfy complaints of the FCC by taking any steps which would have a Material Adverse Effect upon CMI, CMP and their respective Subsidiaries, taken as a whole on a pro forma basis). If the FCC grant of the Transfer of Control Applications imposes any condition on any Party, such Party shall use commercially reasonable efforts to comply with such condition; provided, however, that no such Party shall be required hereunder to comply with any condition that would have a Material Adverse Effect upon CMI or CMP and their respective Subsidiaries, taken as a whole on a pro forma basis. The Sellers and CMI shall promptly provide each other with a copy of any pleading, Order, or other document or material communication received by such Party relating to the Transfer of Control Applications which is not served on or received by the other Parties (other than communications by or among such Party’s lawyers and professional advisors and members, stockholders, employees and officers). The Sellers and CMI shall use commercially reasonable efforts and otherwise cooperate in responding to any information requested by the FCC related to the Transfer of Control Applications, in preparing any amendment to this Agreement requested by the FCC which does not have a Material Adverse Effect upon the Sellers or CMI, and in reasonably defending against any complaint or objection which may be filed against the Transfer of Control Applications or any petition for reconsideration, application for review, notice of appeal or other challenge to the Orders approving the same. The Sellers and CMI shall also jointly request extensions of any applicable consummation deadlines to the extent the transactions contemplated by this Agreement have not been consummated within ninety (90) days from the date of the FCC’s Initial Order granting the Transfer of Control Applications.

(c) Subject to the terms and conditions hereof, and except with regard to the Antitrust Laws and Transfer of Control Applications, which shall be governed by Section 7.2(a) and Section 7.2(b), respectively, CMI shall, and shall cause its Subsidiaries to, and the Sellers shall, each use their commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including:

(i) obtaining from any Governmental Authority or other third party, Permits or Orders, making any filings and sending any notices, in each case, which are material and required to be obtained, made or sent by CMP, CMI or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions;

(ii) executing or delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; and

(iii) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions.

CMI and each Seller shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. CMI and each Seller shall use their commercially reasonable efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to applicable Law in connection with the Transactions. Notwithstanding anything in this Section 7.2(c) to the contrary, nothing herein shall require, and such commercially reasonable efforts shall not include the obligation of any Seller or any of its Affiliates to pay or agree to pay any amounts to obtain any Permits, Orders, approvals or consents. For the avoidance of doubt, CMI and the Sellers agree that nothing contained in this Section 7.2(c) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 7.2(a) or Section 7.2(b).

(d) Except as otherwise provided in this Agreement, between the date hereof and the Closing, CMI shall operate and carry on CMP’s business in the ordinary course of business consistent with past practice and in accordance with the CMP Management Agreement. CMI shall, and shall cause CMP to, use commercially reasonable efforts to (i) keep and maintain its respective assets, rights and properties in substantially the same operating condition and repair (normal wear and tear excepted) as currently maintained, (ii) maintain and preserve intact its respective business organization and Permits, and maintain and preserve its respective relationships with the suppliers, licensors, licensees, franchisees, distributors, officers, employees, customers and others having business relations with CMI and CMP, respectively, (iii) continue all existing policies of insurance in full force and effect and at least at such levels as are in effect on the date hereof, or to replace any such policies with equivalent replacements, and (iv) duly comply with all applicable Laws, Orders and collective bargaining agreements.

7.3  Stockholders’ Meeting; SEC Filings.

(a) As promptly as reasonably practicable following the date hereof, CMI shall prepare and file with the SEC a proxy statement to be sent to the stockholders of CMI in connection with the Stockholders’ Meeting (such proxy statement, and any amendments or supplements thereto, the ‘‘Proxy Statement”), and shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by Law, to cause the Proxy Statement to be mailed to the stockholders of CMI as promptly as practicable after responding to all such comments to the satisfaction of the staff of the SEC. Each Seller covenants and agrees to provide to CMI such information about such Seller as may be necessary to be specifically included in the Proxy Statement. CMI shall, as promptly as reasonably practicable after receipt thereof, provide the Sellers’ Representative copies of any written comments and advise the Sellers’ Representative of any oral comments, with respect to the Proxy Statement received from the SEC. CMI shall provide the Sellers’ Representative with a reasonable opportunity to review and comment on the Proxy Statement prior to filing with the SEC, and will promptly provide the Sellers’ Representative with a copy of all such filings made with the SEC. Whenever CMI becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement, CMI shall promptly inform the Sellers’ Representative of such occurrence and the Parties shall cooperate in filing with the SEC or its staff, and mailing to stockholders of CMI, such amendment or supplement, as and to the extent required by applicable Law. If at any time prior to the mailing of the Proxy Statement to the stockholders of CMI or the Stockholders’ Meeting, any information relating to CMI or the Sellers should be discovered by CMI or the Sellers which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by CMI with the SEC and disseminated to the stockholders of CMI.

(b) CMI shall duly take all lawful actions to call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) on a date as soon as reasonably practicable for the purpose of considering and voting on the matters requiring Stockholder Approval; provided, however, that at CMI’s sole discretion, CMI may bring such matters for a vote at CMI’s regular annual meeting of its stockholders to be held in 2011 and shall not withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to the Sellers such recommendation. CMI shall include in the Proxy Statement the unanimous recommendation of the Board of Directors that its stockholders provide the Stockholder Approval to the effect as set forth in Section 5.22.  CMI shall use its reasonable best efforts (including the solicitation of proxies) to solicit and obtain the Stockholder Approval.

7.4  Public Announcement.  The initial press release regarding the Transactions by each of CMI, CMP and any of the Sellers shall be mutually acceptable to CMI, on the one hand, and the Sellers’ Representative a representative of the Bain Seller and a representative of the THL Seller, on the other hand, and shall be issued promptly after the date hereof. None of CMI, CMP or any Seller shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior written agreement of CMI, the Sellers’ Representative, a representative of the Bain Seller and a representative of the THL Seller. Notwithstanding the foregoing, each of CMI and the Sellers shall be permitted to make any press release, filing or other public announcement required by Law, Governmental Authority, Nasdaq or other Securities Exchange Rule.

7.5  Filing of CMP Tax Returns.  The Parties acknowledge that the Exchange will result in an actual termination of CMP for United States federal income tax purposes. CMI, as the Tax Matters Member (as defined in the CMP LLC Agreement) of CMP, shall cause CMP’s federal, state and local Tax Returns for the taxable years or periods that end on or prior to the Closing Date to be prepared and timely filed consistent with past practice, except as may be required by Law, in accordance with and subject to any limitations on the authority of the Tax Matters Member set forth in Article IV of the CMP LLC Agreement.

7.6  Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including all penalties and interest) incurred in connection with consummation of the Transactions shall be paid by CMI when due, and CMI will file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.

7.7  Confidentiality.  Except as and to the extent required by Law, Governmental Authority, Nasdaq or other Securities Exchange Rule, CMI and the Sellers hereby agree not to disclose or use any confidential information with respect to any Party or its Subsidiaries furnished, or to be furnished, by such Party or their respective representatives in connection with the Transactions at any time or in any manner other than in connection with the Transactions. Notwithstanding anything in this Section 7.7 to the contrary, (i) each of the Sellers shall be permitted to make disclosures to their limited partners to the extent such information is customarily provided to current or prospective limited partners in private equity funds and (ii) each of the Parties may make disclosures to their attorneys, accountants and financial advisors in connection with their compliance with tax or legal reporting requirements; provided, however, that each such party who receives confidential information from any Seller is subject to a customary confidentiality provision in respect of such information.

7.8  Related Agreements.

(a)  Voting Agreements.  Contemporaneously with the execution of this Agreement, (i) the Sellers’ Representative, on the one hand, and each of Lewis W. Dickey, Jr., John W. Dickey, David W. Dickey, Michael W. Dickey, Lewis W. Dickey, Sr. and DBBC, L.L.C., on the other hand, have executed and delivered to the other a voting agreement and (ii) the Sellers’ Representative, on the one hand, and each of BA Capital Company, L.P., and Banc of America Capital Investors SBIC, L.P., on the other hand, have executed and delivered to the other a voting agreement and consent, in each of the case of clauses (i) and (ii), in the form previously agreed to by the Sellers’ Representative, pursuant to which the parties thereto have agreed to vote their shares of CMI Voting Stock now or hereafter owned in favor of (x) the Stockholder Approval and (y) the election of a representative designated by the Blackstone Sellers to the Board of Directors (such person, the “Blackstone Designee”), in each case, subject to the terms and conditions set forth in such voting agreement.

(b)  CMI Board of Directors.  As promptly as practicable following the execution of this Agreement (but in any event, within three (3) Business Days), CMI shall take all such actions as may be required under its Organizational Documents to appoint the Blackstone Designee as a member of the Board of Directors (provided, that in no event shall the Blackstone Designee be required to be “independent” as such term is defined in the rules and regulations promulgated by Nasdaq), subject to such individual’s agreement in writing to promptly resign in his or her capacity as such in the event this Agreement is terminated without the Closing having been effected. For each of the next three successive annual meetings of stockholders of CMI, CMI shall, in accordance with its Organizational Documents, nominate the Blackstone Designee for election to its Board of Directors, until such time that Blackstone Seller (together with its Affiliates) ceases to beneficially own CMI Common Stock representing at least one-half of the aggregate amount of Stock Consideration the Blackstone Seller receives at Closing. The Blackstone Designee shall be entitled to the same compensation, if any, and same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and the Blackstone Designee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors. CMI shall notify the Blackstone Designee of all regular and special meetings of the Board of Directors and shall notify the Blackstone Designee of all regular and special meetings of any committee of the Board of Directors of which the Blackstone Designee is a member, in each case, consistent with such notifications provided to the other members of the Board of Directors or the applicable committee thereof. CMI shall provide the Blackstone Designee with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members. Notwithstanding anything herein to the contrary, Blackstone Seller may at any time, upon delivery of written notice to CMI, forfeit its right to have the Blackstone Designee be required to be a member of the Board of Directors.

(c)  Termination of CMP Agreements.  The Parties acknowledge that, effective as of the Closing, each of the CMP Capital Contribution Agreement, the CMP Non-Solicitation Agreement, the CMP Consent and Agreement, the CMP Advisory Services Agreement, the CMP Registration Rights Agreement, the CMP Equityholders’ Agreement and the CMP Amendment will terminate without further obligation of the parties thereunder; provided, that in each such case, any indemnification, limitation of liability, advancement of expense or other similar provisions in favor of the stockholders, members, limited or general partners, directors, managers, officers, employees, affiliates, representatives and/or agents shall survive such termination.

(d)  Amendment of CMP Management Agreement.  Effective as of the date hereof, the term of the CMP Management Agreement has been amended, in a form mutually agreed by CMI and the Sellers’ Representative, to provide that such agreement shall expire in accordance with its terms on May 3, 2012.

(e)  Exchange of Stock Consideration.  As set forth in the Charter Amendment, shares of Class D Common Stock will be convertible into shares of Class A Common Stock. CMI hereby agrees, promptly upon the request of any Seller, and subject to compliance with applicable federal and/or state securities Laws, to exchange any shares of Class A Common Stock received by a Seller upon any such conversion, or any shares of Class A Common Stock received by a Seller in the Exchange, for an equal number of shares of Class D Common Stock, subject to receipt by CMI from such Seller of such reasonable assurances as to ownership of the applicable shares and such other documentation (which shall be in customary form) as CMI may reasonably request.

(f)  VCOC Letter Agreement.  At the Closing, CMI, on the one hand, and each of the Sellers party thereto, on the other hand, shall execute and deliver to the other the letter agreement in the form attached as Annex E (the “VCOC Letter Agreement”); provided, that no such Seller party shall be permitted or entitled to enter into a VCOC Letter Agreement if it or its Affiliates beneficially owns a material interest in a radio broadcast company deemed by the Board of Directors, in good faith, to be competitive with CMI.

7.9  Radio Holdings.  CMI shall use its reasonable best efforts to obtain, prior to the Closing, the consent of the “Majority Holders” under the Radio Holdings Warrant Agreement to an amendment to such agreement. The amendment to such agreement shall be prepared by CMI in good faith (and in consultation with the Sellers’ Representative) promptly after the date of this Agreement (but in any event, not more than ten (10) Business Days following the date of this Agreement), and shall be in a form agreed to by the Sellers’ Representative (the “Radio Holdings Warrant Agreement Amendment”). Such amendment shall provide for (subject to such changes as may be agreed to in good faith by CMI and the Sellers’ Representative to accommodate tax planning considerations of one or more of the Sellers), among other things, (i) CMI to be added as a party thereto, (ii), upon the Closing, the Radio Holdings Warrants automatically converting into (A) 2.210159 shares of Class A Common Stock (or Class D Common Stock if the applicable holder of Radio Holdings Warrants is not permitted to own any CMI Voting Stock) per “Warrant Share” thereunder, rounded up to the nearest whole share (collectively, “Radio Holdings Warrant Shares”), 90% of which shares of Class A Common Stock shall be issued to the holders of the Radio Holdings Warrants promptly following the Closing (subject to a nine month “lock-up” period and with certificates therefor having all required legends in connection therewith and applicable securities Laws) and 10% of which shall be withheld by CMI until final resolution of indemnity claims arising in favor of CMI hereunder and pursuant to the Radio Holdings Warrant

Agreement Amendment (it being understood that any such shares not necessary to satisfy the indemnification obligations of the holders of Radio Holdings Warrants hereunder and pursuant to the Radio Holdings Warrant Agreement Amendment, shall be promptly issued by CMI to each holder of Radio Holdings Warrants) and (B) the right to receive additional shares of Class A Common Stock (or Class D Common Stock if the applicable holder of Radio Holdings Warrants is not permitted to own any CMI Voting Stock) in connection with indemnity claims for which CMI is liable hereunder and pursuant to the Radio Holdings Warrant Agreement Amendment (with the holders of Radio Holdings Warrants to share with the Sellers in the benefits of the indemnification by CMI under Section 9.1 on a pro rata basis, based upon the number of Radio Holdings Warrants Shares issuable to such holders pursuant to the Radio Holdings Warrant Agreement Amendment and the number of shares of CMI Common Stock issuable as Stock Consideration in the Exchange, respectively), all as more particularly set forth in the Radio Holdings Warrant Agreement Amendment. CMI shall use its reasonable best efforts to obtain, prior to the Closing, the consent of the holders of a majority of the “Registrable Securities” under the Radio Holdings Registration Rights Agreement to terminate such agreement effective as of the Closing, subject to such holders of Registrable Securities being permitted to include their Radio Holdings Warrant Shares in the shelf registration statement to be filed by CMI pursuant to the Registration Rights Agreement, and in “piggyback” registrations under the Registration Rights Agreement, in each case on the terms and subject to the conditions set forth therein. Nothing in this Section 7.9 shall be construed to require that CMI pay any monies or make any material concession to any holder of Radio Holdings Warrants or such holders of Registrable Securities under the Radio Holdings Registration Rights Agreement in connection therewith, and CMI agrees that it shall not make any material concession to any holder of Radio Holdings Warrants or holders of Registrable Securities under the Radio Holdings Registration Rights Agreement without the prior written consent of the Sellers’ Representative, which such consent shall not be unreasonably withheld or delayed.

7.10  Exchange Listing.  CMI shall promptly use its reasonable best efforts to cause (i) the 3,315,238 shares of Class A Common Stock issuable to the Blackstone Sellers at the Closing, (ii) 6,630,476 shares of Class A Common Stock issuable upon conversion of the shares of Class D Common Stock issuable to the Bain Sellers and the THL Sellers at the Closing, and (iii) an additional 994,572 shares of Class A Common Stock reserved for issuance in connection with the Exchange that may be necessary for the payment of (or upon conversion of shares of Class D Common Stock issued in payment of) any indemnification obligations of CMI hereunder, to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable, and in any event before the Closing.

7.11  Director and Officer Liability.

(a) If the Closing occurs, CMI agrees that all rights to indemnification, all limitations on liability, and rights to advancement of expenses existing in favor of all past and present officers, or members of the board of directors or board of managers of CMP, as provided in the CMP LLC Agreement, CMP Equityholders’ Agreement, CMP Advisory Services Agreement, and/or CMP Amendment or other applicable agreement to which CMP or any of its Subsidiaries is a party, as the case may be, in effect as of the date of this Agreement, shall survive the consummation of the Transactions (and any termination thereof) and be honored by the CMI and CMP after the Closing, notwithstanding any subsequent amendment (or termination) thereof. In the event CMI, CMP or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, to the extent not otherwise occurring by operation of Law, proper provision shall be made so that the successors and assigns of CMI or CMP, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in this Section 7.11.

(b) Prior to the Closing, CMI shall obtain a “tail” insurance policy with a claims period of at least six (6) years from and after the Closing Date from insurance carriers with the same or better claims-paying ability ratings as CMP’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for all past and present directors, officers and employees of CMP and its Subsidiaries (in all of their capacities) and all fiduciaries under any CMP Benefit

Plans, with terms, conditions, retentions and levels of coverage at least as favorable as CMP’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Closing (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby); provided, however, that in no event will CMI be required to expend in excess of 250% of the annual premium currently paid by CMP for such coverage (and to the extent the premium would exceed 250% of the annual premium currently paid by CMP for such coverage, CMI shall, and shall cause CMP to, cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium). CMI shall, and shall cause CMP after the Closing, to pay all premiums due under such policy in accordance with its terms (which may, for the avoidance of doubt, require payment at Closing) and to maintain such “tail” prepaid insurance policy in full force and effect, for its full term, and to continue to honor their respective obligations thereunder.

7.12  Section 16 Matters.  Prior to the Closing, CMI shall take all such steps as may be required to cause any acquisitions of CMI Common Stock (including any derivative securities with respect to CMI Common Stock) resulting from the Exchange hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CMI, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent such exemption is applicable and available, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.

Article 8

Termination

8.1  Termination.  This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written consent of CMI and the Sellers’ Representative;

(b) by the Sellers’ Representative, on the one hand, or CMI, on the other, upon written notice to the other, if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting;

(c) by the Sellers’ Representative, on the one hand, or CMI, on the other, upon written notice to the other, if the Exchange shall not have been consummated on or prior to December 31, 2011 (the ‘‘End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose breach of this Agreement has been the proximate cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date;

(d) by the Sellers’ Representative, on the one hand, or CMI, on the other, upon written notice to the other, if any Governmental Authority of competent jurisdiction shall have enacted or issued any final and non-appealable Law or Order, or taken any other final and non-appealable action, enjoining or otherwise prohibiting consummation of the Transactions, provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall have complied with its obligations under Section 7.2;

(e) by CMI, upon a breach of any covenant or agreement on the part of a Seller, or any failure of any representation or warranty of the Sellers made in Article 4 or any Seller made in Article 6 to be true and accurate, in any case such that a condition set forth in Section 3.2(a), Section 3.2 (b) or Section 3.2(c) would not be satisfied and such breach is incapable of being cured, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Sellers’ Representative, in the case of breach of a representation and warranty in Article 4, or the applicable Seller (with a copy to the Sellers’ Representative), in the case of breach of a representation or warranty in Article 6 or breach of a covenant, of written notice of such breach or failure (or, if earlier, the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to CMI if it is then in material breach of any of its representations, warranties or covenants contained in this Agreement; and

(f) by the Sellers’ Representative, upon a breach of any covenant or agreement on the part of CMI, or any failure of any representation or warranty of CMI made in Article 5 to be true and accurate, in any case such that a condition set forth in Section 3.3(a) or Section 3.3(b) would not be satisfied and such breach is incapable of being cured, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by CMI from the Sellers’ Representative of written notice of such breach or failure (or, if earlier, the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to the Sellers’ Representative if any Seller is then in material breach of any of its representations, warranties or covenants contained in this Agreement.

8.2  Effect of Termination.  In the event of any termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability or obligation on the part of CMI, the Sellers’ Representative, the Sellers or their respective Subsidiaries, officers or directors, except (i) with respect to Section 7.4 (Public Announcement), Section 7.7 (Confidentiality), Section 7.8 (Related Agreements), this Section 8.2 (Effect of Termination), Article X (Definitions) and Article XI (Miscellaneous), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a Party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Section 8.2, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, if the Parties fail to effect the Closing when required by Section 2.1 for any reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, (i) except for an order of specific performance as expressly permitted by Section 11.15, the Parties sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any Party hereto and any of their respective former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, or assignees for any breach, loss or damage shall be to terminate this Agreement pursuant to Section 8.1(e) or Section 8.1(f), as applicable, and seek to recover monetary damages solely from the applicable Party in breach of this Agreement; provided, that in no event shall any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners of a Party have any liability to any Person relating to or arising out of this Agreement or the Transaction Documents or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity in contract, in tort or otherwise.

Article 9

Indemnification

9.1  Indemnification.

(a)  Indemnification by the Sellers.  From and after the Closing, the Sellers, severally (in accordance with their respective Seller Proportionate Shares) and not jointly, agree to indemnify, defend and hold harmless CMI and its directors, officers, employees, agents and Affiliates (the “CMI Indemnified Parties”) from and against any and all losses, liabilities, claims, damages or deficiencies, and injuries, and all penalties, fines, costs and expenses (including reasonable counsel fees and costs of any suits related thereto) (collectively, ‘‘Losses”) suffered or incurred by such CMI Indemnified Parties arising out of, or related to, any breach or inaccuracy of any representation or warranty (without regard to any limitation or qualification that references “material,” “materiality” or “Material Adverse Effect” in determining whether there has been a breach of the representation or warranty or the amount of damages incurred in connection with any such breach) of the Sellers set forth in Article 4 hereof; provided, that CMI delivers to the Sellers’ Representative a Claim Notice for indemnification against the Sellers pursuant to Section 9.4 within the applicable survival period set forth in Section 9.2. Each Seller shall be liable only for its respective Seller Proportionate Share of any Losses under this Section 9.1(a), with the intent that each Seller’s liability be calculated assuming that the Radio Holdings Warrant Agreement Amendment has been obtained and the holders of Radio Holdings Warrants proportionately share in such Losses as contemplated by such amendment, even if such amendment has not been so obtained.

(b)  Indemnification by CMI.  From and after the Closing, CMI agrees to indemnify, defend and hold harmless each Seller and its respective directors, officers, members, managers, employees, agents and Affiliates (the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by such Seller Indemnified Parties arising out of, or related to, any (i) breach or inaccuracy of any representation or warranty (without regard to any limitation or qualification that references “material,” “materiality” or “Material Adverse Effect” in determining whether there has been a breach of the representation or warranty or the amount of damages incurred in connection with any such breach) of CMI set forth in Article 5 hereof or (ii) breach of any post-Closing covenant or agreement to be performed or complied with by CMI under this Agreement; provided, that, with respect to the foregoing clause (i), the Seller’s Representative delivers a Claim Notice for indemnification against CMI pursuant to Section 9.4 within the applicable survival period set forth in Section 9.2.  For purposes of the foregoing clause (i), the amount of Losses suffered or incurred by a Seller shall be determined by reference to that Seller’s Pro-Forma Ownership Percentage of CMI immediately after and as a result of the CMI Common Stock received by such Seller in the Exchange at the Closing and assuming that the Radio Holdings Warrant Agreement Amendment has been obtained and the Radio Holdings Warrant Shares have been issued, even if such amendment has not been so obtained. Each Seller shall be entitled to receive an indemnification payment only for its respective Seller Proportionate Share of any indemnifiable Losses, with the intent that a Seller’s proportion of any indemnifiable Loss be calculated assuming that the Radio Holdings Warrant Agreement Amendment has been obtained and the holders of Radio Holdings Warrants proportionately share in such Losses as contemplated by such amendment, even if such amendment has not been so obtained.

(c)  Additional Indemnification by Each Seller.  From and after the Closing, each Seller hereby agrees, severally and not jointly, to indemnify, defend and hold harmless the CMI Indemnified Parties from and against any and all Losses suffered or incurred by the CMI Indemnified Parties arising out of, or related to, any (i) breach or inaccuracy of any representation or warranty (without regard to any limitation or qualification that references “material,” “materiality” or “Material Adverse Effect” in determining whether there has been a breach of the representation or warranty or the amount of damages incurred in connection with any such breach) of such Seller set forth in Article 6 hereof or (ii) breach of any post-Closing covenant or agreement to be performed or complied with by such Seller under this Agreement; provided, that, with respect to the foregoing clause (i), CMI delivers to the Seller’s Representative a Claim Notice for indemnification against the Sellers pursuant to Section 9.4 within the applicable survival period set forth in Section 9.2.  Notwithstanding anything herein to the contrary, no Seller is hereby providing any indemnification for the benefit of any CMI Indemnified Party with respect of another Seller’s breaches or inaccuracies of such other Seller’s representations and warranties set forth in Article 6.

(d)  Additional Indemnification by CMI.

(i) If (A) (x) the Pro-Forma Ownership Percentage multiplied by (y) the present value cost to CMI and its Subsidiaries of obtaining an amendment or waiver from the lenders under the CMI Senior Credit Facility for any failure to comply with the Total Leverage Ratio for any of the periods ending on or prior to December 31, 2011, including any related fees paid to the lenders under the CMI Senior Credit Facility or increase in applicable borrowing rates thereunder and other applicable costs thereof, and calculated using a discount rate of nine percent (9%) per annum and based upon CMI’s good faith projections of amounts expected to be outstanding under the CMI Senior Credit Facility through the maturity thereof (the amount resulting from this clause (A), the “Bank Amendment Amount”), exceeds (B) one percent (1%) of the outstanding principal balance and unpaid interest owed under the CMI Senior Credit Facility at the time of the applicable amendment or waiver from the lenders under the CMI Senior Credit Facility, then CMI shall pay the Special Indemnity Amount to the Sellers, in accordance with their respective Seller Proportionate Shares. For the avoidance of doubt, the Special Indemnity Amount shall be paid by CMI to each of the Sellers no later than three (3) Business Days after the Special Indemnity Share Price has been determined and notwithstanding anything herein to the contrary, no Claim by any Party shall be required to be made in order for the Sellers to be entitled to receive the Special Indemnity Amount nor shall any survival period be applicable to the payment of such Special Indemnity Amount.

(ii) The term “Pro-Forma Ownership Percentage” means the percentage obtained by dividing (A) the sum of (x) the number of shares of CMI Common Stock issuable to the Sellers in the Exchange and (y) the number of Radio Holdings Warrant Shares issuable pursuant to the Radio Holdings Warrant Agreement Amendment (even if such amendment is not obtained and such shares are not so issuable) by (B) the sum of the number of shares of CMI Common Stock outstanding immediately following the Exchange and, solely to the extent not already so included, the number of Radio Holdings Warrant Shares issuable pursuant to the Radio Holdings Warrant Agreement Amendment (even if such amendment is not obtained and such shares are not so issuable).

(iii) The term “Special Indemnity Amount” means the sum of (A) the Bank Amendment Amount, minus (B) (x) the excess, if any, of (I) the Special Indemnity Share Price, over (II) $3.77, multiplied by (y) the sum of (I) the number of shares of CMI Common Stock issuable to the Sellers in the Exchange and (II) the number of Radio Holdings Warrant Shares issuable pursuant to the Radio Holdings Warrant Agreement Amendment (even if such amendment is not obtained and such shares are not so issuable) (provided, that, for the avoidance of doubt, it is agreed and understood that the amount resulting from this clause (B) may be zero).

(iv) The term “Special Indemnity Share Price” means the volume weighted average price of a share of Class A Common Stock as reported on Nasdaq for the ten (10) consecutive trading days immediately following the date of public announcement by CMI of such waiver or amendment relating to the CMI Senior Credit Facility resulting in the payment by CMI of the Special Indemnity Amount (such announcement shall, to the extent so determined by CMI, also disclose the accompanying requirement of CMI to make an indemnification payment pursuant to this Section 9.1(d)).

9.2  Survival.  Each of the representations and warranties in this Agreement shall survive the Closing and shall terminate at 5:00 p.m. Eastern Time on the date that is nine (9) months after the Closing Date; provided, that the Fundamental Representations shall survive indefinitely. All covenants in this Agreement required to be performed in whole prior to the Closing shall terminate at Closing. All covenants in this Agreement required to be performed in whole or in part following the Closing, shall survive for a period of ninety (90) days following the date on which the performance of such covenants is required to be completed. No Party shall be entitled to assert claims against any other for breach or inaccuracy of a representation or warranty or breach of a covenant or agreement, in each case, as set forth herein, unless the Party asserting such claim shall deliver to the applicable indemnifying party a Claim Notice in writing of such Claim within the applicable survival period as set forth in this Section 9.2.  Notwithstanding the expiration of the applicable survival period in this Section 9.2, if an Indemnified Party has made a proper Claim for indemnification pursuant to Section 9.1 prior to the expiration of the applicable survival period as set forth in this Section 9.2, then such Claim for such Loss incurred (and only such Claim for such Loss incurred), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in this Section 9.2.

9.3  Limitations on Liability.

(a)  Indemnification Cap.  Notwithstanding anything in this Agreement to the contrary, in no event shall CMI have any liability arising from or in connection with any breach or inaccuracy of any of the representations and warranties in Article 5 which would result in the issuance to Seller Indemnified Parties of shares of CMI Common Stock in excess of the Indemnification Cap (but only for the amount in excess), except in the case of liability for a breach or inaccuracy of a Fundamental Representation, which shall not be subject to the Indemnification Cap. Notwithstanding anything herein to the contrary, in no event shall CMI be subject to any liability arising from or in connection with this Agreement or the Transactions which would result in the payment to Seller Indemnified Parties an amount of shares of CMI Common Stock in excess of the number of shares of CMI Common Stock issued to the Sellers pursuant to the Exchange at the Closing.

Notwithstanding anything in this Agreement to the contrary, in no event shall the Sellers as a group have any liability arising from or in connection with any breach or inaccuracy of any of the representations and warranties in Article 4 or Article 6 which would result in the payment to CMI Indemnified Parties an amount of shares of CMI Common Stock in excess of the Indemnification Cap (but only for the amount in excess), except in the case of liability for a breach or inaccuracy of a Fundamental Representation, which shall not be subject to the Indemnification Cap. For the avoidance of doubt, liability for breaches of covenants or agreements shall not be subject to the Indemnification Cap. Notwithstanding anything herein to the contrary, in no event shall any Seller be subject to any liability arising from or in connection with this Agreement or the Transactions which would result in the payment to CMI Indemnified Parties an amount of shares of CMI Common Stock in excess of the number of shares of CMI Common Stock such Seller received pursuant to the Exchange at the Closing.

(b)  Indemnification Threshold.  Notwithstanding anything herein to the contrary, in no event shall CMI have any liability arising from or in connection with any breach or inaccuracy of any representations and warranties in Article 5 which would result in the issuance to Seller Indemnified Parties shares of CMI Common Stock until the aggregate of all Losses for breaches or inaccuracies of the representations and warranties in Article 5 exceeds the number of shares of CMI Common Stock representing the Indemnification Threshold, after which CMI shall be liable only for Losses in excess of the Indemnification Threshold, except in the case of a breach or inaccuracy of a Fundamental Representation, which shall not be subject to the Indemnification Threshold. Notwithstanding anything herein to the contrary, in no event shall the Sellers as a group have any liability arising from or in connection with any breach or inaccuracy of any representations and warranties in Article 4 or Article 6 which would result in the payment of shares of CMI Common Stock to CMI Indemnified Parties until the aggregate of all Losses for breaches or inaccuracies of representations and warranties in Article 4 or Article 6 exceeds the number of shares of CMI Common Stock representing the Indemnification Threshold, after which the Sellers shall be liable only for Losses in excess of the Indemnification Threshold, except in the case of a breach or inaccuracy of a Fundamental Representation, which shall not be subject to the Indemnification Threshold. For the avoidance of doubt, liability for breaches of covenants or agreement shall not be subject to the Indemnification Threshold.

(c) Notwithstanding anything herein to the contrary, no Party hereto shall be liable to any other Person, either in contract or in tort, for any punitive, consequential or special damages relating to the breach or alleged breach hereof (whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party), in each such case, unless and to the extent, payable to a third party.

9.4  Indemnification Notice.

(a) If CMI or the Sellers’ Representative, on behalf of the Sellers, as the case may be (as applicable, the “Indemnified Party”) believes that it has a claim under this Agreement for Losses (a “Claim”), the Indemnified Party shall so notify the indemnifying party (“Indemnifying Party”) in writing (the “Claim Notice”), which Claim Notice shall include (i) a description of the type and basis of such Claim and (ii) a good faith estimate of the amount of Losses in connection therewith to the extent known or reasonably determinable (the ‘‘Indemnity Claim Amount”). If CMI believes it has a Claim against the Sellers (as a group) pursuant to Section 9.1(a), the Sellers’ Representative shall act on behalf of the Sellers (subject to Section 11.10(c)) and shall be the “Indemnifying Party” for purposes of this Article 9 (provided, that notwithstanding anything herein to the contrary, each Seller shall be responsible for its Seller Proportionate Shares of any applicable Loss with respect to such Claim). If CMI believes it has a Claim against one or more specific Sellers pursuant to Section 9.1(c), each such Seller shall be an “Indemnifying Party” for purposes of this Article 9.  A Claim Notice with respect to a Claim for breach or inaccuracy of any representation and warranty, or for a breach of any covenant or agreement, must be made prior to the expiration of the applicable survival period set forth in Section 9.2.  Within thirty (30) days of receipt of the Claim Notice (the “Objection Period”), the Indemnifying Party may object (a “Claim Objection”) to any matter, including the basis and amount of such Claim, set forth in such Claim Notice by delivering to the Indemnified Party written notice setting forth such objections in reasonable detail. If the Indemnified Party does not receive a Claim

Objection within the Objection Period, then the Indemnifying Party shall be deemed to have acknowledged and agreed with the correctness of such Indemnity Claim Amount for the full amount thereof and shall thereafter be precluded from disputing such Indemnity Claim Amount. The Claim Objection shall set forth (i) in reasonable detail the reasons for the objection to the Claim, and (ii) the amount of the Indemnity Claim Amount which is disputed, to the extent known or reasonably determinable. If the Indemnifying Party delivers a timely Claim Objection to an Indemnified Party, the Indemnified Party shall not be entitled to recoupment for such Claim under Section 9.5 until such Claim is finally resolved by (x) a court of competent jurisdiction from which no appeal may be taken or (y) the written agreement of the Indemnified Party and the Indemnifying resolving such dispute (such final determination by a court of competent jurisdiction or written agreement being a “Final Determination”) setting forth the amount, if any, which the Indemnified Party is entitled to receive (such amount, the “Final Indemnity Claim Amount”).

(b) If, within the applicable survival period set forth in Section 9.2, any third party shall notify any Indemnified Party with respect to any third party claim or the commencement of any investigation by any Governmental Authority which may give rise to a Claim for indemnification against any Indemnifying Party under this Article 9, then the Indemnified Party shall notify the Indemnifying Party thereof promptly (such Claim, a “Third Party Claim”); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is actually and materially prejudiced. The Indemnifying Party shall have the right, but not the obligation, to defend against and to assume the defense of any Third Party Claim and any related action, suit or proceeding, in its name or in the name of the Indemnified Party, at the Indemnifying Party’s expense with counsel of the Indemnifying Party’s choosing (which counsel shall be reasonably satisfactory to the Indemnified Party), if the Indemnifying Party provides written notice (in which notice, the Indemnifying Party agrees that the Indemnified Party is entitled to full indemnification hereunder from the Indemnifying Party with respect to the applicable Third Party Claim), to the Indemnified Party within fifteen (15) days after receipt of a Third Party Claim; provided, that (i) the Indemnifying Party shall be entitled to direct the defense for only so long as the Indemnifying Party conducts the defense in an active and diligent manner and (ii) the Third Party Claim is not in respect of any matter involving criminal liability. The Indemnified Party is hereby authorized (upon reasonable prior written notice to the Indemnifying Party), and at the cost and expense of the Indemnifying Party, prior to the Indemnifying Party’s delivery of a written election to the Indemnified Party of its agreement to defend any Third Party Claim (pursuant to, and in accordance with, this Section 9.4(b)), to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim pursuant to, and in accordance with, this Section 9.4(b), the Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense. The Indemnifying Party shall not, as long as it actively and diligently conducts the defense of any Third Party Claim and related action, suit or proceeding on behalf of the Indemnified Party, be liable to the Indemnified Party under this Article IX for any fees of such other counsel or any other expenses with respect to the defense of such Third Party Claim and related action, suit or proceeding incurred by the Indemnified Party in connection with the defense of such Third Party Claim and related action, suit or proceeding; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (x) the Indemnified Party’s counsel shall have reasonably concluded that there are defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or (y) the Indemnified Party’s counsel shall have concluded that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party. The Indemnified Party will not consent to any settlement or compromise with respect to the applicable Third Party Claim and related action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnifying Party will not consent to the entry of any judgment with respect to the applicable Third Party Claim and related action, suit or proceeding, or enter into any settlement or compromise with respect to the applicable Third Party Claim and related action, suit or proceeding, unless (i) the Indemnifying Party obtained the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed or (ii) the Indemnifying Party pays all amounts in full and such judgment or settlement includes a provision whereby the plaintiff or claimant in the matter releases the

Indemnified Party and each of its equityholders, managers, directors, officers, employees, representatives, agents and Affiliates from all liability with respect thereto (provided, that notwithstanding anything herein to the contrary, the prior written consent of the Indemnified Party shall be required for the Indemnifying Party to enter into any settlement or compromise of any Third Party Claim and related action, suit or proceeding (A) where monetary damages are in excess of the remaining amount by which the Indemnifying Party is liable pursuant to this Agreement (or would otherwise result in liability in excess of an applicable indemnification cap in Section 9.3(c)), (B) that seeks equitable remedies and/or (C) that involves criminal liability).

9.5  Manner of Payment of Claims after Closing.

(a) Notwithstanding anything herein to the contrary, (i) all payments required to be made to any Party pursuant to this Article 9 shall solely be made by the issuance or cancellation of shares of CMI Common Stock (unless otherwise agreed to in writing by CMI and the applicable Seller), (ii) from and after the date that is nine (9) months after the Closing Date, CMI shall not be permitted to cancel any CMI Common Stock of any of the Sellers without such Seller’s prior written consent (provided, that, if a CMI Indemnified Party has made a proper Claim for indemnification pursuant to Section 9.1 prior to the expiration of such nine-month period, then such Claim for such Loss incurred (and only such Claim for such Loss incurred), if then unresolved, shall not be extinguished by the passage of such nine-month period, and CMI may be permitted to cancel shares of CMI Common Stock of the applicable Seller(s) solely with respect to a Loss set forth in such surviving Claim it is ultimately determined that such CMI Indemnified Party is entitled to indemnification for such Claim pursuant to the terms of this Agreement) and (iii) in no event shall CMI be permitted to cancel more than 10% of the shares of CMI Common Stock issued to any Seller in connection with the Exchange without either such Seller’s prior written consent or final resolution of the applicable Claim in accordance with the terms of this Article 9 (and, for the avoidance of doubt, to the extent CMI’s indemnifiable Loss pursuant to a valid Claim is limited by such 10% limitation, it may pursue alternative payment against the applicable Seller, subject to the terms and limitations set forth in this Article 9). After Closing, upon final resolution thereof in accordance with this Article 9, subject to the immediately preceding sentence, payment in respect of any successful Claims shall be effected in the following manner:

(i) with respect to payment to a Seller, the issuance of an additional number of shares of Class A Common Stock or Class D Common Stock determined as provided in paragraph (b) below; and

(ii) with respect to payment to CMI, cancellation of a number of shares of Class A Common Stock or Class D Common Stock held by the Seller or Sellers from whom indemnification is being provided in respect of such Claim determined as provided in paragraph (b) below.

(b) For purposes of this Section 9.5, the number of shares of CMI Common Stock issued or canceled, as applicable, shall be the quotient of (i) the Final Indemnity Claim Amount divided by (ii) the volume weighted average price of a share of CMI Common Stock as reported on Nasdaq for the ten (10) consecutive trading days immediately following the date of Final Determination of the applicable Claim (in accordance with this Article 9). Any issuance or cancellation of CMI Common Stock under this Agreement shall be promptly performed, but in no event shall the issuance or cancellation, as applicable, be performed later than ten (10) Business Days after the period contemplated in clause (ii) of this paragraph. CMI shall provide each Seller who (x) is entitled to receive any additional CMI Common Stock or (y) has any of its CMI Common Stock cancelled pursuant to this Agreement, written notice (with a copy contemporaneously provided to the Sellers’ Representative) of any such issuance of CMI Common Stock to such Seller, or cancellation of such Seller’s CMI Common Stock, as the case may be, together with (A) a detailed summary outlining the total amount of CMI Common Stock so issued or cancelled, as the case may be, with respect to the applicable Claim and (B) a detailed breakdown of the CMI Common Stock issued or canceled with respect to all other Sellers and Persons who received Radio Holdings Warrant Shares with respect to such Claim.

(c) The class of shares of CMI Common Stock (i.e., Class A Common Stock or Class D Common Stock) to be issued to a Seller as provided in clause (a)(i) above, or held by a Seller and cancelled as provided in clause (a)(ii) above, shall be the same as that issued to the applicable Seller pursuant to the Exchange (and, if a combination of shares of both such classes is issued to a Seller in the Exchange, in the same proportion as in the Exchange), unless, in the case of clause (a)(ii) above, shares of the applicable class to be cancelled are no longer held by the applicable Seller, in which case shares of any class of CMI Common Stock held by the applicable Seller may be so cancelled.

9.6  Exclusive Remedy.  After Closing, the indemnification rights provided for in this Article 9 shall be the sole and exclusive remedy available under contract, tort or other legal theories to the Parties hereto for breach, inaccuracy misrepresentation or default by any Party under or in respect of this Agreement, except (i) in the case of fraud and except for any equitable remedies that may be available to a Party and (ii) for any covenants required to be performed in whole or in part following the Closing (which covenants may be specifically enforced by the Parties hereto in accordance with Section 11.15).

Article 10

Definitions

As used herein, the terms used in this Article 10 shall have the meanings set forth therein and herein unless the context otherwise requires, and such terms shall be equally applicable to the singular and plural terms defined.

“Affected Seller” has the meaning set forth in Section 11.10(c) hereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Agreement” means this Exchange Agreement, a may be amended, supplemented or modified from time to time.

“Antitrust Laws” has the meaning set forth in Section 7.2(a) hereof.

“Audit” means any audit, assessment of Taxes, other examination by any Governmental Authority responsible for the administration or imposition of any Tax or any proceeding or appeal of such proceeding relating to Taxes.

“Bain Seller” means any Seller designated as such on the signature pages to this Agreement.

“Bank Amendment Amount” has the meaning set forth in Section 9.1(d)(i).

“Barter Agreements” means all agreements and arrangements pursuant to which advertising is exchanged for goods and services.

“Benefit Plans” means (i) all “employee benefit plans,” as defined in section 3(3) of ERISA, whether or not subject to ERISA, and (ii) all plans, Contracts, agreements, programs, policies, funds or arrangements of any kind (whether written or oral, qualified or nonqualified, registered or unregistered, funded or unfunded (including any funding mechanism now in effect or required in the future as a result of the transaction contemplated by this Agreement), foreign or domestic, legally binding or not) providing for employment, workers’ compensation, supplemental unemployment benefits, severance, change in control, salary continuation, retention, fringe, collective bargaining, retirement or other savings, pension, superannuation or supplemental pension benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in section 501(c)(9) of the Code providing for the same or other benefits and any multiemployer plans within the meaning of Section 3(37) of ERISA) or for employee loans, deferred compensation, bonuses, stock options, stock appreciation rights, phantom stock, stock purchases or other forms of incentive compensation, profit sharing or post-retirement insurance, compensation or benefits and any trust, escrow or similar agreement related thereto under which (i) any present or former employees, directors, executive officers, or stockholders of such Person or Commonly Controlled Entities has any present or future right to benefits and which are contributed to, sponsored by, or maintained by such Person, or any of its respective Subsidiaries, or Commonly Controlled Entities, or established, maintained or contributed to by such Person or any of its Subsidiaries or (ii) with respect to which such Person or any of its Subsidiaries has had or may incur any present or future liability.

“Blackstone Designee” has the meaning set forth in Section 7.8(a).

“Blackstone Seller” means any Seller designated as such on the signature pages to this Agreement.

“Board of Directors” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Charter Amendment” means the amendment to the amended and restated certificate of incorporation of CMI, substantially in the form of Annex C.

“Citadel Securities” means Citadel Securities LLC.

“Claim” has the meaning set forth in Section 9.4(a) hereof.

“Claim Notice” has the meaning set forth in Section 9.4(a) hereof.

“Claim Objection” has the meaning set forth in Section 9.4(a) hereof.

“Class A Common Stock” has the meaning set forth in Section 1.1 hereof.

“Class B Approval” has the meaning set forth in the Recitals.

“Class B Common Stock” has the meaning set forth in the Recitals.

“Class C Common Stock” has the meaning set forth in Section 5.2(a) hereof.

“Class D Common Stock” has the meaning set forth in Section 1.1 hereof.

“Closing” has the meaning set forth in Section 2.1 hereof.

“Closing Date” has the meaning set forth in Section 2.1 hereof.

“CMI” has the meaning set forth in the Preamble.

“CMI Benefit Plan” has the meaning set forth in Section 5.14(a) hereof.

“CMI Commission Authorizations” has the meaning set forth in Section 5.8(b) hereof.

“CMI Common Stock” has the meaning set forth in Section 5.2(a) hereof.

“CMI Disclosure Schedule” has the meaning set forth in Article 5 hereof.

“CMI Equity Awards” has the meaning set forth in Section 5.2(a) hereof.

“CMI Financial Statements” has the meaning set forth in Section 5.5(b) hereof.

“CMI Leased Real Property” means all real property leased or subleased (whether as tenant or subtenant) by CMI or any of its Subsidiaries as of the date hereof.

“CMI Material Contracts” has the meaning set forth in Section 5.11 hereof.

“CMI Owned Real Property” means all real property owned by CMI or any of its Subsidiaries as of the date hereof.

“CMI Senior Credit Facility” means the Credit Agreement, dated as of June 7, 2006, among Cumulus Media Inc., Bank of America, N.A., as administrative agent thereunder, and the other lender parties thereto, as amended.

“CMI Voting Stock” means, together, the Class A Common Stock and the Class C Common Stock, par value $0.01 per share, of CMI.

“CMI Warrants” has the meaning set forth in Section 5.2(a) hereof.

“CMP” has the meaning set forth in the Recitals.

“CMP Advisory Services Agreement” means the Advisory Services Agreement, dated May 5, 2006, among CMP, CMP Susquehanna Holdings Corp., CMP Susquehanna Radio Holdings Corp., CMP Susquehanna Corp., and the PE Advisors (as defined therein), as amended.

“CMP Amendment” that certain agreement styled as “Amendment”, dated as of November 20, 2007, by and among CMI, CMP, Top Holdco, and the Sellers.

“CMP Benefit Plans” has the meaning set forth in Section 4.13(a) hereof.

“CMP Capital Contribution Agreement” means the Capital Contribution Agreement, dated as of October 31, 2005, by and among CMP, CMI and the Investors (as defined therein).

“CMP Commission Authorizations” has the meaning set forth in Section 4.7(b) hereof.

“CMP Consent and Agreement” means the Consent and Agreement, dated as of November 20, 2007, by and among CMI and the Sellers.

“CMP Equityholders’ Agreement” means the Equityholders’ Agreement, dated May 5, 2006, among CMP, CMI, CMP Susquehanna Holdings Corp. and the other parties thereto, as amended.

“CMP Financial Statements” has the meaning set forth in Section 4.4 hereof.

“CMP Leased Real Property” means all real property leased or subleased (whether as tenant or subtenant) by CMP or any of its Subsidiaries as of the date hereof.

“CMP LLC Agreement” means the Limited Liability Company Agreement, dated October 31, 2005, by and among CMP, CMI, Bain Capital Fund VIII, L.P., BCP Acquisition Company L.L.C., and Thomas H. Lee Equity Fund V, L.P., as amended.

“CMP Management Agreement” means the Management Agreement, dated as of May 3, 2006, by and between Top Holdco and CMI.

“CMP Material Contracts” has the meaning set forth in Section 4.10 hereof.

“CMP Non-Solicitation Agreement” means the Non-Solicitation Agreement, dated as of May 5, 2006, by and among CMI and the Sellers.

“CMP Owned Real Property” means all real property owned by CMP or any of its Subsidiaries as of the date hereof.

“CMP Registration Rights Agreement” means the Registration Rights Agreement, dated May 5, 2006, by and among Top Holdco, CMP, CMI and the other parties thereto, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means any trade or business (whether or not incorporated) (i) under common control within the meaning of section 4001(b)(1) of ERISA with CMI or any of CMI Subsidiaries or (ii) which together with CMI or any of CMI Subsidiaries is treated as a single employer under section 414 of the Code.

“Communications Act” means the Communications Act of 1934, as amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“D&O Insurance” has the meaning set forth in Section 7.11(b).

“EITF” means Emerging Issues Task Force.

“End Date” has the meaning set forth in Section 8.1(c) hereof.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to or impacts of Materials of Environmental Concern.

“Environmental Permits” means all Permits and other registrations under any applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to CMP or CMI, any other Person that is required to be aggregated with CMP under Section 4.13(a) and (k) or with CMI under Section 5.13(a) and (k), respectively, at any time prior to the Closing Date, prior that CMI shall not thereby be deemed to be making representations or warranties with respect to CMP or its Subsidiaries.

“Exchange” has the meaning set forth in Section 1.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FASB” means Financial Accounting Standards for Broadcasters.

“FCC” means the Federal Communications Commission.

“Final Determination” has the meaning set forth in Section 9.4(a) hereof.

“Final Indemnity Claim Amount” has the meaning set forth in Section 9.4(a) hereof.

“Final Order” shall mean an Order of the FCC which is not reversed, stayed, enjoined or set aside, and with respect to which no timely request for stay, reconsideration, review, rehearing or notice of appeal or determination to reconsider or review is pending, and as to which the time for filing any such request, petition or notice of appeal or for review by the FCC or a court with jurisdiction over such matters, and for any reconsideration, stay or setting aside by the FCC or court on its own motion or initiative, has expired.

“FMV” has the meaning set forth in Section 7.2(a).

“Fundamental Representations” means, collectively, Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.19 (Brokers or Finders), Section 5.1 (Organization), Section 5.2 (Capitalization), Section 5.3 (Authorization; Validity of Agreement), Section 5.20 (Brokers or Finders), Section 6.1 (Title to Units), Section 6.2 (Authorization; Validity of Agreement) and Section 6.8 (Brokers or Finders).

“GAAP” has the meaning set forth in Section 4.4 hereof.

“Governmental Authority” means any foreign, domestic, federal territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Cap” means 994,572 shares of CMI Common Stock.

“Indemnification Threshold” means 99,457 shares of CMI Common Stock.

“Indemnified Party” has the meaning set forth in Section 9.4(a) hereof.

“Indemnifying Party” has the meaning set forth in Section 9.4(a) hereof.

“Indemnity Claim Amount” has the meaning set forth in Section 9.4(a) hereof.

“Initial Order” means the FCC’s order(s) granting the Transfer of Control Applications.

“Intellectual Property” has the meaning set forth in Section 4.9 hereof.

“Knowledge” and “Known to”, or similar or correlative terms, of CMI or CMP means, with respect to any matter or circumstance, the actual knowledge of any of Lewis W. Dickey, Jr., John W. Dickey, Joseph P. Hannan, Jon G. Pinch or Richard S. Denning after due inquiry reasonable under the circumstances as to any such matter or circumstance.

“Knowledge” and “Known to”, or similar or correlative terms, of any Seller, means, with respect to any matter or circumstance, the actual knowledge of Ian Loring, if a Bain Seller, David Tolley, if a Blackstone Seller, and Soren Oberg of a THL Seller, after due inquiry reasonable under the circumstances as to any such matter or circumstance.

“Law” shall mean any applicable statute, law, ordinance, regulation, rule, code, principle of common law, arbitration award or fining, Order or other requirement of any Governmental Authority.

“Liens” means any and all liens, pledges, charges, mortgages, security interests, restrictions of record, easements, title defects or encumbrances.

“Losses” has the meaning set forth in Section 9.1(a) hereof.

“Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of a Person and its Subsidiaries (excluding, in the case of CMP, StickCo, the business, financial condition and results of operations of which shall not be taken into account in determining whether a material adverse change or material adverse effect exists or has occurred with respect to CMP), taken as a whole; provided, however, that any change or effect (alone or in combination) resulting from or arising in connection with (i) the industries in which such Person and its Subsidiaries operate, (ii) the United States or the global economic or political condition or (iii) the United States securities markets shall be excluded from the determination of Material Adverse Effect (provided, that in the case of clauses (i), (ii) and (iii), only to the extent they have not had, and would reasonably be expected not to have, a materially disproportionate effect on such Person and its Subsidiaries relative to other companies in the same industries as such Person and its Subsidiaries operate); and provided, further, however, that any change or effect (alone or in combination) resulting from or arising in connection with (A) the execution, delivery or performance of this Agreement, the announcement of this Agreement, or the pendency or consummation of the Transactions (including any cancellation of or delays in work for customers, any reductions in sales, any disruption in supplier, licensor, licensee, distributor, partner or similar relationships or any loss of employees or consultants), (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, (C) changes in GAAP or other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC), or, in any such case, changes in the interpretation thereof, (D) any action required by Law or contemplated by this Agreement, or (E) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each such case, shall also be excluded from the determination of Material Adverse Effect.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined as such or by any similar term or regulated under any Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act (including crude oil or any other petroleum product and asbestos), and any radiofrequency radiation.

“Nasdaq” means the Nasdaq Stock Market, Inc.

“Objection Period” has the meaning set forth in Section 9.4(a) hereof.

“Orders” means all orders, writs, injunctions, judgments, decisions, settlements, decrees, rulings and awards of any Governmental Authority

“Organizational Documents” means the certificate of incorporation, bylaws or the equivalent organizational documents (including all partnership, limited liability company or similar agreements) of an entity, in each case as amended through the date of this Agreement.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Permits” means all licenses, permits, franchises, registrations, filings, authorizations, variances, waivers, consents and approvals of any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes or assessments or other governmental charges not yet due and payable and for which appropriate reserves have been established in accordance with GAAP; (ii) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation; (iii) inchoate and unperfected landlords’, workers’, mechanics’ or similar Liens arising in the ordinary course of business, so long as such Liens attach only to equipment, fixtures or real property of such Person and any such Liens which may have been filed and/or perfected but which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings; (iv) carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the ordinary course of business; or (v) zoning restrictions or recorded easements affecting the use of any real property or other minor irregularities in title (including leasehold title) affecting any real property, so long as the same do not materially impair the use of such real property as it is presently being used in the operation of the business of such Person.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate or unincorporated organization.

“Pro-Forma Ownership Percentage” has the meaning set forth in Section 9.1(d) hereof.

“Proxy Statement” has the meaning set forth in Section 7.3(a) hereof.

“Radio Holdings” means CMP Susquehanna Radio Holdings Corp., a Delaware corporation.

“Radio Holdings Registration Rights Agreement” means the Registration Rights Agreement, dated as of March 26, 2009, among Radio Holdings and the initial holders of the Radio Holdings Warrants and Radio Holdings’ Series A Preferred Stock who have executed a joinder thereto.

“Radio Holdings Warrant Agreement” means the Warrant Agreement, dated as of March 26, 2009, between Radio Holdings and Computershare Trust Company, N.A., as the warrant agent thereunder, governing the rights and obligations of Radio Holdings and the holders of the Radio Holdings Warrants.

“Radio Holdings Warrant Agreement Amendment” has the meaning set forth in Section 7.9.

“Radio Holdings Warrants” means the warrants to purchase shares of common stock of Radio Holdings pursuant to the Radio Holdings Warrant Agreement.

“Radio Holdings Warrant Shares” has the meaning set forth in Section 7.9 hereof.

“Registration Rights Agreement” has the meaning set forth in Section 1.3 hereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.5(a) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Rules” means the rules and regulations, including listing standards, of Nasdaq or other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded.

“Seller” and “Sellers” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” has the meaning set forth in Article 4 hereof.

“Seller Proportionate Share” means, with respect to any Seller, (A) the number of shares of CMI Common Stock issuable to such Seller in the Exchange divided by (B) the sum of (i) the number of shares of CMI Common Stock issuable to all Sellers in the Exchange plus (ii) the number of Radio Holdings Warrant Shares issuable pursuant to the Radio Holdings Warrant Agreement Amendment (even if such amendment is not obtained and such shares are not so issuable).

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Series A Preferred Stock” has the meaning set forth in Section 5.2(a) hereof.

“Series B Preferred Stock” has the meaning set forth in Section 5.2(a) hereof.

“Significant Subsidiary” means any Company Subsidiary that qualifies as a “significant subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Special Indemnity Amount” has the meaning set forth in Section 9.1(d).

“Special Indemnity Share Price” has the meaning set forth in Section 9.1(d) hereof.

“Stations” means, with respect to any Person, the radio stations owned and operated by such Person and its Subsidiaries, and, for the avoidance of doubt, Stations owned and operated by CMP and its Subsidiaries shall not be considered to be Stations of CMI and its Subsidiaries.

“StickCo” means CMP KC, LLC, a Delaware limited liability company.

“Stockholder Approval” has the meaning set forth in Section 5.21 hereof.

“Stockholders’ Meeting” has the meaning set forth in Section 7.3 hereof.

“Stock Consideration” has the meaning set forth in Section 1.1 hereof.

“Subsidiaries” means, as to any Person (i) of which such Person directly or indirectly owns capital stock or other equity securities representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions; provided, however, with respect to CMI, none of CMP or any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of CMI for purposes of this Agreement.

“Taxes” or “Tax” means all taxes or other fiscal levies imposed by any Governmental Authority, domestic or foreign, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or environmental tax, custom, duty or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed or assessed by any Governmental Authority with respect thereto.

“Tax Matters Member” has the meaning set forth in the CMP LLC Agreement.

“Tax Returns” means all federal, state, local or foreign returns, reports or similar statements required to be filed with respect to any Taxes, including declarations of estimated Tax, attached schedules, information returns, and any amendments to any of the foregoing.

“Third Party Claim” has the meaning set forth in Section 9.4(b) hereof.

“THL Seller” means any Seller designated as such on the signature pages to this Agreement.

“Top Holdco” means CMP Susquehanna Holdings Corp., a Delaware corporation.

“Total Leverage Ratio” has the meaning set forth in the CMI Senior Credit Facility.

“Transaction Documents” means all documents, agreements and instruments to be executed in connection with this Agreement; provided, that solely for purposes of Section 11.10 herein, “Transaction Documents” shall not include the Registration Rights Agreement.

“Transactions” shall mean the Exchange and the other transactions contemplated by this Agreement.

“Transfer of Control Applications” has the meaning set forth in Section 7.2(b) hereof.

“Unit Assignments” has the meaning set forth in Section 1.1 hereof.

“Units” has the meaning set forth in the CMP LLC Agreement.

“Updated FMV” has the meaning set forth in Section 7.2(a).

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary of which such Person directly or indirectly owns 100% of the outstanding capital stock or equity and voting securities.

‘‘willful and material breach” has the meaning set forth in Section 8.2 hereof.

Article 11

Miscellaneous

11.1  Binding Agreement.  All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective heirs, legal representatives, successors and permitted assigns.

11.2  Assignment.  No Party may assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of CMI, in the case of a proposed assignment or delegation by a Seller, or the prior written consent of the Sellers’ Representative, in the case of a proposed assignment or delegation by CMI. Any purported assignment or delegation in violation of this Section 11.2 shall be null and void.

11.3  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of Law thereof or of any other jurisdiction.

11.4  Notices.  All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the date so given, if delivered personally, (ii) on the date sent, if delivered by facsimile with telephone confirmation of receipt, (iii) on the second Business Day following the date deposited in the mail if mailed via an internationally recognized overnight courier and (iv) on the fourth

Business Day following the date deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid, in each case, to the other Party at the following addresses:

if to CMI, to:

Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
Attn: Lewis W. Dickey, Jr.
Facsimile: (404) 949-0700

with a copy (which shall not constitute notice) to:

Jones Day
1420 Peachtree Street, N.E.
Atlanta, GA 30309
Attn: John E. Zamer, Esq.
Facsimile: (404) 581-8330

if to any Seller, to the address listed on the signature pages hereto for such Seller if to the Sellers’ Representative, to:

Blackstone FC Communications Partners L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Attn: David M. Tolley
Facsimile: (212) 583-5710

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn: Wilson S. Neely, Esq.
Facsimile: (212) 455-2502

or to such other addresses as any such Party may designate in writing in accordance with this Section 11.4.

11.5  Fees and Expenses.  Except as specifically provided in Article 9, CMI shall pay all of its own fees and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions. Except as specifically provided in Article 9, CMI shall cause CMP to pay all reasonable fees and expenses of the Sellers’ Representative actually incurred in connection with the negotiation, execution and performance of this Agreement and the Transactions (including, without limitation, the reasonable fees and expenses of Citadel Securities actually incurred), and up to, in the case of legal fees and expenses, a maximum amount provided for in Section 11.5 of the Seller Disclosure Schedule plus the reasonable fees and expenses actually incurred of one FCC counsel for the Sellers’ Representative; provided that in the event this Agreement is terminated pursuant to Article VIII, CMI shall reimburse CMP for all such fees and expenses.

11.6  Entire Agreement.  This Agreement and the Transaction Documents set forth the entire understanding of the Parties with respect to the subject matter hereof. This Agreement and the Transaction Documents supersede all prior agreements and understandings between or among the Parties with respect to such subject matter.

11.7  Waivers; Amendments.

(a) No provision of this Agreement may be waived except by a written instrument signed by CMI or the Sellers’ Representative (on behalf of itself and the Sellers), as the case may be, as the party or parties against whom the waiver is to be effective. No course of dealing between the Parties shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay by any Party to this Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

(b) Subject to applicable Law, this Agreement and the rights and obligations hereunder may be amended, modified or supplemented only by a writing signed by CMI and the Sellers’ Representative.

11.8  Severability.  Any provision of this Agreement which is rendered invalid, void or otherwise unenforceable by a court of competent jurisdiction shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement. Upon such determination that any provision of this Agreement is invalid, void or otherwise unenforceable, CMI and the Sellers’ Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.9  No Third-Party Beneficiaries.  Except as set forth in Section 7.8(c), Section 7.11, Section 9.1(a) and Section 9.1(b) nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person other than the Parties, any rights, remedies or other benefits under or by reason of this Agreement or any documents executed in connection with this Agreement.

11.10  Appointment of the Sellers’ Representative.

(a) Each Seller hereby appoints the Sellers’ Representative (with full power of substitution) as its agent and attorney-in-fact to act for it and in its name in connection with all matters related to this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents, and each Seller gives the Sellers’ Representative full power and authority to deliver assignments or other transfer documents in respect of its Units, to take all action contemplated to be taken by the Sellers’ Representative under this Agreement and the Transaction Documents, to receive on its behalf the Stock Consideration for its Units payable pursuant to Article 1, to execute amendments, supplements or waivers to this Agreement and the Transaction Documents (subject to Section 11.7), to give and receive all notices and other communications relating to this Agreement and the Transaction Documents, and to execute any instruments and documents that the Sellers’ Representative may determine necessary in the exercise of its authority pursuant to this power of attorney, all without notice to any of them and with the same effect as if they had themselves taken such action; and each of the Sellers acknowledges and agrees that they shall be bound by, and CMI may rely and act upon, any action taken by the Sellers’ Representative on behalf of the Sellers and upon any instruments and documents signed by the Sellers’ Representative with the same force and effect as if the Sellers had themselves so acted. By their execution hereof, the Sellers’ Representative hereby accepts such appointment and agrees to act as the Sellers’ Representative under this Agreement and the Transaction Documents and in connection therewith.

(b) The Sellers’ Representative shall not be liable to the Sellers for any action taken or omitted by the Sellers’ Representative in good faith, and in no event shall the Sellers’ Representative be liable or responsible to any of the Sellers. The Sellers shall, jointly and severally, hold the Sellers’ Representative (acting in such capacity, but not in its capacity as a Seller) harmless from, and to indemnify and reimburse the Sellers’ Representative for, all costs and expenses of the Sellers’ Representative pursuant to this Agreement or the Transaction Documents and all Losses arising in connection with any action, suit or claim arising under this Agreement and the Transaction Documents; provided, that the Sellers’ Representative shall not have acted in bad faith with respect to any of the events relating to such claims, liabilities, losses or expenses.

(c) The Sellers’ Representative agrees to provide each Seller with written notice of any claim made against a Seller (each, an “Affected Seller”) for indemnification pursuant to Article 9 within three (3) Business Days of receipt of such Claim from CMI. The Sellers’ Representative shall give each Affected Seller an opportunity to participate in the response to any Claim, provided, however, that the Affected Seller responds promptly to the notice.

11.11  Submission to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any such court, in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(b).

11.12  Counterparts.  This Agreement may be executed in any number of counterparts (including via facsimile or electronic mail in PDF format), each of which shall be deemed an original but all of which shall constitute one and the same agreement.

11.13  Headings; Disclosure Schedule.

(a) The Article, Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Articles, Sections and paragraphs.

(b) Disclosures included in any section of the Seller Disclosure Schedule or the CMI Disclosure Schedule shall be considered to be made for purposes of all other sections of the Seller Disclosure Schedule or the CMI Disclosure Schedule, as the case may be, to the extent that the relevance of any such disclosure to any other section of the Seller Disclosure Schedule or CMI Disclosure Schedule, as the case may be, is reasonably apparent on its face from the text of such disclosure.

11.14  Use of Terms.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Whenever the words “include” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. Unless otherwise indicated, reference in this Agreement to a “Section” or “Article” means a Section or Article, as applicable, of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” shall refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words “or,” “either” and “any” shall not be exclusive. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.15  Specific Performance.  The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be the principal remedy for breaches of this Agreement. It is accordingly agreed that, the Parties (and in the case of the Sellers’ Representative, on behalf of itself and the Sellers) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11.11(a), without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further acknowledges and agrees that the agreements contained in this Section 11.15 are an integral part of the Transactions and that, without these agreements, the other Parties would not enter into this Agreement. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.15, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signatures On The following Pages]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date first written above.

CUMULUS MEDIA INC.

By:	/s/ Lewis W. Dickey, Jr.
Name:     Lewis W. Dickey, Jr.

Title:	Chairman, President & Chief Executive Officer

[Exchange Agreement Signature Page]

Each of the entities on the two immediately succeeding signature pages are referred to herein collectively as the “Blackstone Seller”. All notices, demands and other communications hereunder to be made to any Blackstone Seller shall be made at the following address:

c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Attn: David M. Tolley
Facsimile: (212) 583-5710

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn: Wilson S. Neely, Esq.
Facsimile: (212) 455-2502

[Exchange Agreement Signature Page]

SELLERS’ REPRESENTATIVE:

BLACKSTONE FC COMMUNICATIONS PARTNERS L.P.

By: BCMA FCC L.L.C., its general partner

By:	/s/ Stephen A. Schwarzman
Name:     Stephen A. Schwarzman

Title:	Founding Member

BLACKSTONE FC CAPITAL PARTNERS IV, L.P.

By: BMA IV FCC L.L.C., its general partner

By:	/s/ Stephen A. Schwarzman
Name:     Stephen A. Schwarzman

Title:	Founding Member

BLACKSTONE FC CAPITAL PARTNERS IV-A L.P.

By: BMA IV FCC L.L.C., its general partner

By:	/s/ Stephen A. Schwarzman
Name:     Stephen A. Schwarzman

Title:	Founding Member

BLACKSTONE FAMILY FCC L.L.C.

By: BMA IV FCC L.L.C., its managing member

By:	/s/ Stephen A. Schwarzman
Name:     Stephen A. Schwarzman

Title:	Founding Member

[Exchange Agreement Signature Page]

BLACKSTONE PARTICIPATION FCC L.L.C

By: BMA IV FCC L.L.C., its managing member

By:	/s/ Stephen A. Schwarzman
Name:     Stephen A. Schwarzman

Title:	Founding Member

BLACKSTONE COMMUNICATIONS FCC L.L.C.

By: BCMA FCC L.L.C., its managing member

By:	/s/ Stephen A. Schwarzman
Name:     Stephen A. Schwarzman

Title:	Founding Member

[Exchange Agreement Signature Page]

Each of the entities on the two immediately succeeding signature pages are referred to herein collectively as the “Bain Seller”. All notices, demands and other communications hereunder to be made to any Bain Seller shall be made at the following address:

c/o Bain Capital Partners LLC
111 Huntington Avenue
Boston, MA 02199
Attn: Ian Loring
Facsimile: (617) 516-2010

with copies (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attn: William M. Shields, Esq.
Facsimile: (617) 235-0509

BAIN CAPITAL (SQ) VIII, L.P.

By:	Bain Capital Partners (SQ) VIII, L.P., its general partner

By:	Bain Capital Investors, LLC, its general partner

By:	/s/ Ian Loring
Name:     Ian Loring

Title:	Managing Director

BCIP ASSOCIATES III, LLC

By: BCIP Associates III, its manager

By:	Bain Capital Investors, LLC, its managing partner

By:	/s/ Ian Loring
Name:     Ian Loring

Title:	Managing Director

BCIP ASSOCIATES III-B, LLC

By:	BCIP Associates III-B, its manager

By:	Bain Capital Investors, LLC, its managing partner

By:	/s/ Ian Loring
Name:     Ian Loring

Title:	Managing Director

[Exchange Agreement Signature Page]

BCIP T ASSOCIATES III, LLC

By:	BCIP Associates III, its manager

By:	Bain Capital Investors, LLC, its
managing partner

By:	/s/ Ian Loring
Name:     Ian Loring

Title:	Managing Director

BCIP T ASSOCIATES III-B, LLC

By:	BCIP Associates III-B, its manager

By:	Bain Capital Investors, LLC, its
managing partner

By:	/s/ Ian Loring
Name:     Ian Loring

Title:	Managing Director

BCIP ASSOCIATES-G

By:	Bain Capital Investors, LLC, its managing partner

By:	/s/ Ian Loring
Name:     Ian Loring

Title:	Managing Director

[Exchange Agreement Signature Page]

Each of the entities on the three immediately succeeding signature pages are referred to herein collectively as the “THL Seller”. All notices, demands and other communications hereunder to be made to any THL Seller shall be made at the following address:

c/o Thomas H. Lee Partners, L.P.
100 Federal Street
35th Floor
Boston, MA 02110
Attn: Soren Oberg
Facsimile: (617) 227-3514

THOMAS H. LEE EQUITY FUND V, L.P.

By:	THL Equity Advisors V, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner

By:	/s/ Soren Oberg
Name:     Soren Oberg

Title:	Authorized Signatory

THOMAS H. LEE PARALLEL FUND V, L.P.

By:	THL Equity Advisors V, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner

By:	/s/ Soren Oberg
Name:     Soren Oberg

Title:	Authorized Signatory

THOMAS H. LEE EQUITY (CAYMAN) FUND V, L.P.

By:	THL Equity Advisors V, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner

By:	/s/ Soren Oberg
Name:     Soren Oberg

Title:	Authorized Signatory

[Exchange Agreement Signature Page]

THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP

By:	THL Investment Management Corp., its General Partner

By:	/s/ Soren Oberg
Name:     Soren Oberg

Title:	Authorized Signatory

PUTNAM INVESTMENTS HOLDINGS, LLC

By:	Putnam Investments, LLC, its Managing Member

By:	Thomas H. Lee Advisors, LLC, attorney-in-fact

By:	/s/ Soren Oberg
Name:     Soren Oberg

Title:	Authorized Signatory

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY I, LLC

By:	Putnam Investments Holdings, LLC, its Managing Member

By:	Putnam Investments, LLC its Managing Member

By:	Thomas H. Lee Advisors, LLC, attorney-in-fact

By:	/s/ Soren Oberg
Name:     Soren Oberg

Title:	Authorized Signatory

[Exchange Agreement Signature Page]

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY II, LLC

By:	Putnam Investments Holdings, LLC, its Managing Member

By:	Putnam Investments, LLC its Managing Member

By:	Thomas H. Lee Advisors, LLC, attorney-in-fact

By:	/s/ Soren Oberg
Name:     Soren Oberg

Title:	Authorized Signatory

[Exchange Agreement Signature Page]

Appendix B

399 Park Avenue, 5th Floor New York, NY 10022 T: 212.883.3800 F: 212.880.4260

January 31, 2011
Board of Directors
Cumulus Media Inc.
3535 Piedmont Road
Building 14, 14th Floor
Atlanta, GA 30305

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to Cumulus Media Inc. (the “Company”) of the Exchange Ratio (defined below) contemplated by the Transaction (as defined below) set forth in the Exchange Agreement (the “Exchange Agreement”) to be entered into by and between the Company and the Sellers named therein (the “Sellers”). Subject to the terms and conditions of the Exchange Agreement, the Company will acquire from each of the Sellers all of the outstanding equity interests in Cumulus Media Partners, LLC, a Delaware limited liability company (“CMP”), that the Company does not currently hold, directly or indirectly, in exchange for shares of Class A Common Stock, par value $0.01, of the Company (“Class A Common Stock”), or, at the option of the applicable Seller, shares of a newly-created class of non-voting shares of common stock of the Company to be denominated as Class D Common Stock, par value $0.01 (the “Class D Common Stock”), with each of the three Sellers to receive 3,315,238 shares of Class A Common Stock or Class D Common Stock, as to be set forth on Annex A to the Exchange Agreement (the “Exchange”). In addition, the Exchange Agreement contemplates that the Company will enter into an agreement (the “Radio Holdings Warrant Agreement Amendment”) with holders of outstanding warrants issued by CMP Susquehanna Radio Holdings Corp., a Delaware corporation and indirect wholly owned subsidiary of the Company (“Radio Holdings”), which would provide that upon the closing of the Exchange, the outstanding warrants to purchase an aggregate of 3,740,893 shares of common stock of Radio Holdings (the “Radio Holdings Warrants”) would be converted into the right to receive 2.210159 shares of Class A Common Stock or, if applicable, Class D Common Stock per warrant share thereunder (for a total of 8,267,968 shares of the Company’s common stock). The shares of common stock of the Company issuable pursuant to the Exchange Agreement and the Radio Holdings Warrant Agreement Amendment are, in certain circumstances, subject to the later issuance of additional shares, or cancellation of a portion of such shares, pursuant to certain rights and obligations of indemnification that may arise under the Exchange Agreement. The Sellers and the holders of the Radio Holdings Warrants are collectively referred to herein as the “CMP Equityholders”. The resulting pro forma ownership of the Company by the CMP Equityholders implied by the shares and warrants of the Company issued or issuable to the CMP Equityholders in the Transaction in exchange for all of their respective outstanding interests in CMP (including the Radio Holdings Warrants) as contemplated by the Exchange Agreement is herein referred to as the “Exchange Ratio.”

As compensation for our services we will receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, we have provided investment banking and other services to certain of the Sellers and their affiliates and received compensation for the rendering of such services. In the ordinary course of business, we, our successors and our affiliates may trade securities of the Company and CMP for our own accounts and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Exchange Agreement or the form of the Transaction. We express no opinion as to what the value of Company stock will be when issued pursuant to the Exchange Agreement or the prices at which it will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Exchange Agreement and the Radio Holdings Warrant Agreement do not differ in any material respect from the drafts that we have examined, and that the Company and CMP will comply with all the material terms of such agreements.

In arriving at our opinion, we have, among other things: (i) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets and liabilities, of CMP furnished to us by the Company; (ii) reviewed certain publicly available business and financial information relating to the Company that we deemed relevant; (iii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets and liabilities of the Company, furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company who manage both the Company and CMP concerning the matters described in clauses (i) — (iii) of this paragraph, as well as the respective businesses and prospects of CMP and the Company before and after giving effect to the Transaction; (v) reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared them with those of certain other companies in lines of business that we deemed relevant; (vi) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; (vii) reviewed drafts of the Exchange Agreement and the Radio Holdings Warrant Agreement; and (viii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of CMP, nor have we been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, we have assumed, with your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of CMP and the Company and that such future financial results will be achieved at the times and in the amounts projected by management.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on CMP or the Company or on the expected benefits of the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company.

In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio is fair from a financial point of view to the Company.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

Appendix C

Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation, as amended, of Cumulus Media Inc. shall be amended and restated to reflect the changes marked by the blacklining in this document (and to reflect deletion of Appendix A and Appendix B thereto, setting forth the terms of the Series A Preferred Stock and Series B Preferred Stock).

~~As amended through November 21, 2008~~

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF CUMULUS MEDIA INC.

ARTICLE I

NAME

The name of the Company is Cumulus Media Inc.

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The registered agent of the Company is The Corporation Trust Company and the registered office of the Company is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE III

PURPOSE

The purpose or purposes for which the Company is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Delaware General Corporation Law, as amended. The Company shall have perpetual existence.

ARTICLE IV

AUTHORIZED SHARES

The aggregate number of shares which the Company is authorized to issue is~~270,262,000~~
300,000,000
, divided into ~~four~~
five
classes consisting of: (i) 200,000,000 shares designated as Class A Common Stock, $.01 par value per share (hereinafter referred to as the “Class A Common Stock”); (ii) 20,000,000 shares designated as Class B Common Stock, $.01 par value per share (hereinafter referred to as the “Class B Common Stock”); (iii) 30,000,000 shares designated as Class C Common Stock, $ .01 par value per share (hereinafter referred to as the “Class C Common Stock”)~~, and~~
;
 (iv) ~~20,262,000~~
30,000,000 shares designated as Class D Common Stock, $.01 par value per share (hereinafter referred to as the “Class D Common Stock”); and (v) 20,000,000
shares of Preferred Stock, $.01 par value per share (hereinafter referred to as the “Preferred Stock”)~~; of which 250,000 shares are designated as 13 3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock due 2009 (the “Series A Preferred Stock”), having the voting powers, preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions thereon, as set forth on Appendix A attached hereto and made a part of this Amended and Restated Certificate~~

~~of Incorporation, and of which 12,000 shares are designated as 12% Series B Cumulative Preferred Stock (the “Series B Preferred Stock”), having the voting powers, preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions thereon, as set forth on Appendix B attached hereto and made a part of this Amended and Restated Certificate of Incorporation~~. The Class A Common Stock, Class B Common Stock, ~~and~~ Class C Common
Stock and Class D Common
Stock shall be referred to collectively herein as the “Common Stock”.

ARTICLE V

TERMS OF COMMON STOCK

Except with regard to voting and conversion rights, shares of Class A Common Stock, Class B Common Stock, ~~and~~ Class C Common
Stock and Class D Common
Stock are identical in all respects. The preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the Common Stock and the various classes of Common Stock shall be as follows:

SECTION 1.  VOTING RIGHTS.

(a) General Rights.  The holders of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held on the record date therefor on any matter submitted to a vote of the stockholders of the Company. Except as may be required by law or by Section 2 of Article VII, the holders of shares of Class B Common Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Company; provided, however, that this sentence is not intended to detract from or limit the consent rights of certain holders of Class B Common Stock as set forth in Section 1(c) of this Article V. The holders of shares of Class C Common Stock shall be entitled to ten (10) votes for each share of Class C Common Stock held on the record date therefor on any matter submitted to a vote of the stockholders of the Company; provided, however, that during the period of time commencing with the date of conversion of any Class B Common Stock to Class C Common Stock held by either BA Capital or SWIB and ending with the date on which BA Capital and SWIB (together with their respective Affiliates) each ceases to beneficially own at least five percent (5%) of the aggregate number of shares of all classes of Common Stock held by such entity immediately prior to the consummation of the Offering, the holders of shares of Class C Common Stock shall be entitled to one (1) vote for each share of Class C Common Stock held on the record date therefor on any matter submitted to a vote of the stockholders of the Company.
Except as may be required by law, the holders of shares of Class D Common Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Company.

(b) Voting in General.  The holders of Class A Common Stock and the holders of Class C Common Stock shall vote together, as a single class, on all matters submitted for a vote to the stockholders of the Company.

(c) Consent to Fundamental Action.   The express written consent of Consent Right Holders holding a majority of that number of shares of Class B Common Stock held in the aggregate by all Consent Right Holders shall be required for the taking of any Fundamental Action. Such consent is in addition to the approval required by Section 1(b) of this Article V. The term “Consent Right Holder,” at any given time, means a Person who owns at least one (1) share of Class B Common Stock at such time, and who held at least one (1) share of Class B Common Stock immediately prior to the consummation of the Offering, and who (together with such Person’s Affiliates) beneficially owns at such time a number of shares of the Common Stock of the Company equal to or greater than fifty percent (50%) of the number of shares of Common Stock held by such Person immediately prior to the consummation of the Offering.

SECTION 2.  DIVIDENDS.

After payment of the preferential amounts to which the holders of any shares ranking prior to the Common Stock shall be entitled, the holders of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors of the Company, from funds lawfully available therefor, such dividends as may be declared by the Board of Directors of the Company from time to time. When and as dividends are declared on Common Stock, the holders of shares of each class of Common Stock will be entitled to share ratably in such dividend according to the number of shares of Common Stock held by them; provided, however, that in the case of dividends or other distributions payable on Common Stock in shares of Common Stock, including distributions pursuant to share splits or dividends, only Class A Common Stock will be distributed with respect to Class A Common Stock, only Class B Common Stock will be distributed with respect to Class B Common Stock ~~and~~
,
 only Class C Common Stock will be distributed with respect to Class C Common
Stock, and only Class D Common Stock will be distributed with respect to Class D Common
 Stock. In the event any class of Common Stock is split, divided or combined, each other class of Common Stock simultaneously shall be proportionately split, divided or combined.

SECTION 3.  LIQUIDATION, DISSOLUTION OR WINDING-UP.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts to which the holders of any shares ranking prior to the Common Stock in the distribution of assets shall be entitled upon liquidation, the holders of shares of the Class A Common Stock, the Class B Common Stock ~~and~~
,
 the Class C
Common Stock and the Class D
Common Stock shall be entitled to share pro rata in the remaining assets of the Company in proportion to the respective number of shares of Common Stock held by each holder compared to the aggregate number of shares of Common Stock outstanding.

SECTION 4.  MERGER OR CONSOLIDATION.

In the event of a merger or consolidation of the Company, shares of Class A Common Stock, Class B Common Stock, ~~and~~ Class C
Common Stock and Class D
Common Stock shall be treated identically, except with respect to voting and conversion rights as specifically described in this Article V.

SECTION 5.  CONVERTIBILITY AND TRANSFER.

(a) Conversion of Class B Common Stock.  Each holder of Class B Common Stock is entitled to convert at any time or times all or any part of such holder’s shares of Class B Common Stock into an equal number of shares of Class A Common Stock or an equal number of shares of Class C Common Stock; provided, however, that the prior consent of any governmental authority required under any applicable law, rule, regulation or other governmental requirement to make such conversion lawful shall have first been obtained and provided further, that such holder is not at the time of such conversion a Disqualified Person.

(b) Conversion of Class C Common Stock.  Each holder of Class C Common Stock is entitled to convert at any time or times all or any part of such holder’s shares of Class C Common Stock into an equal number of shares of Class A Common Stock; provided, however, that the prior consent of any governmental authority required under any applicable law, rule, regulation or other governmental requirement to make such conversion lawful shall have first been obtained; and provided further, that such holder is not at the time of such conversion a Disqualified Person. In the event of the death of any Principal or the Disability of any Principal which results in termination of such Principal’s employment with the Company, ~~the shares~~
each share
of Class C Common Stock held by such deceased or disabled Principal or any Related Party or Affiliate of such deceased or disabled Principal shall automatically be converted into one (1) share of Class A Common Stock. The holder of such converted shares shall have no further rights as a holder of Class C Common Stock with respect to such converted shares, but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class C Common Stock have converted pursuant to this

Section 5(b). Such holder shall exchange the certificates representing such converted Class C Common Stock for certificates representing Class A Common Stock.

(a)

Conversion of Class D Common Stock. Each holder of Class D Common Stock is entitled to convert at any time or times all or any part of such holder’s shares of Class D Common Stock into an equal number of shares of Class A Common Stock; provided, however, that the prior consent of any governmental authority required under any applicable law, rule, regulation or other governmental requirement to make such conversion lawful shall have first been obtained; and provided further, that such holder is not at the time of such conversion a Disqualified Person.

(a)
 ~~(c)~~ Transfer of Certain Shares.

A record or beneficial owner of shares of Class B Common Stock, ~~or~~ of Class C Common Stock that at any time was converted from Class B Common Stock
, or of Class D Common Stock
, may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee; provided, however that (i) the prior consent of any governmental authority required under applicable law, rule, regulation or other governmental requirement to make such transfer lawful shall have first been obtained, and (ii) the transferee is not a Disqualified Person. Concurrently with any such transfer, each such transferred share of Class B Common Stock ~~or~~
,
 Class C
Common Stock or Class D
Common Stock shall automatically be converted into one (1) share of Class A Common Stock. The holder of such converted shares shall have no further rights as a holder of Class B Common Stock ~~or~~
,
 Class C
Common Stock or Class D
Common Stock with respect to such converted shares but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class B Common Stock ~~or~~
,
 Class C
Common Stock or Class D
Common Stock have converted pursuant to this Section 5(~~c~~
d
)(i). Such holder shall exchange the certificates representing such converted shares of
Class B Common Stock ~~or~~
,
 Class C Common
Stock or Class D Common
Stock for certificates representing Class A Common Stock.

A record or beneficial owner of shares of Class C Common Stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee; provided, however, that (i) the prior consent of any governmental authority required under applicable law, rule, regulation or other governmental requirement to make such transfer lawful shall have first been obtained, and (ii) the transferee is not a Disqualified Person and provided further, that if the transferee is not an Affiliate or a Related Party of a Principal, then, concurrently with any such transfer, each such transferred share of Class C Common Stock shall automatically be converted into one (1) share of Class A Common Stock. The holder of such converted shares shall have no further rights as a holder of Class C Common Stock with respect to such converted shares but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class C Common Stock have converted pursuant to this Section 5(~~c~~
d
)(ii). Such holder shall exchange the certificates representing such converted Class C Common Stock for certificates representing Class A Common Stock.

(a)
 ~~(d)~~ Condition Precedent to Transfer or Conversion.  As a condition precedent to any transfer or conversion of any shares of Class B Common Stock ~~or~~
,
 Class C
Common Stock or Class D
Common Stock, the transferor shall give the Company not less than five (5) business days
’
 prior written notice of any intended transfer or conversion and the intended transferee or the Person who will hold the converted shares, as applicable,
and
shall promptly provide the Company with any information reasonably requested by the Company to enable the Company to determine whether such intended transferee or holder of converted shares is a Disqualified Person.

(a)	~~(e)~~ Conversion.

Effective Time of Conversion.  The conversion of shares of Class B Common Stock ~~or~~
,
 Class C Common
Stock or Class D Common
Stock, as the case may be, will be deemed to have been effected as of the close of business on the date on which occurs the last to occur of the following events:

The certificate or certificates representing the shares of Class B Common Stock~~or~~
,
 Class C Common
Stock or Class D Common
Stock to be converted have been surrendered to the principal office of the Company with duly executed conversion instructions and, if applicable, transfer instructions;

All information requested by the Company, for the purpose of making the determination contemplated by Section 5(~~d~~
e
) of this Article V, has been provided to the Company and the Company has determined that the intended transferee is not a Disqualified Person; and

All consents contemplated by Section 5(~~c~~
d
)(i) of this Article V have been obtained and evidence thereof satisfactory to the Company has been provided to the Company.

At such time as such conversion has been effected, the rights of the holder of such shares will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Class C Common Stock or Class A Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of the Class C Common Stock or the Class A Common Stock so issuable by reason of the conversion.

Deliveries Upon Conversion.  As soon as possible after a conversion has been effected (but in any event within three (3) business days), the Company will deliver to the converting holder:

a certificate or certificates representing the number of shares of Class A Common Stock or Class C Common Stock issuable by reason of such conversion in such name or names and such denominations as the converting holder has specified; and

a certificate representing any shares of Class B Common Stock ~~or~~
,
 Class C Common
Stock or Class D Common
Stock which were represented by the certificate or certificates delivered to the Company in connection with such conversion but which were not converted.

No Charges.  The issuance of certificates for shares of Class A Common Stock or Class C Common Stock upon conversion of Class B Common Stock~~or~~
,
 Class C Common
Stock or Class D Common
Stock will be made without charge to the holders of such Common Stock for any issuance tax in respect of such issuance or other costs incurred by the Company in connection with such conversion and the related issuance of shares of Class A Common Stock or Class C Common Stock, except for any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the surrendered certificate is registered. Upon conversion of a share of Class B Common Stock~~or~~
,
 Class C
Common Stock or Class D
Common Stock, the Company will take all such actions as are necessary in order to ensure that the Class A Common Stock or Class C Common Stock issued or issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

No Adverse Action.  The Company will not close its books against the transfer of Class A Common Stock or Class C Common Stock issued or issuable upon conversion of Class B Common Stock ~~or~~
,
 Class C
Common Stock or Class D
Common Stock in any manner which interferes with the timely conversion of Class B Common Stock ~~or~~
,
 Class C Common Stock
or Class D Common Stock
.

Sufficient Shares.  The Company shall at all times have authorized, reserved and set aside a sufficient number of shares of Class A Common Stock and Class C Common Stock for the conversion of all shares of Class B Common Stock then outstanding. The Company shall at all times have authorized, reserved and set aside a sufficient number of shares of Class A Common Stock for the conversion of all shares of Class C Common Stock then outstanding.
The Company shall at all times have authorized, reserved and set aside a sufficient number of shares of Class A Common Stock for the conversion of all shares of Class D Common Stock then outstanding.

SECTION 6.  DISQUALIFIED PERSON.

In event that a Person is or becomes a Disqualified Person, such Person shall promptly take any and all actions necessary or required by the FCC to cause such Person to cease being a Disqualified Person, including, without limitation, (i) divesting all or a portion of such Person’s interest in the Company, (ii) making an application to or requesting a ruling from and/or cooperating with the Company in any application to or request for a ruling from the FCC seeking a waiver for or an approval of such ownership, (iii) divesting itself of any ownership interest in any entity which together with such Person’s interest in the Company makes such

Person a Disqualified Person, (iv) entering into a voting trust whereby such Person’s interest in the Company will not make such Person a Disqualified Person, or (v) subject to any Board of Directors vote,
and~~/or~~ vote of Class B Common Stock holders required
for the issuance of additional Class B Common Stock
under Article VII hereof, exchanging such Person’s shares of Common Stock for Class B Common Stock
, or (vi) exchanging such Person’s shares of Common Stock for Class D Common Stock
.

SECTION 7.  LEGEND.

Each Certificate representing shares of Common Stock shall bear a legend setting forth the restrictions on transfer and ownership which apply to the shares represented by such Certificate.

SECTION 8.  DEFINITIONS.

For the purposes of this Certificate of Incorporation, the following capitalized terms shall have the meanings set forth below:

“Affiliate” shall be defined as set forth in Rule 144 promulgated under the Securities Act.

“Applicable Period” shall be defined as set forth in Article VII, Section 1.

“BA Capital” shall mean (i) BA Capital Company, L.P., a Delaware limited partnership and successor in interest to NationsBanc Capital Corp. (“NBCC”), and any entity that is a successor to BA Capital Company, L.P., and (ii) NBCC prior to the time that BA Capital Company, L.P. succeeded to NBCC’s interests.

~~“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person or group of related Persons (a “Group”) (as such terms are used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal, (ii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any Person or Group other than a Principal or Related Party of a Principal becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) of the aggregate voting power of all classes of capital stock of the Company having the right to elect directors under ordinary circumstances, or (iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.~~

“Class A Common Stock” shall be defined as set forth in Article IV.

“Class B Common Stock” shall be defined as set forth in Article IV.

“Class C Common Stock” shall be defined as set forth in Article IV.

‘‘
Class D
 Common Stock” shall be defined as set forth in Article IV.

“Common Stock” shall be defined as set forth in Article IV.

“Communications Act” shall mean the~~Telecommunications~~
Communications
Act of ~~1996~~
1934
, as amended.

“Company” shall mean Cumulus Media Inc., a Delaware corporation.

“Consent Right Holder” shall be defined as set forth in Section 1(c) of this Article V.

~~“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of consummation of the Offering, or (ii) was nominated for election or elected to such Board of Directors with the approval of (x) two-thirds (2/~~

~~3) of the Continuing Directors who were members of such Board at the time of such nomination or election, or (y) two-thirds (2/3) of those Directors who were previously approved by Continuing Directors.~~

“Director” shall mean a member of the Board of Directors of the Company.

“Disability” shall mean the inability of the Principal to perform his duties to the Company on account of physical or mental illness or incapacity for a period of four and one-half (4 1/2) consecutive months, or for a period of one hundred thirty-five (135) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers the Principal.

A Person shall be deemed to be a “Disqualified Person” if (and with respect to any proposed conversion or transfer, after giving effect to such proposed conversion or transfer), the Board of Directors of the Company in good faith determines such Person is (or would be after giving effect to such conversion or transfer), or such Person becomes aware that he or she is (or would be after giving effect to such conversion or transfer), or the FCC determines by a final order that such Person is (or would be after giving effect to such conversion or transfer), a Person who, directly or indirectly, as a result of ownership of Common Stock or other capital stock of the Company or otherwise (i) causes (or would cause) the Company or any of its subsidiaries to violate the multiple, cross-ownership, cross-interest or other rules, regulations, policies or orders of the FCC, (ii) would result in disqualification of the Company or any of its subsidiaries as a licensee of the FCC, or (iii) would cause the Company to violate the provisions with respect to foreign ownership or voting of the Company or any of its subsidiaries as set forth in Section 310(b)(3) or (4) of the Communications Act, as applicable. Notwithstanding the foregoing, if a Person objects in good faith to such determination by written notice to the Company, within ten (10) days of notice by the Company that the Board of Directors of the Company has determined that such Person is a Disqualified Person, the Company and/or such Person shall, when appropriate, apply for a determination by the FCC with respect thereto within ten (10) days of receipt by the Company of notice of such objection. If no determination is made by the FCC within ninety (90) days from the date of such application or if the Company and the Person determine that it is inappropriate to make any application to the FCC, the Company and such Person agree that such determination shall be made by an arbitrator, mutually agreed upon by the Company and such Person. Notwithstanding the foregoing, until a determination is made by the FCC (and such determination becomes a final order) or by the arbitrator, such Person will not be deemed a Disqualified Person.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FCC” shall mean the Federal Communications Commission.

“Fundamental Action” shall mean: (i) any proposed amendment to the Company’s Certificate of Incorporation or By-Laws (other than an amendment required by Section 1 of Article VII hereof);
or
(ii) any ~~proposed merger, consolidation or other business combination involving the Company, or sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any~~ proposed voluntary liquidation, dissolution or termination of the Company~~; or (iv) any proposed transaction resulting in a Change of Control~~.

“Offering” shall mean the underwritten public offering of shares of Class A Common Stock by the Company’s predecessor entity, Cumulus Media Inc., an Illinois corporation, which was consummated on July 1, 1998.

“Person” shall include any individual, entity, or group within the meaning of Section 13(d)(2) of the Exchange Act.

“Preferred Stock” shall be defined as set forth in Article IV.

“Principal” means each of Richard W. Weening and Lewis W. Dickey, Jr.

“Related Party” with respect to any Principal means (a) any spouse or immediate family member of such Principal, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of such Principal and/or other Persons referred to in the immediately preceding clause (a).

“Restricted Actions” shall be defined as any of the following actions by the Company:

(a) Entering into any transaction with any Affiliate of the Company or amending or otherwise modifying any existing agreement with any Affiliate of the Company, other than a transaction with an Affiliate which is on terms no less favorable to the Company than the Company would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company and which is approved, after disclosure of the terms thereof, by a vote of the majority of the Board of Directors of the Company (provided, that any Director who is an interested party or an Affiliate of an interested party to such transaction shall not be entitled to participate in such vote and shall not be counted for the purpose of determining whether a majority of the Board of Directors of the Company has approved such transaction);

(b) Issuing any shares of Class B Common Stock, or any shares of Class C Common Stock other than in a conversion pursuant to Section 5(a) of Article V hereof;
or

~~(c) Acquiring (by purchase or otherwise) or selling, transferring or otherwise disposing of assets having, at the time of disposition, a fair market value in excess of ten percent (10%) of the Company’s Stockholders’ Equity as of the last day of the preceding fiscal quarter for which financial statements are available; or~~

(a) ~~(d)~~ amending, terminating or otherwise modifying any of the foregoing subparagraphs (a)~~through~~
and
(~~c~~
b
) or this subparagraph (~~d~~
c
) or any provision of this Article V governing the voting or conversion rights of the Class B Common Stock or the Class C Common Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended.

~~“Stockholders’ Equity,” as of any date, shall mean the Company’s assets minus its liabilities, as determined in accordance with generally accepted accounting principles and as reflected on the Company’s consolidated balance sheet as of such date.~~

“SWIB” shall mean the State of Wisconsin Investment Board.

ARTICLE VI

TERMS OF PREFERRED STOCK

The Board of Directors is hereby authorized to issue shares of undesignated Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company or any other corporation, and the price or prices or the rates of exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation;

(h) the provisions, if any, of a sinking fund applicable to such series; and

(i) any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all as shall be determined from time to time by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock and set forth in a certificate of designations.

ARTICLE VII

CERTAIN RIGHTS AND OBLIGATIONS
APPLICABLE ONLY DURING BA CAPITAL’S OWNERSHIP

SECTION 1.  RESTRICTED ACTIONS.

Upon the day of issuance (“Order Date”), at any time following the consummation of the Offering, of a final order of the FCC that the granting of a right to BA Capital to designate a Director of the Company pursuant to a stockholders agreement with the holders of Class C Common Stock will not result in BA Capital’s interest being “attributable” under applicable FCC rules, and for so long thereafter (“Applicable Period”) as BA Capital (together with its Affiliates) continues to own not less than fifty percent (50%) of the number of shares of Common Stock held by BA Capital immediately prior to the Offering:

(a) the holders of Class C Common Stock shall have the right, voting as a class, to elect one (1) Director (the “Class C Director”); and

(b) the Company shall not take any Restricted Action without the unanimous vote of the Board of Directors of the Company.

The right of the holders of the Class C Common Stock to elect the Class C Director may be exercised initially either at a special meeting of the holders of Class C Common Stock called as hereafter provided or at any annual meeting of stockholders held for the purposes of electing directors and thereafter at such annual meeting or by the written consent of the holders of Class C Common Stock, until the expiration of the Applicable Period. Effective on the Order Date, the number of Directors constituting the Board of Directors of the Company shall be increased by one (1) without the necessity of any further action by the stockholders or the Board of Directors of the Company, and the By-Laws shall be deemed amended so as to increase the number of members of the Board of Directors effective on the Order Date. Upon the termination of the Applicable Period, the term of office of the Class C Director shall terminate immediately and the number of Directors constituting the Board of Directors of the Company shall be reduced by one (1) without the necessity of any further action by the stockholders or the Board of Directors of the Company, and the By-Laws shall be deemed amended so to decrease the number of members of the Board of Directors effective as of the date of termination of the Applicable Period.

At any time after the Order Date, if such rights to elect a Class C Director shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of holders of record of ten percent (10%) or more of the shares of Class C Common Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of holders of Class C Common Stock. Such meeting shall be held at the earliest practicable date based upon the number of days of notice required for annual meetings of stockholders at the place designated for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the officers of the Company within thirty (30) days after the personal service of such written request upon the Secretary of the Company, or within thirty (30) days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of ten percent (10%) or more of the shares of Class C Common Stock then outstanding may designate in writing any holder of Class C Common Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the number of days of notice required for annual meetings of stockholders and shall be held at the place designated for holding annual meetings of the stockholders of the Company or, if none, at a place designated by such holder. Any holder of Class C Common Stock that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of holders of Class C Common Stock to be called pursuant to the provisions of this Section 1. Notwithstanding the provisions of this section, however, no such special meeting shall be called if any such request is received less than seventy (70) days before the date fixed for the next ensuing annual or special meeting of stockholders. Any action required hereunder to elect a Class C Director may be taken without a meeting if a consent in writing, setting forth the name of the director to be elected, shall be signed by all of the holders of Class C Common Stock outstanding and entitled to vote on the election of the Class C Director. Such consent shall have the same force and effect as the unanimous vote of the holders of the Class C Common Stock.

In case of any vacancy occurring with respect to the Class C Director, such vacancy may be filled only by the affirmative vote of the holders of a majority of the then outstanding shares of Class C Common Stock at a special meeting called as provided above or pursuant to a written consent as provided above.

SECTION 2.  VOTE OF CLASS B COMMON STOCK HOLDERS.

So long as BA Capital (together with its Affiliates) continues to own not less than fifty percent (50%) of the number of shares of Common Stock held by BA Capital immediately prior to the consummation of the Offering, the Company may not take any Restricted Action unless either (a) the membership of the Board of Directors includes a Class C Director and the Class C Director voted in favor of the Restricted Action, or (b) the membership of the Board of Directors does not at the time of approval of the Restricted Action by the Board include a Class C Director and the Restricted Action has been approved by the affirmative vote or consent of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class.

SECTION 3.  EXPIRATION OF RESTRICTIONS.

The restrictions set forth in Section 1 and 2 of this Article VII shall terminate upon expiration of the Applicable Period.

ARTICLE VIII

NO CUMULATIVE VOTING

No holder of any shares of any class of stock of the Company shall be entitled to cumulative voting rights in any circumstances.

ARTICLE IX

NO PRE-EMPTIVE RIGHTS

No stockholders shall have any pre-emptive rights to acquire unissued shares of the Company or securities of the Company convertible into or carrying a right to subscribe to or acquire shares.

ARTICLE X

ELECTION BY WRITTEN BALLOT NOT REQUIRED

Elections of Directors need not be by written ballot except and to the extent provided in the by-laws of the Company.

ARTICLE XI

OFFERS FROM THIRD PARTIES

The Board of Directors of the Company shall consider in good faith any bona fide offer from any third party to acquire any shares of stock or assets of the Company, and shall pursue diligently any transaction determined by the Board of Directors of the Company in good faith to be in the best interests of the Company’s stockholders.

ARTICLE XII

LIMITATION OF LIABILITY OF DIRECTORS

No Director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided, however, that this Article XI shall not eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the Director derived an improper personal benefit, or (v) for any act or omission occurring before the effective date of this Amended and Restated Certificate of Incorporation.

ARTICLE XIII

BOARD OF DIRECTORS

At the 2009 annual meeting of stockholders, the Directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2010 annual meeting of stockholders. At the 2010 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2011 annual meeting of stockholders. At the 2011 annual meeting of stockholders, and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. Directors may be re-elected any number of times. Each Director shall hold office until the election and qualification of his or her successor.

ARTICLE XIV

AMENDMENT OF BY-LAWS

In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Company, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Company may in its by-laws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

FORM OF PROXY CARD
CUMULUS MEDIA INC. 2011 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Lewis W. Dickey, Jr., Joseph P. Hannan and Richard S. Denning (the “Proxies”), and each of them, with the power of substitution to vote, as set forth below, all of the shares of stock of Cumulus Media Inc. (the “Company”) held of record by the undersigned on June 17, 2011, at the Annual Meeting of Stockholders of the Company to be held on July 29, 2011, and at any and all adjournments or postponements thereof, with all powers the undersigned would possess, as if the undersigned was present personally at such Annual Meeting or any adjournments or postponements thereof. The Board of Directors of the Company recommends a vote FOR Proposals 1, 2, 3 and 4.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4. The Proxies are hereby authorized to vote in accordance with their best judgment on any other matter that may properly come before the Annual Meeting and all adjournments or postponements thereof.

CUMULUS MEDIA INC. 2011 ANNUAL MEETING
1.	Proposal to approve an amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation, as described in the Company’s proxy statement.

☐ For	☐ Against	☐ Abstain
2.	Proposal to approve the issuance of shares of the Company’s common stock pursuant to, and as contemplated by, the Exchange Agreement (as defined in the Proxy Statement) relating to Cumulus Media Partners, LLC (“CMP”), and the transactions contemplated thereby.

☐ For	☐ Against	☐ Abstain
3.	Election of Directors:

Lewis W. Dickey Jr.	☐ For	☐ Withhold
Ralph B. Everett	☐ For	☐ Withhold
Eric P. Robison	☐ For	☐ Withhold
David M. Tolley	☐ For	☐ Withhold
4.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

☐ For	☐ Against	☐ Abstain
5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Authorized Signatures–This Section Must be Completed for Your Vote to be Counted–Date and Sign Below
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.

Signature:
Date:

Check appropriate box
Address change? ☐          Name change? ☐
Indicate any changes below: